           As filed with the Securities and Exchange Commission on June 14, 1995
                                                  Registration No. 33-__________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           __________________________

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           __________________________

                         FIRST LIBERTY FINANCIAL CORP.
             (Exact name of registrant as specified in its charter)

     GEORGIA                         6712                       58-1680650
    (State of            (Primary Standard Industrial        (I.R.S. Employer
  Incorporation)          Classification Code Number)     Identification Number)

                               201 SECOND STREET
                              MACON, GEORGIA 31297
                                 (912) 743-0911
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           __________________________

                                 DAVID L. HALL
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                         FIRST LIBERTY FINANCIAL CORP.
                               201 SECOND STREET
                              MACON, GEORGIA 31297
                                 (912) 743-0911
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
           William L. Floyd                      Glenn W. Sturm
           Long, Aldridge & Norman               Nelson Mullins Riley &
           5300 One Peachtree Center               Scarborough L.L.P.
           303 Peachtree Street                  400 Colony Square
           Atlanta, Georgia  30308               Suite 2200
           (404) 527-4010                        1201 Peachtree Street, N.E.
                                                 Atlanta, Georgia  30361
                                                 (404) 817-6106
                           __________________________
         Approximate date of commencement of proposed sale to the public: The exchange of common stock of Tifton Banks, Inc. for Series B 6.0% Cumulative Convertible Preferred Stock of the Registrant will take place upon consummation of the merger of Tifton Banks, Inc. with and into the Registrant. The merger is expected to become effective upon filing of Articles of Merger with the Secretary of State of Georgia following approval of the transaction by the shareholders of Tifton Banks, Inc. and the satisfaction of certain other conditions.
         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                           __________________________

                        CALCULATION OF REGISTRATION FEE

=========================================================================================================================
       Title of Each                                        Proposed                 Proposed
         Class of                                           Maximum                   Maximum                 Amount of
     Securities to be             Amount to                 Offering                 Aggregate               Registration
        Registered              be Registered           Price Per Share*          Offering Price*                Fee
- -------------------------------------------------------------------------------------------------------------------------
       Series B 6.0%           153,920 Shares               $16.288                 $1,694,000                 $584.09
        Cumulative
        Convertible
     Preferred Stock,
       $25.00 stated
      value per share
- -------------------------------------------------------------------------------------------------------------------------
       Common Stock,          183,165 Shares(1)               N/A                       N/A                      N/A
         $1.00 par
      value per share
     to be issued upon
       conversion of
    Series B Preferred
           Stock
=========================================================================================================================

* Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(f), based on the book value as of May 31, 1995 of the securities of Tifton Banks, Inc. to be received by the Registrant in the Merger.
(1) There is also being registered hereunder such indeterminate number of additional shares of Common Stock as may be issuable upon conversion of Series B Preferred Stock pursuant to anti-dilution provisions contained in the Registrant's Articles of Incorporation.

                             ____________________


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                         FIRST LIBERTY FINANCIAL CORP.

                              ____________________

                             CROSS REFERENCE SHEET

                   Pursuant to Item 501(b) of Regulation S-K


                                                                    LOCATION IN JOINT PROXY STATEMENT/
FORM S-4 ITEM NUMBER AND CAPTION                                    PROSPECTUS
- --------------------------------                                    ----------------------------------------
1.    Forepart of Registration Statement                            Front Cover Page of Proxy Statement/
      and Outside Front Cover Page of                               Prospectus
      Prospectus

2.    Inside Front and Outside Back                                 Available Information;
      Cover Pages of Prospectus                                     Incorporation of Certain
                                                                    Information by Reference; Table of
                                                                    Contents

3.    Risk Factors, Ratio of Earnings                               Front Cover Page of Proxy Statement/
      to Fixed Charges and Other Information                        Prospectus; Summary

4.    Terms of the Transaction                                      Front Cover Page; Summary; The
                                                                    Merger; Certain Differences in the Rights of
                                                                    FLFC and TBI Stockholders

5.    Pro Forma Financial Information                               Summary; Pro Forma Combined
                                                                    Financial Data

6.    Material Contacts with the Company                            The Merger
      Being Acquired

7.    Additional Information Required                                    *
      for Reoffering by Persons and
      Parties Deemed to be Underwriters

8.    Interests of Named Experts and                                     *
      Counsel

9.    Disclosure of Commission Position                                  *
      on Indemnification for Securities
      Act Liabilities

10.   Information with Respect to                                        *
      S-3 Registrants

11.   Incorporation of Certain Information                               *
      by Reference

12.   Information with Respect to S-2 or                            Business Information Concerning
      S-3 Registrants                                               FLFC and FLB; Incorporation of
                                                                    Certain Information by Reference

_______________
*  Not applicable

                                                                    LOCATION IN JOINT PROXY STATEMENT/
FORM S-4 ITEM NUMBER AND CAPTION                                    PROSPECTUS
- --------------------------------                                    ------------------------------------------
13.   Incorporation of Certain Information                          Incorporation of Certain Information by
      by Reference                                                  Reference

14.   Information with Respect to                                        *
      Registrants Other Than S-2 or S-3
      Registrants

15.   Information with Respect to S-3                                    *
      Companies

16.   Information with Respect to S-2 or                                 *
      S-3 Companies

17.   Information with Respect to                                   Summary; Tifton Banks, Inc.
      Companies Other Than S-2 or S-3                               Management's Discussion and Analysis
      Companies                                                     of Financial Condition and Results
                                                                    of Operations; Tifton Banks, Inc.
                                                                    Financial Statements

18.   Information if Proxies, Consents                              Front Cover Page of Proxy Statement/
      or Authorizations Are to Be                                   Prospectus; Incorporation of Certain
      Solicited                                                     Information by Reference; Summary; The
                                                                    Special Meeting; The Merger; Ownership of
                                                                    TBI Stock

19.   Information if Proxies, Consents                                   *
      or Authorizations Are Not to Be
      Solicited or in an Exchange Offer

_______________
*  Not applicable

                               TIFTON BANKS, INC.
                                300 COMMERCE WAY
                             TIFTON, GEORGIA 31794


                                                               August [__], 1995
Dear Stockholder:

      You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Tifton Banks, Inc. ("TBI") to be held at the headquarters of TBI, 300 Commerce Way, Tifton, Georgia, at 2:00 p.m., local time on Wednesday, September 13, 1995.

      At this important meeting, you will be asked to consider and vote upon the approval of an Agreement and Plan of Merger dated May 10, 1995 (the "Merger Agreement"), by and among First Liberty Financial Corp. ("FLFC"), First Liberty Bank, a wholly-owned subsidiary of FLFC ("FLB"), TBI and Tifton Bank & Trust Company, a wholly-owned subsidiary of TBI. The Merger Agreement, among other things, provides for the merger (the "Merger") of TBI with and into FLFC, which shall be the surviving corporation in the Merger. If the proposed Merger is consummated, holders of outstanding shares of TBI Common Stock (excluding shares held by stockholders who perfect their dissenters' rights under Georgia law) shall have the right to receive (i) $37.00 in cash per share, (ii) 1.48 shares of FLFC Series B 6.0% Cumulative Convertible Preferred Stock (the "Series B Preferred") per share of TBI Common Stock or (iii) a combination of cash and Series B Preferred. The affirmative vote of the holders of a majority of the shares of TBI Common Stock entitled to vote at the Special Meeting is required for approval of the Merger Agreement and the transactions contemplated thereby.

      Enclosed are the (i) Notice of Special Meeting, (ii) Proxy Statement/Prospectus and (iii) proxy for the Special Meeting. Please review carefully the Proxy Statement/Prospectus which describes in more detail the Merger Agreement and the proposed Merger, including a description of the conditions to consummation of the Merger and the effects of the Merger on the rights of TBI stockholders.

      You are asked to specify on the enclosed proxy the number of your shares of TBI Common Stock that you would like to exchange for cash and the number of shares that you would like to exchange for shares of Series B Preferred in the event the proposed Merger is approved and consummated. As soon as practicable after the Special Meeting, TBI will send to you a letter of transmittal confirming your election and providing instructions for exchanging your TBI stock certificates for cash or Series B Preferred, as appropriate. If you do not specify your election on the proxy, or if you later decide to change your election, you will have the opportunity to make your election on the letter of transmittal. If you have not made your election to exchange your TBI Common Stock for cash and/or Series B Preferred within 15 days of the date of the letter of transmittal you will be deemed to have elected to receive Series B Preferred for all of your shares of TBI Common Stock. Accordingly, it is important that you make your election on the enclosed proxy or promptly after receipt of the letter of transmittal.

      YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF TBI'S STOCKHOLDERS AND THAT THE MERGER IS FAIR TO THE TBI STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW. ACCORDINGLY, YOUR BOARD OF DIRECTORS HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.

      IN VIEW OF THE IMPORTANCE OF THE ACTION TO BE TAKEN, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND TO RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON, EVEN IF YOU PREVIOUSLY RETURNED YOUR PROXY.

      We look forward to seeing you at the Special Meeting.

                                           Sincerely,

                                           /s/ Gary P. Hall

                                           Gary P. Hall
                                           President and
                                           Chief Executive Officer


      TBI STOCKHOLDERS SHOULD NOT SURRENDER OR OTHERWISE ATTEMPT TO EXCHANGE THEIR TBI COMMON STOCK CERTIFICATES FOR SERIES B PREFERRED STOCK CERTIFICATES OR CASH UNLESS AND UNTIL THEY HAVE RECEIVED APPROPRIATE NOTICE AND INSTRUCTIONS FOR EXCHANGE.

                               TIFTON BANKS, INC.
                                300 COMMERCE WAY
                             TIFTON, GEORGIA 31794

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
           To be held at 2:00 p.m. on Wednesday, September 13, 1995

To the Stockholders of Tifton Banks, Inc.:

      NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Tifton Banks, Inc. ("TBI") will be held at the headquarters of TBI, 300 Commerce Way, Tifton, Georgia, at 2:00 p.m., local time, on Wednesday, September 13, 1995, for the following purposes:

      1. The Merger. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of May 10, 1995 (the "Merger Agreement"), by and among First Liberty Financial Corp. ("FLFC"), First Liberty Bank, a wholly-owned subsidiary of FLFC, TBI and Tifton Bank & Trust Company, a wholly-owned subsidiary of TBI, and the consummation of the transactions contemplated thereby. The Merger Agreement provides, among other things, that TBI will merge with and into FLFC (the "Merger") and the shares of TBI Common Stock outstanding immediately prior to the Merger will cease to be outstanding and will be converted into and exchanged for the right to receive (a) $37 in cash per share of TBI Common Stock, (b) 1.48 shares of FLFC Series B 6.0% Cumulative Convertible Preferred Stock per share of TBI Common Stock or (c) a combination of cash and Series B Preferred Stock, all as more fully described in the accompanying Proxy Statement/Prospectus. FLFC will be the surviving corporation in the Merger.

      2. Other Business. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

      Information relating to the above matters is set forth in the accompanying Proxy Statement/Prospectus. A copy of the Merger Agreement is set forth as Appendix A to the Proxy Statement/Prospectus and is incorporated herein by reference.

      Only stockholders of record at the close of business on August 1, 1995, are entitled to receive notice of and to vote at the Special Meeting or any adjournments or postponements thereof. Approval of the Merger Agreement and the consummation of the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the shares of TBI Common Stock entitled to vote at the Special Meeting.

      THE BOARD OF DIRECTORS OF TBI RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.

      Each stockholder of TBI has the right to dissent from the Merger Agreement and demand payment of the fair value of his or her shares of TBI Common Stock if the Merger is consummated. The right of any stockholder to receive such payment is contingent upon strict compliance with the requirements of Article 13 of the Georgia Business Corporation Code (the "GBCC"). The full text of Article 13 of the GBCC is set forth in Appendix B to the Proxy Statement/Prospectus and is incorporated herein by reference. For a summary of the requirements of Article 13 of the GBCC, see "The Merger - Dissenters' Rights" in the accompanying Proxy Statement/Prospectus.

      Even if you plan to attend the Special Meeting, please fill in, date and sign the enclosed proxy card and promptly return it in the enclosed return envelope, which requires no postage if mailed in the United States, to ensure that your shares will be represented at the Special Meeting. If you attend in person, the proxy can be disregarded, if you wish, and you may vote your shares in person.

                                             BY ORDER OF THE BOARD OF DIRECTORS

                                             /s/ Gary P. Hall

                                             Gary P. Hall
                                             President and
                                             Chief Executive Officer

Tifton, Georgia
August [__], 1995

                                PROXY STATEMENT
                                       OF
                               TIFTON BANKS, INC.

                              ____________________

                                   PROSPECTUS
                                       OF
                          FIRST LIBERTY FINANCIAL CORP.

                              ____________________


         This Proxy Statement/Prospectus is being furnished to holders of Common Stock, $10.00 par value per share ("TBI Stock"), of Tifton Banks, Inc., a Georgia corporation ("TBI"), in connection with the solicitation of proxies by the Board of Directors of TBI for use at a Special Meeting of Stockholders to be held at 2:00 p.m., local time, on Wednesday, September 13, 1995, at the headquarters of TBI, 300 Commerce Way, Tifton, Georgia and at any adjournments or postponements thereof (the "Special Meeting").

         The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of May 10, 1995 (the "Merger Agreement"), by and among First Liberty Financial Corp., a Georgia corporation ("FLFC"), First Liberty Bank, a federally chartered savings bank and wholly-owned subsidiary of FLFC ("FLB"), TBI and Tifton Bank & Trust Company, a state chartered commercial bank and a wholly-owned subsidiary of TBI ("Tifton Bank"), and approve the consummation of the transactions contemplated thereby. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference.

         The Merger Agreement provides for, among other things, the merger of TBI with and into FLFC (the "Merger"), with FLFC as the surviving corporation in the Merger. Upon consummation of the Merger, each outstanding share of TBI Stock (excluding shares held by stockholders who perfect their dissenters' rights pursuant to Georgia law ("Dissenting Stockholders")) shall cease to be outstanding and shall, at the option of the holder thereof, be converted into and exchanged for the right to receive either (i) $37 in cash (the "Cash Price") or (ii) 1.48 shares (the "Stock Price") of Series B 6.0% Cumulative Convertible Preferred Stock, $25.00 stated value per share, of FLFC (the "Series B Preferred"). A TBI stockholder may elect to receive the Cash Price for all or part of his shares of TBI Stock or the Stock Price for all or part of his shares of TBI Stock; however, only whole shares may be exchanged for the Cash Price or the Stock Price. No fractional shares of Series B Preferred will be issued in the Merger. Instead, each holder of shares of TBI Stock who would otherwise be entitled to receive a fraction of a share of Series B Preferred shall receive, in lieu of such fractional share, cash (without interest) in an amount equal to such fractional part of a share of Series B Preferred multiplied by $25.

         Notwithstanding the foregoing, the Merger Agreement requires that the holders of 96,000 shares of TBI Stock, including shares held by Dissenting Stockholders, receive cash in exchange for their shares of TBI Stock. In the event that the holders of fewer than 96,000 shares of TBI Stock elect to receive cash (including shares held by Dissenting Stockholders), the Cash Price will be substituted on a pro rata basis for Series B Preferred to increase to 96,000 the number of shares of TBI Stock exchanged for cash. In the event the holders of more than 96,000 of shares of TBI Stock (including shares held by Dissenting Stockholders) elect to receive cash, Series B Preferred will be substituted on a pro rata basis for the Cash Price to decrease to 96,000 the number of shares of TBI Stock exchanged for cash. As a result of these provisions, an aggregate of 104,000 shares of TBI Stock will be converted and exchanged for the Stock Price.

         Holders of TBI Stock are asked to specify on the enclosed proxy card the number of their shares of TBI Stock that they would like to exchange for cash and the number of shares that they would like to exchange for shares of Series B Preferred in the event the proposed Merger is approved and consummated. As soon as practicable after the Special Meeting, TBI will send to holders of TBI Stock a letter of transmittal confirming their election and providing instructions for exchanging their TBI Stock certificates for cash or Series B Preferred, as appropriate. Each TBI stockholder who does not specify his election on the proxy card, or who later decides to change his election, will have the opportunity to make or change his election on the letter of transmittal. If he has not made his election to exchange his TBI Stock for cash or Series B Preferred within 15 days of the date of the letter of transmittal he will be deemed to have elected to receive Series B Preferred for all of his shares of TBI Stock.

         Dividends on the Series B Preferred will accrue at an annual rate of $1.50 per share and will be cumulative from the effective time of the Merger (the "Effective Time"). Dividends will be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year (each a "Dividend Payment Date") commencing on the Dividend Payment Date next following the Effective Time, provided that if the Effective Time is 15 or fewer days prior to the initial Dividend Payment Date, FLFC may defer the initial dividend payment to the second Dividend Payment Date following the Effective Time. Each share of Series B Preferred will be convertible, at the option of the holder thereof, into shares of Common Stock, $1.00 par value per share, of FLFC ("FLFC Stock") at a conversion price of $21.00 per share (equivalent to a conversion rate of approximately 1.19 shares of FLFC Stock for each share of Series B Preferred), subject to adjustment in certain circumstances. FLFC, at its option, may redeem the Series B Preferred at any time on or after January 1, 1997 at the redemption prices set forth in this Proxy Statement/Prospectus, plus accrued and unpaid dividends to the redemption date. The holders of Series B Preferred will have no voting rights except as may be required by applicable law.

         This Proxy Statement/Prospectus also constitutes a prospectus of FLFC relating to 153,920 shares of Series B Preferred issuable to TBI stockholders in the Merger.

         All shares of TBI Stock outstanding immediately before the Effective Time shall, as a result of the Merger, no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any shares of TBI Stock (a "TBI Certificate") shall cease to have any rights with respect thereto, except the right to receive the Cash Price or Stock Price paid in consideration therefor upon the surrender of such certificate, without interest, or, in the case of shares held by Dissenting Stockholders, the rights accorded to such shares under the Georgia Business Corporation Code (the "GBCC"). No fractional shares of Series B Preferred will be issued in connection with the Merger. See "The Merger - No Fractional Shares."

         This Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to stockholders of TBI on or about August [__], 1995.



  THE SERIES B PREFERRED ISSUABLE IN THE MERGER HAS NOT BEEN APPROVED OR DIS-
    APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURI-
     TIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
          STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADE-
             QUACY OF THIS PROXY STATEMENT/PROSPECTUS.  ANY REPRE-
                SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THE SHARES OF SERIES B PREFERRED ISSUABLE IN THE MERGER ARE NOT SAVINGS
          ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS
             ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
            INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.


       The date of this Proxy Statement/Prospectus is August [__], 1995.

                               TABLE OF CONTENTS

                                                                                                          PAGE
                                                                                                          ----
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         5
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . .         6
SUMMARY
      Parties to the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         7
      The Special Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         8
      The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         8
      Market Prices and Dividends on FLFC and TBI Common Stock  . . . . . . . . . . . . . . . . . .        12
      Selected Financial Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        13
THE SPECIAL MEETING
      General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        18
      Record Date; Quorum . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        18
      Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        18
      Solicitation and Revocability of Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . .        18
      Recommendation of TBI's Board of Directors  . . . . . . . . . . . . . . . . . . . . . . . . .        19
THE MERGER
      General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        20
      Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        20
      Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        21
      Election; Exchange of TBI Stock Certificates  . . . . . . . . . . . . . . . . . . . . . . . .        21
      No Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        22
      Management and Operations After the Merger  . . . . . . . . . . . . . . . . . . . . . . . . .        22
      Interests of Certain Persons in the Merger  . . . . . . . . . . . . . . . . . . . . . . . . .        22
      Certain Considerations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        23
      Background of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        24
      Reasons for the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        25
      Certain Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . . . .        25
      Regulatory Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        28
      Summary of Certain Provisions of the Merger Agreement . . . . . . . . . . . . . . . . . . . .        28
      Expenses and Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        30
      Accounting Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        30
      Restrictions on Resales of Series B Preferred . . . . . . . . . . . . . . . . . . . . . . . .        30
      Dissenters' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        31
PRO FORMA COMBINED CONDENSED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . .        33
TIFTON BANKS, INC. MANAGEMENT'S DISCUSSION AND ANALYSIS OF
   FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        39
      Results of Operations for the Three Months Ended March 31, 1995 and 1994  . . . . . . . . . .        39
      Results of Operations for the Years Ended December 31, 1994 and 1993  . . . . . . . . . . . .        41
      Results of Operations for the Year Ended December 31, 1993 and 1992 . . . . . . . . . . . . .        42
      Average Balances and Net Income Analysis  . . . . . . . . . . . . . . . . . . . . . . . . . .        43
      Rate and Volume Analysis  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        44
      Asset/Liability Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        44
      Investment Portfolio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        46
      Loan Portfolio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        47
      Nonperforming Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        48
      Summary of Loan Loss Experience . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        48
      Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        50
      Return on Assets and Stockholders' Equity . . . . . . . . . . . . . . . . . . . . . . . . . .        50
      Liquidity and Capital Resources . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        50
      Commitments and Lines of Credits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        51
      Impact of Inflation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        51
      Current Accounting Issues . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        52

OWNERSHIP OF TBI STOCK
      Security Ownership of Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        53
      Principal Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        54
BUSINESS INFORMATION CONCERNING FLFC AND FLB  . . . . . . . . . . . . . . . . . . . . . . . . . . .        55
DESCRIPTION OF FLFC CAPITAL STOCK
      General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        56
      FLFC Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        56
      Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        56
      Limitation of Personal Liability of Directors and Officers  . . . . . . . . . . . . . . . . .        62
COMPARISON OF STOCKHOLDER RIGHTS
      Authorized Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        63
      Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        63
      Stockholder Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        64
      Anti-Takeover Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        64
      Stockholder Rights Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        66
CERTAIN REGULATORY CONSIDERATIONS
      General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        67
      Federal Savings and Loan Holding Company Regulation . . . . . . . . . . . . . . . . . . . . .        68
      Recent Legislation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        68
      Regulation of FLB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        69
      Taxation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        76
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        77
LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        77
OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        78
TIFTON BANKS, INC. FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       F-1

APPENDICES:
      Appendix A -  Agreement and Plan of Merger dated as of May 10, 1995, by and between FLFC, FLB, TBI and Tifton Bank.
      Appendix B -  Article 13 of the Georgia Business Corporation Code
                    Relating to Rights of Dissenting Stockholders
      Appendix C -  Opinion letter of Coopers & Lybrand L.L.P. with respect to certain federal income tax consequences of the Merger.

                             AVAILABLE INFORMATION

      FLFC has filed with the Securities and Exchange Commission, Washington, D.C. (the "Commission"), a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Series B Preferred to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted pursuant to the rules of the Commission. Statements contained or incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to or incorporated by reference in the Registration Statement, each statement being qualified in all respects by such reference. Such information is available for inspection without charge at, and copies can be obtained at prescribed rates from, the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

      FLFC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

      All information contained herein with respect to FLFC and its subsidiaries has been supplied by FLFC, and all information with respect to TBI and its subsidiaries has been supplied by TBI.

      No person has been authorized to give any information or to make any representation other than those contained or incorporated by reference in this Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by FLFC or TBI. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities to which this Proxy Statement/Prospectus relates shall, under any circumstances, create any implication that there has been no change in the affairs of FLFC, TBI, or any of their respective subsidiaries since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date hereof or thereof. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM: FIRST LIBERTY FINANCIAL CORP., 201 SECOND STREET, MACON, GEORGIA 31297, ATTENTION: DAVID L. HALL, (912) 743-0911. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY SEPTEMBER 6, 1995.

      The following documents filed by FLFC with the Commission (Commission File No. 0-14417) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Proxy Statement/Prospectus:

      (i) FLFC's Annual Report on Form 10-K for the year ended September 30, 1994, a copy of which is being delivered to the TBI stockholders with this Proxy Statement/Prospectus;

      (ii) FLFC's Quarterly Report on Form 10-Q for the three months ended December 31, 1994;

      (iii) FLFC's Quarterly Report on Form 10-Q for the six months ended March 31, 1995, a copy of which is being delivered to the TBI stockholders with this Proxy Statement/Prospectus; and

      (iv) FLFC's Current Reports on Form 8-K dated December 19, 1994, January 10, 1995, March 20, 1995, April 6, 1995, and June 6, 1995, on Form 8-K/A No. 1
dated June 5, 1995 and Form 8-K/A No. 2 dated June 6, 1995.

      Any statement contained herein, in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Proxy Statement/Prospectus to the extent that a statement contained herein, in any supplement hereto or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Proxy Statement/Prospectus, or any supplement hereto.

                                    SUMMARY

      The following Summary does not contain a complete description of all material features of the Merger Agreement or the transactions contemplated thereby and is subject to and qualified in its entirety by reference to the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus, including the Appendices hereto. Stockholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Appendices. As used in this Proxy Statement/Prospectus, the terms "FLFC" and "TBI" refer to such corporations, respectively, and where the context requires, such corporations and their respective subsidiaries.

                             PARTIES TO THE MERGER

 FIRST LIBERTY FINANCIAL CORP. . . . . . .    FLFC is a Georgia corporation and a unitary savings and loan holding
 FIRST LIBERTY BANK                           company headquartered in Macon, Georgia which owns and operates FLB and
 201 SECOND STREET                            FLB's wholly-owned subsidiary, Liberty Mortgage Corporation ("Liberty
 MACON, GEORGIA  31297                        Mortgage").  FLFC reported net income of $6.0 million and $3.8 million for
 (912) 743-0911                               the year ended September 30, 1994 and the six months ended March 31, 1995, respectively.  At March 31, 1995, FLFC had total assets of approximately
                                              $794.1 million, total deposits of approximately $690.8 million and stockholders' equity of approximately $62.6 million.

                                              FLB is a federally chartered stock savings bank based in Macon, Georgia which serves Macon, Savannah, Valdosta and other Georgia cities through its home office and 26 full-service branch offices.  Through Liberty
                                              Mortgage, FLB operates a mortgage banking business in all of its market areas and through correspondent relationships in several southeastern states.  Based on total assets as of March 31, 1995, FLB is the second largest savings association headquartered in Georgia, and FLB's capital as of such date was in excess of all applicable regulatory requirements.  See
                                              "Business Information Concerning FLFC and FLB."

 TIFTON BANKS, INC.  . . . . . . . . . . .    TBI is a Georgia corporation and a bank holding company headquartered in Tifton,
 TIFTON BANK & TRUST COMPANY                  Georgia.  Through its bank subsidiary, Tifton Bank, TBI operates two offices in Tift
 300 COMMERCE WAY                             County, from which it provides a wide range of commercial and retail banking
 TIFTON, GEORGIA  31794                       services.
 (912) 382-5959
                                              For the year ended December 31, 1994, TBI reported net income of approximately
                                              $268,000.  For the three months ended March 31, 1995, TBI reported net income of approximately $124,000.  As of March 31, 1995, TBI had total assets of approximately
                                              $54.4 million, total deposits of approximately $48.5 million and stockholders' equity of approximately $5.1 million.  See "The Merger - Background of the Merger" and
                                              "Tifton Banks, Inc. - Management's Discussion and Analysis of Financial Condition and
                                              Results of Operations."

                                              Based on March 31, 1995 financial information, TBI would have comprised approximately
                                              7% of the surviving entity's total assets, 8% of its stockholder's equity, 6% of its total revenue and 6% of its net income.

                              THE SPECIAL MEETING

 TIME, DATE AND PLACE  . . . . . . . . .   The Special Meeting will be held at 2:00 p.m., local time, on Wednesday,
                                           September 13, 1995 at the headquarters of TBI and Tifton Bank, 300 Commerce
                                           Way, Tifton, Georgia, and at any adjournments or postponements thereof.

 RECORD DATE AND SHARES ENTITLED TO        Holders of record of the TBI Stock at the close of business on August 1,
 VOTE  . . . . . . . . . . . . . . . . .   1995 (the "Record Date") are entitled to notice of and to vote at the
                                           Special Meeting.  At such date and time there were 200,000 shares of TBI
                                           Stock outstanding.

 PURPOSE OF THE SPECIAL MEETING  . . . .   The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby.  See "The Special Meeting" and "The Merger."

 VOTE REQUIRED . . . . . . . . . . . . .   The approval and adoption by the TBI stockholders of the Merger Agreement and the transactions contemplated thereby will require the affirmative vote of the holders of at least a majority of the outstanding shares of TBI
                                           Stock.  As of May 31, 1995, all directors and executive officers of TBI as a group beneficially owned 101,666 shares (50.8%) of the outstanding TBI
                                           Stock.  It is anticipated that each of the directors and executive officers will vote their shares in favor of the Merger Agreement and the transactions contemplated thereby.  Because such individuals own a majority of the outstanding shares of TBI Stock, the Merger Agreement will be adopted and the Merger approved if they vote in favor of the proposal.  The
                                           Merger Agreement and the transactions contemplated thereby do not require the approval of the stockholders of FLFC.  See "The Special Meeting - Vote
                                           Required" and "Ownership of TBI Stock - Principal Stockholders."

                                   THE MERGER

      General. The Merger Agreement provides that TBI shall merge with and into FLFC, with FLFC as the surviving corporation in the Merger. At the Effective Time of the Merger, each holder of outstanding shares of TBI Stock (excluding shares held by Dissenting Stockholders) shall have the right to receive shares of Series B Preferred and/or cash in exchange for his TBI Stock. If the Merger Agreement is approved at the Special Meeting, all required governmental and other consents and approvals are obtained, and all of the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived, the Merger will be consummated. See "The Merger."

      Merger Consideration. The Merger Agreement provides that, at the Effective Time, each outstanding share of TBI Stock (excluding shares held by Dissenting Stockholders) shall cease to be outstanding and shall, at the option of the holder thereof and subject to certain limitations described herein, be converted into and exchanged for the right to receive either (i) the Cash Price or (ii) the Stock Price. A TBI stockholder may elect to receive the Cash Price for some of his shares of TBI Stock and the Stock Price for his remaining shares of TBI Stock; however, whole shares of TBI Stock must be exchanged for the Cash Price or the Stock Price. Pursuant to the Merger Agreement, the Cash Price is $37 per share of TBI Stock and the Stock Price is 1.48 shares of Series B Preferred for each share of TBI Stock.

      Notwithstanding the foregoing, the Merger Agreement requires that the holders of a minimum of 96,000 shares of TBI Stock, including shares held by Dissenting Stockholders, receive cash in exchange for their shares of TBI Stock. In the event that the holders of fewer than 96,000 shares of TBI Stock (including shares held by Dissenting Stockholders) elect to receive cash, the Cash Price will be substituted on a pro rata basis for Series B Preferred to increase to 96,000 the number of shares of TBI Stock exchanged for cash. In the event the holders of more than 96,000 of shares of TBI Stock (including shares held by Dissenting Stockholders) elect to receive cash, Series B Preferred will be substituted on a pro rata basis for the Cash Price to decrease to 96,000 the number of shares of TBI Stock exchanged for cash.

      Description of Series B Preferred. Dividends on the Series B Preferred will accrue at an annual rate of $1.50 per share and will be cumulative from the Effective Time. Dividends will be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year commencing on the Dividend Payment Date next following the Effective Time, provided that if the Effective Time is 15 or fewer days prior to the initial Dividend Payment Date, FLFC may defer the initial dividend payment to the second Dividend Payment Date following the Effective Time. A TBI stockholder will not be entitled to receive dividends on the shares of Series B Preferred until he has surrendered to FLFC his TBI Certificates. See "The Merger - Election; Exchange of TBI Stock Certificates." Each share of Series B Preferred will be convertible, at the option of the holder thereof, into shares of FLFC Stock at a conversion price of $21.00 per share (equivalent to a conversion rate of approximately
1.19 shares of FLFC Stock for each share of Series B Preferred), subject to adjustment in certain circumstances. FLFC, at its option, may redeem the Series B Preferred at any time on or after January 1, 1997 at the redemption prices set forth herein, plus accrued and unpaid dividends to the redemption date. The holders of Series B Preferred will have no voting rights except as may be required by applicable law. See "Description of FLFC Capital Stock - Preferred Stock."

      Reasons for the Merger and Recommendation of the TBI Board of Directors.

      The Board of Directors of TBI, after consideration of relevant business, financial, legal and market factors, approved the Merger Agreement and the transactions contemplated thereby. TBI's Board of Directors did not assign any relative or specific weight to the factors considered, which included:

      (i) The financial terms of the Merger. In this regard, the Board of Directors believes that the Merger consideration is fair to the TBI stockholders based on its current financial condition and future prospects. The Board of Directors also considered the fact that the Series B Preferred will pay a higher cash dividend than currently paid on the TBI Stock and that the Series B Preferred may have a liquid trading market while no active trading market for TBI Stock exists or is expected to develop in the foreseeable future.

      (ii) Comparing TBI's continuing as an independent entity to combining with FLFC, particularly as to stockholder value. The Board considered the benefits that could reasonably be expected to accrue to TBI stockholders from the Merger, including the likelihood of a higher stock price for FLFC's Common Stock or Series B Preferred than would be achieved by TBI operating on an independent basis. Based on a small number of sales of TBI Stock prior to announcement of the FLFC letter of intent, TBI stockholders would receive in the Merger a premium over the prices received in those sales.

      (iii) The non-financial terms and structure of the Merger, in particular, the fact that the Merger qualifies as a tax-free reorganization to the TBI stockholders except in respect of cash received for their TBI Stock.

      (iv) The likelihood of the Merger being approved by the appropriate regulatory authorities.

      (v) The competitive nature of the Tifton financial market, which management believes necessitates the ability to offer a wide range of banking services. Due to capital requirements and added regulatory requirements, TBI is presently unable to provide services it deems necessary to compete effectively in the financial market now provided in Tifton by other financial institutions. The Merger will provide the necessary capital, support personnel and financial services required.

      (vi)          Recent legislative proposals concerning state-wide banking.
                    Those proposals indicate the possibility of changes in the banking system for the State of Georgia which could have a negative impact on stockholder value of an independent bank operating in a non-metropolitan market.

THE BOARD OF DIRECTORS OF TBI RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY. See "The Merger - Reasons for the Merger."

      Effective Time of the Merger. If the Merger is approved by the requisite vote of the TBI stockholders, all required governmental and other consents and approvals are obtained, and the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated and will become effective on the date and at the time that Articles of Merger, reflecting the Merger, are filed with the Secretary of State of the State of Georgia. Assuming satisfaction of all conditions to consummation, the Merger is expected to become effective in September 1995. Both TBI and FLFC have the right to terminate the Merger Agreement should the Merger not be consummated by October 31, 1995. See "The Merger - Effective Time," "The Merger - Summary of Certain Provisions of the Merger Agreement - Amendment, Waiver and Termination" and "The Merger - Conditions to the Merger."

      Election and Exchange of TBI Stock. Holders of TBI Stock are asked to specify on the enclosed proxy card the number of their shares of TBI Stock that the holders would like to exchange for cash and the number of shares that the holders would like to exchange for shares of Series B Preferred in the event the proposed Merger is approved and consummated. As soon as practicable after the Special Meeting, TBI will send to the holders of TBI Stock a letter of transmittal confirming their election and providing instructions for exchanging their TBI Certificates for cash or Series B Preferred, as appropriate. Each TBI stockholder who does not specify his election on the proxy card, or who later decides to change his election, will have the opportunity to make or change his election on the letter of transmittal. If he has not made his election to exchange his TBI Stock for cash and/or Series B Preferred within 15 days of the date of the letter of transmittal he will be deemed to have elected to receive Series B Preferred for all of his shares of TBI Stock. FLFC will not be obligated to deliver the consideration to which any former holder of TBI Stock is entitled until such holder surrenders his TBI Certificate or Certificates for exchange. The TBI Certificate or Certificates so surrendered must be duly endorsed as FLFC may require. TBI STOCKHOLDERS SHOULD NOT SEND THEIR TBI CERTIFICATES WITH THEIR PROXY CARDS. See "The Merger - Election; Exchange of TBI Stock Certificates."

      Comparison of Stockholder Rights. If the proposed Merger is consummated, the stockholders of TBI who receive shares of Series B Preferred will become stockholders of FLFC, and their rights as stockholders will be determined by FLFC's Articles of Incorporation and Bylaws. As such, the holders of Series B Preferred, among other things, will not have any voting rights except as required by applicable law. See "Description of Capital Stock of FLFC - Series B Preferred" and "Comparison of Stockholder Rights."

      Certain Federal Income Tax Consequences. FLFC has received an opinion from Coopers & Lybrand L.L.P., independent accountants, that the Merger qualifies as a tax-free reorganization under Internal Revenue Code (the "Code")
Section 368 (a)(1)(A) for federal income tax purposes. As a tax-free reorganization (i) no gain or loss will be recognized by FLFC, FLB, TBI or Tifton Bank and (ii) no gain or loss will be recognized by the TBI stockholders except in respect of cash received for their TBI Stock. A copy of the opinion from Coopers & Lybrand L.L.P. is attached as Appendix C to this Proxy Statement/Prospectus and is incorporated herein by reference. See "The Merger
- - Certain Federal Income Tax Consequences."

      BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH TBI STOCKHOLDER AND OTHER FACTORS, EACH HOLDER OF TBI STOCK IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISER TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX
LAWS).

      Accounting Treatment. The Merger will be accounted for using "purchase accounting" for financial reporting purposes. See "The Merger - Accounting Treatment."

      Management and Operations After the Merger. Pursuant to the Merger Agreement, at or shortly following the Effective Time, Tifton Bank will merge with and into FLB (the "Bank Merger"), with FLB as the surviving entity in the Bank Merger. Although both TBI and Tifton Bank will cease to exist as separate entities following the Merger and the Bank Merger, the current directors of TBI and Tifton Bank will become members of FLB's Tifton Community Board of Directors (the "Community Board"), an advisory board to be established at the Effective Time. Additionally, Gary P. Hall, the President and Chief Executive Officer of TBI and Tifton Bank, will become a City President of FLB in Tifton. The Board of Directors and management of FLFC and FLB will not change as a result of the Merger or the Bank Merger. See "The Merger - Management and Operations After the Merger" and "The Merger -Interests of Certain Persons in the Merger."

      Interests of Certain Persons in the Merger. Certain members of TBI's management and Board of Directors have interests in the Merger in addition to their interests as stockholders of TBI generally. These include provisions in the Merger Agreement relating to service of TBI's current directors on the Community Board, the execution by Mr. Hall of an employment agreement with FLB, eligibility for certain FLFC employee benefits and provisions for employment of certain other TBI employees. See "The Merger - Management and Operations After the Merger" and "The Merger - Interests of Certain Persons in the Merger."

      Conditions to Consummation. Consummation of the Merger Agreement and the transactions contemplated thereby are subject to a number of conditions, including (i) approval of the Merger Agreement by the TBI stockholders; (ii) receipt of all governmental and other consents and approvals necessary to permit consummation of the Merger, including those of the Office of Thrift Supervision (the "OTS"), the Federal Reserve Board (the "Federal Reserve") and the Georgia Department of Banking and Finance (the "DBF"); (iii) the expiration of all periods for the notification of the exercise of dissenters' rights and no exercise of dissenters' rights by the holders of 5% or more of the outstanding shares of TBI Stock; (iv) the execution by each director of TBI of an agreement (A) to elect to exchange at least 52% of his TBI Stock for Series B Preferred in the Merger, (B) not to sell any Series B Preferred that he receives in the Merger for a period of one year after the Effective Time, (C) to serve as a member of the Community Board for two years and (D) that he will not become a director of any other financial institution doing business in Tift County, Georgia or become the beneficial owner of more than 1% of the stock of a newly formed financial institution located in such county for a period of five years after the Effective Time; and (v) Tifton Bank's loan loss reserve shall not be less than $325,000. See "The Merger - Conditions to Consummation of the Merger" and "The Merger - Amendment, Waiver and Termination."

      Regulatory Approvals. The Merger is subject to the prior approval (or waiver of the approval requirements) by the OTS, Federal Reserve and DBF. FLFC anticipates that it will receive the requisite approvals or waivers from each of these agencies prior to the Special Meeting. See "The Merger - Regulatory Approvals."

      Conduct of Business Pending the Merger. TBI and Tifton Bank have agreed in the Merger Agreement to, among other things, operate its business only in the ordinary course in accordance with prior practices and to take no action that would adversely affect its ability to perform its covenants and agreements under the Merger Agreement. In addition, TBI and Tifton Bank have agreed not to take certain actions relating to the operation of TBI or Tifton Bank pending consummation of the Merger without the prior written consent of FLFC, except as otherwise permitted by the Merger Agreement, including, among other things:
(i) increase any salaries, wages or employee benefits or hire, commit to hire or terminate any employee, (ii) issue, sell, redeem, purchase or otherwise acquire or make any changes in its issued and outstanding capital stock or issue any rights to purchase its capital stock or any security convertible into its capital stock or declare any dividend or make any other distribution with respect to its capital stock, or (iii) solicit, entertain any offer for, or sell or agree to sell, or participate in any business combination with respect to, any of the shares of its capital stock or all or substantially all of its assets. See "The Merger - Conduct of Business Pending the Merger."

      Termination. The Merger Agreement may be terminated at any time prior to the Effective Time by mutual consent of TBI and FLFC. In addition, the Merger Agreement may be terminated prior to the Effective Time by either FLFC or TBI if (i) the other party fails to perform in any material respect its agreements contained in the Merger Agreement prior to the Effective Time, (ii) the other party materially breaches any of its representations, warranties or covenants contained in the Merger Agreement and fails to timely cure such breach or (iii) if any court, governmental or regulatory authority takes any action which prohibits or restrains either party from consummating the Merger, or by FLFC or FLB if the Merger is not consummated by October 31, 1995. See "The Merger - Summary of Certain Provisions of the Merger Agreement."

      Dissenters' Rights. Under Georgia law, record holders of TBI Stock who prior to the TBI stockholder vote on the Merger, properly demand their right to dissent and vote against or abstain from voting on the Merger have the right to obtain a cash payment for the "fair value" of their shares of TBI Stock (excluding any element of value arising from the accomplishment or expectation of the Merger). In order to exercise such rights, Dissenting Stockholders must comply with the requirements of Article 13 of the GBCC, a description of which is provided in "The Merger - Dissenters' Rights" and the full text of which is attached to this Proxy Statement/Prospectus as Appendix B.

      Resales of Series B Preferred. The FLFC Series B Preferred issued in connection with the Merger will be freely transferable by the holders of such shares, except for those holders who may be deemed to be "affiliates" (generally including directors, certain executive officers, and 10% or more stockholders) of TBI or FLFC under applicable federal securities laws. Each director of TBI has agreed not to sell the shares of Series B Preferred that he receives in connection with the Merger for a period of one year from the Effective Time. There currently is no established trading market for shares of Series B Preferred, and although the shares to be issued in the Merger have been registered or are exempt from registration under applicable securities laws, no assurance can be given that a liquid market will develop in the future or that quotations for the Series B Preferred will be available. FLFC intends to file an application to list the Series B Preferred on the Nasdaq SmallCap Market. However, FLFC has not met all of the criteria for listing the Series B Preferred on the Nasdaq SmallCap Market. No assurances can be given that FLFC will meet the listing criteria or that the Series B Preferred will be listed on the Nasdaq SmallCap Market. See "The Merger - Restrictions on Resales of Series B Preferred."

MARKET PRICES AND DIVIDENDS ON FLFC AND TBI COMMON STOCK

    The FLFC Stock is listed and traded on The Nasdaq National Market under the symbol "FLFC". The following table sets forth the high and low last sale prices per share of FLFC Stock on The Nasdaq National Market, and the dividends declared per share of FLFC Stock, FLFC Series A Preferred Stock and Series B Preferred, for the periods indicated. FLFC has paid all declared dividends except that the dividends declared during the third quarter of 1995 are payable on July 1, 1995.

                                   SALE PRICES PER        DIVIDENDS DECLARED    DIVIDENDS DECLARED      DIVIDENDS DECLARED
                                      SHARE OF               PER SHARE OF        PER SHARE OF FLFC       PER SHARE OF FLFC
 FISCAL YEAR ENDED                      FLFC                     FLFC                 SERIES A               SERIES B
   SEPTEMBER 30,                    COMMON STOCK            COMMON STOCK         PREFERRED STOCK(1)     PREFERRED STOCK(2)
 -----------------            ------------------------      ------------         ---------------        ---------------
                               HIGH               LOW
                               ----               ---
1993
First Quarter . . . . . . .   $ 9.75           $ 8.50             -
Second Quarter  . . . . .      10.50             8.75             -                       $0.24
Third Quarter . . . . . .      13.00             9.75             -                        0.48
Fourth Quarter  . . . . .      16.50            12.50             -                        0.48

1994
First Quarter . . . . . . .   $16.50           $14.50            $0.08                    $0.48
Second Quarter  . . . . .      15.75            13.75             0.08                     0.48
Third Quarter . . . . . . .    15.25            13.00             0.08                     0.48
Fourth Quarter  . . . . . .    15.50            13.25             0.08                     0.48

1995
First Quarter   . . . . . .   $14.25           $12.75            $ .10                    $ .48                   $.12
Second Quarter  . . . . . .    13.75            13.00              .10                      .48                    .38
Third Quarter (through
  June 9) . . . . . . . . .    18.50            13.25              .10                      .48                    .38

__________________
(1) FLFC issued the outstanding shares of Series A 7.75% Cumulative Convertible Preferred Stock on February 16, 1993 and has declared and paid all accrued dividends as and when due and payable.
(2) FLFC issued the outstanding shares of Series B Preferred on December 2, 1994 and has declared and paid all accrued dividends as and when due and payable.

         On March 15, 1995, the last trading day prior to public announcement that FLFC and TBI entered into a non-binding letter of intent with respect to the Merger, the last reported sale price per share of FLFC Stock on The Nasdaq National Market was $13.25. On June 9, 1995, the last reported sale price per share of FLFC Stock on The Nasdaq National Market was $18.00.

         There is no established public trading market for the TBI Stock. Trading of the TBI Stock has been sporadic and generally is confined to the Tifton, Georgia area. Management of TBI does not maintain a record of the sales prices of trades of TBI Stock. TBI had 381 stockholders of record as of August 4, 1994. TBI paid dividends of $.25, $.30 and $.60 per share during the years ended December 31, 1992, 1993 and 1994, respectively.

                            SELECTED FINANCIAL DATA

         Selected Financial Data of FLFC. The following table sets forth selected historical financial data of FLFC and has been derived from and should be read in conjunction with FLFC's Annual Report on Form 10-K and the audited consolidated financial statements of FLFC for the three years ended September 30, 1994, and FLFC's Quarterly Report on Form 10-Q and the unaudited interim consolidated financial statements of FLFC for the six months ended March 31, 1995, including the respective notes thereto, which are incorporated by reference herein. See "Incorporation of Certain Information by Reference."
The interim financial data is unaudited but reflects all adjustments which, in the opinion of management, are necessary for a fair presentation. All adjustments reflected in the interim financial data are of a normal recurring nature. Interim results for the six months ended March 31, 1995, are not necessarily indicative of the results to be expected for the full year.

                                                                                                        SIX MONTHS ENDED
                                                         YEARS ENDED SEPTEMBER 30,                          MARCH 31,
                                         --------------------------------------------------------     --------------------
                                           1990       1991         1992        1993        1994         1994        1995
                                         --------   --------     --------    --------    --------     --------    --------
                                                          (In thousands, except per share data and ratios)
INCOME STATEMENT DATA:
  Net interest income . . . . . . . .    $ 21,855   $ 18,487     $ 20,014    $ 22,229    $ 23,445     $ 11,308    $ 13,513
  Provision for loan losses . . . . .       8,037      3,358        3,950       1,979       1,500          750         600
  Noninterest income, excluding
    gains and losses on asset sales .       7,041      4,280        3,160       4,766       6,055        3,094       3,085
  Gains (losses) on sale of loans and
    mortgage-backed and investment
    securities  . . . . . . . . . . .         493         10       (1,319)      1,190         461          666          17
  Gain on sale of servicing rights  .           -      1,725        5,424       3,321       3,367        1,374         817
  Gain on sale of other assets  . . .       1,094          -            -           -           -            -           -
  Noninterest expense . . . . . . . .      27,071     19,439       20,996      22,175      23,029       11,552      11,052
  Income (loss) before income
    taxes, accounting changes and
    extraordinary items . . . . . . .      (4,625)     1,705        2,333       7,352       8,799        4,140       5,780
                                         --------   --------     --------    --------    --------     --------    --------
  Net income (loss) . . . . . . . . .    $ (5,570)  $  5,353     $  2,831    $  4,212    $  6,049     $  2,757    $  3,792

PER COMMON SHARE DATA:
  Net income (loss), fully diluted  .    $  (2.81)  $   1.96     $   0.94    $   1.16    $   1.50     $    .69    $    .91
  Cash dividends  . . . . . . . . . .           -          -            -           -         .32          .16         .20
  Book value  . . . . . . . . . . . .       12.70      11.94        12.91       14.09       14.92        14.45       15.75
  Tangible book value . . . . . . . .       10.79      10.77        11.84       12.80       13.76        13.21       12.58
  Weighted average common shares
    outstanding, fully diluted  . . .       1,981      3,376        3,039       3,687       4,049        4,052       4,156

BALANCE SHEET DATA (PERIOD END):
  Total assets  . . . . . . . . . . .    $736,709   $713,209     $679,376    $728,248    $693,205     $707,441    $794,100
  Loans (1) . . . . . . . . . . . . .     526,010    495,748      469,207     465,491     487,315      479,615     548,640
  Non-performing assets (excluding
    troubled debt restructurings) . .      40,450     39,427       22,647      20,460      14,951       17,412       9,150
  Loans, investments and securities
    available-for-sale (2)  . . . . .      99,895    131,268      125,147     195,668     161,405      172,549     191,264
  Investments and securities
    held-for-investment . . . . . . .      37,377      8,308       11,637           -           -            -           -
  Deposits  . . . . . . . . . . . . .     533,561    527,835      495,229     546,859     562,113      555,126     690,808
  Stockholders'  equity . . . . . . .      25,154     35,550       38,453      53,884      56,391       54,962      62,595

                                                                                                         SIX MONTHS ENDED
                                                          YEARS ENDED SEPTEMBER 30,                          MARCH 31,
                                          ---------------------------------------------------------     -------------------
                                            1990        1991        1992         1993        1994         1994       1995
                                          --------    --------    --------     --------    --------     --------   --------
                                                          (In thousands, except per share data and ratios)
PERFORMANCE RATIOS:
  Return on average assets  . . . . .      (0.61) %     0.73 %       0.40 %      0.60 %      0.86 %       0.77 %*    1.01 %*
  Return on average equity  . . . . .     (17.32)      18.50         7.60        8.96       10.98        10.10 *    12.84 *
  Interest rate spread  . . . . . . .       3.10        3.13         3.21        3.58        3.70         3.52 *     3.89 *
  Net interest margin (3) . . . . . .       2.68        2.83         3.15        3.57        3.72         3.54 *     3.93 *
  Efficiency (4)  . . . . . . . . . .      88.56       77.20        72.26       67.66       66.60        69.30      62.34
  Earnings to fixed charges: (5)
    Excluding interest on deposits  .          -        1.13 x       1.23 x      1.99 x      2.65 x       2.38 x     2.87 x
    Including interest on deposits  .          -        1.03 x       1.06 x      1.25 x      1.35 x       1.32 x     1.38 x

ASSET QUALITY RATIOS:
  Allowance for loan losses to
    period end loans (1)(6) . . . . .       1.38 %      0.97 %       1.19 %      1.30 %      1.15 %       1.17 %     1.25 %
  Allowance for loan losses to
    period end non-performing
      loans(1)(6) . . . . . . . . . .      41.39       76.02       158.06       97.55      124.51       105.41     387.26
  Non-performing assets to period
    end loans and foreclosed
    properties (1)(6) . . . . . . . .       7.27        7.37         4.58        4.21        2.97         3.51       1.62
  Non-performing assets to period
    end total assets  . . . . . . . .       5.49        5.53         3.33        2.81        2.16         2.46       1.15
  Net charge-offs (recoveries) to
    average loans . . . . . . . . . .       0.50        1.06         0.57        0.60         .38          .47 *     (.08) *

CAPITAL AND LIQUIDITY:
  Tangible capital to adjusted
    total assets (7)  . . . . . . . .       3.15 %      4.34 %       5.07 %      5.34 %      6.26 %       5.78 %     5.77 %
  Core capital to adjusted total
    assets (7)  . . . . . . . . . . .       3.49        4.66         5.36        5.59        6.57         6.11       6.03
  Core capital to risk-based
    assets (7)  . . . . . . . . . . .       4.65        6.10         6.95        7.66        9.14         8.44       8.59
  Risk-based capital to risk-based
    assets (7)  . . . . . . . . . . .       9.38        9.17        10.32       10.92       12.61        11.80      11.92
  Average equity to average assets  .       3.54        3.97         5.26        6.70        7.82         7.63       7.83
  Loans to deposits (1) . . . . . . .      98.58       93.92        94.75       85.12       86.69        86.40      79.42

____________________

*        Annualized.
(1)      Excludes loans available-for-sale.
(2) Includes loans, investments and mortgage-backed securities available-for-sale and cash and cash equivalents.
(3)      Net interest income divided by average earning assets
(4) Computed by dividing non-interest expense less provision for real estate losses and nonrecurring items by the sum of net interest income before provision for loan losses and non-interest income excluding nonrecurring items.
(5)      The ratio of earnings to fixed charges has been determined by dividing
         (a) income before taxes and fixed charges by (b) total fixed charges. Fixed charges consist of interest expense (both excluding and including interest on deposits) and amortization of debt expense. No portion of rental expense could be demonstrated to be representative of the interest factor, and therefore none is included in fixed charges. The dollar amount of coverage deficiency for the fiscal year ended September 30, 1990 was $4.6 million.
(6) Loans before allowance for losses, deferred loan fees and unearned income.
(7) The information presented is on a FLB-only basis and is not consolidated.

         Selected Financial Data of TBI. The following table sets forth selected historical financial data of TBI and has been derived from and should be read in conjunction with, and is qualified in its entirety by, the Consolidated Financial Statements of TBI for the three years ended December 31, 1994, and the notes thereto included elsewhere herein. The interim financial data is unaudited but reflects all adjustments which, in the opinion of management of TBI, are necessary for a fair presentation. All adjustments reflected in the interim financial data are of a normal recurring nature. Interim results for the three months ended March 31, 1995, are not necessarily indicative of the results to be expected for the full year.

                                                                                                       THREE MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,                          MARCH 31,
                                         --------------------------------------------------------     --------------------
                                           1990       1991         1992        1993        1994         1994        1995
                                         --------   --------     --------    --------    --------     --------    --------
                                                         (In thousands, except per share data and ratios)
INCOME STATEMENT DATA:
  Net interest income . . . . . . . .     $ 1,517    $ 1,729      $ 1,906     $ 1,931     $ 2,102      $   485     $   551
  Provision for loan losses . . . . .         188        129          499         217          61           16          35
  Noninterest income, excluding
    gains on asset sales  . . . . . .         226        301          421         439         375           87         103
  Gains (losses) on sale of loans and
    mortgage-backed and invest-
    ment securities . . . . . . . . .          10       (143)         (10)         55          -            -            -
  Noninterest expense . . . . . . . .       1,147      1,366        1,632       1,667       1,929          427         434
  Income Taxes  . . . . . . . . . . .         135        146           75         136         219           46          61
                                          -------    -------      -------     -------     -------      -------     -------
  Net income  . . . . . . . . . . . .     $   283    $   246      $   111     $   405     $   268      $    83     $   124

PER COMMON SHARE DATA:
  Net income, fully diluted . . . . .     $  1.42    $  1.23      $   .56     $  2.03     $  1.34      $   .42     $   .62
  Cash dividends  . . . . . . . . . .           -        .25          .25         .30         .60            -           -
  Book value  . . . . . . . . . . . .       21.89      22.87        23.17       24.90       24.97        25.31       25.67
  Weighted average common shares
    outstanding, fully diluted  . . .         200        200          200         200         200          200         200

BALANCE SHEET DATA (PERIOD END):
  Total assets  . . . . . . . . . . .     $54,409    $56,976      $52,812     $50,454     $53,695      $49,788     $54,399
  Loans   . . . . . . . . . . . . . .      37,242     40,541       34,282      32,179      35,885       34,256      36,940
  Non-performing assets (excluding
    troubled debt restructurings) . .          93        316          399         186         401           71         346
  Mortgage-backed securities
    held-for-investment . . . . . . .       3,454      3,674        1,360         530           -            -           -
  Deposits  . . . . . . . . . . . . .       8,713     51,098       47,256      42,496      48,293       44,311      48,541
  Stockholders' equity  . . . . . . .       4,377      4,573        4,635       4,979       4,994        5,059       5,133

PERFORMANCE RATIOS:
  Return on average assets  . . . . .         .42 %      .30 %        .14 %       .53 %       .36 %        .89 %       .57 %*
  Return on average equity  . . . . .        6.69       5.64         2.59        8.58        5.70         8.43 *      5.23 *
  Interest rate spread  . . . . . . .        3.49       3.74         4.85        3.57        3.79         3.48        3.91
  Net interest margin (1) . . . . . .        3.53       3.33         3.95        4.24        4.49         4.19        4.60
  Efficiency (2)  . . . . . . . . . .       73.13      80.13        73.67       74.35       79.25        82.69       75.69

                                                                                                         THREE MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,                          MARCH 31,
                                           --------------------------------------------------------     --------------------
                                             1990       1991         1992        1993        1994         1994        1995
                                           --------   --------     --------    --------    --------     --------    --------
                                                           (In thousands, except per share data and ratios)
ASSET QUALITY RATIOS:
  Allowance for loan losses to
    period end loans (3)  . . . . . .         .88 %      .80 %       1.08 %      1.24 %      1.13 %       1.24 %      1.19 %
  Allowance for loans losses to
    period end non-performing loans(3)       3.51       1.03          .93        2.15        1.00         6.01        1.28
  Non-performing assets to period
    end loans and foreclosed
    properties (3)  . . . . . . . . .         .25        .78         1.16         .37         .34          .21         .00
  Non-performing assets to period
    end total assets  . . . . . . . .         .17        .55          .76         .24         .23          .14         .62
  Net charge-offs to average loans  .         .25        .33         1.21         .56         .17          .13 *       .02 *

CAPITAL AND LIQUIDITY:
  Average equity to average assets  .        8.87 %     8.04 %       8.39 %      9.33 %      9.58 %      10.01 %      9.37 %
  Loans to deposits . . . . . . . . .       76.45      79.34        72.55       75.72       74.31        77.31       76.10

____________________

*        Annualized.
(1)      Net interest income divided by average earning assets.
(2) Computed by dividing non-interest expense less non-recurring extraordinary items by the sum of net interest income and non-interest income, net of gains and losses on sales of assets.
(3) Loans before allowance for losses, deferred loan fees and unearned income.

         Selected Pro Forma Combined Condensed Financial Data. The following table sets forth unaudited selected pro forma combined condensed financial data of FLFC after giving effect to the Merger and completed acquisitions (described under "Pro Forma Condensed Financial Data") accounted for under the purchase method as of October 1, 1993 for income statement data and as of March 31, 1995 for balance sheet data. Pro forma combined condensed information is provided assuming 96,000 shares of TBI Stock are exchanged for the Cash Price and 104,000 shares are exchanged for the Stock Price. The pro forma combined condensed financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger and completed acquisitions had been consummated on the dates indicated, nor is it necessarily indicative of future operating results or financial position. The pro forma combined condensed financial data has been derived from and should be read in conjunction with the pro forma combined condensed financial data, including the notes thereto, appearing elsewhere herein. See "Pro Forma Combined Condensed Financial Data."

                                                     YEAR ENDED                          SIX MONTHS ENDED
                                                 SEPTEMBER 30, 1994                       MARCH 31, 1995
                                                 ------------------                       --------------
                                                          (In thousands, except per share data)
INCOME STATEMENT DATA:
  Net interest income . . . . . . . . . .              $29,808                               $ 15,832
  Provision for loan losses . . . . . . .                1,753                                    645
  Noninterest income  . . . . . . . . . .               10,642                                  4,262
  Noninterest expense . . . . . . . . . .               27,906                                 13,028
  Income before income taxes and
    extraordinary item  . . . . . . . . .               10,791                                  6,421
  Income before extraordinary
    item  . . . . . . . . . . . . . . . .                7,302                                  4,193

PER COMMON SHARE DATA:
  Income before extraordinary item,
    fully diluted . . . . . . . . . . . .                $1.66                               $   0.97
  Book value  . . . . . . . . . . . . . .                                                       15.75
  Tangible book value . . . . . . . . . .                                                       11.65
  Weighted average common shares
    outstanding, fully diluted  . . . . .                4,410                                  4,401

BALANCE SHEET DATA (PERIOD END):
  Total assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                $847,409
  Loans, net  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 589,886
  Investments and mortgage-backed
    securities, available for sale  . . . . . . . . . . . . . . . . . . . . .                 165,271
  Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 739,349
  Total stockholders' equity  . . . . . . . . . . . . . . . . . . . . . . . .                  66,443

                              THE SPECIAL MEETING

GENERAL

         This Proxy Statement/Prospectus is being furnished by TBI to its stockholders in connection with the solicitation of proxies by the Board of Directors of TBI from holders of the outstanding shares of TBI Stock for use at the Special Meeting to be held at the headquarters of TBI and Tifton Bank, 300 Commerce Way, Tifton, Georgia at 2:00 p.m., local time, on Wednesday, September 13, 1995, and at any adjournments or postponements thereof. The purpose of the Special Meeting is to consider and vote upon a proposal to approve and authorize the Merger Agreement and consummation of the transactions contemplated thereby, and to transact such other business as may properly come before the Special Meeting. This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of TBI on or about August [__], 1995.

         This document is also being furnished by FLFC to the stockholders of TBI as a Prospectus in connection with the issuance by FLFC of shares of Series B Preferred in connection with the Merger.

RECORD DATE; QUORUM

         The Board of Directors of TBI has fixed the close of business on August 1, 1995 as the Record Date for determining the TBI stockholders entitled to receive notice of and to vote at the Special Meeting. Only holders of record of TBI Stock as of the Record Date are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 200,000 shares of TBI Stock issued and outstanding and held by record holders. Holders of TBI Stock are entitled to one vote on each matter considered and voted on at the Special Meeting for each share of TBI Stock held of record at the close of business on the Record Date. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of TBI Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Abstentions will be counted as shares present for purposes of determining the presence of a quorum. "Broker non-votes" will not be counted as shares present for purposes of determining the presence of a quorum. However, because the approval of a majority of the outstanding shares of TBI Stock is required to approve and adopt the Merger Agreement and the consummation of the transactions contemplated thereby, both abstentions and "broker non-votes" will have the effect of a vote "AGAINST" the proposal.

VOTE REQUIRED

         Approval of the Merger Agreement and consummation of the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the outstanding shares of TBI Stock entitled to vote thereon at the Special Meeting. The Merger Agreement and the consummation of the transactions contemplated thereby do not require the approval of the stockholders of FLFC.

         As of the Record Date, TBI's directors and executive officers, and their affiliates, held approximately 50.8% of the outstanding shares of TBI Stock entitled to vote at the Special Meeting. It is anticipated that the directors and executive officers of TBI will vote their shares in favor of the Merger Agreement and the transactions contemplated thereby. Because such individuals own a majority of the outstanding shares of TBI Stock, the Merger Agreement will be adopted and the Merger approved if they vote in favor of the Merger Agreement and consummation of the transactions contemplated thereby. As of the Record Date, FLFC's directors and executive officers, and their affiliates, held no shares of TBI Stock.

SOLICITATION AND REVOCABILITY OF PROXIES

         Shares of TBI Stock represented by properly executed proxies, if such proxies are received in time and are not revoked, will be voted and will be voted in accordance with the instructions indicated on the proxies. IF NO

INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, AND AS DETERMINED BY A MAJORITY OF THE MEMBERS OF THE TBI BOARD OF DIRECTORS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING. ANY HOLDER OF TBI STOCK WHO RETURNS A SIGNED PROXY BUT FAILS TO PROVIDE INSTRUCTIONS AS TO THE MANNER IN WHICH SUCH HOLDER'S SHARES ARE TO BE VOTED WILL BE DEEMED TO HAVE VOTED "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, AND WILL NOT BE ENTITLED TO ASSERT DISSENTERS' RIGHTS.

         A TBI stockholder who has given a proxy may revoke it at any time before it is voted by (i) giving written notice of revocation to the Secretary of TBI, (ii) properly submitting to TBI a duly executed proxy bearing a later date or (iii) voting in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to TBI as follows: Tifton Banks, Inc., 300 Commerce Way, Tifton, Georgia, 31794, Attention: Kay M. Barfield, Corporate Secretary. A proxy appointment will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with TBI's Corporate Secretary or other person responsible for tabulating votes on behalf of TBI.

         Holders of TBI Stock have the right to dissent to the Merger and demand appraisal of, and obtain payment for, the "fair value" of their shares of TBI Stock by following the procedures prescribed in Article 13 of the GBCC, a copy of which is attached as Appendix B hereto, and is summarized under "The Merger - Dissenters' Rights" herein. Failure to take any of the steps required under Article 13 on a timely basis would result in the loss of dissenters' rights. Because a proxy which does not contain voting instructions will, unless revoked, be voted "FOR" approval and adoption of the Merger Agreement and the transactions contemplated thereby, a holder of shares of TBI Stock who votes by proxy and who wishes to exercise his dissenters' rights must, after notifying TBI in writing of his intention to dissent, either (i) vote "AGAINST" the approval and adoption of the Merger Agreement and the transactions contemplated thereby or (ii) abstain from voting on the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

         In addition to solicitation of proxies by use of the mails, proxies may be solicited by directors, officers and employees of TBI in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements also will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries.

         The expense of soliciting proxies for the Special Meeting will be paid for by TBI, although FLFC and TBI have agreed to share the cost of preparing and mailing this Proxy Statement/Prospectus.

RECOMMENDATION OF TBI'S BOARD OF DIRECTORS

         The Board of Directors of TBI has adopted and approved the Merger Agreement, approved the transactions contemplated thereby, and believes the Merger is in the best interest of TBI and its stockholders. Accordingly, the Board of Directors recommends that stockholders of TBI vote "FOR" approval of the Merger Agreement and the consummation of the transactions contemplated thereby. See "The Merger - Reasons for the Merger" and "The Merger - Opinion of TBI's Management."

                                   THE MERGER

GENERAL

         The following sets forth a summary of the material terms of the Merger Agreement and the transactions contemplated thereby. This description does not purport to be complete and is qualified in its entirety by reference to the Exhibits hereto, including the Merger Agreement, a copy of which is set forth in Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. All stockholders are urged to read the Exhibits in their entirety.

         The Merger Agreement provides that at the Effective Time TBI shall merge with and into FLFC, with FLFC as the surviving corporation in the Merger. The Merger Agreement and the transactions contemplated thereby are subject to the satisfaction or waiver of certain conditions.

MERGER CONSIDERATION

         At the Effective Time, each outstanding share of TBI Stock shall cease to be outstanding and will, at the option of the holder thereof (excluding shares held by Dissenting Stockholders), be converted into and exchanged for the right to receive either the Cash Price or the Stock Price. A TBI stockholder may elect to receive the Cash Price for some of his shares of TBI Stock and the Stock Price for the balance of his shares of TBI Stock; however, whole shares of TBI Stock must be exchanged for the Cash Price or the Stock Price.

           Pursuant to the Merger Agreement, the Cash Price is $37 per share of TBI Stock exchanged for the Cash Price and the Stock Price is 1.48 shares of Series B Preferred for each share of TBI Stock exchanged for the Stock Price. For purposes of determining the Stock Price, the value of the 1.48 shares of Series B Preferred was deemed to be $37 (1.48 multiplied by the $25 stated value per share of the Series B Preferred). However, because there currently is no trading market for the Series B Preferred, no assurances can be given that the actual market value of the Series B Preferred will equal the stated value of such shares or that a liquid trading market will develop in the future. See "- Restrictions on Resales of Series B Preferred" and "Description of FLFC Capital Stock - Preferred Stock." The Cash Price and the stated value of the Stock Price equals 1.44 times the book value per share of the TBI Stock as of March 31, 1995.

         The Merger Agreement requires that the holders of 96,000 shares of TBI Stock, including shares held by Dissenting Stockholders, receive cash in exchange for their shares of TBI Stock. This number represents 48% of the total outstanding shares of TBI Stock. In the event that the holders of fewer than 96,000 shares of TBI Stock (including shares held by Dissenting Stockholders) elect to receive cash, the Cash Price will be substituted on a pro rata basis for Series B Preferred to increase to 96,000 the number of shares of TBI Stock exchanged for cash. In the event the holders of more than 96,000 shares of TBI Stock (including shares held by Dissenting Stockholders) elect to receive cash, Series B Preferred will be substituted on a pro rata basis for the Cash Price to decrease to 96,000 the number of shares of TBI Stock exchanged for cash.

         Pursuant to the GBCC, in the event the Merger is approved and consummated each of the stockholders of TBI who do not exercise and perfect their dissenters rights will receive either the Cash Price, the Stock Price or a combination thereof as described above. As a result, a TBI stockholder may receive shares of Series B Preferred for a portion of his shares of TBI Stock under the allocation method described above even if he elects to receive the Cash Price for all of his shares of TBI Stock. Under the GBCC, the exercise of dissenters' rights is the only remedy that a stockholder has in opposition to a merger or to the merger consideration in a merger that has been approved by the requisite vote of the corporation's stockholders. A stockholder could attempt to insure that he receives cash for all of his shares of TBI Stock by exercising and perfecting his dissenters rights pursuant to the GBCC. However, the Merger Agreement provides that in the event the holders of 5% or more of the outstanding shares of TBI Stock exercise their dissenters rights, FLFC and FLB may terminate the Merger Agreement.

Accordingly, a TBI stockholder who elects to exercise his dissenters rights takes the risk that such exercise will result in the termination of the Merger Agreement. A TBI stockholder that exercises and perfects his dissenters rights under the GBCC is entitled to the "fair value" of his shares of TBI Stock plus interest in the event the Merger is consummated. There can be no assurance that the "fair value" of the TBI Stock will equal or exceed the Cash Price.
For a description of dissenters' rights and a discussion of the procedure for perfecting such rights and determining the "fair value" of shares of TBI Stock, see "- Dissenters' Rights" below.

         Pursuant to the Merger Agreement, in the event the Merger is consummated, FLFC will pay an aggregate Cash Price of $3,552,000 in exchange for 96,000 shares of TBI Stock and issue an aggregate of 153,920 shares of Series B Preferred in exchange for 104,000 shares of TBI Stock.

EFFECTIVE TIME

         If the Merger Agreement is approved by the requisite vote of TBI stockholders, and all other required governmental and other consents and approvals are received, and if other conditions to the obligations of the parties to consummate the Merger are satisfied or waived, the Merger will be consummated and effected on the date and at the time Articles of Merger, reflecting the Merger, are filed with the Secretary of State of the State of Georgia. FLFC and TBI have agreed to use their reasonable efforts to cause the Effective Time to occur on September 30, 1995 or as soon as possible thereafter. FLFC or FLB may terminate the Merger Agreement if the Merger has not been consummated by October 31, 1995. See "- Conditions to the Merger" and "- Summary of Certain Provisions of the Merger Agreement - Amendment, Waiver and Termination."

ELECTION; EXCHANGE OF TBI STOCK CERTIFICATES

         Holders of TBI Stock are asked to specify on the enclosed proxy card the number of their shares of TBI Stock that they would like to exchange for cash and the number of shares that the holders would like to exchange for shares of Series B Preferred in the event the proposed Merger is approved and consummated. As soon as practicable after the Special Meeting, TBI will send to the holders of TBI Stock a letter of transmittal confirming their election and providing instructions for exchanging their TBI Stock certificates for cash or Series B Preferred, as appropriate. Each TBI stockholder who does not specify his election on the proxy, or who later decides to change his election, will have the opportunity to make or change his election on the letter of transmittal. If a TBI stockholder has not made his election to exchange his TBI Stock for cash and/or Series B Preferred within 15 days of the date of the letter of transmittal he will be deemed to have elected to receive Series B Preferred for all of his shares of TBI Stock. FLFC may, in its discretion, extend the time period during which TBI stockholders must make their election by so providing in the letter of transmittal. TBI STOCKHOLDERS SHOULD NOT SURRENDER THEIR TBI CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS. After the Effective Time, each holder of shares of TBI Stock issued and outstanding at the Effective Time (other than shares held by Dissenting Stockholders) shall surrender their TBI Certificate or Certificates to FLFC or its agent, and the TBI Certificates thus surrendered will be canceled. Unless otherwise designated by a TBI stockholder on the transmittal letter, certificates representing shares of Series B Preferred issued in connection with the Merger will be issued and delivered to the tendering record holder. FLFC shall not be obligated to deliver the consideration to which any holder of TBI Stock is entitled until such holder surrenders his TBI Certificate or Certificates for exchange. The TBI Certificate or Certificates so surrendered must be duly endorsed as FLFC may require.

         From and after the Effective Time, holders of TBI Certificates will have no rights with respect to the shares of TBI Stock formerly represented thereby other than the right to surrender such TBI Certificates and receive in exchange therefor the shares of Series B Preferred and/or cash to which such holders are entitled, as described above, or the right to perfect their dissenters' right. In addition, no dividend or other distribution payable to holders of record of Series B Preferred will be paid to the holder of any TBI Certificates until such holder surrenders such TBI Certificates for exchange as instructed. Subject to applicable law, upon surrender of the TBI Certificates, such holders will receive the certificates representing the shares of Series B Preferred and/or cash (without interest) issuable upon the exchange or conversion of such shares of TBI Stock, all withheld dividends or other distributions (without interest), and any withheld cash payments (without interest) for a fractional share of Series B Preferred to which such stockholder is entitled.

         If any certificate for Series B Preferred is to be issued in a name other than that in which the TBI Stock certificate surrendered for exchange is issued, the TBI Stock certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificates surrendered, shall provide funds for their purchase, or shall establish to FLFC's satisfaction that such taxes are not payable. Such person also shall be required to provide evidence satisfactory to FLFC that such transfer is made in compliance with applicable federal and state securities laws.

NO FRACTIONAL SHARES

         Pursuant to the terms of the Merger Agreement, each holder of shares of TBI Stock exchanged pursuant to the Merger who would otherwise be entitled to receive a fraction of a share of Series B Preferred shall receive, in lieu of such fractional share, cash (without interest) in an amount equal to such fractional part of a share of Series B Preferred multiplied by $25. No such holder will be entitled to dividends, conversion rights or any other rights as a stockholder in respect of any fractional shares. For example, if a holder of 20 shares of TBI Stock elects to exchange his shares for the Stock Price, he would be entitled to 29.6 shares of Series B Preferred (20 multiplied by 1.48). However, because no fractional shares of Series B Preferred will be issued, that stockholder would receive 29 shares of Series B Preferred and $15.00 in cash (.6 x $25) in lieu of the fractional share.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

         FLFC will be the surviving corporation in the Merger and will continue to operate under its Articles of Incorporation and Bylaws in effect at the time of the Merger. Further, the Board of Directors and management of FLFC will not change as a result of the Merger.

         At or shortly following the Effective Time, Tifton Bank will merge with and into FLB, with FLB as the surviving entity. The Board of Directors and management of FLB will not change as a result of the Bank Merger. However, each director of TBI has agreed to serve on the Community Board for a period of at least two years following the Effective Time. Additionally, Gary P. Hall, the President and Chief Executive Officer of TBI and Tifton Bank, will serve as a City President of FLB following the Merger. See "- Interests of Certain Persons in the Merger."

         Following the Effective Time, the general corporate offices of the combined institution will be located at the current headquarters of FLFC in Macon, Georgia. The existing offices of Tifton Bank will continue as a banking offices of FLB. The consolidation of operations will allow the surviving institution to recognize certain efficiencies by eliminating some redundant expenses such as data processing, general business insurance, internal and external audit expense, regulatory supervision fees, central purchasing and advertising expenses. See "Business Information Concerning FLFC and FLB."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Other than as described herein, no director or executive officer of FLFC or TBI, and no affiliate of any such person, has any substantial interest, direct or indirect, in the Merger, other than an interest arising from the ownership of TBI Stock, in which case the director or officer receives no extra or special benefit not shared on a pro rata basis by all other holders of TBI Stock.

         Each director of TBI has agreed to serve on the Community Board for a period of at least two years following the Effective Time. Pursuant to the Merger Agreement, each member of the Community Board will receive a fee of $500 per monthly meeting of the Community Board attended for the first 12 months following the Merger and $350 for each monthly meeting of the Community Board attended through the remainder of his initial two-year term on such board. Thereafter, members of the Community Board will be entitled to fees equal to the fees paid to members of FLB's other community boards of directors.

         At or before the Effective time, FLB and Gary P. Hall, the President and Chief Executive Officer of TBI and Tifton Banks, will enter into an agreement with respect to his duties as FLB's City President in Tifton and the compensation and other benefits to be received by him. In general terms, that agreement will provide for (i) a salary of $80,000 per year, subject to annual merit review, (ii) an initial bonus of $30,000 payable in three annual installments of $10,000 each, the first of such installments payable at the Effective Time, and (iii) such other benefits as are payable generally to FLB's officers and/or City Presidents, such as participation in the Officer Profit Sharing Plan, FLB's medical and dental insurance plan, an automobile allowance, and country club dues.

         The agreement will be for a term of three years and will contain non-compete provisions which will restrict Mr. Hall's ability to be employed by a competitor of FLB within Tift County for a period of two years if he is no longer employed by FLB.

         After the Effective Time, FLFC will provide generally to officers and employees of TBI and its subsidiaries employee benefits on terms and conditions that, when taken as a whole, are substantially similar to those currently provided by FLFC and its subsidiaries to their similarly situated employees. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, service with TBI or its subsidiaries prior to the Effective Time will be treated as service with FLFC or its subsidiaries.

CERTAIN CONSIDERATIONS

         In deciding whether to approve the Merger, TBI stockholders should consider the following factors, in addition to the other matters set forth herein.

         Deposit Insurance. Prior to 1989, the deposits of thrift institutions such as FLB were insured by the Federal Savings and Loan Insurance Corporation ("FSLIC") and the deposits of national banks and state banks such as Tifton Bank were insured by the FDIC. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") eliminated FSLIC and consolidated the insurance of deposits under the FDIC using two deposit insurance funds - the Bank Insurance Fund ("BIF"), which insures the deposits of Tifton Bank, and the Savings Association Insurance Fund ("SAIF"), which principally insures the deposits of FLB. Approximately 20% of the deposits of FLB are insured by the BIF as a result of FLB's previous acquisition of BIF-insured deposits. Currently, banks and thrifts pay to their respective insurance fund deposit insurance premiums within a range of $.23 to $.31 per $100 of deposits. However, under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") insurance premiums charged by an insurance fund may be reduced when the fund is capitalized with reserves of $1.25 per $100 of estimated insured deposits. At the end of 1994, the BIF capital reserve was approximately $1.15 for each $100 of insured deposits and the SAIF capital reserve was only $.26 per $100 of insured deposits. The FDIC expects the BIF to reach the 1.25 percent reserve ratio prior to July 31, 1995. On the other hand, the FDIC anticipates that the SAIF will not reach the 1.25 percent reserve ratio until 2002. In February 1995, the FDIC issued a proposal to lower the deposit insurance premiums paid by BIF-insured institutions to a range of $.04 per $100 of deposits for the highest rated institutions (approximately 90% of the nearly 11,000 BIF-insured institutions) to $.31 per $100 of deposits for the weakest institutions. Separately, the FDIC proposed to retain the existing SAIF premium rates. Neither FLFC nor TBI can predict whether or not the FDIC's proposals will be approved. However, any disparity in deposit insurance premiums payable by BIF-insured institutions and by SAIF-insured institutions could have a significant adverse impact on FLB. See "Certain Regulatory Considerations - Regulation of FLB."

         Legislative and Regulatory Environment. The banking business is highly regulated. The laws and regulations affecting such business have been changed dramatically and may be further changed in the near future. For example, recent legislative changes will permit bank holding companies, beginning in September 1995, to acquire existing banks across state lines regardless of state law and, beginning in June 1997, will allow a bank to consolidate interstate subsidiaries into branches and merge with a bank across state lines to the extent applicable states have not "opted out" of interstate branching. Neither FLFC nor TBI can predict what additional changes will occur in the future or the effect the changes, including changes resulting from recent legislation, will have on the ability of FLFC to compete effectively or to take advantage of new opportunities in the future. See "Certain Regulatory Considerations - Recent Legislation."

         Competitive Environment. The markets in which FLFC and TBI operate are highly competitive. Competition in such markets is likely to increase in light of the changing legislative and regulatory environment in which FLFC and TBI operate. In addition, consolidation and mergers in the banking industry are expected to continue, resulting in stronger and more effective competitors. Neither FLFC nor TBI can predict the degree to which competition in the industry will increase in the future or the effect any such increased competition will have on FLFC following the Merger.

BACKGROUND OF THE MERGER

         In recent years, the Board of Directors of TBI has considered the long-term future prospects for TBI in its market in light of increased competition from regional banks and other financial services providers, the increased range of services expected by customers, changes in the regulatory environment affecting community banks, and ongoing industry consolidation. The Board of Directors of TBI determined that it would benefit from the advice of a financial advisor and in May 1994, it engaged Stevens & Company, an investment banking firm located in LaGrange, Georgia, which regularly provides merger and acquisition advice to community banks in Georgia. With the assistance of Stevens & Company, TBI reviewed acquisition proposals from four multi-market bank holding companies including FLFC. Two of these potential acquiring companies tendered letters of intent indicating an interest in acquiring TBI for cash, while FLFC and one other financial institution proposed acquiring TBI or Tifton Bank for a combination of stock and cash. With the assistance of Stevens & Company, the Board of Directors reviewed and compared certain characteristics of the four potential acquiring companies and the acquisition proposals set forth in their respective letters of intent. Among other things, the Board of Directors considered certain financial data of the potential acquiring parties, their ability to consummate a transaction on a timely basis, the tax impact of the various acquisition structures included in the proposals, the valuation of the potential acquiring company's stock in the case of FLFC and the other institution whose proposal entailed payment of cash and stock, the concentration of stock holdings by investors in FLFC and such other institution, management succession issues in the organizations of the potential acquiring companies, and other related factors. The Board of Directors also considered the oral opinion of Stevens & Company that the proposal outlined in FLFC's letter of intent was fair to the stockholders of TBI from a financial point of view.

         Based upon this analysis and review, the Board of Directors formed a belief that it was in the best interests of TBI and its stockholders to pursue a merger with FLFC. Accordingly, on March 15, 1995, TBI entered into a letter of intent with FLFC. In general, the letter of intent was a non-binding letter expressing the intention of TBI and FLFC to conduct further due diligence investigations of each other's condition and prospects, and to negotiate the terms of a definitive merger agreement between TBI, Tifton Bank, FLFC and FLB. While the letter of intent generally was of a non-binding nature, it included binding provisions which limited the circumstances under which TBI or Tifton Bank could solicit or pursue acquisition proposals other than that of FLFC. Among other things, the letter of intent would have required TBI to bear certain liquidated damages and expense reimbursement amounts in the event TBI entered into a letter of intent or agreement with a third party regarding a proposed business combination. Subsequently, following completion of their respective due diligence investigations in early May 1995, TBI, Tifton Bank, FLFC and FLB entered into the definitive Merger Agreement, a copy of which is set forth as Appendix A to this Proxy Statement/Prospectus.

REASONS FOR THE MERGER

         The Board of Directors of TBI, after consideration of relevant business, financial, legal and market factors, approved the Merger Agreement and the transactions contemplated thereby. TBI's Board of Directors did not assign any relative or specific weight to the factors considered, which included:

         (i) The financial terms of the Merger. In this regard, the Board of Directors believes that the Merger consideration is fair to the TBI stockholders based on its current financial condition and future prospects. The Board of Directors also considered the fact that the Series B Preferred will pay a higher cash dividend than currently paid on the TBI Stock and that the Series B Preferred may have a liquid trading market while no active trading market for TBI Stock exists or is expected to develop in the foreseeable future.

         (ii) Comparing TBI's continuing as an independent entity to combining with FLFC, particularly as to stockholder value.
                 The Board considered the benefits that could reasonably be expected to accrue to TBI stockholders from the Merger, including the likelihood of a higher stock price for FLFC's Common Stock or Preferred Stock than would be achieved by TBI operating on an independent basis. Based on a small number of sales of TBI Stock prior to announcement of the FLFC letter of intent, TBI stockholders would receive in the Merger a premium over the prices received in those sales.

         (iii) The non-financial terms and structure of the Merger, in particular, the fact that the Merger qualifies as a tax-free reorganization to the TBI stockholders except in respect of cash received for their TBI Stock.

         (iv) The likelihood of the Merger being approved by the appropriate regulatory authorities.

         (v) The competitive nature of the Tifton financial market, which management believes necessitates the ability to offer a wide range of banking services. Due to capital requirements and added regulatory requirements, TBI is presently unable to provide services it deems necessary to compete in the financial market now provided in Tifton by other financial institutions. The Merger will provide the necessary capital, support personnel and financial services required.

         (vi) Recent legislative proposals concerning state-wide banking. Those proposals indicate the possibility of changes in the banking system for the State of Georgia which could have a negative impact on stockholder value of an independent bank operating in a small market.

THE BOARD OF DIRECTORS OF TBI RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.

         FLFC currently is pursuing a business strategy of increasing market share in its middle, south and coastal Georgia markets through internal growth and selected acquisitions. FLFC believes that the Merger is consistent with this strategy.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The federal income tax summary set forth below is included for general information only. The summary describes the material federal income tax consequences of the Merger; the federal income tax consequences to TBI's stockholders as a result of the Merger; and the federal income tax consequences of ownership of Series B Preferred. The summary, except where noted, deals only with Series B Preferred held as capital assets by United States holders and does not deal with holders subject to special treatment under federal income tax law (i.e., it may not be applicable to certain classes of taxpayers, including insurance companies, securities dealers, financial institutions, foreign persons and persons who acquire shares of TBI Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation). Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date of this Proxy Statement/Prospectus, and such authorities may be repealed, revoked, or modified so as to result in federal income tax consequences different from those discussed below. Additionally, it cannot be predicted whether or when new tax legislation will be enacted and, if enacted, how such legislation would impact the federal income tax consequences to TBI's stockholders. A more detailed summary of these federal income tax consequences is included in the opinion letter issued by Coopers & Lybrand L.L.P. to FLFC which is incorporated in this document and attached as Appendix C.

         This summary is for general information only and is not a comprehensive analysis of applicable federal income tax laws. In addition, no information is provided with respect to the tax consequences under foreign, state or local laws.

         TBI STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION AND PROSPECTS FOR ENACTMENT OF FUTURE FEDERAL INCOME TAX LEGISLATION.

Federal Income Tax Consequences of the Proposed Merger.

         Coopers & Lybrand L.L.P. has delivered its opinion that the Merger qualifies as a tax-free reorganization as defined in Section 368(a)(1)(A) of the Code.

Federal Income Tax Consequences to TBI Stockholders.

         Consequences to TBI Stockholders Who Receive Series B Preferred Only. A stockholder who receives only Series B Preferred in exchange for his shares of TBI Stock will recognize no gain or loss upon the exchange of such stock.

         Consequences to TBI Stockholders Who Receive Cash Only. A TBI stockholder (including a Dissenting Stockholder) who receives only cash for his shares of TBI Stock will recognize gain or loss for federal income tax purposes measured by the difference, if any, between the total cash received for the TBI Stock and such holder's basis in his TBI Stock. The gain or loss will be characterized for federal income tax purposes as capital gain or loss if the holder's shares of TBI Stock were held as capital assets.

         Consequences to TBI Stockholders Who Receive Cash and Series B Preferre. A TBI stockholder who receives both cash and Series B Preferred in exchange for his TBI Stock must recognize a portion of any gain realized. The realized gain is measured by the excess of (a) the sum of the cash received and the fair market value of the Series B Preferred received over (b) the stockholder's basis in his TBI Stock. Stockholders must recognize this realized gain but not in excess of the amount of cash received. No loss may be recognized.

         The characterization of the gain as either a dividend or as capital gain will be determined on a stockholder-by-stockholder basis. Pursuant to
Section 356(a)(2) of the Code, if the distribution of the cash is considered as having the "effect of the distribution of a dividend," then any gain recognized will generally be taxed as a dividend. If the cash is considered as not having the "effect of the distribution of a dividend," then any gain recognized will generally be taxed as a capital gain if the TBI Stock was held by the stockholder as a capital asset. TBI stockholders are urged to seek advice from their tax advisors concerning the character of any gain recognized in this transaction.

         Basis of Series B Preferred. The basis of the total amount of Series B Preferred received by a TBI stockholder who receives only Series B Preferred will be identical to the basis of the total amount of TBI Stock exchanged therefor. Where a TBI stockholder receives both Series B Preferred and cash, the basis of the total amount of the Series B Preferred received will equal (a) the basis of the total amount of the TBI Stock exchanged, (b) decreased by the amount of cash received and (c) increased by the amount of gain, if any, recognized on the exchange.

         Holding Period. The holding period for federal income tax purposes of the Series B Preferred received by a TBI stockholder will include the holding period for the TBI Stock exchanged therefor.

Federal Income Tax Consequences of Ownership of Series B Preferred Issued in the Merger.

         Dividends on the Series B Preferred. Distributions on the shares of Series B Preferred will constitute dividends for federal income tax purposes to the extent of FLFC's current or accumulated earnings and profits (as determined under federal income tax principles).

         FLFC expects that its current and accumulated earnings and profits will be such that all distributions made with respect to the shares of Series B Preferred will qualify as dividends for federal income tax purposes. Nevertheless, any distributions on the shares of Series B Preferred in excess of FLFC's current and accumulated earnings and profits will, to that extent, not be treated as a dividend. Such excess will generally be treated for federal income tax purposes as a tax-free return of capital to the extent of a holder's basis in its shares of Series B Preferred and any excess as a long or short term capital gain. Distributions that are treated as a return of capital reduce a holder's basis in the shares of Series B Preferred and may subject the holder to the payment of tax, at long or short term capital gain rates, when distributions are made in excess of the holder's remaining basis in its shares of Series B Preferred or if there is a subsequent sale or redemption of the holder's Series B Preferred.

         Redemption of Series B Preferred. A redemption of Series B Preferred for cash will be treated under Code Section 302 as a distribution that is taxable as a dividend to the extent of the FLFC's current or accumulated earnings and profits unless the redemption: (i) is "not essentially equivalent to a dividend" with respect to the holder under Code Section 302(b)(1); (ii) is "substantially disproportionate" with respect to the holder under Code Section 302(b)(2); (iii) results in a "complete termination" of the holder's stock interest in the corporation under Code Section 302(b)(3); or (iv) in the case of a noncorporate stockholder, is in "partial liquidation" of the corporation under Code Section 302(b)(4). In determining whether any of these tests has been met, shares considered to be owned by the holder by reason of certain constructive ownership rules applicable under Code Section 318(a), as well as shares actually owned, must generally be taken into account.

         If any one of these tests is met, the redemption of Series B Preferred for cash will be entitled to "exchange treatment." In such a case, the redemption will result in taxable gain or loss equal to the difference between the amount of cash received and the holder's tax basis in the Series B Preferred redeemed. Such gain or loss will be a capital gain or loss if the Series B Preferred was held as a capital asset and will be a long-term capital gain or loss if the holding period for the Series B Preferred is more than one year.

         These rules are applied on a stockholder-by-stockholder basis. Thus, in the event of a redemption of Series B Preferred, owners of Series B Preferred are urged to seek advice from their tax advisors as to the amount and character of taxable income recognized with respect to a redemption.

         Redemption Premium. Under Code Section 305(c), if the redemption price of the Series B Preferred exceeds its issue price by more than a reasonable amount, such excess will be taxable as a dividend on an economic accrual basis over the period during which the Series B Preferred cannot be redeemed.

         New Treasury regulations interpreting amendments made in 1990 to
Section 305(c) of the Code have not as yet been promulgated. Under existing regulations, a premium is considered to be reasonable if it is in the nature of a penalty for a premature redemption and if such premium does not exceed the amount which the issuer would be required to pay for such redemption right under market conditions existing at the time of issuance of the preferred stock. FLFC intends that the redemption premium on the Series B Preferred will be considered to be a reasonable redemption premium, although no assurance can be given that it will be so considered.

         Sale or Exchange of Series B Preferred. The sale or exchange of Series B Preferred for cash will be a taxable event resulting in taxable gain or loss equal to the difference between the amount of proceeds received and the holder's tax basis in the Series B Preferred sold. Such gain will be capital gain or loss if Series B Preferred was held as a capital asset and will be long-term capital gain or loss if the holding period for the Series B Preferred is more than one year.

         Conversion of Series B Preferred into FLFC Common Stock. Gain or loss generally will not be recognized by a holder upon the conversion of shares of Series B Preferred into shares of FLFC Stock if no cash is received. Dividend income may be recognized, however, to the extent cash or FLFC Stock is received in payment of dividends in arrears. Further, cash received in lieu of fractional shares of FLFC Stock will be treated as received in redemption of the fractional shares of FLFC Stock with the tax consequences described above. Generally, a holder's basis in the FLFC Stock received upon the conversion of shares of Series B Preferred (other than shares, if any, taxed as a dividend upon receipt) will equal the basis of the converted Series B Preferred shares, and the holding period of such FLFC Stock will include the holding period of the converted Series B Preferred shares.

         Changes in Conversion Price.  Treasury regulations issued under Code
Section 305 treat as taxable distributions certain adjustments in the conversion price of convertible securities such as the Series B Preferred. For example, an adjustment in the conversion price of the Series B Preferred to reflect taxable distributions on the FLFC Stock of cash, property or securities (other than any regular quarterly dividend payable in cash and nontaxable stock dividends and stock splits) will be treated as a taxable constructive distribution on the Series B Preferred and will be taxable in the manner set forth above under "-Dividends on the Series B Preferred." Conversely, adjustments in conversion prices or ratios of convertible preferred stock under a bona fide reasonable adjustment formula to prevent dilution will not result in a deemed distribution of stock.

         Information Reporting and Backup Withholding Requirement. FLFC will be required to file information returns with the Internal Revenue Service with respect to payments of dividends on the Series B Preferred. Holders of Series B Preferred who fail to provide FLFC with their proper taxpayer identification numbers may become subject to 31% "backup withholding" on the payment of dividends. Backup withholding does not constitute an additional tax and may be credited against the holder's regular income tax liability.

REGULATORY APPROVALS

         The Merger is subject to the prior approval (or waiver of the approval requirements) by the OTS, Federal Reserve and DBF. FLFC has filed all applications required to be filed with the OTS, Federal Reserve and DBF in connection with the Merger. The Merger may not be consummated until 15 days (30 days under certain circumstances) after approval of the Merger by such agencies during which time the United States Department of Justice, the Federal Trade Commission and other interested parties have the opportunity to file suit seeking to enjoin consummation of the Merger on antitrust grounds.

SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT

         Conditions to the Merger. The obligation of TBI and FLFC to consummate the Merger are subject to the satisfaction or waiver of certain conditions including: (i) the Merger Agreement shall have been approved by the stockholders of TBI; (ii) the required regulatory approvals described under "-Regulatory Approvals" above shall have been received; (iii) each party shall have received any required consents of third parties; (iv) the Registration Statement of which this Proxy Statement/Prospectus is a part shall have been declared effective by the Commission and shall not be subject to a stop order or threatened stop order;
(v) TBI and Tifton Bank shall have suffered no material adverse change since May 10, 1995; (vi) each party's representations and warranties shall remain true in all material respects, and each party shall have performed in all material respects all of the agreements and covenants to be performed by it pursuant to the Merger Agreement, (vii) no suit, investigation, action or other proceeding shall be pending or overtly threatened against TBI, Tifton Bank, FLFC or FLB which has resulted in the restraint or prohibition of any such party, or could result in the obtaining of material damages or other relief from such parties, in connection with the Merger Agreement or the consummation of the transactions contemplated thereby; (viii) TBI will carry out its operations through the Effective Time in the ordinary course of business; (ix) there shall be no outstanding stock options, warrants or other rights to purchase TBI Stock; (x) all officers and directors of TBI and its subsidiaries shall have delivered to FLFC and FLB their resignations; (xi) neither TBI nor its subsidiaries shall be party to any employment or similar agreements; (xii) each director shall have executed an agreement (A) to elect to exchange at least 52% of his TBI Stock for Series B Preferred in the Merger, (B) not to sell any shares of Series B Preferred that he receives in the Merger for a period of one year after the Effective Time, (C) to serve as a member of the Community Board and (D) that he will not become a director of any financial institution or its holding company or become the beneficial owner of more than 1% of the stock of a newly formed financial institution or its holding company for a period of five years after the Effective Time; and (xiii) Tifton Bank's loan loss reserve shall not be less than $325,000.

         No assurances can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the appropriate party. As of the date of this Proxy Statement/Prospectus, the parties know of no reason to believe that any of the conditions set forth above will not be satisfied.

         The conditions to consummation of the Merger may be waived, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the approval of the TBI stockholders. See "- Amendment, Waiver and Termination" below.

         Conduct of Business Pending the Merger. TBI has agreed in the Merger Agreement, unless prior consent of FLFC is obtained, and except as otherwise contemplated by the Merger Agreement, to operate its business only in the ordinary course in accordance with past practices, to preserve its present business organization and to maintain its rights and franchises and to take no action that would adversely affect either the ability of either party to perform its covenants and agreements under the Merger Agreement.

         TBI has agreed in the Merger Agreement not to take certain actions relating to the operation of its business pending consummation of the Merger without the prior approval of FLFC. Accordingly, TBI, among other things, may not (i) purchase or commit to purchase any capital asset, (ii) increase any salaries, wages or employee benefits or hire, commit to hire or terminate any employee, (iii) amend its charter document or bylaws, (iv) issue, sell, redeem, purchase or otherwise acquire or make any changes in its issued and outstanding capital stock or issue any rights to purchase shares of its capital stock or any security convertible into its capital stock or declare any dividend or make any other distribution with respect to its capital stock (v) incur, assume, guarantee, exchange, refund or renew any indebtedness of TBI or any subsidiary,
(vi) amend or terminate any material agreement, (vii) solicit, entertain any offer for, or sell or agree to sell, or participate in any business combination with respect to, any of the shares of its capital stock or all or substantially all of its assets, (viii) change its financial or tax accounting methods, principles, or practices, (ix) elect any new executive officers or directors,
(x) make any material adjustments in its loan loss reserves without prior notice to FLFC, or (xi) dismiss, settle or compromise either of two pending litigation matters without the written consent of FLFC and FLB.

         In addition, TBI has agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. TBI also has agreed not to negotiate with respect to any such proposal, to provide information to any party making such a proposal or to enter into any agreement with respect to any such proposal except in a situation where its Board of Directors has a fiduciary obligation to consider and respond to a bona fide proposal. TBI has also agreed to use reasonable efforts to cause its advisors and other representatives not to engage in any of the foregoing activities.

         Amendment, Waiver and Termination. To the extent permitted by law, TBI and FLFC with the approval of their respective Boards of Directors, may amend the Merger Agreement by written agreement at any time without the approval of the stockholders of TBI, provided that after the approval of the Merger by TBI's stockholders, no amendment may decrease the consideration to be received by TBI stockholders without the requisite approval of TBI stockholders.

         Prior to or at the Effective Time, either TBI or FLFC, acting through its respective Board of Directors, chief executive officer or other authorized officer, may waive any default in the performance of any term of the Merger Agreement by the other party, may waive or extend the time for the fulfillment by the other party of any of its obligations under the Merger Agreement, and may waive any of the conditions precedent to the obligations of such party under the Merger Agreement, except any condition that, if not satisfied, would result in the violation of any applicable law or governmental regulation.

         The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time by mutual consent of TBI, Tifton Bank, FLFC and FLB. In addition, the Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Time (i) by either FLFC or TBI if the other party materially breaches and does not timely cure any representation, warranty, covenant or other agreement contained in the Merger Agreement, (ii) by either FLFC or TBI if any action by a court, governmental or regulatory agency prohibits or restrains the consummation of the Merger or (iii) by FLFC or FLB if the Merger has not been consummated by October 31, 1995.

EXPENSES AND FEES

         The Merger Agreement provides that each party shall be responsible for its own expenses and fees incurred in connection with the transactions contemplated by the Merger Agreement. If the Merger Agreement is terminated as a result of any knowing, willful or negligent act or omission to act by the other party, such party shall reimburse the damaged party all fees and expenses incurred in connection with the Merger. In addition, if TBI enters into any letter of intent, agreement in principle or definitive agreement with a third party with respect to a business combination, such letter of intent or agreement must require that the third party reimburse FLFC and FLB up to $50,000 of its costs and expenses plus pay $50,000 as liquidated damages.

ACCOUNTING TREATMENT

         The Merger will be accounted for using the "purchase" method of accounting for financial reporting purposes. Under purchase accounting, the assets and liabilities of an acquired company as of the Effective Time of the acquisition are recorded at their respective fair values and added to those of the acquiring company. Financial statements issued after consummation of an acquisition accounted for as a purchase would reflect such values and would not be restated retroactively to reflect the historical financial position or results of operations of the acquired company. See "Pro Forma Combined Financial Data."

RESTRICTIONS ON RESALES OF SERIES B PREFERRED

         The shares of Series B Preferred to be issued in connection with the Merger have been registered under the Securities Act. Consequently, such shares will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" (generally including, without limitation, directors, certain executive officers, and beneficial owners of 10% or more of any class of capital stock) of TBI or FLFC for purposes of Rule 145 under the Securities Act as of the date of the Special Meeting. Such affiliates may not sell their shares of Series B Preferred acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act or other applicable exemption from the registration requirements of the Securities Act. FLFC may place restrictive legends on certificates representing Series B Preferred issued to all persons who are deemed to be "affiliates" of TBI or FLFC under Rule 145. In addition, each director of TBI has agreed not to sell the shares of Series B Preferred that he receives in connection with the Merger for a period of one year from the Effective Time.
It is not anticipated that any of the current directors or executive officers of TBI will become executive officers of FLFC.

         There currently is no established trading market for shares of Series B Preferred, and although the shares to be issued in the Merger have been registered or are exempt from registration under applicable securities laws, no assurances can be given that a liquid market will develop in the future or that quotations for the Series B Preferred will be available. FLFC intends to file an application to list the Series B Preferred on the Nasdaq SmallCap Market. Following the Merger, FLFC and the Series B Preferred will satisfy all of the criteria for listing on the Nasdaq SmallCap Market except that FLFC does not yet have two market makers for the Series B Preferred. FLFC intends to seek at least two market makers to make a market for the Series B Preferred. Until FLFC receives commitments from two firms to act as market makers, no assurances can be given that the Series B Preferred will be listed on the Nasdaq SmallCap Market.

DISSENTERS' RIGHTS

         Pursuant to Sections 14-2-1301 through 14-2-1332, inclusive, of the GBCC, any TBI stockholder who desires to receive the fair value of his or her TBI Stock in cash (a "Dissenting Stockholder") rather than to receive the Stock Price or the Cash Price as part of the Merger may do so if he complies with the provisions of the GBCC pertaining to the exercise of dissenters' rights. The following is a summary of such provisions of the GBCC and is qualified in its entirety by reference to such provisions, a copy of which is attached as Appendix B hereto.

         The GBCC provides that any Dissenting Stockholder desiring to object to the Merger and receive payment in cash for his TBI Stock must deliver, prior to the vote of the TBI Stockholders, written notice of his intent to demand payment of the fair value of his shares of TBI Stock if the Merger is effectuated. The notice must be delivered to Tifton Banks, Inc., Attention:
Secretary, 300 Commerce Way, Tifton, Georgia 31794. Further, the Dissenting Stockholder must not vote his shares in favor of the Merger Agreement.

         If the Merger Agreement and the transactions contemplated thereby are approved by the TBI Stockholders, TBI is required to send by registered or certified mail written notice (the "Dissenters' Notice") to each of the Dissenting Stockholders who filed a written notice of his intent to dissent. The Dissenters' Notice shall (i) state where the Dissenting Stockholders' First Payment Demand (as defined below) must be sent and where and when the Dissenting Stockholders must deposit their TBI Stock certificates, (ii) state the date by which TBI must receive the First Payment Demand, which date shall be fixed by TBI and shall not be fewer than 30 nor more than 60 days after the date the Dissenters' Notice is delivered and (iii) contain a copy of Article 13 of the GBCC relating to dissenters' rights. Any Dissenting Stockholder who voted for or consented in writing to the Merger Agreement shall not be entitled to Dissenters' Notice from TBI or to receive payment of the fair value of his shares of TBI Stock. TBI shall send the Dissenters' Notice to each of the Dissenting Stockholders no later than ten days after the date on which the TBI Stockholders vote to authorize the Merger Agreement and the transactions contemplated thereby. The Dissenters' Notice is to be sent to each Dissenting Stockholder at his address as it appears in the stock transfer books of TBI or at such address as the Dissenting Stockholder supplies by notice to TBI.

         Each Dissenting Stockholder to whom TBI sends a Dissenter's Notice must demand payment for his shares by written notice to TBI (the "First Payment Demand") in accordance with the terms of the Dissenters' Notice. The First Payment Demand must contain the name and address of the Dissenting Stockholder, the number of shares as to which the Dissenting Stockholder is demanding payment (which must be all of the shares of TBI Stock which he owns) and a demand for payment to the Dissenting Stockholder of the fair value of his shares. In addition, the

Dissenting Stockholder must deposit his TBI Stock certificate(s) with TBI in accordance with the terms of the Dissenters' Notice. Any Dissenting Stockholder who does not submit a First Payment Demand or deposit his TBI Stock certificate(s) at TBI, each as set forth in the Dissenters' Notice, shall lose his rights to dissent and shall not be entitled to payment for his or her shares.

         Within ten days of the later of the date of the Merger or TBI's receipt of the First Payment Demand, TBI shall offer to pay the Dissenting Stockholders who have complied with the provisions of the GBCC the amount TBI estimates to be the fair value of the shares plus accrued interest. TBI's offer of payment shall be accompanied by (i) TBI's balance sheet as of the fiscal year ended not more than 16 months before the date of payment, an income statement for that year, a statement of changes in Stockholders' equity for that year and the latest available interim financial statements, if any; (ii) a statement of TBI's estimate of the fair value of the shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the Dissenting Stockholder's right to demand payment of a different amount if the Dissenting Stockholder is dissatisfied with the offer; and (v) a copy of
Article 13 of the GBCC.

         If a Dissenting Stockholder accepts TBI's offer by providing written notice to TBI within 30 days after the date the offer is made, TBI shall make payment for the Dissenting Stockholder's TBI Stock within 60 days after the date TBI made the offer or the date on which the Merger occurs, whichever date is later. If a Dissenting Stockholder is dissatisfied with TBI's offer, such Dissenting Stockholder may notify TBI in writing of, and demand payment of, his own estimate of the fair value of his shares and the amount of interest due (the "Second Payment Demand") of his estimate of the fair value of such shares and interest. A Dissenting Stockholder waives his right to demand payment of a different amount than that offered by TBI unless such Dissenting Stockholder makes a Second Payment Demand within 30 days after the date TBI makes its offer.

         In the event a Dissenting Stockholder's Second Payment Demand remains unsettled within 60 days after TBI receives the Dissenting Stockholder's Second Payment Demand, TBI shall commence a nonjury equitable valuation proceeding in the Tift County Superior Court to determine the fair value of the shares and accrued interest. TBI shall make all Dissenting Stockholders whose Second Payment Demand remains unsettled parties to the court proceeding. In the proceeding, the court will fix a value of the shares and may appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value. If TBI does not commence the proceeding within 60 days after receiving the Dissenting Stockholder's Second Payment Demand, TBI shall pay each Dissenting Stockholder whose Second Payment Demand remains unsettled the amount demanded by each such Dissenting Stockholder in his or her Second Payment Demand.

         The determination of a "fair value" necessarily involves matters of judgment upon which reasonable persons may disagree. No allowance is permitted for any increase or decrease in the value which may be attributed to the proposed Merger.

                  PRO FORMA COMBINED CONDENSED FINANCIAL DATA

         The following Pro Forma Combined Condensed Balance Sheet as of March 31, 1995, assumes the Merger had been completed as of March 31, 1995, and reflects the assumed consummation of the Merger accounted for as a purchase transaction as of such date. FLFC has not made estimates relating to the fair value of certain assets, liabilities and other items of TBI except as noted in Notes (3) and (4) to the Pro Forma Combined Condensed Balance Sheet. Actual adjustments, which may include adjustments to additional assets, liabilities and other items or changes to adjustments herein, will be made on the basis of appraisals and evaluations as of the date of consummation of the Merger and therefore may differ from the amounts reflected in the Pro Forma Combined Condensed Balance Sheet. The following Pro Forma Combined Condensed Income Statements for the six months ended March 31, 1995, and for the year ended September 30, 1994, assume the Merger had been completed as of October 1, 1993. The Pro Forma Combined Condensed Income Statements for the six months ended March 31, 1995 and for the year ended September 30, 1994 include the historical consolidated income statements of FLFC for such periods and of TBI for the six months ended March 31, 1995 and the year ended December 31, 1994. The following pro forma information assumes that no TBI stockholders exercise their Dissenter's Rights. Additionally, the pro forma combined condensed income statements for the six months ended March 31, 1995 and for the year ended September 30, 1994 reflect the completed acquisitions of the Central Banking Company ("CBC") by FLFC which occurred on December 2, 1994 and the acquisition of certain assets and the assumption of certain liabilities of three branch offices by FLFC from First Union National Bank of Georgia ("FUNB") which occurred on March 24, 1995, and assume that these acquisitions had been completed as of October 1, 1993 as well. These pro forma combined condensed financial statements do not reflect any potential savings which may result from the consolidation of these operations, except as noted in the notes to the pro forma information, nor do they reflect any potential loans which may result from operations in the markets acquired from FUNB.

         The pro forma combined condensed financial data has been prepared based upon the historical consolidated financial statements of FLFC and TBI. The pro forma combined condensed financial statements may not be indicative of the financial condition or results of operations that actually would have occurred if the transactions had been in effect on the dates indicated or which may be obtained in the future.

         The pro forma combined condensed financial statements are unaudited and should be read in conjunction with the historical consolidated financial statements, including the notes thereto, of FLFC and TBI, appearing elsewhere or incorporated by reference herein. See "Incorporation of Certain Information by Reference" and "Tifton Banks, Inc. Financial Statements."

    PRO FORMA COMBINED CONDENSED BALANCE SHEET AT MARCH 31, 1995 (UNAUDITED)


                                                    ACTUAL
                                             -------------------
                                                                              PRO FORMA            PRO FORMA
                                               FLFC         TBI              ADJUSTMENTS           COMBINED
                                               ----         ---              -----------          ----------
                                                               (In thousands)
ASSETS

Cash and due from banks . . . . . . . . .    $ 21,405     $ 3,184                  -               $ 24,589
Federal funds sold  . . . . . . . . . . .       9,904       1,790            $(3,552)  (1)
                                                                                (100)  (2)            8,042
Interest bearing deposits in banks
  not maturing currently  . . . . . . . .           -         695                  -                    695
Investment and mortgage-backed
  securities, available for sale  . . . .     155,208      10,363               (300)  (3)          165,271
Loans, net  . . . . . . . . . . . . . . .     553,387      36,499                  -                589,886
Accrued interest receivable . . . . . . .       4,729         516                  -                  5,245
Premises and equipment, net . . . . . . .      21,472       1,181                100   (2)
                                                                                (130)  (4)           22,623
Real estate, net  . . . . . . . . . . . .       6,715           -                  -                  6,715
Cost in excess of net assets acquired . .       9,530           -              2,790   (5)           12,320
Other assets  . . . . . . . . . . . . . .      11,750         171                102   (6)           12,023
                                             --------     -------            -------               --------
TOTAL ASSETS  . . . . . . . . . . . . . .    $794,100     $54,399            $(1,090)              $847,409
                                             ========     =======            =======               ========

LIABILITIES

Deposits  . . . . . . . . . . . . . . . .    $690,808     $48,541                  -               $739,349
Notes payable and other
  borrowed money  . . . . . . . . . . . .      15,624           -                  -                 15,624
Subordinated debentures . . . . . . . . .      12,398           -                  -                 12,398
Other liabilities . . . . . . . . . . . .      12,675         725            $   195   (7)           13,595
                                             --------     -------            -------               --------
TOTAL LIABILITIES . . . . . . . . . . . .     731,505      49,266                195                780,966
                                             --------     -------            -------               --------

STOCKHOLDERS' EQUITY

Series A, 7.75% cumulative convertible
   preferred stock, $25 stated value  . .      11,500           -                  -                 11,500
Series B, 6.00% cumulative convertible
   preferred stock, $25 stated value  . .       3,720           -              3,848   (8)            7,568
Common Stock  . . . . . . . . . . . . . .       3,031       2,000             (2,000)  (9)            3,031
Additional paid-in capital  . . . . . . .      14,664       1,600             (1,600)  (9)           14,664
Retained earnings   . . . . . . . . . . .      30,466       1,651             (1,651)  (9)           30,466
Net unrealized loss on securities . . . .        (517)       (118)               118   (10)            (517)
Treasury stock at cost  . . . . . . . . .        (269)          -                  -                   (269)
                                             --------     -------            -------               ---------
TOTAL STOCKHOLDERS' EQUITY  . . . . . . .      62,595       5,133             (1,285)                66,443
                                             --------     -------            -------               --------

TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY  . . . . . . . .    $794,100     $54,399            $(1,090)              $847,409
                                             ========     =======            =======               ========


See Notes to Pro Forma Combined Condensed Balance Sheet.

              NOTES TO PRO FORMA COMBINED CONDENSED BALANCE SHEET


(1)  To reflect the payment for shares of TBI Stock tendered for cash.

(2) Capital expenditures anticipated to convert facilities, equipment and signage to FLB.

(3) Mark-to-market purchase accounting adjustment reflecting the estimated fair value of TBI's securities portfolio.

(4) Mark-to-market purchase accounting adjustment reflecting the estimated fair value of TBI's premises and equipment.

(5) The excess of the purchase price over net assets (after market value adjustments) acquired from TBI will be recorded as intangible assets. Also included in intangible assets are the capitalized acquisition costs. The estimated intangible assets are as follows (in thousands).

     Aggregate value of Series B Preferred  . . . . . . . .      $ 3,848
     Aggregate amount of cash . . . . . . . . . . . . . . .        3,552
     Net assets of TBI  . . . . . . . . . . . . . . . . . .       (5,133)
     Net market value adjustments . . . . . . . . . . . . .          328
     Estimated capitalized acquisition costs  . . . . . . .          195
                                                                 -------
                 Total intangibles  . . . . . . . . . . . .      $ 2,790
                                                                 =======

(6) Estimated deferred tax assets arising from purchase accounting adjustments.

(7)  Reflects the liability for estimated capitalized acquisition costs.

(8) To reflect the issuance of 153,920 shares of Series B Preferred in exchange for shares of TBI Stock tendered for Series B Preferred.

(9)  To eliminate TBI's stockholder's equity.

(10) To eliminate TBI's unrealized securities loss.

                 COMBINED CONDENSED PRO FORMA INCOME STATEMENT
                    FOR THE SIX MONTHS ENDED MARCH 31, 1995
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (Unaudited)

                                                                                       COMPLETED
                                                                                      ACQUISITION
                                                                   COMPLETED           PRO FORMA
                                                 FLFC(2)      FUNB ACQUISITION(3)     ADJUSTMENTS      SUBTOTAL      TBI(1)
                                                 ----         ----------------        -----------      --------      ---
Interest income . . . . . . . . . . . . . .     $28,657            $    53              $3,093  (4)     $31,803      $2,023

Interest expense  . . . . . . . . . . . . .      15,144              1,839                  58  (8)      17,041         898
                                                -------            -------              ------          -------      ------

Net interest income (expense) . . . . . . .      13,513             (1,786)              3,035           14,762       1,125

Provision for loan losses   . . . . . . . .         600                  -                   -              600          45
                                                -------            -------              ------          -------      ------
Net interest income (expense)
  after provision for loan losses . . . . .      12,913             (1,786)              3,035           14,162       1,080
Non-interest income . . . . . . . . . . . .       3,919                153                   -            4,072         190

Non-interest expense  . . . . . . . . . . .      11,052                791                 209  (9)      12,052         896

                                                -------            -------              ------          -------      ------
  Income (loss) before income tax expense
    and extraordinary item  . . . . . . . .       5,780             (2,424)              2,826            6,182         374
Income tax expense (benefit)  . . . . . . .       1,988               (824)                961  (11)      2,125         149
                                                -------            -------              ------          -------      ------
  Income (loss) before preferred
    dividends and extraordinary item  . . .       3,792             (1,600)              1,865            4,057         225
Preferred dividends . . . . . . . . . . . .         519                  -                   -              519           -
                                                -------            -------              ------          -------      ------
  Income (loss) before extraordinary item
    applicable to common stockholders . . .     $ 3,273            $(1,600)             $1,865          $ 3,538      $  225
                                                =======            =======              ======          =======      ======

Earnings Per Common Share before
  extraordinary item:
  Primary . . . . . . . . . . . . . . . . .     $  1.06                                                 $  1.15      $ 1.13
                                                =======                                                 =======      ======
  Fully diluted . . . . . . . . . . . . . .     $  0.91                                                 $  0.97      $ 1.13
                                                =======                                                 =======      ======

Average common shares outstanding:
  Primary . . . . . . . . . . . . . . . . .       3,080                                                   3,080         200
                                                =======                                                 =======      ======
  Fully diluted . . . . . . . . . . . . . .       4,156                                                   4,156         200
                                                =======                                                 =======      ======

                                                     TBI
                                                  PRO FORMA      PRO FORMA
                                                 ADJUSTMENTS     COMBINED
                                                 -----------     ---------
Interest income . . . . . . . . . . . . . .        $  36  (6)     $33,771
                                                     (91) (5)
Interest expense  . . . . . . . . . . . . .            -           17,939
                                                   -----          -------

Net interest income (expense) . . . . . . .          (55)          15,832

Provision for loan losses   . . . . . . . .            -              645
                                                   -----          -------
Net interest income (expense)
  after provision for loan losses . . . . .          (55)          15,187
Non-interest income . . . . . . . . . . . .            -            4,262

Non-interest expense  . . . . . . . . . . .           93  (9)      13,028
                                                     (13) (7)
                                                   -----          -------
  Income (loss) before income tax expense
    and extraordinary item  . . . . . . . .         (135)           6,421
Income tax expense (benefit)  . . . . . . .          (46) (11)      2,228
                                                   -----          -------
  Income (loss) before preferred
    dividends and extraordinary item  . . .          (89)           4,193
Preferred dividends . . . . . . . . . . . .          115  (12)        634
                                                   -----          -------
  Income (loss) before extraordinary item
    applicable to common stockholders . . .        $(204)         $ 3,559
                                                   =====          =======

Earnings Per Common Share before
  extraordinary item:
  Primary . . . . . . . . . . . . . . . . .                       $  1.16
                                                                  =======
  Fully diluted . . . . . . . . . . . . . .                       $  0.97
                                                                  =======

Average common shares outstanding:
  Primary . . . . . . . . . . . . . . . . .                         3,080
                                                                  =======
  Fully diluted . . . . . . . . . . . . . .                         4,401
                                                                  =======

See Notes to Pro Forma Combined Condensed Income Statements.

                 COMBINED CONDENSED PRO FORMA INCOME STATEMENT
                      YEAR ENDED SEPTEMBER 30. 1994 (FLFC)
                       YEAR ENDED DECEMBER 31, 1994 (TBI)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (Unaudited)

                                                                                         COMPLETED
                                                                     COMPLETED          ACQUISITIONS
                                                                   CBC AND FUNB          PRO FORMA
                                                    FLFC          ACQUISITIONS(3)       ADJUSTMENTS      SUBTOTAL      TBI(1)
                                                    ----          ------------          -----------      --------      ---
Interest income . . . . . . . . . . . . . . .     $48,562            $ 3,981              $  141  (6)     $58,710      $3,709
                                                                                            (159) (5)
                                                                                           6,185  (4)
Interest expense  . . . . . . . . . . . . . .      25,117              5,662                 115  (8)      30,894       1,606
                                                  -------            -------              ------          -------      ------

Net interest income (expense) . . . . . . . .      23,445             (1,681)              6,052           27,816       2,103

Provision for loan losses   . . . . . . . . .       1,500                192                   -            1,692          61
                                                  -------            -------              ------          -------      ------
  Net interest income (expense)
    after provision for loan losses . . . . .      21,945             (1,873)              6,052           26,124       2,042
Non-interest income . . . . . . . . . . . . .       9,883                384                   -           10,267         375

Non-interest expense  . . . . . . . . . . . .      23,029              3,003                 544  (9)      26,002       1,744
                                                                                              (4) (7)
                                                                                            (570) (10)
                                                  -------            -------              ------          -------      ------
  Income (loss) before income tax expense
    and extraordinary item  . . . . . . . . .       8,799             (4,492)              6,082           10,389         673
Income tax expense (benefit)  . . . . . . . .       2,750             (1,457)              2,068  (11)      3,361         220
                                                  -------            -------              ------          -------      ------
  Income (loss) before preferred
    dividends and extraordinary item  . . . .       6,049             (3,035)              4,014            7,028         453
Preferred dividends . . . . . . . . . . . . .         891                  -                 224  (12)      1,115           -
                                                  -------            -------              ------          -------      ------
  Income (loss) before extraordinary item
    applicable to common stockholders . . . .     $ 5,158            $(3,035)             $3,790          $ 5,913      $  453
                                                  =======            =======              ======          =======      ======

Earnings Per Common Share before
  extraordinary item:
  Primary . . . . . . . . . . . . . . . . . .     $  1.67                                                 $  1.91      $ 2.27
                                                  =======                                                 =======      ======
  Fully diluted . . . . . . . . . . . . . . .     $  1.50                                                 $  1.67      $ 2.27
                                                  =======                                                 =======      ======

Average common shares outstanding:
  Primary . . . . . . . . . . . . . . . . . .       3,089                                                   3,089         200
                                                  =======                                                 =======      ======
  Fully diluted . . . . . . . . . . . . . . .       4,227                                                   4,227         200
                                                  =======                                                 =======      ======

                                                       TBI
                                                    PRO FORMA      PRO FORMA
                                                   ADJUSTMENTS     COMBINED
                                                   -----------     ---------
Interest income . . . . . . . . . . . . . . .        $  72  (6)     $62,308
                                                      (183) (5)

Interest expense  . . . . . . . . . . . . . .            -           32,500
                                                     -----          -------

Net interest income (expense) . . . . . . . .         (111)          29,808

Provision for loan losses   . . . . . . . . .            -            1,753
                                                     -----          -------
  Net interest income (expense)
    after provision for loan losses . . . . .         (111)          28,055
Non-interest income . . . . . . . . . . . . .            -           10,642

Non-interest expense  . . . . . . . . . . . .          186  (9)      27,906
                                                       (26) (7)

                                                     -----          -------
  Income (loss) before income tax expense
    and extraordinary item  . . . . . . . . .         (271)          10,791
Income tax expense (benefit)  . . . . . . . .          (92) (11)      3,489
                                                     -----          -------
  Income (loss) before preferred
    dividends and extraordinary item  . . . .         (179)           7,302
Preferred dividends . . . . . . . . . . . . .          231  (12)      1,346
                                                     -----          -------
  Income (loss) before extraordinary item
    applicable to common stockholders . . . .        $(410)         $ 5,956
                                                     =====          =======

Earnings Per Common Share before
  extraordinary item:
  Primary . . . . . . . . . . . . . . . . . .                       $  1.93
                                                                    =======
  Fully diluted . . . . . . . . . . . . . . .                       $  1.66
                                                                    =======

Average common shares outstanding:
  Primary . . . . . . . . . . . . . . . . . .                         3,089
                                                                    =======
  Fully diluted . . . . . . . . . . . . . . .                         4,410
                                                                    =======

See Notes to Pro Forma Combined Condensed Income Statements.

            NOTES TO PRO FORMA COMBINED CONDENSED INCOME STATEMENTS

(1) TBI's operating results for the quarter ended December 31, 1994 are included in both the Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 1994 and the Pro Forma Combined Condensed Statement of Operations for the six months ended March 31, 1995. The net income for the quarter ended December 31, 1994 was $101,000 (income of $1,101,000 and expenses of $1,000,000).

(2) The historical results for FLFC for the six months ended March 31, 1995 include the results of operations of CBC from December 2, 1994 to March 31, 1995. The recurring results of operations of CBC, excluding a nonrecurring loss on securities sold in anticipation of the merger of CBC with FLFC, from October 1, 1994 to December 1, 1994 are not material.

(3) Actual FUNB earnings are not available for any period prior to the acquisition on March 24, 1995. Accordingly, pro forma earnings estimates are based on actual results subsequent to the date of the acquisition.

(4) Reflects interest income from loan originations and investment purchases resulting from the cash proceeds received in connection with the FUNB acquisition at comparable rates to FLFC's existing earning assets.

(5) Reflects the reduction in interest income resulting from a decline in federal funds sold for cash paid to CBC or TBI stockholders and cash paid for facilities improvements. The assumed average interest rate on federal funds was the average yield on federal funds in each of the respective periods.

(6) Reflects the amortization of the purchase accounting adjustment for the investment and mortgage-backed securities portfolio of CBC or TBI, as appropriate.

(7) Reflects the amortization of purchase accounting adjustments relating to premises and equipment of CBC or TBI, as appropriate. These adjustments will be amortized over the lives of the related assets (5 to 40 years).

(8) Reflects the amortization of the purchase accounting adjustment for FUNB deposits. The adjustment will be amortized over two years on a straight line basis.

(9) Reflects the amortization of intangibles. The intangible assets for FUNB will be amortized over 10 years on a straight line basis and the intangibles for CBC and TBI, as appropriate, will be amortized over 15 years on the straight line basis.

(10) Reflects the estimated annual reduction in non-interest expenses of CBC based upon actual non-interest expenses experienced by FLFC during the three months ended March 31, 1995.

(11) Reflects the income tax expense (benefit) of the pro forma adjustments at an effective tax rate of 34%.

(12) Reflects dividends on Series B Preferred at 6% per annum.

                               TIFTON BANKS, INC.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

         TBI's principal asset is its ownership of Tifton Bank. Accordingly, TBI's results of operations are dependent upon the results of operations of Tifton Bank. Tifton Bank conducts a commercial banking business which consists of attracting deposits from the general public and applying those funds to the origination of commercial, consumer and real estate loans (including commercial loans collateralized by real estate).

         The primary component of Tifton Bank's earnings is net interest income, or the difference between interest income and interest expense. Tifton Bank's results of operations are, therefore, determined primarily by its ability to effectively manage interest income on interest-earning assets and interest expense on interest-bearing liabilities. Interest-earning assets consist of loans, investment securities and federal funds sold. The income from some investment securities, such as state and municipal bonds, is tax-exempt. Because of immateriality, the information presented in the tables and accompanying narrative on the following pages does not reflect an adjustment to state the tax-exempt income and resultant yields on a basis comparable to taxable investments. Interest-bearing liabilities consist of interest-bearing deposits and borrowed funds. Approximately 14% of total deposits are noninterest-bearing demand deposits.

         Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities, and the interest rate paid and earned on those balances. Interest rates are determined by market forces and economic conditions over which Tifton Bank has no control. Thus, Tifton Bank's ability to generate net interest income is dependent upon its ability to maintain an adequate interest rate spread, which is the difference between the average yield earned on its interest-earning assets and the average rate paid on its interest-bearing liabilities. The key performance measure for net interest income is net interest margin, which is net interest income expressed as a percentage of average interest-earning assets.

         Additionally, and to a lesser extent, Tifton Bank's profitability is affected by such factors as the level of noninterest income and expenses, the provision for loan losses and the effective tax rate.

         Noninterest income consists primarily of loan and other fees and income from the sale of investment securities. Noninterest expenses consist of compensation and benefits, occupancy-related expenses, deposit insurance premiums paid to the Federal Deposit Insurance Corporation (the "FDIC") and other operating expenses.

         The allowance for loan losses represents a reserve for potential losses in the loan portfolio. The adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with particular emphasis on nonaccruing, past due and other loans that management believes require attention. The provision for loan losses is a charge to earnings in the current period to replenish the allowance and maintain it at a level management has determined to be adequate.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994

         Net income of TBI increased $40,000 or 48.2% to $124,000 for the three months ended March 31, 1995 from $83,000 for the three months ended March 31, 1994, primarily because interest income increased at a greater rate than interest expense resulting in an increase in net interest income of $66,000 or 13.6%. Return on average assets and return on average equity on an annualized basis were .91% and 9.77%, respectively, for the three months ended March 31, 1995, compared to .66% and 6.63%, respectively, for the three months ended March 31, 1994.

         Interest income increased $145,000 or 16.8% to $1,009,000 for the three months ended March 31, 1995 from $864,000 for the three months ended March 31, 1994. This increase resulted from an increase in average yield on interest-earning assets and an increase in the average balance of interest-earning assets. The average yield on interest-earning assets increased 1.04% to 8.51% for the three months ended March 31, 1995 from 7.47% for the three months ended March 31, 1994. Additionally, the average balance of interest-earning assets increased $1,680,000 to $47,958,000 in the first three months of 1995 from $46,278,000 in the first three months of 1994. For the three months ended March 31, 1995, average interest-bearing deposits decreased $1,235,000 to $949,000 from $2,184,000 for the three months ended March 31, 1994. Average federal funds sold decreased $2,860,000 to $1,010,000 in the first three months of 1995 from $3,870,000 in the first three months of 1994. Average outstanding loans increased $1,228,000 to $35,485,000 in the first quarter of 1995 from $34,257,000 in the first quarter of 1994. Also during the same period, average investment securities increased $4,547,000 to $10,514,000 in 1995 from $5,697,000 in 1994.

         Interest expense increased $79,000 or 20.9% to $458,000 for the three months ended March 31, 1995 from $378,000 for the three months ended March 31, 1994. This increase resulted from of an increase in the average cost of interest-bearing liabilities and an increase in the average balance of interest-bearing liabilities. The average cost of interest-bearing liabilities increased to 4.6% for the three months ended March 31, 1995 from 3.99% for the three months ended March 31, 1994. Additionally, the average balance of interest-bearing liabilities increased $1,675,000 to $39,572,000 in the first three months of 1995 from $37,897,000 in the first three months of 1994. For the three months ended March 31, 1995, average savings and interest-bearing demand deposits increased $2,281,000 to $13,570,000 from $11,289,000 for the three months ended March 31, 1994. During the same period, time deposits decreased $1,298,000 to $25,310,000 in 1995 from $26,608,000 in 1994. Also during the period, Federal funds purchased increased to $692,000 in 1995 from $0 in 1994.

         Net interest income increased $66,000 or 13.6% to $551,000 for the three months ended March 31, 1995 from $485,000 for the three months ended March 31, 1994. As a result TBI's net interest margin increased to 4.60% in 1995 from 4.19% for the same period in 1994. Because rates on interest-earning assets increased more significantly than rates on interest-bearing liabilities, the interest rate spread increased to 3.91% in 1995 from 3.48% for the same period in 1994.

         Nonperforming loans increased $275,000 or 387.3% to $346,000 at March 31, 1995 from $71,000 at March 31, 1994. As a result of the significant increase in nonperforming loans at March 31, 1995 as compared to March 31, 1994, the ratio of allowance for loan losses to period end nonperforming loans decreased from 600.6% at March 31, 1994 to 127.5% at March 31, 1995.

         Other nonperforming assets as a percentage of loans and foreclosed property decreased to 0% at March 31, 1995 from .26% at March 31, 1994. Other nonperforming assets, consisting of other real estate acquired through foreclosure, was $6,000 at December 31, 1994. These assets were reduced to $0 at March 31, 1995 with no gain or loss incurred on the disposition of the real estate.

         Noninterest income increased $16,000 to $103,000 for the three months ended March 31, 1995 from $87,000 for the three months ended March 31, 1994. Losses on security transactions decreased to $0 at March 31, 1995 from $3,000 for the three months ended March 31, 1994. Other service charges, commissions and fees increased $3,000 to $84,000 for the three months ended March 31, 1995 from $81,000 for the three months ended March 31, 1994. Other income increased $11,000 to $19,000 for the three months ended March 31, 1995 from $8,000 for the same period a year earlier.

         Noninterest expenses remained relatively unchanged at $434,000 and $427,000 for the three months ended March 31, 1995 and 1994, respectively.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

         Net income of TBI decreased $137,000 or 33.8% to $268,000 for the year ended December 31, 1994 from $405,000 for the year ended December 31, 1993. This decrease resulted from an increase in net interest income of $172,000, a decrease in the provision for loan losses of $156,000, a decrease in noninterest income of $119,000 due to nonrecurring securities gains of $55,000 in 1993, an increase in other operating expenses of $78,000, an increase in the provision for income taxes of $83,000, and a nonrecurring extraordinary item of $185,000, net of tax, relating to the settlement of litigation on a forgery claim. Had TBI not incurred this litigation expense, net income would have been $453,000 for the year ended December 31, 1994.

         Net interest income increased $171,000 or 8.9% to $2,102,000 in 1994 from $1,931,000 in 1993 due to an increase in interest rates and an increase in the average balance of earning assets. The yield on interest-earning assets increased nine basis points to 7.93% in 1994 from 7.84% in 1993 while the interest rate on interest-bearing liabilities declined 13 basis points to 4.14% in 1994 from 4.27% in 1993. Average interest-earning assets increased $1,265,000 to $46,791,000 in 1994 from $45,526,000 in 1993 while interest-bearing liabilities increased $445,000 to $38,814,000 in 1994 from $38,369,000 in 1993.

         Interest income increased $140,000 or 3.9% to $3,709,000 in 1994 from $3,569,000 in 1993. This increase resulted from a decrease of $17,000 in interest on loans and an increase of $157,000 in interest on investment securities and temporary investments. The increase in average yield on interest-earnings assets to 7.93% in 1994 from 7.84% in 1993 was complemented by an increase in average earning assets of $1,265,000 in 1994 as compared to 1993. The components of average interest-earning assets did not change significantly in 1994 as compared to 1993. In 1994, average interest-earning assets consisted of 72.8% in loans and 27.2% in investment securities and temporary investments as compared to 74.7% in loans and 25.3% in investment securities and temporary investments in 1993.

         Interest expense decreased $32,000 or 1.9% to $1,606,000 in 1994 from $1,638,000 in 1993. This decrease was attributable to a decrease in the average yield on interest-bearing liabilities of 13 basis points to 4.14% in 1994 from 4.27% in 1993. Additionally, the composition of interest-bearing liabilities changed. Savings and demand deposits accounted for 20.1% of total interest-bearing liabilities in 1994 as compared to 16.9% in 1993. This change was beneficial to TBI as a higher percentage of the interest-bearing liabilities are paying interest at a lower rate than time deposits. The average yield on savings and demand deposits was 3.0% in 1994 and 1993. The average rate on time deposits was 4.41% in 1994 as compared to 4.52% in 1993.

         The provision for loan losses decreased $156,000 to $61,000 for the year ended December 31, 1994 from $217,000 for the year ended December 31, 1993. During 1994, TBI's management and its external loan review company conducted an analysis and review of the loan portfolio as of December 31, 1994. Based on this analysis and review of the quality of the loan portfolio, the allowance for loan losses was considered to be adequate and the provision for 1994 represented the replacement in the reserve for current year charged-off loans. The allowance for loan losses as a percentage of total loans outstanding was 1.13% at December 31, 1994.

         Nonperforming loans increased $215,000 to $401,000 at December 31, 1994 from $186,000 at December 31, 1993. As a result of the significant increase in nonperforming loans at December 31, 1994 as compared to December 31, 1993, the ratio of allowance for loan losses to period end nonperforming loans decreased from 215.1% at December 31, 1993 to 100.0% at December 31, 1994.

         Noninterest income decreased $119,000 to $375,000 for the year ended December 31, 1994 from $494,000 for the year ended December 31, 1993. This decrease was attributable to a decrease in other service charges, commissions and fees of $44,000 to $350,000 for 1994 from $394,000 for 1993. There was no income for securities transactions during 1994, while such income was $55,000 for the year ended December 31, 1993. Other income decreased $19,000 to $26,000 for 1994 from $45,000 for 1993.

         Noninterest expense increased $78,000 to $1,745,000 for the year ended December 31, 1994 from $1,667,000 for the year ended December 31, 1993. This increase resulted primarily from an increase in net occupancy expenses of $33,000 to $224,000 for 1994 from $191,000 for 1993.
Other expenses increased $30,000 to $754,000 for 1994 from $724,000 in 1993. This increase in other expenses represents increased legal fees associated with the defense of Tifton Bank in a lawsuit for a forgery claim as discussed below.

         Tifton Bank was a defendant in a lawsuit filed by one of its customers alleging negligence for wrongly allowing the plaintiff's attorney to endorse insurance drafts made jointly payable to the plaintiff and the attorney for deposit into the attorney's trust account. Subsequent to depositing the funds, the attorney misappropriated the funds from his trust account. The plaintiff brought suit against Tifton Bank claiming that Tifton Bank should not have allowed the drafts to be credited to the attorney's account. The suit resulted in an award against Tifton Bank for $425,000 which was appealed. On appeal, the award was reduced to $303,137 which Tifton Bank paid in December 1994 and charged in full against 1994 earnings as an extraordinary item. Additionally, the plaintiff was awarded approximately $70,000 in prejudgment interest. This award has been appealed by Tifton Bank and the case is pending. Although Tifton Bank has filed an action for recovery against its bonding company, no provision for any contingent future recovery has been recorded.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1993 AND 1992

         Net income increased $294,000 or 264.8% to $405,000 for the year ended December 31, 1993 from $111,000 for the year ended December 31, 1992. This decrease resulted primarily from a decrease in the provision for loan losses of $282,000 to $217,000 from $499,000 for the year ended December 31, 1992.

         Net interest income increased $25,000 or 1.3% to $1,931,000 for the year ended December 31, 1993 from $1,906,000 for the year ended December 31, 1992. As a result, the net interest margin increased to 4.24% in 1993 from 3.95% for the year ended December 31, 1992.

         Interest income decreased $815,000 or 18.6% to $3,569,000 for the year ended December 31, 1993 from $4,384,000 for the year ended December 31, 1992. This decline resulted from a decrease in interest income on loans of $733,000 due to decreased rates. Lower interest rates also resulted in a decrease in interest income on investment securities and temporary investments of $81,000 to $439,000 in 1993 from $520,000 in 1992.

         Interest expense decreased $839,000 or 33.9% to $1,639,000 for the year ended December 31, 1993 from $2,478,000 for the year ended December 31, 1992. This decrease is attributable to a decrease in average interest-bearing liabilities of $4,881,000. Additionally, the decrease in volume was complemented by a decrease in the average rate paid on interest bearing liabilities to 4.27% in 1993 from 5.67% in 1994.

         The provision for loan losses decreased $282,000 or 56.5% to $217,000 for the year ended December 31, 1993 from $499,000 for the year ended December 31, 1992. During 1993, TBI's management and external loan review company conducted an analysis and review of the loan portfolio as of December 31, 1993. Based on this analysis and review of the quality of the loan portfolio, the allowance for loan losses was considered to be adequate. The allowance for loan losses as a percentage of total loans outstanding was 1.24% and 1.08% at December 31, 1993 and 1992, respectively.

         Noninterest income increased $82,000 or 19.9% to $494,000 for the year ended December 31, 1993 from $412,000 for the year ended December 31, 1992. This increase is attributable to an increase in other service charges, commissions and fees of $45,000 to $394,000 for 1993 from $349,000 for 1992. Income from securities increased $65,000 to $55,000 for 1993 from a loss on securities transactions of $10,000 for the year ended December 31, 1992. Other income decreased $28,000 to $45,000 for 1993 from $72,000 for 1992.

         Noninterest expense increased $35,000 to $1,667,000 for 1993 from $1,632,000 for 1992. This increase is primarily attributable to an increase in personnel expenses.

         The provision for income taxes increased $61,000 or 81.3% to $136,000 for the year ended December 31, 1993 from $75,000 for the year ended December 31, 1992. This increase was consistent with an increase in income before taxes of $355,000 to $541,000 for the year ended December 31, 1993 from $186,000 for the year ended December 31, 1992.

AVERAGE BALANCES AND NET INCOME ANALYSIS

     The following tables set forth the amount of the TBI's interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets. Federally tax-exempt income is not presented on a taxable-equivalent basis because the amount of tax-exempt income is not material.

                                                                     YEAR ENDED DECEMBER 31,
                                                          1994                                  1993
                                            ----------------------------------     ----------------------------------
                                                       INTEREST      AVERAGE                   INTEREST     AVERAGE
                                            AVERAGE    INCOME/      YIELD/RATE     AVERAGE     INCOME/     YIELD/RATE
                                            BALANCE    EXPENSE         PAID        BALANCE     EXPENSE        PAID
                                            -------    -------     -----------     -------     -------    -----------
                                                                    (Dollars in thousands)
ASSETS
  Interest-earning assets:
    Loans . . . . . . . . . . . . . . .     $34,047     $3,113         9.14 %      $34,010      $3,130       9.20 %
    Investment securities:
      Taxable . . . . . . . . . . . . .       6,689        342         5.11          4,246         188       4.43
      Nontaxable  . . . . . . . . . . .       1,315         61         4.64            760          43       5.66
  Interest bearing deposits
    in other banks  . . . . . . . . . .       1,744         75         4.30          1,735          66       3.80
  Federal funds sold  . . . . . . . . .       2,996        118         3.93          4,775         142       2.97
         Total interest-earning
            assets  . . . . . . . . . .     $46,791     $3,709         7.93 %      $45,526      $3,569       7.84 %
                                            -------     ------         ----        -------      ------       ----

  Noninterest-earning assets:
    Cash  . . . . . . . . . . . . . . .     $ 2,302                                $ 2,495
    Allowance for loan losses . . . . .       (412)                                   (386)
    Other assets  . . . . . . . . . . .       2,204                                  2,057
                                            -------                                -------
         Total noninterest-earning
            assets  . . . . . . . . . .     $ 4,094                                $ 4,166
                                            -------                                -------

         Total assets . . . . . . . . .     $50,885                                $49,692
                                            =======                                =======

LIABILITIES AND STOCKHOLDERS' EQUITY
  Interest-bearing liabilities:
    Savings and interest-bearing
       demand deposits  . . . . . . . .     $ 7,820     $  237         3.03 %      $ 6,469      $  194       3.00 %
    Time deposits . . . . . . . . . . .      30,941      1,365         4.41         31,814       1,437       4.52
    Debt  . . . . . . . . . . . . . . .          53          4         7.55             86           8       9.30
                                            -------     ------         ----        -------      ------       ----
         Total interest-bearing
            liabilities . . . . . . . .     $38,814     $1,606         4.14 %      $38,369      $1,639       4.27 %
                                            -------     ------         ----        -------      ------       ----

  Noninterest-bearing liabilities:
    Demand deposits . . . . . . . . . .     $ 6,178                                $ 5,536
    Other liabilities . . . . . . . . .         765                                    980
    Stockholders' equity  . . . . . . .       5,128                                  4,807
                                            -------                                -------
         Total noninterest-bearing
           liabilities  . . . . . . . .     $12,071                                $11,323
                                            -------                                -------

         Total liabilities and
            stockholders' equity  . . .     $50,885                                $49,692
                                            =======                                =======

Net interest income   . . . . . . . . .                 $2,103                                  $1,930
                                                        ======                                  ======
Interest rate spread  . . . . . . . . .                                3.79 %                                3.57 %
                                                                       ====                                  ====
Net interest margin . . . . . . . . . .                                4.49 %                                4.24 %
                                                                       ====                                  ====

RATE AND VOLUME ANALYSIS

     The following table reflects the changes in net interest income resulting from changes in interest rates and from asset and liability volume. Federally tax-exempt interest is not presented on a taxable-equivalent basis. The change in interest attributable to rate has been determined by applying the change in rate between years to average balances outstanding in later years. The change in interest due to volume has been determined by applying the rate from the earlier year to the change in average balances outstanding between years.
Thus, changes that are not solely due to volume have been consistently attributed to rate.

                                                                    YEAR ENDED DECEMBER 31,
                                    -----------------------------------------------------------------------------------------
                                                  1994 VS. 1993                                  1993 VS. 1992
                                                  CHANGES DUE TO                                 CHANGES DUE TO
                                    -----------------------------------------     -------------------------------------------
                                    INCREASE                           RATE/      INCREASE                             RATE/
                                    (DECREASE)    RATE     VOLUME      VOLUME     (DECREASE)    RATE      VOLUME       VOLUME
                                    ----------    ----     ------      ------     ----------    ----      ------       ------
                                                                         (In thousands)
Increase (decrease) in:
  Income from earning assets:
  Interest and fees on loans  . .     $ (17)     $ (20)     $   3       $   -       $ (734)    $ (161)     $ (578)      $   5
     Interest on securities:
      Taxable . . . . . . . . . .       154         29        108          17         (107)       (41)        (21)        (45)
      Tax exempt  . . . . . . . .        18         (8)        31          (5)          20          5          10           5
    Other interest income . . . .         9          9          -           -           48          1          47           -
    Interest on Federal funds . .       (24)        46        (53)        (17)         (42)       (28)        (17)          3
                                      -----      -----      -----       -----       ------     ------      ------       -----
        Total interest income . .     $ 140      $  56      $  89       $  (5)      $ (815)    $ (224)     $ (559)      $ (32)
                                      -----      -----      -----       -----       ------     ------      ------       -----

  Expense from interest-bearing
    liabilities:
    Interest on savings and
      interest-bearing demand
       deposits . . . . . . . . .     $  43      $   2      $  41       $   -       $ (165)    $  (55)     $ (134)      $  24
    Interest on time deposits . .       (72)       (35)       (38)          1         (669)      (722)         66         (13)
    Interest on debt  . . . . . .        (4)        (2)        (3)          1           (5)         -          (5)          -
                                      -----      -----      -----       -----       ------     ------      ------       -----
        Total interest expense  .     $ (33)     $ (35)     $   -       $   2       $ (839)    $ (777)     $  (73)      $  11
                                      -----      -----      -----       -----       ------     ------      ------       -----

        Net interest income . . .     $ 173      $  91      $  89       $  (7)      $   24     $  553      $ (486)      $ (43)
                                      =====      =====      =====       =====       ======     ======      ======       =====


ASSET/LIABILITY MANAGEMENT

         A principal objective of TBI's asset/liability management strategy has been to minimize the exposure of net interest income to changes in interest rates. The asset/liability function has been administered by the Chief Executive Officer ("CEO") under the direction of TBI's Board of Directors.

         TBI examines the extent to which its assets and liabilities are "interest rate-sensitive" and monitors its interest rate-sensitivity "gap".
An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed usually one year or less.
The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the amount of interest rate-sensitive assets.

         The primary asset/liability management strategy of TBI has been to originate loans with maturities of five years or less which would correspond to the liability structure of TBI. While some mismatch of maturities is inevitable, such strategy helps to reduce interest rate risk.

         The following table sets forth the distribution of the repricing of TBI's earning assets and interest-bearing liabilities as of December 31, 1994, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative sensitivity gap ratio. The table also sets forth the time periods in which earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of Tifton Bank's customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within such period and at different rates.

                                                        AFTER THREE     AFTER ONE
                                           WITHIN         MONTHS           YEAR        AFTER
                                           THREE          WITHIN          WITHIN       FIVE
                                           MONTHS        ONE YEAR       FIVE YEARS     YEARS      TOTAL
                                           ------        --------       ----------     -----      -----
                                                                 (Dollars in thousands)
Earning assets:
  Interest-bearing deposits . . . . .     $   499        $   496         $   100      $    99    $ 1,194
  Federal funds sold  . . . . . . . .         660             -               -            -         660
  Investment securities:
    Held to maturity  . . . . . . . .         150            265             225          847      1,487
    Available for sale  . . . . . . .          -           5,081           2,832        1,016      8,929
    Repurchase  . . . . . . . . . . .       1,500             -               -            -       1,500
  Loans . . . . . . . . . . . . . . .      15,657          9,100          11,085           43     35,885
                                          -------        -------         -------      -------    -------
                                          $18,466        $14,942         $14,242      $ 2,005    $49,655
                                          -------        -------         -------      -------    -------

Interest-bearing liabilities:
  Interest-bearing demand deposits  .     $15,996        $    -          $    -       $    -     $15,996
  Savings . . . . . . . . . . . . . .       1,859             -               -            -       1,859
  Certificates, less than $100,000  .       4,488          2,863           4,732        3,241     15,324
  Certificates, $100,000 and over . .       1,563          1,875           2,123        3,502      9,063
                                          -------        -------         -------      -------    -------
                                          $23,906        $ 4,738         $ 6,855      $ 6,743    $42,242
                                          -------        -------         -------      -------    -------

Interest rate sensitivity gap . . . .     $(5,440)       $10,204         $ 7,387      $(4,738)   $ 7,413

Cumulative interest rate
  sensitivity gap . . . . . . . . . .     $(5,440)       $ 4,764         $12,151      $ 7,413

Interest rate sensitivity gap ratio .        0.77 %         3.15 %          2.08 %       0.30 %

Cumulative interest rate
  sensitivity gap ratio . . . . . . .        0.77 %         1.17 %          1.34 %       1.18 %

         As of December 31, 1994, the cumulative one-year interest rate sensitivity gap ratio for TBI was 1.17%. This indicates that the interest-earning assets of TBI will reprice during this period at a rate slightly faster than the interest-bearing liabilities. Certain assumptions regarding the interest sensitivity of these assets and liabilities have been incorporated into this analysis.

         Except for its effect on the general level of interest rates, inflation does not have a material impact on TBI due to the rate variability and short-term maturities of its earnings assets. In particular, approximately 75% of the loan portfolio is comprised of variable rate or short term obligations. The majority of the remaining loan portfolio also matures within one to five years. Additionally, approximately 55% of the investment portfolio reprices within one year.

INVESTMENT PORTFOLIO

         Types of Investments. The amortized cost and estimated market value of investment securities are as follows:

                                                       DECEMBER 31, 1994
                              -----------------------------------------------------------------
                                                   GROSS               GROSS          ESTIMATED
                              AMORTIZED          UNREALIZED          UNREALIZED        MARKET
                                COST               GAINS               LOSSES           VALUE
                              ---------          ----------          ----------       ---------
                                                         (In thousands)
Nonmortgage-backed debt
  securities of state and
  political subdivisions  .     $1,462             $   10               $   45          $1,427
Equity securities . . . . .         25                 -                     -              25
                                ------             ------               ------          ------
                                $1,487             $   10               $   45          $1,452
                                ======             ======               ======          ======


                                                       DECEMBER 31, 1993
                              -----------------------------------------------------------------
                                                   GROSS               GROSS          ESTIMATED
                              AMORTIZED          UNREALIZED          UNREALIZED        MARKET
                                COST               GAINS               LOSSES           VALUE
                              ---------          ----------          ----------       ---------
                                                         (In thousands)
Nonmortgage-backed debt
  securities of:
  U.S. Treasury   . . . .      $1,341             $    -               $    1          $1,340
  Other U.S. government
    agencies  . . . . . .       2,168             $   25                    -           2,193
  State and political
    subdivisions  . . . .       1,075                 47                    7           1,115
Mortgage-backed debt
    securities  . . . . .         526                  4                    -             530
                               ------             ------               ------          ------
                               $5,110             $   76               $    8          $5,178
                               ======             ======               ======          ======

         The book value and market values of securities available for sale were:

                                                        DECEMBER 31, 1994
                              -----------------------------------------------------------------------
                              AMORTIZED         UNREALIZED            UNREALIZED           ESTIMATED
                                COST              GAINS                 LOSSES           MARKET VALUE
                              ---------         ----------            ----------         ------------
                                                         (In thousands)
Nonmortgage-backed debt
  securities of:
  U.S. Treasury . . . . .      $6,021             $    -                $   77               $5,944
  Other U.S. government
    agencies  . . . . . .       2,644                  -                   117                2,527
Mortgage-backed debt
  securities  . . . . . .         465             $    -                     7                  458
                               ------             ------                ------               ------
        Total . . . . . .      $9,130             $    -                $  201               $8,929
                               ======             ======                ======               ======

         As of March 31, 1995, the carrying value of investment securities amounted to $10,541,724 with unrealized gains of $17,063 unrealized losses of $210,971 and estimated market value of $10,347,816. See "- Asset/Liability Management."

         Maturities. The amounts of investment securities in each category as of December 31, 1994 are shown in the following table according to maturity classifications (1) one year or less, (2) one year through five years, (3) after five years through ten years and (4) after ten years.

                                                                  DECEMBER 31, 1994
                                    ---------------------------------------------------------------------------
                                              HELD FOR INVESTMENT                     AVAILABLE FOR SALE
                                    ------------------------------------    -----------------------------------
                                                   ESTIMATED                ESTIMATED
                                    AMORTIZED        MARKET                 AMORTIZED        MARKET
                                       COST          VALUE      YIELD(1)      COST           VALUE     YIELD(1)
                                    ---------      ---------    --------    ---------      ---------   --------
                                                               (Dollars in thousands)
Maturity:
Nonmortgage-backed securities:
  Due in one year or less . . . .     $  390         $  388       3.33 %      $5,130         $5,081      5.25 %
  Due after one year through
    five years  . . . . . . . . .        225            213       3.95         2,684          2,587      5.50
  Due after five years through
    ten years . . . . . . . . . .        740            719       5.47           851            802      6.33
  Due after ten years . . . . . .        107            107       4.70             -              -         -
                                      ------         ------                   ------         ------
  Total nonmortgage-backed
    securities  . . . . . . . . .      1,462          1,427                    8,665          8,470
Equity securities . . . . . . . .         25             25          -             -              -         -
Mortgage-backed securities  . . .          -              -          -           465            459      6.63
                                      ------         ------                   ------         ------
      Total . . . . . . . . . . .     $1,487         $1,452                   $9,130         $8,929
                                      ======         ======                   ======         ======

_____________________
(1) Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security. The weighted average yield for each maturity range was computed using the acquisition price of each security in that range.

LOAN PORTFOLIO

         Types of Loans. The amount of loans outstanding at the indicated dates is shown in the following table according to type of loans.

                                                                                           DECEMBER 31,
                                                                                  ---------------------------
                                                                                  1994                   1993
                                                                                  ----                   ----
                                                                                         (In thousands)
Loans secured by 1 to 4 family residential properties   . . . . . . . . .        $ 6,960                $ 5,065
Loans secured by multi-family and non-farm, non-residential properties  .          7,672                  3,779
Other loans secured by real estate  . . . . . . . . . . . . . . . . . . .          1,188                  2,134
Commercial and industrial loans . . . . . . . . . . . . . . . . . . . . .         15,015                 16,872
Consumer, installment and other loans . . . . . . . . . . . . . . . . . .          5,050                  6,439
                                                                                 -------                -------
  Subtotal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         35,885                 34,289
Less:  Unearned income  . . . . . . . . . . . . . . . . . . . . . . . . .                                    (7)
                                                                                 -------                -------
    Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $35,885                $34,282
                                                                                 =======                =======

         Maturities and Sensitivity to Changes in Interest Rates. Total loans as of December 31, 1994 are shown in the following table according to maturity classifications (1) one year or less, (2) after one year through five years and
(3) after five years.

Maturity (in thousands):
  One year or less  . . . . . . . . . . . .       $24,757
  After one year through five years . . . .        11,085
  After five years  . . . . . . . . . . . .             3
                                                  -------
  Total . . . . . . . . . . . . . . . . . .       $35,885
                                                  =======

         Records were not available to present the above information in each category of loans and could not be reconstructed without undue burden.

         The following table summarizes loans at December 31, 1994 with the due dates after one year which (1) have predetermined interest rates and (2) have floating or adjustable interest rates (in thousands).

Predetermined interest rates  . . . . . . . . . . . .     $ 8,810
Floating or adjustable interest rates . . . . . . . .       2,318
                                                          -------
  Total . . . . . . . . . . . . . . . . . . . . . . .     $11,128
                                                          =======


NONPERFORMING ASSETS

    A loan is placed on nonaccrual status when, in management's judgment, the collection of the interest income appears doubtful. Interest receivable that has been accrued in prior years and is subsequently determined to have doubtful collectibility is charged to the allowance for possible loan losses. Interest on loans that are classified as nonaccrual is recognized when received. Past due loans are loans whose principal or interest is past due 90 days or more.
In some cases, where borrowers are experiencing financial difficulties loans may be restructured to provide terms significantly different from the original contractual terms.

    Following is a summary of nonperforming and past due loans and foreclosed assets as of December 31, 1994 and 1993:

                                                                  DECEMBER 31,
                                                          --------------------------
                                                           1994                1993
                                                          ------              ------
                                                                (In thousands)
Loans accounted for on a nonaccrual
  basis   . . . . . . . . . . . . . . . . . . . . . .      $341                $ 33
Installment loans and term loans
  contractually past due ninety days
  or more as to interest or principal
  payments and still accruing . . . . . . . . . . . .        54                  64
Loans, the terms of which have been
  renegotiated to provide a reduction
  or deferral of interest or principal
  balance because of deterioration in
  the financial position of the borrower  . . . . . .         -                   -
Loans now current about which there are
  serious doubts as to the ability of
  the borrower to comply with present
  loan repayment terms  . . . . . . . . . . . . . . .         -                   -
Foreclosed assets . . . . . . . . . . . . . . . . . .         6                  89
                                                           ----                ----

  Total   . . . . . . . . . . . . . . . . . . . . . .      $401                $186
                                                           ====                ====

    If interest on these loans had been accrued and paid, such interest income would have approximated $13,757 and $4,839 for 1994 and 1993, respectively.

SUMMARY OF LOAN LOSS EXPERIENCE

    The provision for possible loan losses is created by direct charges to operations. Losses on loans are charged against the allowance in the period in which such loans, in management's opinion, become uncollectible. Recoveries during the period are credited to this allowance. The factors that influence management's judgment in determining the amount charged to operating expense are past loan experience, composition of the loan portfolio, evaluation of possible future losses, current economic conditions and other relevant factors. Tifton Bank's allowance for loan losses was approximately $404,000 at December 31, 1994, representing 1.3% of year-end total loans outstanding, compared with approximately $400,000 at December 31, 1993, which represented 1.24% of year-end total loans outstanding. Tifton Bank's allowance for loan losses was approximately $441,000 at March 31, 1995, representing 1.19% of period-end total loans outstanding.

    The allowance for loan losses is reviewed periodically based on management's evaluation of current risk characteristics of the loan portfolio, as well as the impact of prevailing and expected economic business conditions. Management considers the allowance for loan losses adequate to cover possible loan losses on each outstanding loan with particular emphasis on any problem loans. Management of Tifton Bank has not allocated the allowance for loan losses to specific categories of loans. Based on management's best estimate, approximately 40% of the allowance should be allocated to real estate loans, 30% to commercial and industrial loans, and 30% to consumer/installment loans as of December 31, 1994 and March 31, 1995.

    The following table presents an analysis of Tifton Bank's loan loss experience for the periods indicated:

                                                                YEAR ENDED DECEMBER 31,
                                                             1994                    1993
                                                             ----                    ----
                                                                (Dollars in thousands)
Average amount of loans outstanding . . . . . . . . . .    $34,047                  $34,010
                                                           =======                  =======

Balance of reserve for possible loan
  losses at beginning of period . . . . . . . . . . . .    $   400                  $   371
                                                           -------                  -------

Charge-offs:
  Commercial, financial and agricultural  . . . . . . .    $   (17)                 $  (159)
  Real estate - mortgage  . . . . . . . . . . . . . . .        (12)                       -
  Consumer  . . . . . . . . . . . . . . . . . . . . . .        (47)                     (88)
                                                           -------                  -------
                                                           $   (76)                 $  (247)
                                                           -------                  -------
Recoveries:
  Commercial, financial and agricultural  . . . . . . .    $     7                       21
  Real estate-mortgage  . . . . . . . . . . . . . . . .          1                        -
  Consumer  . . . . . . . . . . . . . . . . . . . . . .         11                        8
                                                           -------                  -------
                                                           $    19                  $    59
                                                           -------                  -------
          Net charge-offs . . . . . . . . . . . . . . .    $   (57)                 $  (188)
                                                           -------                  -------

Additions to reserve charged to operating
  expenses  . . . . . . . . . . . . . . . . . . . . . .    $    61                  $   217
                                                           -------                  -------

Balance of reserve for possible
  loan losses at period end . . . . . . . . . . . . . .    $   404                  $   400
                                                           =======                  =======

Ratio of net loan charge-offs to
  average loans outstanding during period . . . . . . .       0.17 %                    0.55 %
                                                           =======                  ========

DEPOSITS

     Average amount of deposits and average rate paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand and savings deposits, and time deposits, for the periods indicated are presented below.

                                           YEAR ENDED DECEMBER 31,
                                        1994                    1993
                                 -----------------      ------------------
                                 AMOUNT       RATE      AMOUNT        RATE
                                 ------       ----      ------        ----
                                           (Dollars in thousands)
Noninterest-bearing
  demand deposits . . . . .      $ 6,178         - %    $ 5,536          - %
Interest-bearing demand . .        5,707      3.11        3,977       3.18
Savings deposits. . . . . .        2,113      2.79        2,492       2.70
Time deposits . . . . . . .       30,941      4.41       31,814       4.52
                                 -------      ----      -------       ----
        Total deposits. . .      $44,939                $43,819
                                 =======                =======

         The amounts of time certificates of deposit issued in amounts of $100,000 or more at December 31, 1994, are shown below by category, which is based on time remaining until maturity for the periods indicated from December 31, 1994.

                                                 TIME DEPOSITS
                                              OF $100,000 OR MORE
                                              -------------------
                                                (In thousands)
Three months or less  . . . . . . . . . . . . . .   $1,563
Over three through six months . . . . . . . . . .    1,875
Over six through twelve months  . . . . . . . . .    2,123
Over twelve months  . . . . . . . . . . . . . . .    3,502
                                                    ------
          Total . . . . . . . . . . . . . . . . .   $9,063
                                                    ======

RETURN ON ASSETS AND STOCKHOLDERS' EQUITY

     The following rate of return information for the periods indicated is presented below.

                                                 YEAR ENDED DECEMBER 31,
                                                 -----------------------
                                                1994                 1993
                                                ----                 ----
Return on assets (1)  . . . . . . . . . .       0.57%                0.89%
Return on equity (2)  . . . . . . . . . .       5.23%                8.43%
Dividend payout ratio (3) . . . . . . . .      44.78%               14.35%
Equity to assets ratio (4)  . . . . . . .      10.96%               10.56%

_______________
(1) Net income divided by average total assets.
(2) Net income divided by average equity.
(3) Dividends declared per share divided by net income per share.
(4) Average equity divided by average total assets.

LIQUIDITY AND CAPITAL RESOURCES

         Liquidity management involves the matching of the cash flow requirements of customers, who may be either depositors desiring to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs, and the ability of TBI to meet those needs. TBI seeks to meet liquidity requirements primarily through management of short-term investments (principally Federal funds sold) and monthly amortizing loans. Another source of liquidity is the repayment of maturing single payment loans. In addition, TBI maintains relationships with correspondent banks which could provide funds on short notice, if needed.

         The liquidity and capital resources of TBI are monitored on a periodic basis by state and federal regulatory authorities. At March 31, 1995, TBI's short-term investments were adequate to cover any reasonably anticipated immediate need for funds. TBI is not aware of any events or trends likely to result in a material change in its liquidity.

         The Federal Reserve requires the maintenance of certain minimum risk-based capital requirements. The capital requirements are based upon the perceived risk inherent in the assets of Tifton Bank. The guidelines define capital as either core (Tier 1) capital or supplementary (Tier 2) capital. Tier 1 capital consists primarily of shareholders' equity minus intangible assets, while Tier 2 capital consists of the allowance for loan losses up to certain limits, certain preferred stock and other debt instruments. Current standards require banks to maintain a minimum risk-based capital ratio of qualifying total capital to total capital to risk-weighted assets of 8%, with at least 4% consisting of Tier 1 capital and a minimum leverage ratio of 3%. Under these guidelines, Tifton Bank's capital ratios as of December 31, 1994, 1993 and March 31, 1995 were:

                                                 ACTUAL CAPITAL RATIO
                                           -------------------------------
                                             DECEMBER 31,                           MINIMUM
                                           ----------------      MARCH 31,         REGULATORY
                                           1994        1993        1995            REQUIREMENT
                                           ----        ----        ----            -----------
Leverage capital ratio  . . . . . .        9.28%      10.27%       9.45%             3.00%
Risk based capital ratios:
  Tier 1 capital  . . . . . . . . .        9.50%       9.88%       9.62%             4.00%
  Tier 2 capital  . . . . . . . . .       10.27%      10.67%      10.44%             8.00%


COMMITMENTS AND LINES OF CREDITS

         In the ordinary course of business, Tifton Bank has granted commitments to extend credit to approved customers. Generally, these commitments to extend credit have been granted on a temporary basis for seasonal or inventory requirements and have been approved by Tifton Bank's Board of Directors. Tifton Bank has also granted commitments to approved customers for standby letters of credit. These commitments are recorded in the financial statements when funds are disbursed or the financial instruments become payable. Tifton Bank uses the same credit policies for these off-balance sheet commitments as it does for financial instruments that are recorded in the consolidated financial statements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

         Following is a summary of the commitments outstanding at December 31, 1994 and 1993 and March 31, 1995.

                                                   DECEMBER 31,
                                              --------------------                 MARCH 31,
                                              1994            1993                   1995
                                              ----            ----                  ------
                                                             (In thousands)
Commitments to extend credit  . . . . .      $6,767          $4,776                 $7,200
Standby letters of credit . . . . . . .          26             512                      6
                                             ------          ------                 ------
                                             $6,993          $5,288                 $7,426
                                             ======          ======                 ======

IMPACT OF INFLATION

         The consolidated financial statements and related consolidated financial data presented herein have been prepared in accordance with generally accepted accounting principles and practices within the banking industry which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation.

CURRENT ACCOUNTING ISSUES

         In May 1993, the Financial Accounting Standards Board (the "FASB") issued "Statement of Financial Accounting Standards No. 114 - Accounting by Creditors for Impairment of a Loan" ("SFAS 114"). SFAS 114 specifies that allowances for loan losses on impaired loans should be determined using the present value of the estimated future cash flows of the loan, discounted at the loan's effective interest rate. A loan is impaired when it is probable that all principal and interest amounts will not be collected according to the loan contract. SFAS 114 is effective for fiscal years beginning after December 1994. Management of TBI has not yet determined the impact of adoption of SFAS 114 on the financial position or results of operations of TBI.

                             OWNERSHIP OF TBI STOCK

SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth as of May 31, 1995, information concerning the beneficial ownership of TBI Stock for each current director of TBI and for all current directors and executive officers as a group. Except as otherwise indicated, the named persons have sole voting and investment power with regard to the shares shown as owned by such persons.

                                                    SHARES BENEFICIALLY           PERCENT
          NAME                                             OWNED(1)               OF CLASS
          ----                                      -------------------           --------
Martin A. Cohen . . . . . . . . . . . . . . . . . .      7,750                      3.88%
Sammie D. Dixon, M.D. . . . . . . . . . . . . . . .      7,970  (2)                 3.99
Gary P. Hall  . . . . . . . . . . . . . . . . . . .      3,050  (2)                 1.53
Harold G. Harper  . . . . . . . . . . . . . . . . .      8,400  (2)                 4.15
Roy R. Jackson  . . . . . . . . . . . . . . . . . .      5,000  (2)                 2.50
Derris Jones  . . . . . . . . . . . . . . . . . . .     13,825  (2)                 6.91
J. Thomas Lindsey . . . . . . . . . . . . . . . . .      6,927  (2)                 3.46
John Frank McGill . . . . . . . . . . . . . . . . .      5,250  (2)                 2.63
Donald W. Pearson, Sr.  . . . . . . . . . . . . . .      7,805                      3.90
James W. Scott, M.D.  . . . . . . . . . . . . . . .      8,889                      4.42
Jack Stone  . . . . . . . . . . . . . . . . . . . .      6,050  (2)                 3.02
Vince A. Thigpen  . . . . . . . . . . . . . . . . .     16,750  (2)                 8.38
Monty Veazey  . . . . . . . . . . . . . . . . . . .      4,000  (2)                 2.00

All current directors and
  executive officers as a group (14 persons)  . . .    101,666                      50.8%
- ---------------

(1) The stock ownership information shown has been furnished to TBI by the named persons and group. Beneficial ownership as reported in the table has been determined in accordance with Commission regulations. Except as otherwise stated in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as owned by such persons.
(2) The shares shown as owned by Mr. Cohen include 6,500 shares with respect to which he shares voting or investment power; the shares shown as owned by Dr. Dixon include 5,000 shares with respect to which he shares voting or investment power; the shares shown as owned by Mr. Hall include 1,250 shares with respect to which he shares voting or investment power; the shares shown as owned by Mr. Harper include 1,250 shares with respect to which he shares voting or investment power; the shares shown as owned by Mr. Jackson include 5,000 shares with respect to which he shares voting or investment power; the shares shown as owned by Mr. Jones include 5,000 shares that he owns jointly with his spouse and 8,025 shares with respect to which he shares voting or investment power; the shares shown as owned by Mr. Lindsey include 4,050 shares with respect to which he shares voting or investment power; the shares shown as owned by Mr. McGill are owned by his spouse; the shares shown as owned by Mr. Stone include 1,050 shares with respect to which he shares voting or investment power; the shares shown as owned by Mr. Thigpen include 13,000 shares with respect to which he shares voting or investment power; and the shares shown as owned by Mr. Veazey include 1,000 shares with respect to which he shares voting or investment power.

PRINCIPAL STOCKHOLDERS

         The following table sets forth information as of May 31, 1995 regarding the ownership of the TBI Stock by each person known to TBI to be the beneficial owner of more than 5% of the TBI Stock. Except as otherwise indicated above, the named persons have sole voting and investment power with regard to the shares shown as owned by such persons. Each of the named persons in the following table has indicated orally to TBI's Board of Directors that such persons intend to vote all of the shares beneficially owned by them in favor of the Merger. The aggregate amount of such shares is 30,575 or 15.3% of the outstanding shares of TBI Stock as of May 31, 1995. In addition to shares owned by the persons named in the following table, all of the shares of TBI Stock beneficially owned by the directors and executive officers of TBI as indicated under "Security Ownership of Management" are expected to be voted in favor of the Merger based on the oral indications of intent of the individuals named in that table. Accordingly, the total number of shares owned by directors and executive officers, including the principal stockholders named below, of TBI which are expected to be voted in favor of the Merger is 101,666 shares or approximately 50.8% of the outstanding shares of TBI Stock as of May 31, 1995. Because the principal stockholders and management own a majority of the outstanding shares of TBI Stock, the Merger Agreement will be adopted and the Merger will be approved if the principal stockholders and management vote in favor of the proposal.

                                                    SHARES BENEFICIALLY                               PERCENT
NAME AND ADDRESS                                           OWNED                                      OF CLASS
- ----------------                                    -------------------                               --------
Vince A. Thigpen  . . . . . . . . . . . . . . .           16,750  (1)                                 8.38  %
  P.O. Box 888
  Tifton, Georgia 31793

Derris Jones  . . . . . . . . . . . . . . . . .           13,825  (1)                                 6.91  %
  Route 1, Box 290
  Chula, Georgia 31733

- ---------------
(1) For information concerning beneficial ownership, see footnotes (1) and (2) under "- Security Ownership of Management" above.

                  BUSINESS INFORMATION CONCERNING FLFC AND FLB

         FLFC is a unitary savings and loan holding company headquartered in Macon, Georgia which owns and operates FLB and FLB's wholly owned subsidiary, Liberty Mortgage. At March 31, 1995, the Company had total assets of approximately $794 million, total deposits of approximately $691 million and stockholders' equity of approximately $63 million.

         FLB is a federally chartered stock savings bank based in Macon, Georgia which serves Macon, Savannah, Valdosta and other Georgia cities through its home office and 26 full-service branch offices. Through Liberty Mortgage, FLB operates a mortgage banking business in all of its market areas and through correspondent relationships in several southeastern states. Based on total assets as of March 31, 1995, FLB is the second largest savings association headquartered in Georgia, and FLB's capital as of such date was in excess of all applicable capital requirements.

         In 1990, FLFC undertook a long-term plan to reduce FLB's non-performing assets, to increase its capital and to improve its core earnings. Through the implementation of this plan, the ratio of non-performing assets to total loans and foreclosed properties has been reduced from 7.27% at September 30, 1990 to 1.61% at March 31, 1995, the ratio of core capital to adjusted total assets has increased from 3.49% at September 30, 1990 to 6.03% at March 31, 1995 and net income improved from a loss of $5.6 million for the year ended September 30, 1990 to net income of $6.0 million for the year ended September 30, 1994 and $3.8 million for the six months ended March 31, 1995.

         In 1990, FLFC sold FLB's branches in the highly competitive Atlanta market in order to focus on those markets in which it enjoys greater market share and a more efficient cost structure. Consistent with this strategy, FLFC plans to expand FLB's market share in its middle, south and coastal Georgia market areas both through internal growth and through selected acquisitions.
In December 1992, FLFC acquired First Federal Savings and Loan Association of Milledgeville, Georgia ("First Federal"), which had a primary market area adjacent to FLB's primary market area in Macon, Georgia. On the acquisition date, First Federal had total assets of approximately $41 million and total deposits of approximately $38 million. In March 1993, FLB acquired six branch offices in Savannah, Georgia from Bankers First Savings Bank, FSB, and loans of $5 million and deposits of $38 million. In December 1994, FLFC acquired Central Banking Company and its bank subsidiary, The Central Bank, which had a primary market area in Swainsboro, Georgia. On the acquisition date, Central Banking Company had total assets of approximately $58 million and total deposits of approximately $52 million. On March 24, 1995, FLB acquired from First Union National Bank of Georgia ("First Union") approximately $95 million in deposits and three banking offices in Sylvania, Waycross and Vidalia, Georgia.

         FLFC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore some dilution of FLFC's book value and/or net income per common share may occur in connection with any such future acquisitions. See "Pro Forma Financial Information."

         In May 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 122 "Accounting for Mortgage Servicing Rights." This Statement is effective for financial statements issued by FLFC for the fiscal year ending September 31, 1997. SFAS 122 amends SFAS No. 65 "Accounting for Certain Mortgage Banking Activities", to require that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others regardless of whether those servicing rights are acquired through either the purchase or origination of mortgage loans. This Statement also requires that the mortgage banking enterprise assess its capitalized mortgage servicing rights for impairment based upon the fair value of those rights, including those rights purchased before adoption of this Statement. Impairment should be recognized through a valuation allowance. Retroactive capitalization of mortgage servicing rights before the adoption of this Statement is prohibited. FLFC is currently reviewing the impact this Statement will have on their mortgage operations.

         For further information concerning FLFC and FLB, see FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1994 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, copies of which are being delivered to the TBI stockholders with this Proxy
Statement/Prospectus and are incorporated herein by reference. See "Incorporation of Certain Information by Reference."

                       DESCRIPTION OF FLFC CAPITAL STOCK

GENERAL

         The authorized capital stock of FLFC consists of 25,000,000 shares of FLFC Stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, without par value ("FLFC Preferred Stock"). Currently, 3,008,350 shares of FLFC Stock are outstanding and are fully paid and nonassessable and 460,000 shares of FLFC Preferred Stock designated as Series A 7.75% Cumulative Convertible Preferred Stock, stated value $25 per share (the "Series A Preferred"), and 350,000 shares of FLFC Preferred Stock designated as Series B Preferred, stated value $25 per share, are outstanding and are fully paid and nonassessable.

FLFC STOCK

         All voting rights are vested in the holders of the FLFC Stock. Each holder of FLFC Stock is entitled to one vote per share on any issue requiring a vote at any meeting. The shares do not have cumulative voting rights in the election of directors. Consequently, the holders of more than 50% of the outstanding shares of FLFC Stock may elect all of the directors. All shares of FLFC Stock are entitled to share equally in such dividends as the Board of Directors of FLFC may declare on the FLFC Stock from sources legally available therefor. The determination and declaration of dividends is within the discretion of the Board of Directors of FLFC. In the event of dissolution, the holders of FLFC Stock will be entitled to receive on a pro rata basis, after payment or provision for payment of all debts and liabilities of FLFC and subject to the preferences of FLFC Preferred Stock, all assets of FLFC available for distribution, in cash or in kind. Holders of shares of FLFC Stock do not have preemptive rights to subscribe for additional shares on a pro rata basis if and when additional shares are offered for sale by FLFC. See "Comparison of Stockholder Rights."

PREFERRED STOCK

         General. Pursuant to FLFC's Articles of Incorporation, the Board of Directors of FLFC may authorize the issuance of up to 5,000,000 shares of FLFC Preferred Stock either at once or in series, may establish from time to time the number of shares to be included in any such series and may fix the designations, powers, preferences and rights (including voting rights) of the shares of each such series and any qualifications, limitations or restrictions thereon. No stockholder authorization is required or will be sought for the issuance of shares of FLFC Preferred Stock unless authorization is required by then applicable law or unless such authorization is deemed advisable by the Board of Directors of FLFC. Shares of FLFC Preferred Stock may be issued for any general corporate purposes, including acquisitions. The Series A Preferred and Series B Preferred are series of FLFC Preferred Stock. The Board of Directors of FLFC could issue additional series of FLFC Preferred Stock with rights more favorable with regard to dividends and liquidations than the rights of the holders of FLFC Stock and which could be used for the purpose of preventing a hostile takeover of FLFC. The issuance of additional series of FLFC Preferred Stock also could adversely affect the voting power of the holders of FLFC Stock.

         Series A Preferred. In February 1993, FLFC issued 460,000 shares of Series A Preferred. Holders of Series A Preferred are entitled to receive, when and as declared by the Board of Directors, out of assets of FLFC legally available therefor, cash dividends at the annual rate of $1.9375 per share. FLFC has paid all dividends on the Series A Preferred when and as they became due and no dividends on such stock is or has been in arrears. Each share of Series A Preferred is convertible at the option of the holder thereof into shares of FLFC Stock at a conversion price of $12.50 per share of FLFC Stock (equivalent to a conversion rate of two shares of FLFC Stock for each share of Series A Preferred). The Series A Preferred is redeemable by FLFC in whole or in part at the following redemption prices per share, together in each case with accrued but unpaid dividends:

                                                       REDEMPTION PRICE PER SHARE
               YEAR                                       OF SERIES A PREFERRED
               ----                                       ---------------------
           1994   . . . . . . . . . . . . . . . . . . . .        $26.60
           1995   . . . . . . . . . . . . . . . . . . . .        $26.20
           1996   . . . . . . . . . . . . . . . . . . . .        $25.80
           1997   . . . . . . . . . . . . . . . . . . . .        $25.40
           1998 and thereafter  . . . . . . . . . . . . .        $25.00

    Notwithstanding the foregoing, the Series A Preferred may not be redeemed prior to April 1, 1996 unless, for a period of 20 consecutive trading days ending within five trading days prior to the date of the notice of redemption, the average market price of the FLFC Stock has been at least 135% of the conversion price of the Series A Preferred. For purposes of this paragraph, "average market price" means the average of the last reported sales prices of the FLFC Stock for the preceding 20 consecutive trading days as reported on the principal exchange on which the FLFC Stock is listed or, as the case may be The Nasdaq National Market.

    The holders of the Series A Preferred have no voting rights except as indicated below or as otherwise expressly required by applicable law. If the equivalent of six quarterly dividends payable on the Series A Preferred (whether or not consecutive) are in arrears, the number of directors of FLFC will be increased by two and the holders of Series A Preferred, voting separately as a class with the holders of shares of any one or more other series of preferred stock ranking on a parity with the Series A Preferred either as to payment of dividends or upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors to fill such vacancies at the next annual meeting of stockholders of FLFC. Such right to elect two additional directors shall continue annually until all dividends in arrears have been paid in full. Each director elected by the holders of shares of the Series A Preferred and all other classes of stock whose holders are so entitled to vote shall continue to serve as such director for the full term for which he shall have been elected, notwithstanding that prior to the end of such term such arrearage shall cease to exist.

    Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred and any one or more other series of preferred stock of FLFC ranking on a parity with the Series A Preferred either as to dividends or upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are then exercisable (including the Series A Preferred), voting as a class without regard to series, will be required to authorize, create or issue, or reclassify any authorized stock of FLFC into, or authorize, create or issue any obligation or security convertible into or evidencing a right to purchase, any shares of, or increase the authorized or issued amount of, any class or series of, stock of FLFC ranking prior to the Series A Preferred with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up.

    Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred and any one or more other series of preferred stock of FLFC similarly affected and upon which like voting rights have been conferred and are then exercisable, voting separately as a single class, will be required to amend, alter or repeal the provisions of FLFC's Articles of Incorporation, or of the Amendment to the Articles of Incorporation describing the terms of the Series A Preferred or other amendment to the Articles of Incorporation describing such other series of preferred stock (or, in each case, any certificate amending or supplementing the same), whether by merger, consolidation or otherwise, so as to adversely affect the powers, preferences, privileges or rights of shares of the Series A Preferred and any such other series of preferred stock. Any increase in the amount of authorized preferred stock or the creation and issuance of other series of preferred stock ranking on a parity with or junior to the Series A Preferred with respect to dividends and upon liquidation, dissolution or winding up shall not be deemed to adversely affect the rights of the Series A Preferred.

    The foregoing voting provisions with respect to the Series A Preferred will not apply if, at or before a time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred shall have been redeemed or sufficient funds shall have been deposited in trust to effect such redemption.

    Except as set forth above, the rights and preferences of the Series A Preferred are substantially the same and rank on a parity with Series B Preferred.

    Series B Preferred.

    General. Pursuant to Articles of Amendment adopted by the Board of Directors of FLFC, FLFC is authorized to issue up to 350,000 shares of Series B Preferred. In December 1994, FLFC issued 148,799 shares of Series B Preferred in connection with FLFC's acquisition of Central Banking Company. As a result, an aggregate of 201,201 shares of Series B Preferred remain authorized but unissued.

    Ranking. The Series B Preferred ranks prior to the FLFC Stock and is of the same class and ranks on a parity with the Series A Preferred with respect to the payment of dividends and rights upon liquidation. FLFC may issue additional shares of Preferred Stock (in one or more series) that rank on a parity with the Series B Preferred as to dividends and liquidation rights without the approval of the holders of Series B Preferred. However, FLFC may not create a new class of securities that have rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the Series B Preferred. See "- Voting Rights" below.

    Dividends. Holders of shares of Series B Preferred are entitled to receive, when and as declared by the Board of Directors of FLFC out of assets of FLFC legally available therefore, cash dividends at the annual rate of $1.50 per share. Dividends on the Series B Preferred at such annual rate are payable quarterly in arrears on April 1, July 1, October 1 and January 1 of each year, commencing on the Dividend Payment Date next following the date of issuance of the shares; provided, however, if the initial Dividend Payment Date is 15 or fewer days after the issuance of shares of Series B Preferred, FLFC may defer the initial dividend payment with respect to such shares until the second Dividend Payment Date following such issuance. Each dividend is payable to holders of record as they appear on the stock books of FLFC on such record dates, not exceeding 45 days preceding the payment dates thereof, as shall be fixed by the Board of Directors of FLFC. Dividends are cumulative from the date of original issue, and dividends payable on the initial dividend following issuance will be pro rated based on the number of days that shall have elapsed since the date the shares are issued. Dividends payable on the Series B Preferred for any period greater or less than a full dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series B Preferred for each full dividend period are computed by dividing the annual dividend rate by four. Holders of the Series B Preferred are not entitled to any dividend, whether payable in cash, property or securities, in excess of full cumulative dividends on the Series B Preferred. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments which may be in arrears. Dividends paid on shares of Series B Preferred in an amount less than the total amount of such dividends at the time accumulated and payable on such shares will be allocated pro rata among all such shares at the time outstanding.

    If FLFC has outstanding any shares of any other series of preferred stock ranking junior to the Series B Preferred as to dividends, no dividends shall be declared or paid or set apart for payment on any such other series for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for payment thereof is set apart for such payment on the Series B Preferred for all dividend payment periods ending on or before the date of payment of such full cumulative dividends. When dividends are not paid in full or are in arrears on the Series B Preferred and on any other series of preferred stock ranking on a parity as to dividends with the Series B Preferred, all dividends declared upon all outstanding shares of the Series B Preferred and shares of such other series of preferred stock will be declared pro rata so that the amount of dividends declared per share on the Series B Preferred and such other preferred stock will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series B Preferred and such other preferred stock to the date of such dividend payment bear to each other.

    Unless full cumulative dividends on all outstanding shares of Series B Preferred have been paid or declared and set apart for payment for all past dividend payment periods, (i) no dividends may be paid or declared and set apart for payment, or other distribution made (other than dividends or distributions in FLFC Stock or any other stock ranking junior to the Series B Preferred) upon the FLFC Stock or on any other stock of FLFC ranking junior to, or on a parity with, the Series B Preferred, (ii) no FLFC Stock, or any other stock of FLFC ranking junior to, or on a parity with, the Series B Preferred, may be redeemed, purchased or otherwise acquired for any consideration (nor may any payment be made or made available for a sinking fund for the redemption of any shares of such stock) by FLFC (except for conversion of such junior or parity stock into, or exchange of such junior or parity stock for stock ranking junior to the Series B Preferred as to dividends and upon liquidation).

    Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of FLFC, the holders of shares of Series B Preferred are entitled to receive, out of the assets of FLFC available for distribution to stockholders, liquidation distributions in the amount of $25 per share plus accrued and unpaid dividends before any distribution of assets is made to holders of FLFC Stock or of any other shares of stock of FLFC ranking as to such a distribution junior to the shares of Series B Preferred. After payment of such liquidating distributions, the holders of shares of Series B Preferred will not be entitled to any further participation in any distribution of assets of FLFC. If, upon any voluntary or involuntary dissolution, liquidation or winding up of FLFC, the amounts payable with respect to the liquidation preference of the Series B Preferred and any other shares of stock of FLFC ranking as to any such distribution on a parity with the Series B Preferred are not paid in full, the holders of the Series B Preferred and of such other shares will share ratably in any such distribution of assets of FLFC in proportion to the full respective distributable amounts to which they are entitled. Neither the sale of all or substantially all the property or business of FLFC, nor the merger or consolidation of FLFC into or with any other corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary of FLFC.

    Optional Redemption. The Series B Preferred will be redeemable at the option of FLFC for cash at any time or from time to time on or after January 1, 1997, in whole or in part, on at least 30 but not more that 60 days' notice. With respect to any such redemption, the Series B Preferred will be redeemable at the following redemption prices per share, together in each case with accrued but unpaid dividends to but excluding the date fixed for redemption, if redeemed during the 12-month period beginning on January 1 or on the next succeeding business day:

                                                          REDEMPTION PRICE PER SHARE
    YEAR                                                    OF SERIES B PREFERRED
    ----                                                    ---------------------
    1997  . . . . . . . . . . . . . . . . . . . . . . . .          $27.00
    1998  . . . . . . . . . . . . . . . . . . . . . . . .           26.60
    1999  . . . . . . . . . . . . . . . . . . . . . . . .           26.20
    2000  . . . . . . . . . . . . . . . . . . . . . . . .           25.80
    2001  . . . . . . . . . . . . . . . . . . . . . . . .           25.40
    2002 and thereafter . . . . . . . . . . . . . . . . .           25.00

    If cumulative dividends on the Series B Preferred have not been fully paid, the Series B Preferred may not be redeemed in part and FLFC may not purchase or acquire any shares of the Series B Preferred other than pursuant to a purchase or exchange offer made on the same terms to all holders of the Series B Preferred. If fewer than all the outstanding shares of the Series B Preferred are to be redeemed, FLFC will select those to be redeemed pro rata, by lot or by a substantially equivalent method. On and after the redemption date, dividends shall cease to accrue on shares of Series B Preferred called for redemption and such shares shall be deemed to cease to be outstanding, provided that the redemption price (including any accrued and unpaid dividends to the date fixed for redemption) has been duly paid or provided for. Any shares of the Series B Preferred for which a notice of redemption has been given may be converted into shares of FLFC Stock at any time before the close of business on the date fixed for the redemption.

         Conversion Rights. Each share of Series B Preferred will be convertible at the holder's option at any time before redemption or maturity initially at $21.00 per share (equivalent to 1.19 shares of FLFC Stock for each share of Series B Preferred converted) (the "Conversion Price"), subject to adjustment as described below. On June 9, 1995, the last sale price of the FLFC Stock on The Nasdaq National Market was $18.00 per share. Accordingly, on that date the market value of the 1.76 shares of FLFC Stock underlying the 1.48 shares of Series B Preferred comprising the Stock Price was $31.76. The conversion right with respect to shares of Series B Preferred will terminate at the close of business on the date fixed for redemption of such shares (provided that no default by FLFC in the payment of the applicable redemption price including any accrued and unpaid dividends shall have occurred and be continuing on the date fixed for such redemption) and will be lost if not exercised before that time.

         A holder of record of a share of Series B Preferred on a record date with respect to the payment of a dividend on the Series B Preferred will be entitled to receive such dividend on such share of Series B Preferred on the corresponding dividend payment date notwithstanding the conversion thereof after such record date or default by FLFC in the payment of the dividend payable on such dividend payment date. However, a share of Series B Preferred surrendered for conversion during the period from the close of business on any record date for the payment of a dividend on the Series B Preferred to the opening of business on the corresponding dividend payment date must be accompanied by a payment of an amount equal to the portion of the dividend payable on such dividend payment date that accrues during the period from the date of such surrender until such dividend payment date. Holders of record of shares of Series B Preferred on a record date with respect to the payment of a dividend on the Series B Preferred who convert such shares on or after the corresponding dividend payment date will receive the dividend payable by FLFC on such date and need not include payment in the amount of such dividend upon surrender of such shares for conversion. Otherwise, no payment or adjustment is to be made on conversion for dividends accrued on the shares of Series B Preferred or for dividends on the FLFC Stock issued in conversion.

         The Conversion Price is subject to adjustment in certain events, including (i) the issuance of FLFC Stock as a dividend or distribution on any class of capital stock of FLFC; (ii) the combination, subdivision or reclassification of the FLFC Stock; (iii) the issuance to all holders of FLFC Stock of rights or warrants entitling them to subscribe for or purchase FLFC Stock at less than the then current market price (as defined) of the FLFC Stock; (iv) the distribution to all holders of FLFC Stock of (aa) evidences of FLFC's indebtedness and/or (bb) cash or other assets (including securities, but excluding the rights, warrants, dividends and distributions referred to above and any regular quarterly dividend payable solely in cash out of the retained earnings of FLFC that may from time to time be fixed by the Board of Directors); or (v) events described in the following paragraph. No such adjustment of less than one percent of the Conversion Price will be required; however, any such adjustment not made due to this limitation will be carried forward and taken into account in any subsequent adjustment.

         In case of (i) any capital reorganization of FLFC, (ii) any reclassification or change of outstanding shares of FLFC Stock (other than a change relating to par value, or as a result of a subdivision or combination of the FLFC Stock), (iii) any consolidation, merger or combination of FLFC with or into another corporation, or (iv) any sale or conveyance of the properties and assets of FLFC as, or substantially as, an entirety to any other entity, in each case as a result of which FLFC Stock holders are entitled to receive consideration for their FLFC Stock, there will be no adjustment of the Conversion Price, but the holder of each share of Series B Preferred then outstanding shall have the right thereafter to convert such share into the kind and amount of securities, cash or other property that the holder would have owned or been entitled to receive immediately after such reorganization, reclassification, change, consolidation, merger, combination, sale or conveyance, if such share had been converted immediately before the effective time of such reorganization, reclassification, change, consolidation, merger, combination, sale or conveyance. In the event that FLFC engages in a transaction set forth in (i)-(iv) above and the holders of Series B Preferred do not convert their shares of Series B Preferred as provided above, then the continuing or surviving entity shall be obligated to redeem all remaining outstanding shares of Series B Preferred, and the holders of Series B Preferred shall surrender their shares of Series B Preferred for redemption, all in accordance with the redemption provisions otherwise applicable to the Series B Preferred.

         Upon conversion, holders of Series B Preferred may also be entitled to receive rights under FLFC's stockholder rights plan. See "Comparison of Stockholder Rights - Stockholder Rights Plan."

         Fractional shares of FLFC Stock will not be delivered upon conversion, but a cash adjustment will be paid in respect of such fractional interest, based on the then current market price of the FLFC Stock.

         Conversion of the Series B Preferred may be effected by delivering such shares to the office or agency to be maintained by FLFC for that purpose.

         Voting Rights. The holders of Series B Preferred will have no voting rights except as otherwise expressly required by applicable law. The holders of Series B Preferred will not be entitled to elect directors, even if FLFC is in default on the payment of dividends on the Series B Preferred.

         Pursuant to the GBCC, the affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred are required to approve an amendment to FLFC's Articles of Incorporation if the amendment would: (i) increase or decrease the aggregate number of authorized shares of FLFC's preferred stock; (ii) effect an exchange or reclassification of all or part of the shares of FLFC preferred stock into shares of another class; (iii) change the designation, rights, preferences, or limitations of all or part of the shares of the Series B Preferred; (iv) change the shares of all or part of the Series B Preferred into a different number of shares of Series B Preferred;
(v) create a new class of shares having rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of the class; (vi) increase the rights, preferences, or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of the Series B Preferred; (vii) cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on all or part of the shares of Series B Preferred; or (ix) cancel, redeem, or repurchase all or part of the shares of the class except as provided in the Articles of Incorporation.

         Certain Ownership Limitation. Purchasers of the Series B Preferred are subject to certain restrictions and disclosure obligations under various federal laws, including the Change in Bank Control Act (the "Control Act") and the Savings and Loan Holding Company Act (the "Holding Company Act").

         Regulations pursuant to the Control Act and the Holding Company Act generally require prior OTS approval for an acquisition of control of an insured institution (as defined) or holding company thereof by any person (or persons acting in concert). Control is deemed to exist if, among other things, a person (or persons acting in concert) acquires more than 25% of any class of voting stock (generally, stock entitled to vote in the election of directors) of an insured institution or holding company thereof. Additionally, control is presumed subject to rebuttal if a person (or persons acting in concert) acquires either more than ten percent of any class of voting stock or more than 25% of any class of stock, and is also subject to any of the "control factors" set forth in such regulations. The control factors relate, among other matters, to the percentage of such company's debt or equity owned by the person (or persons acting in concert), agreements giving the person (or persons acting in concert) influence over a material aspect of the company's operations, and the number of seats on the board of directors of the company controlled by the person (or persons acting in concert). One of the "control factors" is a holder's status as one of the two largest holders of any class of voting stock. The concept of acting in concert is very broad and also is subject to certain rebuttable presumptions including, among others, that relatives, business partners, management officials, affiliates and others are presumed to be acting in concert with each other and their businesses.

         Because the Series B Preferred is immediately convertible into FLFC Stock, a holder of Series B Preferred is deemed to own the FLFC Stock into which his Series B Preferred may be converted for purposes of the Control Act, the Holding Company Act and the implementing regulations thereunder.
Therefore, purchasers of Series B Preferred should consider the possibility that they could be deemed in control of FLFC for the purpose of these acts and regulations. In making the calculation for a particular stockholder's ownership percentage, the number of shares of FLFC Stock into which such stockholder's Series B Preferred is convertible is to be added to both the numerator (the number of shares of FLFC Stock held by such stockholder) and the denominator (the total number of shares of FLFC Stock outstanding). The denominator is not increased by the total number of shares of FLFC Stock into which all outstanding Series B Preferred is convertible, but only by the number of shares of FLFC Stock into which Series B Preferred owned by the particular stockholder is convertible.

         Other Aspects. Holders of the Series B Preferred have no preemptive rights. The shares of Series B Preferred to be issued in the Merger, when issued, will be validly issued, fully paid and non assessable. The Series B Preferred is not subject to any mandatory redemption or sinking fund or other obligation for FLFC to redeem or retire the Series B Preferred.

         The Series B Preferred ranks prior to the FLFC Stock as to dividends and upon liquidation of FLFC. However, the Series B Preferred ranks on a parity with the Series A Preferred as to all matters. Because FLFC is a holding company, its rights and the rights of holders of its securities, including the holders of the Series B Preferred, to participate in the assets of any subsidiary of FLFC upon the latter's liquidation or recapitalization will be subject to the prior claim of that subsidiary's creditors and preferred stockholders, if any, except to the extent FLFC may itself be a creditor with recognized claims against the subsidiary or the holder of preferred shares, if any of the subsidiary.

         The transfer agent, registrar, dividend disbursing agent and redemption agent for the Series B Preferred is Trust Company Bank, Atlanta, Georgia.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

         As permitted by the GBCC (under which FLFC is incorporated), FLFC's Articles of Incorporation contain provisions which eliminate the personal liability of directors for monetary damages to FLFC or its stockholders for breach of their fiduciary duties as directors, except to the extent such elimination of liability is prohibited by the GBCC. In accordance with the GBCC, these provisions do not limit the liability of any director for any appropriation of a business opportunity of FLFC in violation of the director's duty; for acts or omissions which involve intentional misconduct or a knowing violation of law; for any dividend payment, stock repurchase, stock redemption or distribution in liquidation that was prohibited under Georgia law; or for any transaction from which the director derived an improper personal benefit. These provisions do not limit or eliminate the rights of FLFC or any stockholder to seek an injunction or any other non-monetary relief in the event of a breach of a director's fiduciary duty. In addition, these provisions apply only to claims against a director arising out of his role as a director and do not relieve a director from liability for violations of statutory law such as certain liabilities imposed on a director under the federal securities laws.

         In addition, FLFC's Articles of Incorporation provide for the indemnification of both directors and officers for expenses incurred by them in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. In certain cases, this right of indemnification extends to judgments or penalties assessed against them.


                        COMPARISON OF STOCKHOLDER RIGHTS

         At Effective Time, TBI stockholders who receive shares of the Series B Preferred will become stockholders of FLFC, and their rights as stockholders will be determined by FLFC's Articles of Incorporation and Bylaws. The following is a summary of the material differences in the rights of stockholders of FLFC and TBI and should be read in conjunction with the information set forth in "Description of FLFC Capital Stock - Series B Preferred." Both FLFC and TBI are Georgia corporations governed by the GBCC. Accordingly, except as set forth below and the difference between common and preferred stock, there are no material differences between the rights of an FLFC stockholder under FLFC's Articles of Incorporation and Bylaws and the GBCC, on the one hand, and the rights of a TBI stockholder under TBI's Articles of Incorporation and Bylaws and the GBCC, on the other hand. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the GBCC and the Articles of Incorporation and Bylaws of each corporation.

AUTHORIZED CAPITAL STOCK

         TBI. TBI is authorized to issue 2,000,000 shares of TBI Stock, $10.00 par value per share, of which 200,000 shares of TBI Stock were issued and outstanding as of June 9, 1995. Accordingly, the Board of Directors of TBI has the authority to issue up to 1,800,000 additional shares of TBI Stock without stockholder approval.

         FLFC. FLFC is authorized to issue 25,000,000 shares of FLFC Stock, $1.00 par value per share, and 5,000,000 shares of FLFC Preferred Stock, without par value. As of June 9, 1995, 3,008,350 shares of FLFC Stock, 460,000 shares of FLFC Preferred Stock designated as Series A Preferred and 148,799 shares of FLFC Preferred Stock designated as Series B Preferred were issued and outstanding and 275,000 shares of FLFC Stock were reserved for issuance under FLFC's 1983 Incentive Stock Option Plan and 1992 Stock Incentive Plan. Accordingly, following the Merger the Board of Directors of FLFC will have the authority to issue 21,716,650 shares of FLFC Stock and 4,237,281 shares of FLFC Preferred Stock without stockholder approval. The Board of Directors has the authority to issue FLFC Preferred Stock in one or more series and to fix the dividend rights, dividend rate, liquidation preference, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the number of shares constituting any such series, without further action by the stockholders of FLFC unless such action is required by applicable rules or regulations or by the terms of other outstanding series of preferred stock. Any shares of preferred stock which may be issued may rank prior to shares of FLFC Stock as to payment of dividends and upon liquidation. See "Description of Capital Stock of FLFC."

         The large number of authorized shares of FLFC Stock and FLFC Preferred Stock which may be issued by FLFC without stockholder approval will provide sufficient shares to enable FLFC to declare stock splits and dividends and will enhance FLFC's flexibility to engage in a variety of business transactions, including additional acquisitions and the raising of new capital.

         In addition to providing operational flexibility, in the event of a proposed merger, tender offer or other attempt to gain control of FLFC of which the Board of Directors of FLFC does not approve, it would be possible for the Board of Directors to authorize the issuance of additional shares of FLFC Stock to a person or entity that thereby might obtain sufficient voting power to impede completion of the proposed merger, tender offer or other transaction. Therefore, an effect of the increased number of authorized shares that are not issued or reserved may be to deter a future takeover attempt that some or a majority of the holders of FLFC or FLFC Preferred Stock may deem to be in their best interests or in which holders of FLFC Stock or FLFC Preferred Stock may receive a premium for their shares over the then market price. Additionally, FLFC's Board of Directors could issue a series of preferred stock with rights more favorable with regard to dividends and liquidation than the rights of the holders of FLFC Stock and which could also be used for the purpose of preventing an attempt to gain control of FLFC of which the Board of Directors does not approve. FLFC's Board of Directors, however, has no current plans to issue shares of FLFC Stock or FLFC Preferred Stock after the Merger. For a description of the terms of FLFC's capital stock, see "Description of FLFC Capital Stock."

DIRECTORS

         TBI. The Bylaws of TBI provide for a Board of Directors having not less than five nor more than 25 members. The precise number of directors is fixed by the affirmative vote of the holders of two-thirds of the issued and outstanding shares of TBI Stock or by the affirmative vote of two-thirds of the directors of TBI then in office. Vacancies, except those caused by reason of removal of a director, may be filled for the unexpired term, and until the stockholders shall have elected a successor, by the affirmative vote of a majority of the remaining directors although less than a quorum of the Board of Directors.

         Pursuant to TBI's Articles of Incorporation, the Board of Directors of TBI is divided into three classes of directors which are required to be as nearly equal in number as possible. Each class of directors is elected for a term of three years with the term of one class of directors expiring at each annual meeting of stockholders. TBI's Articles of Incorporation also provide that directors may be removed from office without cause only by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of TBI Stock entitled to vote in an election of directors.

         FLFC. The Bylaws of FLFC provide for a Board of Directors having a single class with six members. The number of directors may be increased at any time by the Board of Directors by amendment to the Bylaws. Vacancies, except those caused by reason of removal of a director, but including those resulting from any increase in the number of directors, may be filled for the unexpired term and until the stockholders have elected a successor, by the affirmative vote of a majority of the remaining directors although less than a quorum of the Board of Directors. Pursuant to FLFC's Articles of Incorporation, the holders of Series B Preferred are not entitled to vote in the election of directors. See "Description of FLFC Capital Stock - Series B Preferred."

         Pursuant to the GBCC, directors of FLFC may be removed with or without cause at a meeting called for such purpose if the votes cast by holders of FLFC Stock in favor of such removal exceed the votes cast opposing such removal.

STOCKHOLDER MEETINGS

         TBI. Under TBI's Bylaws, special meetings of the stockholders may be called at any time by the Board of Directors, by the President or upon written request of the holders of 25% or more of all the shares of outstanding capital stock of TBI.

         FLFC. Under FLFC's Bylaws, special meetings of the stockholders may be called at any time by the President or the Secretary when so directed by a majority vote of the entire Board of Directors or upon a stockholder demand made in accordance with the GBCC. The GBCC presently provides that a corporation must hold a special meeting of stockholders if the holders of at least 25% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, sign, date and deliver to the corporation's Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. In general, after the receipt of such stockholder demand, FLFC shall engage independent inspectors to determine whether such demand comports with the requirements of the GBCC. The independent inspectors must deliver a written report within 15 business days. If the report states that the filing is adequate, or if the report is not delivered within 15 calendar days of the filing date, the President and the Secretary must call a special stockholders meeting by mailing notice within 15 days after receipt of the report by the independent inspectors or after the expiration of the reporting period. Pursuant to FLFC's Articles of Incorporation, the holders of Series B Preferred are not entitled to vote on any matters submitted to a vote of FLFC stockholders except as required by applicable law. See "Description of FLFC Capital Stock - Series B Preferred."

ANTI-TAKEOVER PROVISIONS

         TBI. In addition to the classified Board of Directors discussed under "- Directors" above, TBI's Articles of Incorporation contain certain protective provisions which are intended to facilitate stability of leadership and enhance the TBI Board of Director's role in connection with attempts to acquire control of TBI so that the Board may further and protect the interests of TBI, its stockholders and its other constituencies as appropriate under the circumstances. TBI's Articles of Incorporation provide that, with certain exceptions, the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of capital stock of TBI entitled to vote shall be required to approve: (i) any merger or share exchange of TBI with or into any other corporation; or (ii) any sale, lease, exchange or other disposition of all or substantially all of the assets of TBI to any other corporation, person or other entity, if, as of the record date for determining the shareholders entitled to notice of the meeting and to vote on approval of the matter, the other corporation, person or entity which is a party to the transaction is a beneficial owner, directly or indirectly, of 5% or more of the issued and outstanding shares of capital stock of TBI entitled to vote in the election of directors. These "supermajority" provisions do not apply if two-thirds of the directors of TBI then in office approved the acquisition by such corporation, person or other entity of 5% or more of the outstanding capital stock of TBI, or if two-thirds or more of the directors then in office approve the transaction prior to its consummation.

         FLFC. The provisions of FLFC's Articles of Incorporation, Bylaws, and Stockholder Rights Plan (described under "- Stockholder Rights Plan" below) also contain certain protective provisions, which are intended to facilitate stability of leadership and enhance the FLFC Board of Directors' role in connection with attempts to acquire control of FLFC so that the Board may further and protect the interests of FLFC, its stockholders and its other constituencies as appropriate under the circumstances. In particular, if the Board of Directors determines that a sale of control is in the best interests of the stockholders, these protective provisions are designed to enhance the Board's ability to maximize the value to be received by the stockholders upon such a sale. Although FLFC management believes that the protective provisions are beneficial to FLFC's stockholders, such provisions may also discourage certain acquisition proposals, which may deprive FLFC's stockholders of certain opportunities to sell their shares at a premium over prevailing market prices.

         In connection with certain mergers, consolidations, sales of assets, issuances or transfers of securities, liquidations or reclassifications ("Business Combinations") with or between FLFC and any person who owns beneficially more than ten percent of the outstanding FLFC Stock (an "Interested Stockholder"), FLFC's Articles of Incorporation require (subject to the provisions of any series of FLFC Preferred Stock which may be outstanding) the affirmative vote of the holders of not less than 80% of the then outstanding shares of FLFC Stock, including the affirmative vote of the holders of at least 80% of the outstanding shares of FLFC Stock other than those beneficially owned the Interest Stockholder, to effect such Business Combination. However, the above requirement is not applicable where either (a) such Business Combination is approved by two-thirds of all the members of the Board of Directors who are unaffiliated with the Interested Stockholder and by two-thirds of all members of the Board of Directors or (b) certain minimum price and form of consideration requirements are met and such Business Combination is approved by the affirmative vote of the holders of not less than 75% of the then outstanding shares of FLFC Stock and by the affirmative vote of the holders of not less than two-thirds of the then outstanding shares of FLFC Stock other than those beneficially owned by the Interested Stockholder. If either of the exceptions referred to in (a) or (b) above is present, the Business Combination with the Interested Stockholder may be effected upon receiving the affirmative vote of the holders of a majority of the then outstanding shares of FLFC Stock. Such provisions may not be repealed or amended unless such action is approved by the affirmative vote of the holders of not less than 80% of the outstanding shares of FLFC Stock, excluding any shares owned by an Interested Stockholder.

         FLFC's Bylaws also contain provisions requiring higher approval requirements of the Board of Directors and stockholders for Business Combinations involving FLFC and any Interested Stockholder. The business combination bylaw, adopting the predecessor sections of Sections 14-2-1131 to
- -1133, inclusive, of the GBCC, is designed to encourage any person, before becoming an Interested Stockholder, to seek approval of the Board of Directors of the terms of any contemplated Business Combination. The bylaw, by adopting the sections of the GBCC, prohibits FLFC from engaging in a Business Combination with an Interested Stockholder for a period of five years from the date such Interested Stockholder acquired 10% of FLFC's outstanding voting stock unless the Interested Stockholder: (i) obtained the consent of the Board of Directors prior to acquiring 10% of the outstanding shares; (ii) becomes the owner of at least 90% of the outstanding shares, excluding certain management shares, in the same transaction in which the 10% interest was acquired; or
(iii) acquires additional shares resulting in 90% ownership subsequent to the 10% acquisition and obtains the approval of the holders of a majority of the remaining shares, excluding management shares. By prohibiting Business Combinations with an Interested Stockholder for a period of five years, subject to the three exceptions described above, the bylaw attempts to preserve the independence of the Board of Directors and its ability to negotiate freely on behalf of FLFC.

         As noted above, FLFC's Series B Preferred may be issued from time to time in one or more series without stockholder approval. Thus, the Board of Directors, without stockholder approval, could authorize the issuance of Series B Preferred with conversion and other rights that could make it difficult for another company to effect certain business combinations with FLFC or that could otherwise adversely affect the rights of the holders of Stock.

STOCKHOLDER RIGHTS PLAN

         TBI.  TBI has not adopted any rights plan or similar plan.

         FLFC. In August 1989, the Board of Directors of FLFC adopted a Stockholder Rights Plan and, in connection therewith, declared a dividend distribution of one "Right" for each outstanding share of FLFC Stock and authorized the issuance of one Right for each share of FLFC Stock issued after August 2, 1989 and before the earliest of (x) a Distribution Date (as defined below), (y) August 2, 1999 or (z) the date the Rights are redeemed. The terms and conditions of the Rights are set forth in the Stockholder Rights Plan. The Rights will expire on August 2, 1999 and will not be exercisable until the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of FLFC Stock (the "Stock Acquisition Date"), (ii) ten days following the commencement of a tender offer or exchange offer, the consummation of which would result in a person or group beneficially owning 15% or more of the outstanding shares of FLFC Stock or (iii) ten days following the declaration that a person is an Adverse Person (as described below) by a majority of the directors of FLFC who were directors on August 2, 1992 (or their successors) and who are not affiliated or associated with the Adverse Person (the "Continuing Directors") (the earlier of (i), (ii) or (iii) being the "Distribution Date"). To declare a person to be an "Adverse Person" requires (i) a determination by a majority of the Continuing Directors that such person has become the beneficial owner of an amount of FLFC Stock that the majority of the Continuing Directors has determined to be substantial (which amount shall in no event be less than ten percent of the outstanding FLFC Stock) and (ii) a determination by a majority of the Continuing Directors who are not officers of FLFC that (a) such beneficial ownership is intended to cause FLFC to repurchase any of the FLFC Stock beneficially owned by such person or to cause pressure on FLFC to take action intended to provide such person with short-term financial gain under circumstances where such directors determine that such action would not be in the best long-term interests of FLFC or its stockholders (b) such beneficial ownership is causing or is reasonably likely to cause a material adverse impact on the business or prospects of FLFC.

         Each Right will entitle the holder thereof to buy one share of FLFC Stock at an exercise price of $32, subject to certain antidilution adjustments. FLFC generally will be entitled to redeem the Rights at $0.01 per Right, and the Rights will not be exercisable, at any time prior to ten days after the Stock Acquisition Date (the "Redemption Period"). The Redemption Period may be extended under certain conditions.

         In the event that the Continuing Directors determine that a person is an Adverse Person, or if at any time following the Distribution Date a person becomes the beneficial owner of 15% or more of the then outstanding shares of FLFC Stock without the consent of a majority of the Continuing Directors (except pursuant to an offer for all outstanding shares of FLFC Stock which the Continuing Directors determine to be fair to and otherwise in the best interest of FLFC and its stockholders), each Right, other than Rights beneficially owned by Acquiring Person (which will be void), will thereafter represent the right
(i) to receive, upon exercise of the Right and payment of the exercise price, shares of FLFC Stock (or, in certain circumstances, cash, property or other securities of FLFC) having a value equal to two times the exercise price of the Right or (ii) to receive, if approved by the Board of Directors, shares of FLFC Stock having a value equal to the exercise price upon surrender of the Right to FLFC and without payment of the exercise price (either of such events being referred to herein as a "Flip-in Event"). However, Rights will not be exercised following the occurrence of a Flip-in Event until the end of the Redemption Period (or otherwise as and if the Redemption Period is extended).

         In the event that, at any time following the Stock Acquisition Date,
(i) FLFC is acquired in a merger or other business combination transaction in which FLFC is not the surviving corporation (other than a merger which follows an offer described in the preceding paragraph) or (ii) 50% or more of FLFC's assets or earning power is sold or transferred, each Right (except Rights which previously have become void as set forth above) shall thereafter represent the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

         Holders of the Series B Preferred who convert their shares of Series B Preferred into FLFC Stock within 30 days following mailing by FLFC of notice of a Distribution Date will be entitled to receive one Right for each share of FLFC Stock issued to them upon the conversion of Series B Preferred and to participate in the Stockholders Rights Plan on the same terms as all other holders of Rights. Holders of Series B Preferred who do not convert their Series B Preferred to Stock within such period will not receive any Rights and therefore will not be entitled to participate in the Stockholder Rights Plan. FLFC will provide written notice of any Distribution Date to all holders of Series B Preferred as soon as practicable after the Distribution Date.

         The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire FLFC in a manner which causes the Rights to be exercised. As a result, the Rights may discourage certain acquisition proposals, which may deprive FLFC's stockholders of certain opportunities to sell their shares at a premium over prevailing market prices.

                       CERTAIN REGULATORY CONSIDERATIONS

GENERAL

         The following sets forth certain of the material elements of the regulatory framework applicable to bank and savings and loan holding companies and subsidiaries and provides certain specific information relevant to FLFC and TBI and their subsidiaries. This summary is qualified in its entirety by reference to the particular statutory and regulatory provision referred to and is not intended to be an exhaustive description of the statutes or regulations applicable to the business of FLFC or TBI.

         The business activities of TBI and Tifton Bank are closely supervised by a number of state and federal regulatory agencies, including the DBF, the Federal Reserve and the FDIC.

         TBI is regulated by the Federal Reserve under the Bank Holding Company Act of 1956, as amended, which requires every bank holding company to obtain the prior approval of the Federal Reserve before acquiring more than 5% of the voting shares of any bank or all or substantially all of the assets of a bank, and before merging or consolidating with another bank holding company. In addition, a bank holding company generally is prohibited from engaging in or acquiring control of voting shares of any company engaged in nonbanking activities unless found to be proper by the Federal Reserve.

         TBI also is regulated by the DBF under the Georgia Bank Holding Company Act, which requires every Georgia bank holding company to obtain prior approval of the Commissioner of Banking before acquiring more than 5% of the voting shares of any bank or all or substantially all of the assets of a bank and before merging or consolidating with another bank holding company. A Georgia bank holding company generally is prohibited from acquiring ownership or control of 5% or more of the voting shares of any bank unless the bank being acquired is either a bank for purposes of the Federal Bank Holding Company Act, or a federal or state savings and loan association or a federal savings bank whose deposits are federally insured, and such bank has been in existence and continuously operating as a bank for a period of five years or more prior to the date of application to the Commissioner for approval of such acquisition.

         As a state chartered bank, Tifton Bank is subject to the supervision of the DBF, the FDIC and the Federal Reserve. In addition, Tifton Bank, as a subsidiary of TBI, is subject to restrictions under federal law in dealing with TBI and other affiliates, if any. These restrictions apply to extensions of credit to an affiliate, investments in the securities of an affiliate and the purchase of assets from an affiliate.

         Both TBI and Tifton Bank are subject to regulatory capital requirements imposed by the Federal Reserve and the FDIC. The Federal Reserve and the FDIC have issued risk-based capital rules for bank holding companies and banks which make regulatory capital requirements sensitive to differences in risk profiles of various banking organizations. The capital adequacy rules issued by the Federal Reserve are applied to bank holding companies on a consolidated basis with the banks owned by the holding company. The FDIC's risk capital rules apply directly to state-chartered banks, such as Tifton Bank, which are not members of the Federal Reserve System and whose deposits are insured by the FDIC regardless of whether they are a subsidiary of a bank holding company. Both agencies' requirements (which are substantially similar) provide that banking organizations must have total capital (as defined in the rules) equivalent to 8% of weighted risk assets. The risk weights assigned to assets are based primarily on credit risks. Depending upon the riskiness of a particular asset, it is assigned to a risk category.

         FLFC is a savings and loan holding company subject to regulation, examination, supervision and reporting requirements of the OTS. As a federally chartered savings institution, FLB is subject to extensive regulation by the OTS. The lending activities and other investments of FLB must comply with various federal regulatory requirements. The OTS periodically examines FLB for compliance with various regulatory requirements and FLB must file reports with the OTS describing its activities and financial condition. FLB is also subject to examination by the FDIC and must meet certain reserve requirements promulgated by the Federal Reserve. This supervision and regulation is intended primarily for the protection of depositors.

         The description of statutory provisions and regulations applicable to savings associations set forth herein does not purport to be a complete description of such statues and regulations and their effects on FLFC and FLB.

FEDERAL SAVINGS AND LOAN HOLDING COMPANY REGULATION

         As the owner of all of the stock of FLB, FLFC is a savings and loan holding company subject to regulation by the OTS under the Home Owners' Loan Act (the "HOLA"). As a unitary savings and loan holding company owning only one savings institution, FLFC generally is allowed to engage and invest in a broad range of business activities not permitted to commercial bank holding companies or multiple savings and loans holding companies; provided that FLB continues to qualify as a "qualified thrift lender." See "- Regulation of FLB
- - Qualified Thrift Lender Test" herein. In the event of any acquisition by FLFC of another savings association subsidiary, except for a supervisory acquisition, FLFC would become a multiple savings and loan holding company and would be subject to limitations on the types of business activities in which it could engage.

         FLFC is prohibited from directly or indirectly acquiring control of any savings institution or savings and loan holding company without prior approval from the OTS or from acquiring more than 5% of the voting stock of any savings institution or savings and loan holding company which is not a subsidiary. Control of a savings institution or a savings and loan holding company is conclusively presumed to exist if, among other things, a person acquires more than 25% of any class of voting stock of the institution or holding company or controls in any manner the election of a majority of the directors of the insured institution or the holding company. Control is rebuttably presumed to exist if, among other things, a person acquires 10% or more of any class of voting stock (or 25% of any class of stock) and is subject to any of certain specified "control Factors."

RECENT LEGISLATION

         The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") made a number of reforms affecting the federal depository insurance funds and the operations of federally insured banks and savings institutions and their affiliates. The principal provisions of the FDICIA affecting FLB include the Qualified Thrift Lender Test (see "Regulation of FLB - Qualified Thrift Lender Test" herein), restrictions on loans to insiders (see "Regulation of FLB - Transactions with Affiliates" herein), auditing and accounting requirements of savings institutions, real estate lending requirements and the powers and authority of the federal regulators, including the OTS (see "Regulation of FLB - Regulatory Capital Requirements" - herein).

         In FDICIA, Congress delegated broad rule making powers and duties to federal financial institution regulators, including the OTS. The additional supervisory powers and regulations mandated by FDICIA include a "prompt corrective action" program based upon five regulatory categories in which all banks and thrifts are placed, based in large measure on the capital position of the institution. Regulators are empowered to take increasingly harsh action as the financial condition of an institution declines. Various other sections of FDICIA impose substantial auditing and reporting requirements and increase the role of independent accountants and outside directors.

         The Georgia Interstate Banking Act was amended in the 1994 session of the General Assembly to eliminate, effective July 1, 1995, the restrictions that limited eligible out-of-state acquirors of Georgia banks and bank holding companies to those financial institutions which held 80% of their total deposits within the "Southern Region" comprised of 11 southern states plus the District of Columbia. The amended Georgia Interstate Banking Act permits the acquisition of a Georgia financial institution or holding company by any out-of-state bank holding company which has its "principal place of business" in any state that would permit a Georgia based bank holding company to acquire a bank in that state. The 1994 amendments also include an "opt out" provision permitting the board of directors of a Georgia bank or Georgia bank holding company to adopt a resolution to except the institution from being acquired by an out-of-state bank holding company pursuant to the provisions of the Georgia Interstate Banking Act.

         In September 1994, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 was implemented, generally applying to commercial banks and traditional savings banks, not to OTS regulated savings associations. The Act allows bank holding companies, beginning one year following the effective date of the legislation, to acquire existing banks across state lines, regardless of state statutes. Beginning in June 1997, a bank may consolidate interstate subsidiaries into branches and merge with a bank across state lines to the extent that the applicable states have not "opted out of interstate branching" prior to the effectiveness of the branching provisions. States may elect to permit interstate mergers prior to June 1997. The Act also would permit de novo branching to the extent that a particular state opts into the de novo branching provisions. The Act provides a concentration limitation with a nationwide limitation of 10% of total deposits of insured depository institutions in the United States and 30% of total deposits of insured depository institutions in a specific state.

         The Riegle Community Development and Regulatory Improvement Act of 1994 provides for the creation of a community development financial institution's fund to promote economic revitalization in community development. Banks and savings institutions are allowed to participate in such community development banks. The Act also contains provisions designed to enhance small business capital formation and to enhance disclosure with regard to high cost mortgages for the protection of consumers. The Act also contains more than 50 regulatory relief provisions that apply to banks and savings institutions including the coordination of examinations by various federal agencies, coordination of frequency and types of reports financial institutions are required to file and reduction of examinations for well capitalized institutions.

REGULATION OF FLB

         Community Reinvestment Act. The Community Reinvestment Act of 1977 ("CRA") requires the federal bank regulatory agencies to encourage financial institutions to meet the credit needs of low- and moderate-income borrowers in their local communities. Historically, each institution was required to prepare and make available a CRA Statement for each of its local communities that included a delineation of the communities served and a list of the specified types of credit offered to the communities. Additionally, each institution was required to maintain for public inspection a public comment file that included written comments from the public on its CRA Statement or its performance in meeting community credit needs.

         On May 4, 1995, the federal bank regulatory agencies published final amended regulations promulgated pursuant to the CRA. The final regulations eliminate the 12 assessment factors under the former regulation and replace them with performance tests. Institutions are no longer required to prepare CRA Statements or extensively document director participation, marketing efforts or the ascertainment of community credit needs. Under the final rule, an institution's size and business strategy determines the type of examination that it will receive. Large, retail-oriented institutions will be examined using a performance-based lending, investment and service test. Small institutions will be examined using a streamlined approach. Wholesale and limited purpose institutions will be examined under a community development test. All institutions have the option of being evaluated under a strategic plan formulated with community input and pre-approved by the applicable bank regulatory agency.

         Public disclosure of written CRA evaluations of financial institutions made by regulatory agencies is required under the CRA, to promote enforcement of CRA requirements by providing the public with the status of a particular institution's community reinvestment record. FLB received a "satisfactory" rating on the most recent performance evaluation of its CRA efforts by the OTS.

         Congress and various federal agencies responsible for implementing fair lending laws have been increasingly active with regard to discriminatory lending practices. In March 1994, those federal agencies announced a Joint Policy Statement detailing specific discriminatory practices prohibited under the Equal Opportunity Act and the Fair Housing Act. In the Policy Statement, three methods of proving lending discrimination were identified: (i) overt evidence of discrimination, where a lender blatantly discriminates on a prohibited basis; (ii) evidence of disparate treatment, when a lender treats applicants differently based upon a prohibited factor, even where there is no showing that the treatment was motivated by intention to discriminate; and
(iii) evidence of disparate impact, when a lender applies a practice uniformly to all applicants, but the practice has a discriminatory effect, even where such practices are neutral in appearance and applied equally. Lenders are particularly uncertain about the application of the "disparate impact" criteria by virtue of the vague nature of the Policy Statement. The Policy Statement notes that "the precise contours of the law on disparate impact as it applies to lending discrimination are under development."

         Federal Home Loan Bank System.

         General. FLB is a member of the Federal Home Loan Bank ("FHLB") System, which consists of 12 regional FHLBs subject to supervision and regulation by the Federal Housing Finance Board ("FHFB"). The FHLBs maintain central credit facilities primarily for member institutions.

         FLB, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount at least equal to 1% of the greater of: (i) of the aggregate outstanding principal amount of its unpaid residential mortgage loans, home purchase contracts and similar obligations as of the beginning of each year, (ii) 5% of its advances (borrowings) from the FHLB of Atlanta, or (iii) $500. FLB is in compliance with this requirement with an investment in FHLB of Atlanta stock at September 30, 1994 of $9.5 million.

         Advances from Federal Home Loan Bank. Each FHLB serves as a reserve or central bank for its member institutions within its assigned regions. It is funded primarily from proceeds derived from the sale of obligations of the FHLB System. A FHLB makes advances (i.e., loans) to members in accordance with policies and procedures established by its Board of Directors. FLB is authorized to borrow funds from the FHLB of Atlanta to meet demands for withdrawals of savings deposits, to meet seasonal requirements and for the expansion of its loan portfolio. Advances may be made on a secured or unsecured basis depending upon a number of factors, including the purpose for which the funds are being borrowed and existing advances. Interest rates charged for advances vary depending upon maturity, the cost of funds to the regional FHLB and the purpose of the borrowing.

         As required by the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), the FHFB adopted a final regulation on October 15, 1991, establishing standards of community investment or service for FHLB members to maintain continued access to long-term advances. This Community Support Regulation ("CSR") requires a FHLB review of a member's community support activities, including the member's public evaluation under CRA and information on efforts to assist first-time home buyers. Members with "outstanding" or "satisfactory" CRA evaluations generally will be considered to have satisfied the community support requirements of the CSR. Members with less satisfactory CRA ratings are required to fulfill a community support action plan, with measurable goals for the following year, in order to maintain eligibility for long-term FHLB advances. FLB meets the standard for community support under the CSR.

         Liquidity Requirements. Federal regulations require a member savings institution to maintain an average daily balance of liquid assets (which includes cash, certain time deposits, certain bankers' acceptances, certain corporate debt securities and highly-rated commercial paper, securities of certain mutual funds, balances maintained in a Federal Reserve Bank and specified United States Government, state or federal agency obligations) equal to a monthly average of not less than a specified percentage, currently 5%, of its net withdrawable savings deposits plus short-term borrowings. These regulations also require each member institution to maintain an average daily balance of short-term liquid assets at a specified minimum percentage, currently 1%, of the total of its net withdrawable accounts and borrowings payable in one year or less. FLB complied with its requirements at September 30, 1994.

         Insurance of Accounts.

         General. Deposits at FLB are insured to a maximum of $100,000 for each insured depositor by the FDIC through the Savings Association Insurance Fund ("SAIF"). As an insurer, the FDIC issues regulations, conducts examinations and generally supervises the operations of its insured institutions (institutions insured by the FDIC hereinafter are referred to as "insured institutions"). Any insured institution which does not operate in accordance with or conform to FDIC regulations, policies and directives may be sanctioned for non-compliance. For example, proceedings may be instituted against an insured institution if the institution or any director, officer or employee thereof engages in unsafe or unsound practices, including the violation of applicable laws and regulations.

         The FDIC has the authority to suspend or terminate insurance of deposits upon the finding that the institution has engaged in unsafe or unsound practices, is operating in an unsafe or unsound condition, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. If insurance of accounts is terminated by the FDIC, the deposits in the institution will continue to be insured by the FDIC for a period of two years following the date of termination. The FDIC requires an annual audit by independent accountants and also periodically makes its own examinations of insured institutions. The FDIC may revalue assets of an institution based upon appraisals, and require establishment of specific reserves in amounts equal to the difference between such revaluation and the book value of the assets.

         Pursuant to FIRREA, an insured institution may not convert from one insurance fund to the other without the advance approval of the FDIC. However, FIRREA provides that the FDIC may not permit conversions until the later of August 9, 1984 or the date on which the SAIF first meets or exceeds the designated reserve ratio (reserves to estimated SAIF insured deposits) for such fund, subject to certain exceptions. To date, the SAIF has not met the designated reserve ratio for the fund. When a conversion is permitted, each insured institution participating in the conversion must pay an "exit fee" to the insurance fund it is leaving and an "entrance fee" to the insurance fund it is entering.

         FIRREA also provides, generally, that the moratorium on insurance fund conversions shall not be construed to prohibit a SAIF member from converting to a bank charter during the moratorium, as long as the resulting bank remains a SAIF member during that period. Similarly, FIRREA also provides that, under certain circumstances, bank holding companies may merge or consolidate the assets and liabilities of savings institutions with, or transfer such assets and liabilities to, any subsidiary bank which is a member of the BIF with the approval of the appropriate federal banking agency and the Federal Reserve.

         Insurance Premiums and Regulatory Assessments. As an insurer, the FDIC issues regulations, conducts examinations and generally supervises the operations of its insured members. FDICIA directed the FDIC to establish a risk-based premium system under which each premium assessed against FLB would generally depend upon the amount of FLB's deposits and the risk that it poses to SAIF. The FDIC was further directed to set semiannual assessments for insured depository institutions to maintain the reserve ratio of the SAIF at 1.25% of estimated insured deposits. The FDIC may designate a higher reserve ratio if it determines there is a significant risk of substantial future loss to the particular fund. Under the FDIC's risk-related insurance regulations, an institution is classified according to capital and supervisory factors. Institutions are assigned to one of three capital groups: "well capitalized," "adequately capitalized" or "undercapitalized." Within each capital group, institutions are assigned to one of three supervisory subgroups. There are nine combinations of groups and subgroups (or assessment risk classifications) to which varying assessment rates are applicable. These rates range from $.23 per $100 of domestic deposits to $.31 per $100 of domestic deposits. FLB has been assigned to the "well capitalized" risk classification group.

         In addition to deposit insurance premiums, savings institutions also must bear a portion of the administrative costs of the OTS through an assessment based on the level of total assets of each insured institution and which differentiates between troubled and nontroubled savings institutions. During fiscal 1994, FLB paid $156,000 to the OTS for such assessments. Additionally, the OTS assesses fees for the processing of various applications.

         Qualified Thrift Lender Test. Historically, the amount of advances which might be obtained by a member institution from the FHLB has been subject to the institution's compliance with a qualified thrift lender ("QTL") test. Pursuant to FIRREA, as of July 1, 1991, a savings institution was required to have "Qualified Thrift Investments" equal to 70% of its "Portfolio Assets" on a regular basis for each two-year period beginning July 1, 1991. In order to remain in compliance, FLB must maintain 65% of its total Portfolio Assets in Qualified Thrift Investments. This level must be maintained on a monthly average basis in nine out of every twelve months. For purposes of the QTL test, "Portfolio Assets" equal total assets minus (i) goodwill and other intangible assets, (ii) the value of property used by an institution in the conduct of its business and (iii) assets of the type used to meet liquidity requirements in an amount not exceeding 20% of the savings institution's total assets. "Qualified Thrift Investments" generally include (i) loans made to purchase, refinance, construct, improve or repair domestic residential or manufactured housing, (ii) home equity loans, (iii) securities backed by or representing an interest in mortgages on domestic residential or manufactured housing, (iv) obligations issued by the federal deposit insurance agencies and
(v) shares of FHLB stock owned by the savings institution. Subject to a 20%-of-Portfolio Assets limitation, Qualified Thrift Investments also include 50% of the dollar amount of domestic residential mortgage loans originated and sold within 90 days of origination, consumer loans (up to a maximum of 10% of Portfolio Assets), investments in certain subsidiaries, loans for the purchase or construction of schools, churches, nursing homes and hospitals, shares of stock issued by the Federal Home Loan Mortgage Corporation or the FNMA and 200% of investments in loans for low-to-moderate income housing and certain other community oriented investments.

         A savings institution that does not meet the Qualified Thrift Lender test must either convert to a bank charter or comply with the restrictions imposed for noncompliance. If the institution converts to a bank charter, it will continue to pay SAIF insurance assessments and any applicable exit and entrance fees before converting to BIF insurance. If the institution does not convert to a bank charter, it must comply with the following additional restrictions on the operations of the institution: (i) the institution may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for both a national bank and a savings institution; (ii) the branching powers of the institution shall be restricted to those of a national bank; (iii) the institution generally will not be eligible to obtain any advances from its FHLB; and (iv) payment of dividends by the institution will be subject to the rules regarding payment of dividends by a national bank. A savings institution that has not converted to a bank charter within three years after failing to qualify as a Qualified Thrift Lender may not retain any investment or engage in any activity not permitted for both a national bank and a savings institution and must also repay all FHLB System advances. FLB's Qualified Thrift Investments as of March 31, 1995 were $522 million, or 71% of its portfolio assets at that date. FLB expects to remain in compliance with the QTL test.

         Capital Requirements. OTS capital regulations pursuant to FIRREA became effective on December 7, 1989, and established capital standards applicable to all savings institutions. They include a core capital requirement, a tangible capital requirement and a risk-based capital requirement. Subject to certain exceptions and a phase-in period, each of these capital standards must be no less stringent than the capital standards applicable to national banks, although the risk-based capital requirement for savings institutions may deviate from the risk-based capital standards applicable to national banks to reflect interest rate risk or other risks if the deviations in the aggregate do not result in materially lower levels of capital being required of savings institutions than would be required of national banks.

         The following table reflects FLB's compliance with its regulatory capital requirements at March 31, 1995 (dollars in thousands):

                                      Actual                    Required             Excess
                                ----------------           -----------------        -------
                                 Amount      %              Amount       %           Amount
                                -------    -----           -------     -----        -------
    Core capital  . . . . . .   $47,505    6.03%           $23,629     3.00%        $23,876
    Tangible capital  . . . .    45,348    5.77             11,782     1.50          33,566
    Risk-based capital  . . .    65,910   11.92             44,225     8.00          21,685

FDICIA establishes five classifications for institutions based upon the capital requirements. Each appropriate federal banking agency, such as the OTS for FLB, must establish by regulation the parameters of each such classification. Based on final regulations promulgated by the OTS, FLB is considered well capitalized. Failure to maintain that status could result in greater regulatory oversight or restrictions on FLB's activities.

         Core Capital and Tangible Capita. The OTS requires a savings institution to maintain "core capital" in an amount not less than 3% of the savings institution's total assets. Unless the OTS adopts a more stringent definition, "core capital" means core capital as defined by the Office of the Comptroller of the Currency for national banks (generally, common stockholders' equity, noncumulative perpetual preferred stock and related surplus, nonwithdrawable accounts and pledged deposits, and minority interests in consolidated subsidiaries, less certain intangible assets), less any unidentifiable intangible assets (except (i) purchased mortgage servicing rights valued at the lower of 90% of fair market value, 90% of original cost, or the amortized book value as determined under generally accepted accounting principles and (ii) qualifying supervisory good will) and investments in certain "non-permissible subsidiaries" as determined by regulation. The amortized book value of Liberty Mortgage's purchased mortgage servicing rights at March 31, 1995 was $2.3 million. Of this amount, none was excluded from core capital. The amount of qualifying supervisory goodwill that may be included in core capital will be phased out between January 1992 and January 1995. At March 31, 1995, FLB had no supervisory goodwill.

         The tangible capital requirement requires a savings institution to maintain tangible capital in an amount not less than 1.5% of its adjusted total assets. "Tangible capital" means core capital less (i) any intangible assets (including supervisory goodwill, but not including readily marketable purchased mortgage servicing rights included in core capital) and (ii) investments in certain "non-permissible" subsidiaries.

         Prior to July 1994, a declining percentage of the aggregate amount of investments in and extensions of credit to a savings institution's subsidiaries engaged in activities not permissible for a national bank, with certain exceptions, may be included in capital. Commencing July 1, 1994, however, such investments and extensions of credit generally must be deducted from the savings institution's capital in determining compliance with the capital requirements. FLB had no investments in non-permissible activities at March 31, 1995.

         Most national banks will be required to maintain a level of core capital of at least 100 to 200 basis points above the 3% minimum level.
Because OTS capital standards may not be less stringent than those for national banks, savings institutions will be required to maintain core capital levels at least as high as national banks. At March 31, 1995, FLB's core capital was 6.03%.

         Risk-Based Capital. The OTS capital regulations require savings institutions to maintain a ratio of total capital to total risk-weighted assets of 8.0%. In determining total risk-weighted assets for purposes of the risk-based capital requirements, (i) each off-balance sheet item must be converted to an on-balance sheet credit equivalent amount by multiplying the face amount of each such item by a credit conversion factor ranging from 0% to 100% (depending upon the nature of the item); (ii) the credit equivalent amount of each off-balance sheet item and each on-balance sheet asset must be multiplied by a risk factor ranging from 0% to 100% (again depending on the nature of the item); (iii) the resulting amounts are added together and constitute total risk-weighted assets. Total capital, for purposes of the risk-based capital requirement, equals the sum of core capital plus supplementary capital, which includes, among other things, cumulative preferred stock, mandatory convertible securities, subordinated debt and allowance for loan and lease losses of up to 1.25% of total risk-weighted assets. The amount of supplementary capital counted towards satisfaction of the total capital requirement may not exceed 100% of core capital, and OTS regulations require the maintenance of a minimum ratio of core capital to total risk-weighted assets of 4.0%. As of March 31, 1995, FLB's ratio of core capital to total risk-weighted assets was 8.59%.

         FDICIA directs the OTS and other federal banking agencies to revise their risk-based capital standards to ensure that the standards (i) take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, and (ii) reflect the actual performance and expected risk of loss of multifamily mortgages.

         In response to this directive, in September 1992 the OTS revised its proposed rulemaking relating to the interest rate risk component of the risk-based capital standard (originally proposed on December 31, 1990) and on August 31, 1993, the OTS issued its final regulation effective as of January 1, 1994.

         In the final rule, institutions with an "above-normal" degree of interest rate risk will be required to maintain an additional amount of capital. The test of "above-normal" is determined by postulating a 200 basis point shift (increase or decrease) in interest rates and determining the effect on the market value of an institution's portfolio equity. If the decline is less than 2%, no addition to risk-based capital is required (i.e., an institution has only a normal degree of interest rate risk). If the decline is greater than 2%, the institution must add additional capital equal to one-half the difference between its measured interest rate risk and 2% multiplied by the market value of its assets. Management believes that FLB's interest rate risk is within the normal range. Although the OTS has solicited comments in anticipation of its rule-making to address concentration of credit risk and the risks of non- traditional activities, it has not yet proposed any regulations governing these matters. Until such regulations are promulgated, it is difficult to predict their effect on FLB.

         Capital Distributions. In addition to the above restrictions, the OTS has issued a regulation limiting "capital distributions" by OTS-regulated savings institutions (the "Capital Distribution Regulation"). Capital distributions are defined to include, in part, dividends, stock repurchases and cash-out mergers. The Capital Distribution Regulation permits a "Tier 1" association to make capital distributions during a calendar year up to the higher of (i) 100% of its net income to date plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year, or
(ii) 75% of its net income over the most recent four-quarter period. Any distributions in excess of that amount require prior OTS notice, with the opportunity for the OTS to object to the distribution. A Tier 1 association is defined as an association that has, on a pro forma basis after the proposed distribution, capital equal to or greater than the OTS fully phased-in capital requirements. An association meeting the Tier 1 capital criteria but that has been notified that it is in need of more than normal supervision will be treated as a Tier 2 or Tier 3 association unless the OTS determines that such treatment is not necessary to ensure the association's safe and sound operation.

         A "Tier 2" association is authorized, without OTS approval, to make capital distributions during a calendar year up to 75% of its net income over the most recent four-quarter period if its current capital satisfies the 8% risk-based capital requirement; and 50% of its net income over the most recent four-quarter period if its current capital satisfies the 7.2% risk-based capital requirement that became effective on January 1, 1991. Any prior distributions by a Tier 2 association in the preceding four quarters must be deducted from the total amount of distributions allowable, and any distribution in excess of these amounts must be approved in advance by the OTS. A Tier 2 association is an association that has, on a pro forma basis after the proposed distribution, capital equal to or in excess of its minimum capital requirement but does not meet the fully phased-in capital requirement. The current minimum risk-based capital requirement applicable to savings institutions is the 8% fully phased-in capital requirement.

         A "Tier 3" association is not authorized to make any capital distribution without prior written approval from the OTS, unless the capital distribution is consistent with the association's capital plan filed with and approved by the OTS. A Tier 3 association is defined as an association that has current capital less than its minimum capital requirement.

         The Capital Distribution Regulation requires that associations provide the OTS with a 30-day advance written notice of all proposed capital distributions, whether or not advance approval is required by the regulation.

         FLB currently is in compliance with the regulatory capital requirements and therefore is a Tier 1 institution. However, FLFC and the FHLB entered into an agreement in connection with the holding company approval process which restricted FLB from declaring or paying cash dividends to FLFC without prior written approval if the dividends to be paid in any year would exceed 50% of net income for the fiscal year in which the dividend is declared (except that permitted dividends may be deferred and paid in a subsequent year), or if the payment of such dividends would cause regulatory capital to be reduced below the amount required for the "liquidation account" set up for "eligible account holders" at the time FLB converted from a mutual to a stock institution. The Capital Distribution Regulation states that no institution may make a capital distribution which would be prohibited by any agreement between the institution and the OTS without the prior written approval of the OTS. The OTS has indicated in commentary to the regulation that more restrictive limitations of a dividend limitation agreement would continue to govern capital distributions. Institutions subject to such dividend limitation agreements may submit a written notice to the OTS for a determination of whether capital distributions will be governed by the capital distribution regulation or a pre-existing dividend limitation agreement.

         Earnings appropriated to bad debt reserves established for federal income tax purposes may not be used for the payment of dividends without potential adverse tax consequences. See "Taxation" herein.

         Federal Reserve System Requirements. The Federal Reserve requires depository institutions to maintain noninterest-bearing reserves against their deposit transaction accounts, non-personal time deposits (transferrable or held by a person other than a natural person) with an original maturity of less than one and one-half years and certain money market deposit accounts. Federal Reserve regulations currently require financial institutions to maintain average daily reserves equal to 3% on the first $51.9 million of net transaction account, plus 10% on the remainder. The balances maintained to meet the reserve requirements imposed by the Federal Reserve may be used to satisfy liquidity requirements imposed by the OTS. Members of the FHLB System also are authorized to borrow from the Federal Reserve "discount window" subject to restrictions imposed by Federal Reserve regulations. However, Federal Reserve policy generally requires that a savings institution exhaust its FHLB resources before borrowing from the Federal Reserve.

         Transactions with Affiliates. FLB is also subject to certain transactions with affiliates rules applicable to banks and savings institutions which are set forth in Sections 23A, 23B and 22(h) of the Federal Reserve Act as well as additional limitations imposed by OTS regulations. Such regulations generally impose quantitative and qualitative limitations on loans and other transactions between an institution and its affiliates, including loans to insiders.

         Consumer Protection and Other Laws and Regulations. FLB and Liberty Mortgage are also subject to various laws and regulations dealing generally with consumer protection matters including without limitation the Equal Credit Opportunity Act and Regulation B, the Electronic Funds Transfer Act and Regulation E, the Truth in Lending Act and Regulation Z, the Truth in Savings Act and Regulation DD, the Expedited Funds Availability Act and Regulation CC, the Bank Secrecy Act and fair housing laws. FLB and Liberty Mortgage may be subject to potential liability under these laws and regulations for material violations.

         State Regulation. As a federally chartered savings institution, FLB generally is not subject to those provisions of Georgia law governing state chartered financial institutions or to the jurisdiction of the DBF. However, the DBF interprets the Georgia Bank Holding Company Act to require the prior approval of the DBF for any acquisition of control of any savings institution (whether chartered by state or federal authority) located in Georgia.

         The DBF also interprets the Georgia Bank Holding Company Act to include savings and loan holding companies as "bank holding companies", thus giving the DBF the authority to make examinations of FLFC and any subsidiaries and to require periodic and other reports. Existing DBF regulations do not restrict the business activities or investments of FLFC or FLB.

         State usury laws are applicable to federally insured institutions with regard to loans made within Georgia. Generally speaking, Georgia law does not establish ceilings on interest rates although certain specialized types of lending in which FLB engages, such as making loans of $3,000 or less, are subject to interest rate limitations.

TAXATION

         Federal Taxation. FLFC files a consolidated federal income tax return, which has the effect of eliminating intercompany distributions, including dividends, in the computation of consolidated taxable income.

         Thrift institutions that meet certain definitional tests and other conditions prescribed by the Code are allowed to establish a bad debt reserve and to make annual additions to the reserve that may be taken as a deduction in computing taxable income for federal income tax purposes. The amount of the bad debt reserve deduction is based upon either (i) actual loss experience, or
(ii) a percentage of taxable income before such deduction. Under the taxable income method, thrift institutions are permitted to deduct 8% of taxable income if used for annual additions to their bad debt reserves established for federal income tax purposes.

         For the years ended September 30, 1992, 1993 and 1994, FLB determined its bad debt reserve deduction based on the actual loss experience method.

         The bad debt reserve deduction is available only to the extent that total amounts accumulated in the bad debt reserve for qualifying real property loans do not exceed 6% of such loans at year-end. In addition, the deduction is further limited to the amount by which 12% of savings accounts exceeds the sum of retained earnings and reserves at the beginning of the year. The bad debt reserve deductions have not been limited by these restrictions during the three fiscal years ended September 30, 1992, 1993 and 1994.

         Earnings appropriated to bad debt reserves established for income tax purposes cannot be used for any purpose other than to absorb bad debt losses without recognition of taxable income. Dividends may be paid out of unappropriated retained earnings without the imposition of any tax to the extent that the amounts paid as dividends do not exceed earnings and profits as calculated for federal income tax purposes. FLFC has a taxable temporary difference relating to its bad debt reserves for which FLB has not provided a deferred tax liability. The temporary difference is the amount of the base year tax bad debt reserve (i.e., tax bad debt reserves that arose in tax years beginning before December 31, 1987). As of the year ended September 30, 1994, the cumulative amount of this temporary difference for which FLFC is not required to recognize a deferred tax liability is approximately $8,926,000.
The amount of the unrecognized deferred tax liability related to this temporary difference is $3,035,000.

         FLFC's income tax returns are periodically examined by various taxing authorities. The Internal Revenue Service ("IRS") is conducting an examination of FLFC's federal income tax returns for the years 1986 through 1989. The IRS raised several issues during the examination process and settlement discussions are ongoing. Management expects that any settlement with the IRS will not result in a material adverse impact on the consolidated financial statements.

         State Taxation. FLFC's federal taxable income with certain adjustments is subject to the Georgia corporation income tax at a rate of 6%. The primary difference between taxable income for State and federal income tax purposes is interest income on United States Government obligations, which is not taxable for state income tax purposes.

                                    EXPERTS

         The consolidated statements of financial position of FLFC as of September 30, 1994 and 1993 and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1994, included in FLFC's Annual Report on Form 10-K for the year ended September 30, 1994 and incorporated by reference in this Registration Statement, have been incorporated herein in reliance on the report, which includes an explanatory paragraph regarding a change in accounting for income taxes in 1992 and a change in accounting for investments in 1993, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing. With respect to the unaudited interim financial information for the periods ended December 31, 1994 and 1993 and March 31, 1995 and 1994, incorporated by reference in this Proxy Statement/Prospectus, Coopers & Lybrand L.L.P. has reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's quarterly reports on Forms 10-Q for the quarters ended December 31, 1994 and March 31, 1995, respectively, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Coopers & Lybrand L.L.P. are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by Coopers & Lybrand L.L.P. within the meaning of Sections 7 and 11 of the Securities Act.

         The consolidated financial statements of TBI at December 31, 1994 and 1993 and for the three year period ended December 31, 1994 appearing herein have been audited by Thigpen, Jones, Seaton & Co., P.C., independent auditors, as set forth in their report thereon included herein. Such consolidated financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

         The legality of the shares of Series B Preferred being offered hereby is being passed upon for FLFC by Long, Aldridge & Norman, Atlanta, Georgia. Coopers & Lybrand L.L.P. has opined as to certain federal income tax consequences of the Merger. See "The Merger - Certain Federal Income Tax Consequences."

                                 OTHER MATTERS

         As of the date of this Proxy Statement/Prospectus, TBI's Board of Directors knows of no matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement/Prospectus. However, if any other matter shall come before the Special Meeting or any adjournments or postponements thereof and shall be voted upon, the proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by such proxy as to any such matters that fall within the purposes set forth in the Notice of Special Meeting as determined by a majority of the Board of Directors.

                       TIFTON BANKS, INC. AND SUBSIDIARY
                       CONSOLIDATED FINANCIAL STATEMENTS
================================================================================



                               TABLE OF CONTENTS


                                                                                                    Page
                                                                                                    ----
INDEPENDENT AUDITORS' REPORT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      F-2


CONSOLIDATED FINANCIAL STATEMENTS:

  Consolidated Balance Sheets as of December 31, 1994 and 1993 and
      March 31, 1995 (unaudited)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      F-3

  Consolidated Statements of Changes in Shareholders' Equity for the
      years ended December 31, 1994, 1993, and 1992 and the three months
      ended March 31, 1995 (unaudited)  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      F-4

  Consolidated Statements of Income for the years ended December 31, 1994,
      1993, and 1992 and the three months ended March 31, 1995 (unaudited)  . . . . . . . . . .      F-5

  Consolidated Statements of Cash Flows for the years ended December 31, 1994,
      1993, and 1992 and the three months ended March 31, 1995 (unaudited)  . . . . . . . . . .      F-6

  Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . .      F-7


                          INDEPENDENT AUDITORS' REPORT



Board of Directors
Tifton Banks, Inc. and Subsidiary

      We have audited the accompanying consolidated balance sheets of Tifton Banks, Inc. and subsidiary, as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tifton Banks, Inc. and subsidiary at December 31, 1994 and 1993 , and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

                                          Thigpen, Jones, Seaton & Co., P.C.



February 3, 1995, except for Note Q which is dated February 9, 1995

TIFTON BANKS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
===============================================================================

                                                                                                         (Unaudited)
                                                                          As of December 31,            As of March 31,
                                                                       --------------------------       ---------------
                                                                          1994            1993               1995
- -------------------------------------------------------------------------------------------------       ---------------
ASSETS
  Cash and due from banks                                             $ 2,552,892     $ 2,215,692        $ 3,183,754
  Federal funds sold                                                      660,000       7,574,000          1,790,000
- -------------------------------------------------------------------------------------------------       ---------------
      Total cash and cash equivalents                                   3,212,892       9,789,692          4,973,754
- -------------------------------------------------------------------------------------------------       ---------------
  Interest-bearing deposits in banks not maturing currently             1,194,000       1,886,000            695,000
  Investment securities available for sale, at market                   8,928,635          -               9,002,420
  Investment securities held to maturity, at cost                       1,486,890       5,110,196          1,360,958
  Other securities purchased under resale agreements, at cost           1,500,000          -                   -
  Loans, net of unearned income                                        35,885,318      32,178,740         36,939,747
  Allowance for loan losses                                              (404,322)       (400,000)          (441,085)
- -------------------------------------------------------------------------------------------------       ---------------
      Loans, net                                                       35,480,996      31,778,740         36,498,662
- -------------------------------------------------------------------------------------------------       ---------------
  Bank premises and equipment                                           1,188,738       1,281,758          1,180,753
  Other real estate                                                         6,277          96,610              -
  Accrued interest receivable                                             545,510         413,417            516,101
  Other assets and accrued income                                         151,197          97,134            171,287
- -------------------------------------------------------------------------------------------------       ---------------
         TOTAL ASSETS                                                 $53,695,135     $50,453,547        $54,398,935
=================================================================================================       ===============

LIABILITIES AND SHAREHOLDERS' EQUITY
  Deposits:
    Non-interest bearing demand                                       $ 6,050,760     $ 5,228,490        $ 7,611,303
    Interest-bearing demand                                            15,996,127       8,421,354         12,401,161
    Savings                                                             1,858,820       2,323,698          1,866,733
    Time deposits                                                      24,387,340      26,523,084         26,661,556
- -------------------------------------------------------------------------------------------------       ---------------
      Total deposits                                                   48,293,047      42,496,626         48,540,753
  Short-term borrowings                                                    16,500       2,533,000              -
  Accrued interest payable                                                322,510         335,084            368,160
  Capitalized leases payable                                               15,177          40,566             12,396
  Other liabilities and accrued expenses                                   53,555          68,882            344,263
- -------------------------------------------------------------------------------------------------       ---------------
      Total liabilities                                                48,700,789      45,474,158         49,265,572
- -------------------------------------------------------------------------------------------------       ---------------

  Commitments and contingencies

  Shareholders' Equity:
    Common stock, $10 par value, authorized 2,000,000 shares,
      outstanding 200,000  shares                                       2,000,000       2,000,000          2,000,000
    Additional paid-in capital surplus                                  1,600,000       1,600,000          1,600,000
    Retained earnings                                                   1,527,449       1,379,389          1,651,071
    Unrealized holding gains (losses) on securities available
      for sale                                                           (133,103)          -               (117,708)
- -------------------------------------------------------------------------------------------------       ---------------
      Total Shareholders' Equity                                        4,994,346       4,979,389          5,133,363
- -------------------------------------------------------------------------------------------------       ---------------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                   $53,695,135     $50,453,547        $54,398,935
=================================================================================================       ===============





          See Accompanying Notes to Consolidated Financial Statements

TIFTON BANKS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
================================================================================

                                                                                               Unrealized
                                                                   Additional                   Holding
                                                                     Paid-in                     Gains
                                                        Common       Capital      Retained    (Losses) on
                                                        Stock        Surplus      Earnings     Securities       Total
- -----------------------------------------------------------------------------------------------------------------------
 BALANCE, DECEMBER 31, 1991                          $2,000,000    $1,600,000    $  973,250    $   -         $4,573,250
    Net Income                                            -             -           111,248        -            111,248
    Dividends                                             -             -           (49,913)       -            (49,913)
- -----------------------------------------------------------------------------------------------------------------------
 BALANCE,  DECEMBER 31, 1992                          2,000,000     1,600,000     1,034,585        -          4,634,585
    Net Income                                            -             -           404,804        -            404,804
    Dividends                                             -             -           (60,000)       -            (60,000)
- -----------------------------------------------------------------------------------------------------------------------
 BALANCE, DECEMBER 31, 1993                           2,000,000     1,600,000     1,379,389        -          4,979,389
    Net Income                                            -             -           268,060        -            268,060
    Dividends                                             -             -          (120,000)       -           (120,000)
    Valuation allowance adjustment on securities
      available for sale                                  -             -             -         (133,103)      (133,103)
- -----------------------------------------------------------------------------------------------------------------------
 BALANCE, DECEMBER 31, 1994                          $2,000,000    $1,600,000    $1,527,449    $(133,103)    $4,994,346
 (Unaudited)
    Net Income                                            -             -           123,622        -            123,622
    Valuation allowance adjustment on securities
      available for sale                                  -             -             -           15,395         15,395
- -----------------------------------------------------------------------------------------------------------------------
 BALANCE, MARCH 31, 1995 (UNAUDITED)                 $2,000,000    $1,600,000    $1,651,071    $(117,708)    $5,133,363
=======================================================================================================================




          See Accompanying Notes to Consolidated Financial Statements

TIFTON BANKS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
================================================================================

                                                                                                (Unaudited)
                                                     Years Ended December 31,             3 Months Ended March 31,
                                               -----------------------------------        ------------------------
                                                 1994          1993          1992             1995          1994
- ----------------------------------------------------------------------------------        ------------------------
INTEREST INCOME:
  Interest and fees on loans                   $3,113,408    $3,130,051   $3,863,484      $  843,042      $738,246
  Income on federal funds sold                    118,307       142,316      184,349          11,818        38,110
  Interest on securities:
    Taxable income                                341,656       188,086      295,367         119,779        52,520
    Non-taxable income                             61,221        43,202       23,616          15,894        13,947
  Other interest                                   73,997        65,598       17,215          18,144        20,873
- ------------------------------------------------------------------------------------      ------------------------
      Total interest income                     3,708,589     3,569,253    4,384,031       1,008,677       863,696
- ------------------------------------------------------------------------------------      ------------------------
INTEREST EXPENSE:
  Demand deposits                                 351,434       253,158      383,796         100,141        66,376
  Savings deposits                                 59,050        67,376      102,199          13,113        16,940
  Certificates of deposits of $100,000 or more    455,362       429,509      651,180         129,106       111,802
  Other time deposits                             731,535       866,736    1,313,633         205,910       181,118
  Interest on other borrowed funds and
    capitalized leases                              8,772        21,820       27,263           9,489         2,141
- ------------------------------------------------------------------------------------      ------------------------
      Total interest expense                    1,606,153     1,638,599    2,478,071         457,759       378,377
- ------------------------------------------------------------------------------------      ------------------------
  Net interest income before loan losses        2,102,436     1,930,654    1,905,960         550,918       485,319
  Less - provision for loan losses                 60,803       216,758      499,000          35,000        15,803
- ------------------------------------------------------------------------------------      ------------------------
      Net interest income after provision for
        loan losses                             2,041,633     1,713,896    1,406,960         515,918       469,516
- ------------------------------------------------------------------------------------      ------------------------
OTHER OPERATING INCOME:
  Service charges on deposit accounts             349,503       394,310      349,556          84,078        81,256
  Securities gains (losses)                          (461)       54,633      (10,365)            (44)       (2,582)
  Other income                                     26,382        45,039       72,293          18,890         8,174
- ------------------------------------------------------------------------------------      ------------------------
      Total other operating income                375,424       493,982      411,484         102,924        86,848
- ------------------------------------------------------------------------------------      ------------------------
OTHER OPERATING EXPENSES:
  Salaries                                        614,656       608,383      577,719         144,483       152,480
  Employee benefits                               151,576       142,911      146,655          37,101        32,947
  Net occupancy expenses                          224,189       191,127      168,553          58,283        56,541
  Loss on litigation settlement                     -             -            -               8,000          -
  Other expenses                                  754,075       724,258      739,183         185,865       184,544
- ------------------------------------------------------------------------------------      ------------------------
      Total other operating expenses            1,744,496     1,666,679    1,632,110         433,732       426,512
- ------------------------------------------------------------------------------------      ------------------------
INCOME BEFORE INCOME TAXES AND
EXTRAORDINARY ITEMS                               672,561       541,199      186,334         185,110       129,852

  Less - provision for income taxes               219,527       136,395       75,086          61,488        46,699
- ------------------------------------------------------------------------------------      ------------------------
INCOME BEFORE EXTRAORDINARY ITEMS                 453,034       404,804      111,248         123,622        83,153

  Extraordinary item - Loss on
    litigation settlement for forgery
    claim, net of $95,389 income taxes            184,974          -            -              -              -
- ------------------------------------------------------------------------------------      ------------------------
NET INCOME                                     $  268,060    $  404,804   $  111,248      $  123,622      $ 83,153
====================================================================================      ========================





          See Accompanying Notes to Consolidated Financial Statements

TIFTON BANKS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
================================================================================

                                                                                                   (Unaudited)
                                                       Years Ended December 31,              3 Months Ended March 31,
                                                   -----------------------------------       -------------------------
                                                     1994         1993         1992             1995          1994
- --------------------------------------------------------------------------------------       -------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                    $   268,060  $   404,804   $   111,248       $   123,622   $    83,153
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Provision for loan losses                        60,803      216,758       499,000            35,000        15,803
    Depreciation and amortization                   133,002      118,070       102,880            34,149        33,899
    Accretion on investment securities                -            -           (50,765)            -             -
    (Gains) losses on securities                        461      (54,633)       10,365             -             -
    (Gain) Loss on sale of equipment                  -            -               206                44        (2,582)
    Gain on sale of other real estate                 -          (15,167)         -                -             -
    Changes in accrued income and other assets     (196,156)     226,750       184,293             9,319       (42,186)
    Changes in accrued expenses and other
    liabilities                                     (53,290)     (54,307)     (372,202)          331,077       (40,725)
- --------------------------------------------------------------------------------------       -------------------------
      Net cash provided by operating activities     212,880      842,275       485,025           533,211        47,362
- --------------------------------------------------------------------------------------       -------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net (increase) decrease in non-currently
    maturing deposits in banks                      692,000     (296,000)   (1,590,000)          499,000      (298,000)
  Loans repayments (proceeds) net                (3,672,726)   1,915,441     5,805,307        (1,052,666)   (2,067,313)
  Proceeds from maturities of securities held
    to maturity                                     776,508    3,757,406     8,269,169           125,932       595,170
  Purchase of investment securities held to
    maturity                                     (1,163,582)  (4,211,377)   (8,168,394)            -        (1,150,260)
  Proceeds from maturities of securities
    available for sale                            1,848,563        -             -                 7,681         -
  Purchase of investment securities available
    for sale                                     (6,900,382)       -             -               (66,116)     (299,500)
  (Purchase) Proceeds of securities under
    resale agreement                             (1,500,000)       -             -             1,500,000         -
  Property and equipment expenditures               (29,982)    (359,638)      (59,000)          (23,664)      (10,370)
  Net change in other real estate owned, net
    of non-cash transactions                          -         (100,575)      (44,209)            6,277         5,333
  Proceeds from sale of property                      -          209,371         5,922             -             -
- --------------------------------------------------------------------------------------       -------------------------
      Net cash provided by (used in)
        investing activities                     (9,949,601)     914,628     4,218,795           996,444    (3,224,940)
- --------------------------------------------------------------------------------------       -------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in demand and savings accounts       7,932,165     (986,537)    3,731,633        (2,026,510)    1,717,586
  Net change in other time deposits              (2,135,744)  (3,773,070)   (7,573,614)        2,274,217        85,464
  Net (payments) borrowings from other banks     (2,516,500)   2,367,632         -               (16,500)   (2,500,000)
  Dividends paid                                   (120,000)     (60,000)      (49,913)            -            -
- --------------------------------------------------------------------------------------       -------------------------
      Net cash provided by (used in)
        financing activities                      3,159,921   (2,451,975)   (3,891,894)          231,207      (696,950)
- --------------------------------------------------------------------------------------       -------------------------
NET INCREASE (dECREASE) IN CASH AND CASH
  EQUIVALENTS                                    (6,576,800)    (695,072)      811,926         1,760,862    (3,874,528)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR      9,789,692   10,484,764     9,672,838         3,212,892     9,789,692
- --------------------------------------------------------------------------------------       -------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR          $ 3,212,892  $ 9,789,692   $10,484,764       $ 4,973,754   $ 5,915,164
======================================================================================       =========================



          See Accompanying Notes to Consolidated Financial Statements

TIFTON BANKS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1994
================================================================================

A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accounting and reporting policies of the Company conform with generally accepted accounting principles and practices within the banking industry. The policies that materially affect financial position and the results of operations are summarized as follows:

      1. REPORTING ENTITY - The Company was formed on October 29, 1990, as Tifton Banks, Inc., and operates as a bank holding company with one bank subsidiary. At December 31, 1994, Tifton Banks, Inc. , owned 100% of Tifton Bank and Trust Company, Tifton, Georgia.

      2. PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its bank subsidiary. All material intercompany accounts and transactions have been eliminated as a result of consolidation.

           The unaudited consolidated balance sheet as of March 31, 1995 and the unaudited consolidated statements of income, changes in shareholders' equity and cash flows for the three months ended March 31, 1994 and 1995, were prepared in accordance with generally accepted accounting principles for interim financial information and with general practices within the banking industry. In the opinion of management, all adjustments considered necessary for a fair presentation have been included, which consist solely of normal recurring accruals and adjustments. Operating results for the three months ended March 31, 1994 and 1995 are not necessarily indicative of the results that may be expected for the complete year.

      3. SECURITIES - The classification of securities is determined at the date of purchase. Gains or losses on the sale of securities are recognized on a specific identification basis.

           Securities available for sale, primarily debt securities, are recorded at fair value with unrealized gains or losses (net of tax effect) excluded from earnings and reported as a component of shareholders' equity. Securities available for sale will be used as a part of the Corporation's interest rate risk management strategy and may be sold in response to changes in interest rates, changes in prepayment risk, and other factors. Investment securities, primarily debt securities, are stated at cost, net of the amortization of premium and the accretion of discount. The Company intends and has the ability to hold such securities on a long-term basis or until maturity.

           The market value of securities is generally based on quoted market prices. If a quoted market price is not available, market value is estimated using quoted market prices for similar securities.

      4. LOANS AND INTEREST INCOME - Loans are stated at the amount of unpaid principal, reduced by net deferred loan fees, unearned discount, and a valuation reserve for possible loan losses. Unearned income on add-on installment loans is recognized as income over the terms of the loans by the "Rule of 78's" method. Interest on simple interest installment loans and other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Accrual of interest is discontinued on loans past due 90 days or more with collateral inadequate to cover principal and interest or immediately if management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection is doubtful.

      5. ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is established through provision for loan loss charges to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principle is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible based on evaluation of the collectibility of loans and prior loan loss experience. The evaluation takes into consideration such factors as a change in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay.

TIFTON BANKS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1994
================================================================================

           Management believes that the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans and other real estate, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the subsidiary banks' allowances for possible loan losses. Such agencies may require the subsidiary banks to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

           In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

           Material estimates that are particularly susceptible to significant change in an operating cycle of one year relate to the determination of the allowance for possible loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for possible loan losses and real estate owned, management obtains independent appraisals for significant properties.

      6. PREMISES AND EQUIPMENT - Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is charged to operating expenses over the estimated useful lives of the assets and is computed on the straight-line method. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. Gains or losses from disposition of property are reflected in operations and the asset account is reduced.

      7. OTHER REAL ESTATE OWNED - Other real estate owned, acquired principally through foreclosure, is stated at the lower of cost or net realizable value. Loan losses incurred in the acquisition of these properties are charged against the allowance for possible loan losses at the time of foreclosure. Subsequent write-downs of other real estate owned are charged against the current period's expense.

      8. INCOME TAXES - In 1994, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The amount due from the subsidiary for income taxes at December 31, 1994 was $5,338.

           Prior to 1994, the provision for income taxes was based on income and expenses included in the accompanying consolidated statements of operations. Differences between taxes so computed and taxes payable under applicable statutes and regulations were classified as deferred taxes arising from timing differences.

           The Company and its subsidiary file a consolidated income tax return. The subsidiary computes its income tax expense as if it filed an individual return except that it does not get any portion of the surtax allocation. Any benefits or disadvantages of the consolidation are absorbed by the parent company. The subsidiary pays its allocation of federal income taxes to the parent company or receives payment from the parent company to the extent that tax benefits are realized.

      9. CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, highly liquid debt instruments purchased with an original maturity of three months or less, and federal funds sold.
           Generally, federal funds are purchased and sold for one-day periods. Interest bearing deposits in other banks with original maturities of less than three months are included.

      10. EMPLOYEE RETIREMENT PLAN - The Company has a profit-sharing plan covering substantially all of its employees meeting age and length of service requirements. Contributions to the plan are made at the discretion of the Board of Directors.

TIFTON BANKS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1994
================================================================================

      11. RECLASSIFICATION - Certain financial statement classifications for the years 1992 and 1993 have been changed to conform with those adopted in 1994.

B.  INVESTMENT SECURITIES

    On January 1, 1994, the Company adopted SFAS 115 related to accounting for investments in debt and equity securities. Upon adoption, the Company transferred approximately $4,686,000 from securities held for investment to securities available for sale. The securities available for sale portfolio was marked to market value resulting in a net unrealized loss of $34,000 which was included in shareholders' equity at $22,440 on an after-tax basis.

    Debt and equity securities have been classified in the balance sheet according to management's intent. The following table reflects the amortized cost and estimated market values of investments in debt securities held at December 31, 1994 and 1993 and at March 31, 1995. In addition, gross unrealized gains and gross unrealized losses are disclosed as of December 31, 1994, in accordance with Statement of Position 90-11 of the American Institute of Certified Public Accountants, which is effective for financial statements covering fiscal years ending after December 15, 1990.

      The book and market values of securities HELD FOR INVESTMENT were:

- -------------------------------------------------------------------------------------------------------
                                                   Amortized     Unrealized    Unrealized    Estimated
                                                      Cost         Gains         Losses    Market Value
- -------------------------------------------------------------------------------------------------------
DECEMBER 31, 1994:
  Non-mortgage backed debt securities of:
    State and Political subdivisions  . . . .     $1,461,890       $ 9,812       $44,477    $1,427,225
  Equity securities   . . . . . . . . . . . .         25,000         -             -            25,000
- ------------------------------------------------------------------------------------------------------
          Total   . . . . . . . . . . . . . .     $1,486,890       $ 9,812       $44,477    $1,452,225
======================================================================================================

DECEMBER 31, 1993:
  Non-mortgage backed debt securities of:
    U.S. Treasury   . . . . . . . . . . . . .     $1,341,356       $   220       $ 1,517    $1,340,059
    Other U.S. Government Agencies  . . . . .      2,167,587        25,406           401     2,192,592
    State and Political subdivisions  . . . .      1,074,814        46,453         5,991     1,115,276
- ------------------------------------------------------------------------------------------------------
      Total debt securities   . . . . . . . .      4,583,757        72,079         7,909     4,647,927
  Mortgage-backed debt securities   . . . . .        526,439         4,099         -           530,538
- ------------------------------------------------------------------------------------------------------
          Total   . . . . . . . . . . . . . .     $5,110,196       $76,178       $ 7,909    $5,178,465
======================================================================================================


MARCH 31, 1995 (UNAUDITED):
  Non-mortgage backed debt securities of:
    State and Political subdivisions  . . . .     $1,335,958       $17,063       $32,625    $1,320,396
  Equity securities   . . . . . . . . . . . .         25,000         -             -            25,000
- ------------------------------------------------------------------------------------------------------
          Total   . . . . . . . . . . . . . .     $1,360,958       $17,063       $32,625    $1,345,396
======================================================================================================

TIFTON BANKS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1994
================================================================================

    The book value and market values of securities AVAILABLE FOR SALE were:

- --------------------------------------------------------------------------------------------------------
                                                   Amortized     Unrealized    Unrealized     Estimated
                                                     Cost          Gains         Losses     Market Value
- --------------------------------------------------------------------------------------------------------
DECEMBER 31, 1994:
  Non-mortgage backed debt securities of:
    U.S. Treasury   . . . . . . . . . . .         $6,020,862    $     -         $ 77,286      $5,943,576
    Other U.S. Government Agencies  . . .          2,643,966          -          117,310       2,526,656
- --------------------------------------------------------------------------------------------------------
      Total debt securities   . . . . . .          8,664,828          -          194,596       8,470,232
  Mortgage-backed debt securities   . . .            465,478          -            7,075         458,403
- --------------------------------------------------------------------------------------------------------
          Total   . . . . . . . . . . . .         $9,130,306    $     -         $201,671      $8,928,635
========================================================================================================

MARCH 31, 1995 (UNAUDITED):
  Non-mortgage backed debt securities of:
    U.S. Treasury   . . . . . . . . . . .         $6,080,105    $     -         $ 71,064      $6,009,041
    Other U.S. Government Agencies  . . .          2,643,896          -           99,803       2,544,093
- --------------------------------------------------------------------------------------------------------
      Total debt securities   . . . . . .          8,724,001          -          170,867       8,553,134
  Mortgage-backed debt securities   . . .            456,765          -            7,479         449,286
- --------------------------------------------------------------------------------------------------------
          Total   . . . . . . . . . . . .         $9,180,766    $     -         $178,346      $9,002,420
========================================================================================================

    There were no sales of securities held for investment or available for sale in 1994. The book and market values of pledged securities were $8,487,000 and $8,281,795 respectively, at December 31, 1994; $4,021,000 and
    $4,048,878 respectively, at December 31, 1993; and $9,178,570 and
    $9,000,224, respectively at March 31, 1995.

    The amortized cost and estimated market value of debt securities held for investment and of available for sale at December 31, 1994 and March 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.


========================================================================================================
                                                 Held for Investment              Available for Sale
- --------------------------------------------------------------------------------------------------------
                                               Amortized       Estimated       Amortized      Estimated
DECEMBER 31, 1994:                               Cost        Market Value         Cost      Market Value
- --------------------------------------------------------------------------------------------------------
  Non-mortgage backed securities:
     Due in one year or less  . . . . . . . . $  390,000     $  387,888       $5,129,829    $5,080,701
     Due after one year through five years. .    225,000        213,080        2,683,547     2,587,437
     Due after five years through ten years .    739,444        718,984          851,452       802,094
     Due after ten years  . . . . . . . . . .    107,446        107,273            -             -
- --------------------------------------------------------------------------------------------------------
       Total non-mortgage backed securities .  1,461,890      1,427,225        8,664,828     8,470,232
   Equity securities  . . . . . . . . . . . .     25,000         25,000            -             -
   Mortgage-backed securities . . . . . . . .      -             -               465,478       458,403
- --------------------------------------------------------------------------------------------------------
          Total   . . . . . . . . . . . . . . $1,486,890     $1,452,225       $9,130,306    $8,928,635
========================================================================================================

TIFTON BANKS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1994
================================================================================




=======================================================================================================
                                                 Held for Investment              Available for Sale
- -------------------------------------------------------------------------------------------------------
                                               Amortized       Estimated      Amortized      Estimated
MARCH 31, 1995 (UNAUDITED)                        Cost       Market Value        Cost      Market Value
- -------------------------------------------------------------------------------------------------------
  Non-mortgage backed securities:
     Due in one year or less  . . . . . . . . $  265,000     $  263,808       $5,187,707    $5,138,509
     Due after one year through five years. .    225,000        215,729        2,934,765     2,848,188
     Due after five years through ten years .    845,958        840,859          601,529       566,437
     Due after ten years  . . . . . . . . . .      -              -                -
- -------------------------------------------------------------------------------------------------------
       Total non-mortgage backed securities    1,335,958      1,320,396        8,724,001     8,553,134
    Equity securities . . . . . . . . . . . .     25,000         25,000            -             -
    Mortgage-backed securities  . . . . . . .      -              -              456,765       449,286
- -------------------------------------------------------------------------------------------------------
          Total   . . . . . . . . . . . . . . $1,360,958     $1,345,396       $9,180,766    $9,002,420
=======================================================================================================

    The market value is established by an independent pricing service as of the approximate dates indicated. The differences between the book value and market value reflect current interest rates and represent the potential loss (or gain) had the portfolio been liquidated on that date. Security losses (or gains) are realized only in the event of dispositions prior to maturity.

    At December 31, 1994 and March 31, 1995 (unaudited), the Company did not hold investment securities of any single issuer, other than obligations of the U.S. Treasury and other U.S. Government agencies, whose aggregate book value exceeded ten percent of shareholders' equity.

C.  LOANS

  The following is a summary of the loan portfolio by principal categories at December 31, 1994 and 1993 and March 31, 1995:

- ---------------------------------------------------------------------------------------------------
                                                                                        (Unaudited)
                                                      DECEMBER 31,     December 31,      March 31,
                                                          1994             1993             1995
===================================================================================================
Loans secured by 1 to 4 -family residential
  properties  . . . . . . . . . . . . . . . . . . .  $ 6,960,318      $ 7,765,000      $ 6,383,956
Loans secured by multi-family and non-farm, non-
  residential properties  . . . . . . . . . . . . .    7,672,000       11,280,000        6,795,953
Other loans secured by real estate  . . . . . . . .    1,188,000        2,631,000        1,623,989
Commercial and industrial loans . . . . . . . . . .   15,015,000        6,706,000       16,630,886
Consumer, installment and other loans . . . . . . .    5,050,000        3,799,907        5,504,963
- ---------------------------------------------------------------------------------------------------
  Subtotal  . . . . . . . . . . . . . . . . . . . .   35,885,318       32,181,907       36,939,747
  Less:  Unearned income  . . . . . . . . . . . . .        -               (3,167)           -
- ---------------------------------------------------------------------------------------------------
      Total   . . . . . . . . . . . . . . . . . . .  $35,885,318      $32,178,740      $36,939,747
===================================================================================================

TIFTON BANKS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1994
================================================================================

D.  ALLOWANCE FOR LOAN LOSSES

    A summary of changes in allowance for loan losses of the Company for the years ended December 31, 1994, 1993 and 1992, and the three months ended March 31, 1995 and 1994 is as follows:

                                                                                         (Unaudited)
                                                      December 31,                        March 31,
- -------------------------------------------------------------------------------     ---------------------
                                              1994         1993          1992          1995        1994
- -------------------------------------------------------------------------------     ---------------------
Beginning Balance                           $400,000      $371,447     $325,260     $404,322     $400,000
Add: Provision for possible loan losses       60,803       216,758      499,000       35,000       15,803
- -------------------------------------------------------------------------------     ---------------------
            Subtotal                         460,803       588,205      824,260      439,322      415,803
- -------------------------------------------------------------------------------     ---------------------
Less:
  Loans charged off                          (80,025)     (228,291)    (473,149)        (556)      -
  Recoveries on loans previously charged      23,544        40,086       20,336        2,319       10,593
- -------------------------------------------------------------------------------     ---------------------
            Net loans charged off            (56,481)     (188,205)    (452,813)       1,763       10,593
- -------------------------------------------------------------------------------     ---------------------
Balance, end of year                        $404,322      $400,000     $371,447     $441,085     $426,396
===============================================================================     =====================

    Loans on which the accural of interest has been discontinued or reduced amounted to $122,287, $119,410, and $346,000 at December 1994 and 1993,
    respectively. If interest on these loans had been accrued, such income would have approximated $13,757 for 1994 and $5,586 thru March 31, 1995.


E.  BANK PREMISES AND EQUIPMENT

    The following is a summary of asset classifications and depreciable lives for the Bank at December 1994, and 1993 and March 31, 1995.

- ----------------------------------------------------------------------------------        -----------
                                           Useful Lives      1994           1993             1995
                                             (Years)                                      (Unaudited)
- ----------------------------------------------------------------------------------        -----------
Land    . . . . . . . . . . . . . . . . . .              $  120,676     $  120,676         $  120,676
Banking house and improvements  . . . . . .  8-40           604,762        599,690            620,762
Equipment, furniture, and fixtures  . . . .  5-10         1,008,214        983,304          1,015,877
Automobiles   . . . . . . . . . . . . . . .    5             22,488         22,488             22,488
- ----------------------------------------------------------------------------------        -----------
  Total   . . . . . . . . . . . . . . . . .               1,756,140      1,726,158          1,779,803
Less - accumulated depreciation   . . . . .                (567,402)      (444,400)          (599,050)
- ----------------------------------------------------------------------------------        -----------
      Bank premises and equipment, net  . .              $1,188,738     $1,281,758         $1,180,753
==================================================================================        ===========


    Depreciation included in operating expenses for the years end December 31, 1994 and 1993 and the three months ended March 31, 1995 amounted to $123,002, $108,070, and $32,500, respectively.

F.  DEPOSITS

    The Bank had deposit liabilities in NOW accounts of approximately $12,134,000 and $4,560,000 at December 31, 1994 and 1993 respectively and
    $10,224,000 at March 31, 1995.

TIFTON BANKS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1994
================================================================================

G.  SHORT-TERM BORROWINGS AND LONG-TERM DEBT

    Liabilities for borrowed money consists of a note payable at the prime interest rate secured by stock of the subsidiary bank. The following is a summary of liabilities for other borrowed money at December 31, 1994 and 1993 and March 31, 1995:

- -------------------------------------------------------------------------------    -------------
                                                          1994          1993           1995
                                                                                     (Unaudited)
- -------------------------------------------------------------------------------    -------------
Federal funds purchased   . . . . . . . .                  -         $2,500,000      $     -
Note payable - Bank South . . . . . . . .                16,500          33,000            -
- -------------------------------------------------------------------------------    -------------
    Total   . . . . . . . . . . . . . . .               $16,500      $2,533,000            -
===============================================================================    =============


H.  CAPITALIZED LEASE OBLIGATIONS

    The Bank leases computer and other processing equipment from a vendor under lease agreements that have been capitalized. The lease terms are for five years with imputed interest at rates of six and one-half percent to eight and one-half percent. The equipment has been included in fixed assets at a value of $279,395, $295,789, and $279,395, respectively, at December 31, 1994 and 1993 and March 31, 1995, and accumulated amortization of the capitalized equipment for these same periods was $178,429, $136,874, and $34,219, respectively. Maturities of these leases, net of interest is as follows:

         1995  . . . . . . . . . . . . . . . . . .          $15,177
                                                            =======

I.  PROVISION FOR INCOME TAXES

    The provision for income taxes for the years ended December 31, 1994, 1993 and 1992 and March 31, 1995 and 1994, was computed as follows:

                                                                                              (Unaudited)
                                                   Year Ended December 31,              3 Months Ended March 31,
                                             ----------------------------------         ------------------------
                                               1994          1993        1992              1995         1994
- -------------------------------------------------------------------------------         ------------------------
Current tax expense . . . . . . . . . . . .  $101,738      $102,672     $53,090           $59,546      $41,102
Deferred tax provision  . . . . . . . . . .    22,400        33,723      21,996             1,942        5,597
- -------------------------------------------------------------------------------         ------------------------
  Net provision for income taxes expense  .  $124,138      $136,395     $75,086           $61,488      $46,699
===============================================================================         ========================

    Deferred income taxes are reflected for certain timing differences between book and taxable income and will be reduced in future years as these timing differences reverse. The reasons for the difference between the actual tax expense and tax computed at the federal income tax rate are as follows:

TIFTON BANKS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1994
================================================================================

                                                                                                  (Unaudited)
                                                      Year Ended December 31,               3 Months Ended March 31,
                                                ------------------------------------        ------------------------
                                                 1994          1993          1992             1995           1994
- ------------------------------------------------------------------------------------        ------------------------
Tax on pretax income at statutory rate. . . .   $228,737      $184,008      $ 63,354        $62,938        $45,004
Benefit of extraordinary item . . . . . . . .    (95,389)        -             -              -              -
Tax-exempt interest income  . . . . . . . . .    (20,815)      (20,128)      (10,796)        (5,398)        (4,742)
Dividends received deduction  . . . . . . . .       (264)        -             -               (266)         -
Non-deductible interest expense related to
  tax-exempt income . . . . . . . . . . . . .      3,906         2,468         6,321            976          -
Non-deductible business entertainment . . . .      1,385         -             -                239            418
Non-deductible officer's life insurance . . .        688           490         1,507            203             88
Benefit of graduated taxes  . . . . . . . . .      -             -            (7,434)        (7,495)         -
Other permanent tax differences . . . . . . .      5,890       (30,443)       22,134         10,293          6,785
- ------------------------------------------------------------------------------------        ------------------------
    Total . . . . . . . . . . . . . . . . . .   $124,138      $136,395      $ 75,086        $61,490        $47,553
====================================================================================        ========================
Net effective tax rate  . . . . . . . . . . .       31.7%         25.2%         40.3%          33.2%          35.9%
====================================================================================        ========================

    The sources and tax effects of temporary differences that give rise to significant portions of deferred income tax assets (liabilities) are as follows:

                                                                                 1994            1993
- -------------------------------------------------------------------------------------------------------
Deferred Income Tax Assets:
  Provision for loan losses, net  . . . . . . . . . . . . . . . .             $ 58,622        $  78,365
  Unrealized losses on investment securities available-for-sale .               68,568            -
- -------------------------------------------------------------------------------------------------------
    Total deferred tax assets                                                  127,190           78,365
Deferred Income Tax Liability - Depreciation  . . . . . . . . . .              (89,825)        (111,719)
- -------------------------------------------------------------------------------------------------------
      Net deferred tax asset (liability)  . . . . . . . . . . . .             $ 37,365        $ (33,354)
=======================================================================================================

    There was no deferred tax asset valuation allowance at December 31, 1994.

J.  RETIREMENT PLAN

    The Bank has a profit-sharing plan qualifying under Section 401(k) of the Internal Revenue Code covering substantially all of it's employees meeting age and length-of-service requirements. Contributions to the plan are at the discretion of the Board of Directors. Profit sharing expenses charged to operations amounted to $22,377, $23,981, and $18,789 for 1994, 1993, and
    1992, respectively.

K.  LIMITATION ON DIVIDENDS

    The Board of Directors of any state-chartered bank in Georgia may declare and pay cash dividends on its outstanding capital stock without any request for approval of the Bank's regulatory agency if the following conditions are met:

      1) Total classified assets at the most recent examination of the bank do not exceed eighty (80) percent of equity capital.

      2) The aggregate amount of dividends declared in the calendar year does not exceed fifty (50) percent of the prior year's net income.

      3) The ratio of equity capital to adjusted total assets shall not be less than six (6) percent.

    As of January 1, 1995, the amount available for dividends without regulatory consent was $136,918.

TIFTON BANKS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1994
================================================================================

L.  COMMITMENTS AND CONTINGENCIES

    The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in those particular financial instruments.

    The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The subsidiary does require collateral or other security to support financial instruments with credit risk.

                                                                                           (Unaudited)
                                                                December 31,                March 31,
- --------------------------------------------------------------------------------------     ------------
                                                            1994             1993              1995
- --------------------------------------------------------------------------------------     ------------
Financial instruments whose contract amounts
  represent credit risk:
  Commitments to extend credit  . . . . . . . . .          $6,767,000       $4,775,714       $5,587,000
  Standby letters of credit   . . . . . . . . . .             226,000          511,600          226,000
- --------------------------------------------------------------------------------------     ------------
    Total   . . . . . . . . . . . . . . . . . . .          $6,993,000       $5,287,314       $5,813,000
======================================================================================     ============

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.

    Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. All letters of credit are due within one year of the original commitment date. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

M.  LITIGATION LOSS - FORGERY CLAIM

    The Company's subsidiary bank was a defendant in a lawsuit filed by one of its customers alleging negligence for wrongly allowing the plaintiff's attorney to endorse insurance drafts made jointly payable to the plaintiff and the attorney for deposit in the attorney's trust account. The attorney later misappropriated the funds from his trust account and the plaintiff claimed the Bank should not have allowed the drafts to be credited to the attorney's account. No financial recovery was available against the attorney and the bank was subsequently sued. The suit resulted in an award
    against the Bank for $425,000 which was appealed.   On appeal, the award
    was reduced to $303,137 which the Bank paid in December, 1994 and charged in full against 1994 earnings as an extraordinary item. Although the Bank is considering a possible recovery action against its bonding company, no provision for any contingent future recovery has been recorded.

TIFTON BANKS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1994
================================================================================


N.  RELATED PARTY TRANSACTIONS

    In the ordinary course of business, the Company, through its subsidiary banks, has direct and indirect loans outstanding to or for the benefit of certain executive officers and directors. These loans were made on substantially the same terms as those prevailing, at the time made, for comparable loans to other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. The following is a summary of activity during 1994, 1993 and the three months ended March 31, 1995 with respect to such loans to these individuals:

                                                                                           (Unaudited)
                                                                December 31,                March 31,
                                                         ---------------------------       -----------
                                                           1994             1993              1995
- ------------------------------------------------------------------------------------       -----------
Balances, January 1, 1994 . . . . . . . . . . . .        $ 2,397,340      $2,488,189       $ 1,879,357
  New loans . . . . . . . . . . . . . . . . . . .          1,975,065         437,799         3,320,142
  Repayments  . . . . . . . . . . . . . . . . . .         (2,493,048)       (528,648)       (1,883,706)
- ------------------------------------------------------------------------------------       -----------
Balances, December 31, 1994 . . . . . . . . . . .        $ 1,879,357      $2,397,340       $ 3,315,793
====================================================================================       ===========


O.  DISCLOSURES RELATING TO STATEMENTS OF CASH FLOWS

    Cash paid interest and income taxes - Cash paid during the years for interest and income taxes was as follows:

                                                                                         (Unaudited)
                                                     December 31,                          March 31,
- -------------------------------------------------------------------------------    -----------------------
                                           1994          1993          1992           1995         1994
- -------------------------------------------------------------------------------    -----------------------
Interest, net of amount capitalized . .  $1,618,727    $1,727,851    $2,809,690    $487,168       $341,970
- -------------------------------------------------------------------------------    -----------------------
Income taxes, net . . . . . . . . . . .  $  171,272    $   36,000    $  182,191    $     -        $ 76,392
- -------------------------------------------------------------------------------    -----------------------

    Other non-cash transactions - Other non-cash transactions in investing and financing activities are as follows:

                                                                                         (Unaudited)
                                                        December 31,                      March 31,
- ------------------------------------------------------------------------------       ---------------------
                                               1994         1993        1992           1995         1994
- ------------------------------------------------------------------------------       ---------------------
Debt assumed on foreclosed property held
  as other real estate  . . . . . . . . . .  $ 90,333     $   -       $115,368       $   -        $   -
- ------------------------------------------------------------------------------       ---------------------
Total decrease in unrealized gain on
  available for sale securities . . . . . .  $271,559     $   -       $   -          $   -        $   -
- ------------------------------------------------------------------------------       ---------------------

P.  CREDIT RISK CONCENTRATION

    The Company's subsidiary grants agribusiness, commercial, and residential loans to its customers. Although the Subsidiary has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on the area's economic stability. The primary trade area for the Subsidiary is generally that area within fifty miles in each direction of the Company's subsidiary.

TIFTON BANKS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1994
================================================================================

Q.  SUBSEQUENT EVENTS

    On February 9, 1995 a judgement was entered against the Bank for prejudgement interest relating to the lawsuit reported in Note M. Under this judgement, the Bank has been ordered to pay $69,053.94. The Bank plans to appeal the judgement and the Bank's legal counsel has indicated that the Bank has a better than average chance of having the verdict overturned. As a result, the financial statements have not been restated to include the effects of the interest.

R.  CONDENSED FINANCIAL STATEMENTS (PARENT COMPANY ONLY)

    Condensed parent company financial information on Tifton Banks, Inc. is as follows:

BALANCE SHEETS
=========================================================================================================================
                                                                                                           (Unaudited)
                                                                            As of December 31,            As of March 31,
                                                                          1994             1993                1995
=================================================================================================         ===============
ASSETS:
  Cash in subsidiary. . . . . . . . . . . . . . . . . . . . . . . .  $   20,628        $   12,301           $    3,705
  Due from subsidiary - income taxes. . . . . . . . . . . . . . . .       5,338             6,245               63,066
  Investment in subsidiary, at equity in underlying net assets. . .   4,975,241         4,974,507            5,115,888
  Organization costs, net of amortization . . . . . . . . . . . . .      10,000            20,000                7,500
- -------------------------------------------------------------------------------------------------         ---------------
      Total Assets. . . . . . . . . . . . . . . . . . . . . . . . .  $5,011,207        $5,013,053           $5,190,159
=================================================================================================         ===============

LIABILITIES:
  Notes payable to other banks  . . . . . . . . . . . . . . . . . .      16,500            33,000                -
  Accrued expenses and other liabilities  . . . . . . . . . . . . .         361               664               56,796
- -------------------------------------------------------------------------------------------------         ---------------
    Total liabilities   . . . . . . . . . . . . . . . . . . . . . .      16,861            33,664               56,796
- -------------------------------------------------------------------------------------------------         ---------------

SHAREHOLDERS' EQUITY:
  Common stock, $10 par value; authorized 2,000,000
    shares, outstanding 200,000 shares  . . . . . . . . . . . . . .   2,000,000         2,000,000            2,000,000
  Additional paid-in surplus  . . . . . . . . . . . . . . . . . . .   1,600,000         1,600,000            1,600,000
  Retained earnings   . . . . . . . . . . . . . . . . . . . . . . .   1,527,449         1,379,389            1,651,071
  Unrealized holding losses in investment securities. . . . . . . .    (133,103)           -                  (117,708)
- -------------------------------------------------------------------------------------------------         ---------------
    Total shareholders' equity  . . . . . . . . . . . . . . . . . .   4,994,346         4,979,389            5,133,363
- -------------------------------------------------------------------------------------------------         ---------------
      Total Liabilities and Shareholders' Equity. . . . . . . . . .  $5,011,207        $5,013,053           $5,190,159
=================================================================================================         ===============

TIFTON BANKS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1994
================================================================================

STATEMENTS OF INCOME AND RETAINED EARNINGS
==========================================================================================================================
                                                                                                       (Unaudited)
                                                             Years Ended December 31,             3 Months Ended March 31,
                                                      --------------------------------------      ------------------------
                                                          1994          1993         1992             1995         1994
- --------------------------------------------------------------------------------------------      ------------------------
  REVENUES:
    Dividend income from subsidiary . . . . . . . . . $  140,000    $   77,500    $  60,000       $   -         $   -
- --------------------------------------------------------------------------------------------      ------------------------
  EXPENSES:
    Interest expense. . . . . . . . . . . . . . . . .      1,100         2,886         3,466             175           247
    Amortization. . . . . . . . . . . . . . . . . . .     10,000        10,000        10,000           2,500         2,250
    Other . . . . . . . . . . . . . . . . . . . . . .         15         1,250         -              -                 15
- --------------------------------------------------------------------------------------------      ------------------------
       Total expenses . . . . . . . . . . . . . . . .     11,115        14,136        13,466           2,675         2,512
- --------------------------------------------------------------------------------------------      ------------------------
  INCOME BEFORE TAXES AND EQUITY INCOME
   OF SUBSIDIARY  . . . . . . . . . . . . . . . . . .    128,885        63,364        46,534          (2,675)       (2,512)
    Income tax benefit  . . . . . . . . . . . . . . .      5,338         6,245         5,252           1,044           854
- --------------------------------------------------------------------------------------------      ------------------------
  INCOME BEFORE EQUITY INCOME OF SUBSIDIARY . . . . .    134,223        69,609        51,786          (1,631)       (1,658)
  Equity in undistributed income of subsidiary  . . .    133,837       335,195        59,462         125,253        84,811
- --------------------------------------------------------------------------------------------      ------------------------
  NET INCOME  . . . . . . . . . . . . . . . . . . . .    268,060       404,804       111,248         123,622        83,153
  RETAINED EARNINGS, BEGINNING  . . . . . . . . . . .  1,379,389     1,034,585       973,250       1,527,449     1,379,389
- --------------------------------------------------------------------------------------------      ------------------------
         Total  . . . . . . . . . . . . . . . . . . .  1,647,449     1,439,389     1,084,498       1,651,071     1,462,542
    Less - cash dividends   . . . . . . . . . . . . .   (120,000)      (60,000)      (49,913)         -             -
- --------------------------------------------------------------------------------------------      ------------------------
  RETAINED EARNINGS, ENDING . . . . . . . . . . . . . $1,527,449    $1,379,389    $1,034,585      $1,651,071    $1,462,542
============================================================================================      ========================

STATEMENTS OF CASH FLOWS
  CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income  . . . . . . . . . . . . . . . . . . . $  268,060    $  404,804    $  111,248      $  123,622    $   83,153
    Adjustments to reconcile net income
      to net cash provided by operating activities:
      Amortization  . . . . . . . . . . . . . . . . .     10,000        10,000        10,000           2,500         2,250
      Equity investment income  . . . . . . . . . . .   (133,837)     (335,195)      (59,462)       (125,252)      (84,811)
      Net change in operating assets
        and liabilities:
        Due from subsidiary - income taxes  . . . . .       907          2,407        (5,252)        (57,728)      (31,381)
        Accrued liabilities   . . . . . . . . . . . .      (303)           113           551          56,435        30,774
- --------------------------------------------------------------------------------------------      ------------------------
          Net cash provided by operating activities .   144,827         82,129        57,085            (423)          (15)
- --------------------------------------------------------------------------------------------      ------------------------

  CASH FLOWS FROM FINANCING ACTIVITIES:
    Principal paid on other borrowings  . . . . . . .   (16,500)       (17,000)        -             (16,500)        -
    Cash dividends paid   . . . . . . . . . . . . . .  (120,000)       (60,000)      (49,913)          -             -
- --------------------------------------------------------------------------------------------      ------------------------
      Net cash used in financing activities . . . . .  (136,500)       (77,000)      (49,913)        (16,500)        -
- --------------------------------------------------------------------------------------------      ------------------------
  NET INCREASE IN CASH AND CASH EQUIVALENTS . . . . .     8,327          5,129         7,172         (16,923)          (15)
  CASH AND CASH EQUIVALENTS, BEGINNING  . . . . . . .    12,301          7,172         -              20,628        12,301
- --------------------------------------------------------------------------------------------      ------------------------
  CASH AND CASH EQUIVALENTS,  ENDING  . . . . . . . . $  20,628     $   12,301    $    7,172      $    3,705    $   12,286
============================================================================================      ========================

TIFTON BANKS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1994
================================================================================

  OTHER DISCLOSURES RELATING TO STATEMENTS OF CASH FLOWS:
    INTEREST AND INCOME TAXES - Cash paid during the years ended December 31,
      1994, 1993, and 1992 for interest and income taxes was as follows:

- --------------------------------------------------------------------------    -------------------
                                                                                 (Unaudited)
                                                  December 31,                    March 31,
                                         ---------------------------------    -------------------
                                          1994         1993          1992      1995         1994
- --------------------------------------------------------------------------    -------------------
Interest (net of amount capitalized)     $1,100       $2,886        $3,466    $175           $247
==========================================================================    ===================

Income taxes                             $   -        $   -         $   -     $  -           $  -
==========================================================================    ===================

                                  APPENDIX A

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER is made and entered into and is effective as of the 10th day of May, 1995 (the "Agreement"), by and among First Liberty Financial Corp., a Georgia corporation ("FLFC"), First Liberty Bank, a federally chartered savings bank organized under the laws of the United States ("FLB"), Tifton Banks, Inc., a Georgia corporation ("TBI") and Tifton Bank & Trust Company, a state chartered commercial bank organized under the laws of the State of Georgia ("Tifton Bank").


                              W I T N E S S E T H:

         WHEREAS, FLFC owns all of the issued and outstanding shares of capital stock of FLB; and

         WHEREAS, TBI is a one-bank holding company that owns all of the issued and outstanding capital stock of Tifton Bank; and

         WHEREAS, the Boards of Directors of FLFC, FLB, TBI and Tifton Bank have approved the merger of TBI with and into FLFC (the "First Stage Merger") upon the terms and subject to the conditions set forth herein; and

         WHEREAS, it is intended that simultaneous to the First Stage Merger, Tifton Bank will be merged with and into FLB (the "Second Stage Merger") (the First Stage Merger and the Second Stage Merger hereinafter are referred to as the "Mergers");

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon and subject to the terms and the conditions hereinafter set forth, the parties do hereby agree as follows:

                                   ARTICLE I

                                  THE MERGERS

     1.01 The First Stage Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with applicable law, at the Effective Time (as defined in Section 1.02 below) TBI shall be merged with and into FLFC and the separate existence of TBI shall thereupon cease. FLFC shall be the surviving corporation in the First Stage Merger (hereinafter sometimes referred to as the "Surviving Corporation").

     1.02 Effective Time of the First Stage Merger. The First Stage Merger shall become effective at such time (the "Effective Time"), following the filing of the Articles of Merger with the Secretary of State of the State of Georgia, as the Secretary of State issues a Certificate of Merger to effect the First Stage Merger. The filing of the Articles of Merger shall be made simultaneously with or as soon as possible following the closing of the transactions contemplated by this Agreement in accordance with Article XI hereof.

     1.03  The Second Stage Merger.

          (a) Simultaneous to, or as soon as practicable following, the Effective Time and in accordance with the Articles of Merger and with applicable law, Tifton Bank shall be merged with and into FLB and the separate existence of Tifton Bank shall thereupon cease. FLB shall be the surviving bank in the Second Stage Merger and shall remain a wholly-owned subsidiary of FLFC. The charter and bylaws of FLB in effect immediately prior to the Second Stage Merger shall be the charter and bylaws of the surviving bank following such merger.

          (b) The Board of Directors of FLB following the Second Stage Merger shall be the same as the Board of Directors of FLB immediately prior to the Second Stage Merger. FLB shall establish a Tifton Community Board of Directors consisting of the same persons who serve as directors of Tifton Bank immediately prior to the First Stage Merger. The Tifton Community Board of Directors shall be deemed to consist of advisory directors to FLB to be known as "Community Directors."

                                   ARTICLE II

                           THE SURVIVING CORPORATION

     2.01 Articles of Incorporation. The Articles of Incorporation of FLFC, as amended, shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time.

     2.02 Bylaws. The Bylaws of FLFC, as amended, shall be the Bylaws of the Surviving Corporation after the Effective Time.

     2.03 Directors of the Surviving Corporation. The Board of Directors of the Surviving Corporation immediately after the First Stage Merger shall be the same as the Board of Directors of FLFC immediately prior to the First Stage Merger.

                                  ARTICLE III

                              CONVERSION OF SHARES

     3.01  Conversion of TBI Shares in the First Stage Merger.

          (a) Subject to adjustment as set forth below, at the Effective Time the shares of the $10.00 par value Common Stock of TBI (the "TBI Stock") outstanding immediately prior to the Effective Time shall, based on the election of the holders thereof, be exchanged for and converted into, and each holder of TBI Stock immediately prior to the Effective Time (each a "TBI Stockholder" and collectively the "TBI Stockholders") (other than Dissenting Stockholders as defined in Section 3.05 hereof) shall have, upon surrender of the certificates theretofore representing such TBI Stock, the right to receive $37.00 per share of TBI Stock (the "Price Per Share") in either (i) cash, (ii) Series B 6.0% Cumulative Convertible Preferred Stock, $25.00 stated value, of FLFC (the "Series B Preferred"), or (iii) any combination of cash and Series B Preferred. Individual shares of TBI Stock may not be converted into a combination of cash and Series B Preferred; however, a TBI Stockholder may elect to convert a portion of his whole shares of TBI Stock into cash and a portion into Series B Preferred. The Price Per Share divided by the stated value of the Series B Preferred ($25.00), i.e., 1.48, shall hereinafter be referred to as the "Exchange Ratio." The rights and preferences of the Series B Preferred are set forth in Schedule 3.01(a). The election to exchange shares of TBI Stock for cash or Series B Preferred, or a combination thereof, shall be made within 15 days of the date of a letter of transmittal which shall be delivered to the TBI Stockholders (except that FLFC may, in its discretion, extend the time period during which TBI Stockholders must make the election by so providing in the letter of transmittal). In the event any TBI Stockholder fails to make any election within such time period by delivering to FLFC a letter of transmittal pursuant to the instructions thereon or by making such election on the proxy card delivered to TBI in connection with the meeting of TBI Stockholders held for the purpose of voting upon this Agreement, such TBI Stockholder shall be deemed to have elected to exchange all of his shares of TBI Stock for shares of Series B Preferred.

         (b) Notwithstanding the provisions of Section 3.01(a), no more than 96,000 shares of the outstanding TBI Stock [48% of the outstanding shares of TBI Stock] shall be converted into the right to receive cash and no more than 104,000 shares [52% of the outstanding TBI Stock] shall be converted into the right to receive Series B Preferred, in either case subject to the provisions of (i) and (ii) below:

             (i) In the event that the number of shares of TBI Stock for which election has been made to receive cash plus the number of shares of TBI Stock for which dissenters' rights have been perfected exceeds 96,000, then ueach share of TBI Stock for which the holder has elected conversion into cash shall, instead of being converted into the right to receive the consideration referred to in paragraph (a) hereof, be converted into the right to receive (A) an amount in cash derived under Formula 1A below, and (B) a number of shares of Series B Preferred derived under Formula 1B below.

             Formula 1A: (1) Multiply 96,000 shares by $37.00 (the Price Per Share), i.e., $3,552,000. (2) Subtract from $3,552,000 the product obtained by multiplying $37.00 by the number of shares for which dissenters' rights have been perfected. (3) Divide that remainder by the number of shares of TBI Stock for which a cash election has been made.

             Formula 1B: (1) Divide $37.00 (the Price Per Share) by 1.48 (the Exchange Ratio), i.e., $25.00. (2) Divide by $25.00 the remainder obtained by subtracting from $37.00 the per share cash amount determined in Formula 1A.

            (ii) In the event that the number of shares of TBI Stock for which election has been made to receive Series B Preferred plus the number of shares of TBI Stock for which dissenters' rights have been perfected is more than 104,000 shares, then each share of TBI Stock for which the holder has elected conversion into Series B Preferred shall, instead of being converted into the right to receive the consideration referred to in paragraph (a) hereof, be converted into the right to receive (A) a number of shares of Series B Preferred derived under Formula 2A below, and (B) an amount in cash derived under Formula 2B below.

             Formula 2A: (1) Multiply 104,000 shares by $37.00 (the Price Per Share), i.e., $3,848,000. (2) Divide $3,848,000 by $25.00, i.e., 153,920.
(3) Divide 153,920 by the total number of shares of TBI Stock for which election has been made to receive Series B Preferred.

             Formula 2B: (1) Divide $37.00 by 1.48 (the "Exchange Ratio"), i.e., $25.00. (2) Multiply $25.00 by the remainder obtained by subtracting the number of shares of Series B Preferred derived under Formula 2A from 1.48.

         3.02 Status of FLFC Stock. All of the shares of equity securities of FLFC issued and outstanding as of the Effective Time shall remain issued and outstanding immediately after the Effective Time and shall be unaffected by the Merger.

         3.03  Exchange of Certificates.

              (a) From and after the Effective Time, each holder of an outstanding certificate which immediately prior to the Effective Time represented shares of TBI Stock (each a "TBI Certificate") shall be entitled to receive in exchange therefor upon surrender thereof to FLFC, a certificate or certificates representing the number of whole shares of Series B Preferred, or, as applicable, cash, to which such holder is entitled pursuant to Section 3.01. Notwithstanding the other provisions of this Agreement (i) until holders of TBI Certificates have surrendered them for exchange as provided herein, no dividends or other distributions shall be paid by FLFC with respect to any shares represented by such TBI Certificates and no payment for shares or fractional shares shall be made, and (ii) without regard to when such TBI Certificates are surrendered for exchange as provided herein, no interest shall be paid on any dividends or other distributions or on any cash payments for whole or fractional shares. If any certificate for shares of Series B Preferred is to be issued in a name other than that in which the TBI Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes similar-type required by reason of the issuance of certificates for such shares of Series B Preferred in a name other than that of the registered holder of the TBI Certificate surrendered, or shall establish to the satisfaction of FLFC that such tax has been paid or is not applicable.

              (b) FLFC shall provide each holder of record of a TBI Certificate a letter of transmittal in the form approved by TBI's counsel, which approval shall not unreasonably be withheld (which shall specify that delivery shall be effected, and risk of loss and title to the TBI Certificates shall pass, only upon actual delivery of the TBI Certificates to FLFC). Upon surrender of TBI Certificates to FLFC for cancellation, together with a duly executed letter of transmittal and such other documents as FLFC shall reasonably require, the holder of such TBI Certificates shall be entitled to receive in exchange therefor one or more certificates representing that number of whole shares of Series B Preferred, or, as applicable, cash into which the shares of TBI Stock theretofore represented by the TBI Certificates so surrendered shall have been converted pursuant to the provisions of Section 3.01, and the TBI Certificates so surrendered shall forthwith be canceled.

         3.04 Fractional Shares. Notwithstanding any other provision of this Agreement, no certificates or scrip for fractional shares of Series B Preferred shall be issued in the First Stage Merger and no Series B Preferred dividend, stock split or interest shall relate to any fractional security, and any such fractional interest shall not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional share, each TBI Stockholder who would otherwise have been entitled to receive a fraction of a share of Series B Preferred pursuant to this Article III shall be entitled to receive a cash payment equal to such fraction multiplied by $25.00.

         3.05 Dissenters' Rights. Notwithstanding Section 3.01, no outstanding share of TBI Stock shall be converted into or represent a right to receive any shares of Series B Preferred or cash pursuant to Section 3.01 if the holder thereof has demanded and perfected his demand for payment of the fair value of such share in accordance with the applicable provisions of
Article 13 of the Georgia Business Corporation Code (the "Dissenter Provisions") and has not effectively withdrawn or lost his right to such payment. All such shares of TBI Stock shall represent only the rights granted with respect to such shares pursuant to the Dissenter Provisions. TBI shall give prompt notice to FLFC upon receipt by TBI of any written demands for payment of the fair value of TBI Stock and of withdrawals of such demands and any other written communications provided in accordance with or pursuant to the Dissenter Provisions (any stockholder duly making such a demand being hereinafter called a "Dissenting Stockholder"). FLFC shall have the right to participate in all negotiations and proceedings with respect to any Dissenting Stockholder. TBI agrees that it will not, except with the prior written consent of FLFC, make any determination of fair value or any payment with respect to, or settle or offer to settle any matter arising out of, any dissent. Each Dissenting Stockholder, if any, who becomes entitled to payment for his shares of TBI Stock pursuant to the Dissenter Provisions shall receive payment therefor from FLFC (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Dissenter Provisions) and such dissenting shares of TBI Stock shall be canceled. If any holder of shares of TBI Stock who demands payment of the fair value of his shares under the Dissenter Provisions shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at any time, the shares of TBI Stock of such holder shall be converted into a right to receive the consideration set forth in Section 3.01.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                             OF TBI AND TIFTON BANK


         TBI and Tifton Bank, jointly and severally, represent and warrant to FLFC and FLB as follows:

         4.01  Organization.

              (a) TBI has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Georgia. TBI has all requisite power and authority to carry on and conduct its business as now being conducted and to own, lease or operate its properties and assets, and is duly qualified and in good standing in the State of Georgia.

              (b) The copies of the charter documents and bylaws of TBI and Tifton Bank attached in Schedule 4.01(b) are the complete, true and correct charter documents and bylaws of TBI and Tifton Bank in effect as of the date hereof. The minutes of directors' and stockholders' meetings and the stock books, including the current list of stockholders, of TBI and Tifton Bank previously delivered or made available to FLFC are, in all material respects, the complete, true and correct records of directors' and stockholders' meetings and stock issuances through and including the date hereof and reflect all transactions and other matters required to be reflected in such records, as well as such other matters customarily contained in records of such type.

              (c) The current officers and directors of TBI and Tifton Bank are listed in Schedule 4.01(c).

         4.02 Power and Authority of TBI and Tifton Bank. TBI and Tifton Bank have the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of TBI and Tifton Bank (subject to receipt of appropriate approval by the stockholders of TBI). This Agreement has been duly and validly executed and delivered by TBI and Tifton Bank and constitutes TBI's and Tifton Bank's legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

         4.03  Capitalization.

              (a) There are 200,000 shares of TBI Stock outstanding and no shares of TBI Stock held in the treasury of TBI, all of which are validly issued, fully paid and nonassessable. All issuances of the capital stock of TBI have been in compliance with all applicable agreements and all applicable laws, including federal and state securities laws or, if not registered in compliance with the applicable federal and state securities laws, any actions arising from such failure to register any such securities are barred by applicable statute of limitations.

              (b) There are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating TBI or any subsidiary of TBI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of TBI or obligating TBI or any subsidiary of TBI to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which TBI or any subsidiary of TBI is a party or is bound with respect to the voting of any shares of capital stock of TBI.

         4.04 Subsidiaries. TBI has no direct or indirect subsidiaries other than Tifton Bank, which is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each subsidiary of TBI is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary except for jurisdictions in which the failure to so qualify would not have a material adverse effect on the Company and its subsidiaries taken as a whole. All of the outstanding shares of capital stock of each subsidiary of TBI are validly issued, fully paid, nonassessable and free of preemptive rights and those owned directly or indirectly by TBI are owned free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever. TBI owns directly all of the issued and outstanding shares of the capital stock of each of its subsidiaries. There are no subscriptions, options, warrants, rights, calls, contracts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any subsidiary of TBI, including any right of conversion or exchange under any outstanding security, instrument or agreement.

         4.05 Information Supplied for Use in Registration Statement. Written information supplied by TBI to FLFC and designated specifically for use in the Registration Statement (as hereinafter defined) or any amendment or supplement thereto, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Registration Statement on Form 5-4 including the Proxy Statement/Prospectus set forth therein, to be filed by FLFC with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended, of the Series B Preferred, as amended at the time it becomes effective and as thereafter amended, is referred to herein as the "Registration Statement." The Proxy Statement/Prospectus in the form included in the Registration Statement at the time it becomes effective and at the time it is delivered to the stockholders of TBI is referred to herein as the "Proxy Statement/Prospectus."

         4.06  Financial Statements.

              (a) Schedule 4.06(a) contains (i) the audited consolidated balance sheets of TBI as of December 31, 1993 and 1994, the related audited consolidated statements of income, retained earnings, and cash flows for the each of the three years in the period ended December 31, 1994, and the related notes thereto (the "Audited Financial Statements"); and has previously provided to FLFC(ii) the unaudited consolidated balance sheet of TBI as of March 31, 1994 and 1995, the related unaudited consolidated statements of income, retained earnings, and cash flows, or in each instance, equivalent statements as commonly prepared for internal purposes, for the three-month periods then ended (such unaudited consolidated financial statements together with any other unaudited interim financial statements that hereafter are included or incorporated by reference in the Registration Statement hereinafter are referred to as the "Interim Financial Statements," and the Interim Financial Statements and the Audited Consolidated Financial Statements are referred to collectively as the "Financial Statements"). The Audited Financial Statements are true, correct and complete in all material respects and present fairly the financial position of TBI and the results of its operations as of the respective dates and for the respective periods covered by the Financial Statements. The Audited Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis. The audited consolidated balance sheet as of December 31, 1994, included in the Audited Financial Statements is referred to herein as the "Audited Balance Sheet."

              (b) Neither TBI nor any subsidiary of TBI has sustained, directly or indirectly, since the date of the Audited Balance Sheet, any material loss or interference with its business from fire, explosion, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any labor dispute or arbitrators' or court or governmental or regulatory action, order or decree, otherwise than as set forth in Schedule 4.06(b) involving a prospective material adverse change in the financial position, net worth or results of operations of TBI or its subsidiaries, taken as a whole. Since the respective dates as of which information is given in the Financial Statements, there has not been any material change in the capital stock or long-term debt of TBI or its subsidiaries, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders' equity, loan loss reserves, assets or results of operations of TBI or its subsidiaries, otherwise than as set forth in Schedule 4.06(b) whether or not arising in the ordinary course of business involving a prospective material adverse change in the financial position, net worth or results of operations of TBI or its subsidiaries, taken as a whole. Since the Interim Financial Statements date as of which information is given in the Financial Statements, neither TBI nor any subsidiary of TBI has incurred or undertaken any liability or obligation, direct, indirect or contingent, not disclosed in Schedule 4.06(b) which is material to the business or condition (financial or other) of TBI or its subsidiaries, except for liabilities or obligations incurred in the ordinary course of business involving a prospective material adverse change in the financial position, net worth or results of operations of TBI or its subsidiaries, taken as a whole; and, except as disclosed in Schedule 4.06(b), TBI has not declared or paid any dividend on its capital stock.

         4.07 No Undisclosed Liabilities. Except as and to the extent reflected and adequately reserved against in the Audited Balance Sheet, or disclosed in the notes thereto, or as shown in Schedule 4.07, as of December 31, 1994 neither TBI nor any subsidiary of TBI has any liability or obligation whatsoever, whether accrued, absolute, contingent or otherwise. Since December 31, 1994, neither TBI nor any subsidiary of TBI has incurred any liability or obligation whatsoever involving a prospective material adverse change in the financial position, net worth or results of operations of TBI or its subsidiaries, taken as a whole, except for liabilities and obligations incurred by TBI in the ordinary course of its business consistent with past practice or as described in Schedule 4.07.

         4.08 No Violation of Law. Except as described in Schedule 4.08, neither TBI nor any subsidiary of TBI is, has been and will be (by virtue of any past or present action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever) in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on any of them, or relating to their property or business or their advertising, sales or pricing practices (including, without limitation, any banking laws or regulations, antitrust laws or regulations, and the statutes, rules and regulations commonly referred to as the Environmental Protection Act, the Americans With Disabilities Act, and the statutes and regulations of any state or other jurisdiction in which TBI or any of its subsidiaries does business), nor will TBI or any of its subsidiaries hereafter suffer or incur any loss, liability, penalty or expense (including, without limitation, attorneys' fees) by virtue of any such violation involving a prospective material adverse change in the financial position, net worth or results of operations of TBI or its subsidiaries, taken as a whole.

         4.09  Property.

              (a) Schedule 4.09(a) sets forth a complete and accurate list and description of all the real and personal property that TBI or any of its subsidiaries owns or leases, has agreed (or has an option) to purchase, sell or lease, or may be obligated to purchase, sell or lease.

              (b) Subject to Section 4.09(c) hereof, TBI and each of its subsidiaries (i) has good and marketable fee simple title to all of its real property and has good and valid title to all the personal and mixed, tangible and intangible properties and assets which it purports to own, including all the real and personal properties and assets reflected, but not shown as leased or encumbered, in the Audited Balance Sheet or Interim Financial Statements or disclosed in the notes thereto; and (ii) except for Permitted Liens (as defined below), owns such real and personal property free and clear of all title defects or objections, liens, restrictions, claims, charges, security interests, easements or other encumbrances of any nature whatsoever, including any mortgages, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements. "Permitted Liens" shall mean (x) the security interests, easements or other encumbrances described in Schedule 4.09(b)(1); and (y) liens for taxes not yet due and payable. All properties and assets of TBI and each of its subsidiaries are in the possession of TBI or its subsidiaries, as the case may be, or, in the case of deposit accounts in other banks and participations, are held for the account of TBI or its subsidiaries.

              (c) No real property owned or leased by TBI or any subsidiary is subject to (i) any governmental decree or order (or threatened or proposed order known to TBI) to be sold or taken by public authority; or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever, not of record.

              (d) The facilities, structures and equipment owned or leased by TBI or any subsidiary are structurally sound with no known material defects and are in good and safe operating condition and repair.

         4.10  Leases.

              (a) Schedule 4.10 contains a complete and accurate list of all material leases (including any capital leases) and lease-purchase arrangements pursuant to which TBI or any subsidiary leases real or personal property from others and all of such leases are valid and subsisting. Schedule 4.10 specifies which of such leases, if any, are capital leases. All leases that are required to be capitalized by GAAP have been so accounted for in the Financial Statements. TBI has made available to FLFC a true, correct and complete copy of each of the items listed in Schedule 4.10.

              (b) The premises located on Third Street in Tifton which are used by Tifton Bank as its Operations Center are the subject of an oral lease which may be terminated by Tifton Bank without penalty upon not more than 30 days prior notice.

              (c) No part of the building or structural facilities of Tifton Bank's main office are located on either of the parcels of land leased to Tifton Bank by Norfolk Southern Corporation, and the cancellation of such leases by Norfolk Southern Corporation would not adversely affect the operations of Tifton Bank.

         4.11 Indebtedness. Schedule 4.11 sets forth a complete and accurate list and description of all instruments or other documents relating to any direct or indirect indebtedness for borrowed money of TBI and each of its subsidiaries (other than deposit liabilities), as well as indebtedness by way of lease-purchase arrangements, guarantees, undertakings on which others rely in extending credit and all conditional sales contracts, chattel mortgages and other security arrangements with respect to personal property used or owned by TBI or any subsidiary. TBI has made available to FLFC a true, correct and complete copy of each of the items listed in Schedule 4.11.

         4.12 Intellectual Property. Schedule 4.12 sets forth a complete and accurate list and description of (i) all trademarks and service marks owned or used by TBI and each of its subsidiaries and all agreements with respect thereto, and the jurisdiction in or by which such trademarks and service marks have been registered, filed or issued; (ii) all trade names owned or used by TBI and each of its subsidiaries, and, in the case of each trade name, the jurisdiction in which such trade name has been registered or filed; and (iii) all contracts, agreements or understandings relating to any of the items listed in clauses (i) and (ii) above that are owned or is the sole and exclusive owner and has the sole and exclusive right to use the intellectual property set forth in Schedule 4.12. Except as described in Schedule 4.12, there are no royalty, commission or similar arrangements, and no licenses, sublicenses or agreements pertaining to any of the intellectual property set forth in Schedule
4.12 which will remain in effect at Closing. To its knowledge, neither TBI nor its subsidiaries, have heretofore infringed upon, are now infringing upon, and the continuation of their business as presently conducted will not infringe upon, any intellectual property belonging to any other person and TBI and its subsidiaries, or any of them. Except as disclosed in Schedule 4.12, neither TBI nor its subsidiaries have agreed to indemnify any person for or against any infringement of or by the intellectual property set forth in Schedule 4.12.

         4.13 Litigation. Except as set forth in Schedule 4.13, there are no claims, suits, actions, investigations, indictments or informations, proceedings or arbitrations, grievances or other procedures (including grand jury investigations, actions or proceedings, and product liability and workers' compensation suits, actions or proceedings) pending or threatened in writing, before any court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury, or any other forum for the resolution of grievances, against TBI or any of its subsidiaries or involving any of its property or business. Schedule
4.13 also indicates which of such matters are being defended by an insurance carrier, and which of the matters being so defended are being defended under a reservation of rights.] There are no judgments, orders, writs, injunctions, decrees, indictments or informations, grand jury subpoenas or civil investigative demands, plea agreements, stipulations or awards (whether rendered by a court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury or any other forum for the resolution of grievances) against or relating to TBI or involving any of its property or business.

         4.14 Employees. Schedule 4.14 sets forth the names and current compensation (broken down by category, e.g., salary, bonus, commission) of all employees of TBI and each of its subsidiaries. Other than as contemplated by this Agreement, neither TBI nor any of its subsidiaries is a party to any employment or other contracts with any of its employees.

         4.15  Employee Benefits.

              (a)  All Employee Benefit Plans and Arrangements.

                   (1)  List and Description of Plans and Arrangements.
Schedule 4.15(a)(1) sets forth a complete and accurate list and description of all agreements, arrangements, commitments, policies or understandings of any kind (whether written or oral) (i) which relate to employee benefits; (ii) which pertain to present or former employees, retirees, directors or independent contractors (or their beneficiaries, dependents or spouses) of TBI or any of its subsidiaries or their predecessors in interest; and (iii) which are currently or expected to be adopted, maintained by, sponsored by, or contributed to by TBI or any of its subsidiaries, any of their predecessors in interest or any employer which, under Section 414 of the Code, would constitute a single employer with TBI (a "TBI Affiliate") or as to which TBI or any of its subsidiaries or any of their predecessors in interest has any ongoing liability or obligation whatsoever (collectively, "Employee Benefit Plans"), including, but not limited to, all: (A) employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA");
(B) all other deferred compensation, early retirement, incentive, profit-sharing, thrift, stock ownership, stock appreciation rights, bonus, stock option, stock purchase, welfare or vacation, or other nonqualified benefit plans or arrangements; and (C) trusts, group annuity contracts, insurance policies or other funding media for the plans and arrangements described hereinabove.


                   (2) Compliance with ERISA and the Code. TBI and each of its subsidiaries, their predecessors in interest and all TBI Affiliates have, to the best of their knowledge, complied with all of their respective obligations with respect to all Employee Benefit Plans (including, but not limited to, (i) filing or distributing all reports or notices required by ERISA or the Code and (ii) complying with all requirements of Part 6 of ERISA and Code Section 4980B) and have maintained the Employee Benefit Plans in compliance with all applicable laws and regulations (including but not limited to ERISA and the Code). Each eligible Employee Benefit Plan which is intended to be qualified under Code Section 401(a) has received a favorable determination letter from the Internal Revenue Service (or such determination letter has been applied for), and the Internal Revenue Service has not threatened or taken any action to revoke any favorable determination letter issued with respect to any such Employee Benefit Plan. No amendment to any Employee Benefit Plan which is intended to be qualified under Code Section 401(a) or related trust has been adopted since receipt or request of the most recent determination letter requested with respect to the Employee Benefit Plan or related trust and it is anticipated that no such amendment would cause disqualification under Code Section 401(a) of the Employee Benefit Plan or related trust.

                   (3) Copies of Documents Provided to FLFC. TBI has made available to FLFC for its review true, correct and complete copies of all documents relating to the Employee Benefit Plans that FLFC has requested, including, but not limited to: (i) all plan texts, amendments, trust instruments and other agreements adopted or entered into in connection with each of the Employee Benefit Plans; (ii) all insurance and annuity contracts related to any Employee Benefit Plan; (iii) the notices and election forms used to notify employees and their dependents of their continuation coverage rights under TBI's and each of its subsidiaries' group health plans (under Code
Section 4980B(f) and ERISA Section 606), if applicable; and (iv) the most recently available Form 5500 annual reports, certified financial statements, actuarial reports, summary plan descriptions and favorable determination letters, if applicable, for Employee Benefit Plans. Since the date such documents were supplied to FLFC, no plan amendments have been adopted, no changes to the documents have been made, and no such amendments or changes shall be adopted or made prior to the Closing Date.

                   (4) Agreements to Create, Continue or Terminate Plans. Neither TBI, any subsidiaries, their predecessors in interest nor any TBI Affiliate is aware of any agreement, arrangement, commitment or understanding, whether legally binding or not, to create any additional Employee Benefit Plan or to continue, modify, change in any material respect, or terminate any existing Employee Benefit Plan except as may be required by law.

                   (5) Agency Review, Taxes and Fiduciary Liability. TBI and its subsidiaries or any of them, have not received notice, whether written or oral, and have no knowledge, that any of the Employee Benefit Plans is currently under investigation, audit or review by the Department of Labor, the Internal Revenue Service or any other federal or state agency or is liable for any federal, state, local or foreign taxes. There is no known transaction in connection with which TBI, any subsidiary, any TBI Affiliate or any fiduciary of any of the Employee Benefit Plans could be subject to either a civil penalty assessed pursuant to ERISA Section 502, a tax imposed by Code Section 4975 or liability for a breach of fiduciary responsibility under ERISA.

                   (6) Claims Against Plans and Fiduciaries. Other than routine claims for benefits payable to participants or beneficiaries in accordance with the terms of the Employee Benefit Plans, there are no claims, pending or threatened or, to the knowledge of TBI or any subsidiary, contemplated by any participant or beneficiary against any of the Employee Benefit Plans or any fiduciary of any of the Employee Benefit Plans, and TBI is unaware of any basis for any such claim or claims exists.

                   (7) Defined Benefit and Multiemployer Plans. Neither TBI, any subsidiaries, their predecessors in interest nor any TBI Affiliate has at any time maintained, sponsored or contributed to any "pension plan" as defined in ERISA Section 3(2) which is subject to Title IV of ERISA or contributed to any such pension plan which is a multiemployer plan as defined in ERISA Section 3(37)(A).

         4.16 Collective Bargaining. There are no labor contracts, collective bargaining agreements, letters of understanding or other arrangements, formal or informal, between TBI or any subsidiary or any of TBI's or its subsidiaries' employees and any union or labor organization covering any of TBI's or its subsidiaries' employees and none of said employees are represented by any union or labor organization.

         4.17 Labor Disputes. TBI and each of its subsidiaries is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. Any noncompliance will not cause a prospective material adverse change in the financial position, net worth or results of operations of TBI or its subsidiaries, taken as a whole.TBI and each of its subsidiaries is not and has not been engaged in any unfair labor practice, and no unfair labor practice complaint against TBI or any subsidiary is pending before the National Labor Relations Board. Relations between management and the employees are amicable and there have not been, nor are there presently, any attempts to organize employees, nor are there plans for any such attempts.

         4.18 Bank Accounts. Schedule 4.18 sets forth a complete and accurate list of each bank or financial institution in which TBI and each of its subsidiaries has an account or safe deposit box (giving the address and account numbers) and the names of the persons authorized to draw thereon or to have access thereto.

         4.19 Investments. Except for TBI's ownership of the capital stock of Tifton Bank or, as otherwise disclosed in Schedule 4.19, neither TBI nor any subsidiary owns any capital stock or other securities or have any other investment in any person or other entity.

         4.20 Environmental Requirements. Neither TBI, nor any subsidiary owns any property (including other real estate owned) but excluding any property in which TBI or any of its subsidiaries has only a security interest which is in violation of any federal or state law, regulation, or treaty relating to the storage, handling, transportation, treatment or disposal of hazardous substances (as defined in 42 U.S.C. Section 9601) or hazardous materials (as defined by any federal or state law or regulation) or other waste products, which violation may result in or have a material effect on the financial condition, business operations or properties of TBI or any subsidiary, and TBI and each of its subsidiaries has received all material permits, licenses or other approvals as may be required of and under applicable federal and state environmental laws and regulations to conduct its respective business as described or incorporated by reference in the Proxy Statement/Prospectus. TBI and each of its subsidiaries is in compliance in all material respects with the terms and conditions of any such permit, license or approval, and has not received any notices or claims that it is a responsible party or a potentially responsible party in connection with any claim or notice asserted pursuant to 42 U.S.C. Section 9601 et. seq. or any state superfund law except where such failure to comply with the terms and conditions of any such permit, license or approval will not have a material adverse effect on the financial condition or business operations of TBI or any of its subsidiaries. TBI and each of its subsidiaries has complied in all material respects with applicable laws and regulations with respect to the disposal of all of its hazardous substances, hazardous materials and other waste products.

         4.21 Required Licenses and Permits. TBI and each of its subsidiaries has all licenses, permits or other authorizations of governmental authorities necessary for the conduct of its business except for jurisdictions in which the failure to so qualify would not have a material adverse effect on the Company and its subsidiaries taken as a whole.

         4.22 Insurance Policies. Schedule 4.22 sets forth a complete and accurate list and description of all insurance policies in force (except in Tifton Bank's capacity as lender) naming TBI, any of its subsidiaries, or any employees thereof in their capacity as such, as an insured or beneficiary or as a loss payable payee), or for which TBI or any of its subsidiaries has paid or is obligated to pay all or part of the premiums. TBI and each of its subsidiaries has not received notice of any pending or threatened termination or premium increase (retroactive or otherwise) with respect thereto, and they are in compliance with all conditions contained therein. To the best of TBI's knowledge, there have been no lapses (whether cured or not) in the coverage provided under the insurance policies, referenced herein and as set forth in
Schedule 4.22, during the term of such policies, as extended or renewed. TBI has made available to FLFC true, correct and complete copies of each of the policies listed in Schedule 4.22.

         4.23  Contracts and Commitments.  Except as set forth in Schedules
4.10 (Leases), 4.11 (Indebtedness); 4.15 (Employee Benefits), 4.22 (Insurance Policies), 4.23 (Other) and contracts made in the ordinary course of business:

              (a) Neither TBI nor any of its subsidiaries has any agreement or contract that is material to its business, operations or prospects other than those agreements which have been furnished to FLFC;

              (b) No material contracts or commitments of TBI or any of its subsidiaries continue for a period of more than six (6) months from the date of the Mergers or require payments for a period of more than six months from the effective date of the Mergers;

              (c) Neither TBI nor any of its subsidiaries has any outstanding material contract, written or oral, with any officer, employee, agent, consultant, advisor, or broker that is not cancelable by TBI or its subsidiaries, on notice of not longer than thirty (30) days and without liability, penalty or premium of any kind;

              (d) Except as noted in Schedule 4.11 and except for negotiable instruments in the process of collection, neither TBI nor any of its subsidiaries has any power of attorney outstanding or any material contract, commitment or liability (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor in respect of the contract or commitment of any other person, corporation, partnership, joint venture, association, organization or other entity; and

              (e) TBI has made available to FLFC true, correct and complete copies of each of the agreements listed in Schedule 4.23.

      4.24 No Conflict. The execution and delivery of this Agreement by TBI and Tifton Bank, the consummation of the transactions contemplated herein by TBI and Tifton Bank, and the performance of the covenants and agreements of TBI and Tifton Bank, subject to fulfillment of the conditions set forth in Section
9.05 hereof, will not, with or without the giving of notice or the lapse of time, or both, (i) violate or conflict with any of the provisions of any charter document or bylaw of TBI or Tifton Bank; or (ii) conflict with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, material contract, license, permit, instrument, trust document, will, or other agreement, document or instrument to which TBI or any of its subsidiaries is a party or by which TBI or any of its subsidiaries or its properties may be bound whose breach, default or violation would cause a prospective material adverse change in the financial position, net worth or results of operations of TBI or its subsidiaries, taken as a whole; or (iii) violate any provision of law, statute, regulation, court order or ruling of any governmental authority, to which TBI or any of its subsidiaries is a party or by which it or its properties may be bound.

      4.25 Agreements in Full Force and Effect. All material contracts, agreements, plans, leases, policies and licenses to which TBI or any of its subsidiaries is a party and which are described in the Proxy Statement/Prospectus and/or referred to, or required to be referred to, in any Schedule delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other similar laws affecting creditors' rights generally. Neither TBI nor any of its subsidiaries has knowledge of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by TBI or any of its subsidiaries or to the knowledge of TBI any other party thereto.

      4.26 Required Consents and Approvals. Other than the approval of the consummation of the First Stage Merger by TBI's stockholders and of the Second Stage Merger by applicable bank regulatory agencies, no consent or approval is required by virtue of the execution hereof by TBI or Tifton Bank or the consummation of any of the transactions contemplated herein by TBI or Tifton Bank the failure of which to obtain would have a material adverse effect on TBI and its subsidiaries taken as a whole to avoid the violation or breach of, or the default under, or the creation of a lien on assets of TBI or any of its subsidiaries pursuant to the terms of, any regulation, order, decree or award of any court or governmental agency or any lease, agreement, contract, mortgage, note, license, or any other instrument to which TBI or any of its subsidiaries is a party or to which it or any of its property or any of its outstanding capital stock is subject.

      4.27  Absence of Certain Changes and Events.  Except as set forth in
Schedule 4.27, since December 31, 1994, TBI and each of its subsidiaries has conducted its businesses only in the ordinary course, and has not:

            (a) suffered any damage or destruction adversely materially affecting TBI and its subsidiaries taken as a whole properties or business;

            (b) made any declaration, setting aside or payment of any dividend or other distribution of assets (whether in cash, stock or property) with respect to its capital stock, or any direct or indirect redemption, purchase or other acquisition of such stock, or otherwise made any payment of cash or any transfer of other assets; or transferred any assets from any related company to TBI or such subsidiary;

            (c) suffered any material adverse change in its working capital, assets, liabilities, financial condition or business prospects;

            (d) suffered any material adverse change in the collectibility of its loan portfolio;

            (e) except for customary increases based on term of service, performance or regular promotion of non-officer employees, increased (or announced any increase in) the compensation payable or to become payable to any employee, or increased (or announced any increase in) any bonus, insurance, pension or other employee benefit plan, payment or arrangement for such employees, or entered into or amended any employment, consulting, severance or similar agreement;

            (f) incurred, assumed or guaranteed any liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice or in connection with this transaction;

            (g) paid, discharged, satisfied or renewed any claim, liability or obligation other than payment in the ordinary course of business consistent with past practice;

            (h) permitted any of its assets to be subjected to any mortgage, lien, security interest, restriction, charge or other encumbrance of any kind except for Permitted Liens;

            (i) waived any material claims or rights;

            (j) sold, transferred or otherwise disposed of any of its assets, except in the ordinary course of business consistent with past practice;

            (k) made any material capital expenditure or investment except in the ordinary course of business consistent with past practice;

            (l) made any change in any material method, practice or principle of financial or tax accounting;

            (m) managed working capital components, including cash, loans, deposits and other current liabilities in a fashion inconsistent in any material respect with past practice, including failing to make all budgeted and other normal capital expenditures, repairs, improvements and dispositions;

            (n) paid, loaned, advanced, sold, transferred or leased any asset to any employee, except for normal compensation involving salary and benefits and except for loans to officers and directors which are listed in the minutes of Tifton Bank's Board of Directors;

            (o) issued or sold any of its capital stock or issued any warrant, option or other right to purchase shares of its capital stock, or any security convertible into its capital stock; or

            (p) agreed in writing, or otherwise, to take any action described in this Section.


      4.28  Tax Matters.

            (a) Definitions. For purposes of this Agreement, the following definitions shall apply:

               (i) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, PBGC premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which TBI or any of its subsidiaries is required to pay, withhold or collect.

               (ii) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

            (b) Returns Filed and Taxes Paid. (i) All Returns required to be filed by or on behalf of TBI have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects; (ii) all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by TBI or any of its subsidiaries with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement; (iii) TBI and each of its subsidiaries has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party; and (iv) there are no liens on any of the assets of TBI or any of its subsidiaries with respect to Taxes, other than liens for Taxes not yet due and payable.

            (c) Tax Deficiencies; Audits; Statutes of Limitations. (i) the Returns of TBI and each of its subsidiaries have never been audited by a government or taxing authority, nor is any such audit in process, pending or threatened (either in writing or verbally, formally or informally); (ii) no deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of TBI or any of its subsidiaries and neither TBI nor any of its subsidiaries has received notice (either in writing or verbally, formally or informally) or expects to receive notice that it has not filed a Return or paid Taxes required to be filed or paid by it; (iii) neither TBI nor any of its subsidiaries is a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against TBI or any of its subsidiaries or any of their assets; (iv) no waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of TBI or any of its subsidiaries; (v) TBI and each of its subsidiaries has disclosed on its federal income tax returns all positions taken therein that could give rise to a "substantial understatement of income tax" within the meaning of Section 6662 of the Code; and (vi) neither TBI nor any of its subsidiaries have made an application or request (either in writing or verbally, formally or informally) to the Internal Revenue Service to change TBI's or any of its subsidiaries' methods of accounting or taxable year.

            (d)  Tax Sharing Agreements.  Except as otherwise disclosed in
Schedule 4.28(d), neither TBI nor any of its subsidiaries is (or have they ever been) a party to any tax sharing agreement.

      4.29  Regulatory Matters.

            (a) TBI and each of its subsidiaries is in material compliance (i) with applicable banking laws and regulations, including, without limitation, the Community Reinvestment Act and laws and regulations relating to fair lending practices, truth in lending, truth in savings and currency reporting and (ii) with all directives of and agreements with the Federal Reserve System, the Federal Deposit Insurance Corporation (the "FDIC") and the Georgia Department of Banking and Finance (the "DBF")and any noncompliance will not cause a prospective material adverse change in the financial position, net worth or results of operations of TBI or its subsidiaries, taken as a whole. The depository accounts of Tifton Bank are insured by the FDIC to the maximum extent allowed by the Federal Deposit Insurance Act, as amended.

            (b) Neither TBI nor any of its subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, the Federal Reserve Board, the FDIC, the DBF or any other state or federal regulatory agency which restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has TBI or any of its subsidiaries been advised by any regulatory agency that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

      4.30 Corrupt Practices. Neither TBI, any of its subsidiaries nor any director, officer, agent or employee of TBI or any of its subsidiaries or other person associated with or acting on behalf of TBI or any of its subsidiaries has, directly or indirectly, (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activities; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (iv) made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (v) made any payment of funds of TBI or any of its subsidiaries prohibited by law or set aside any such funds to be used for any payment prohibited by law.

      4.31 Loan Loss Reserves. In the opinion of Tifton Bank's management, Tifton Bank's allowances for possible loan losses is adequate as of the date hereof in all material respects to provide for all anticipated losses, net of recoveries related to loans previously charged-off, on loans outstanding as of the date hereof.

      4.32 [This Section intentionally omitted]

      4.33 Indemnification Obligations. Other than as listed on Schedule 4.33, there is no provision, agreement or other arrangement pursuant to which TBI or any of its subsidiaries is obligated or may become obligated, or is permitted, to indemnify or reimburse any person or entity against any liability or expense incurred by such person or entity other than pursuant to applicable law or as allowed by charter documents and Bylaws of TBI and Tifton Bank.

      4.34  Special Tax Matters of TBI.

            (a) Neither TBI nor Tifton Bank is an investment company within the meaning of Section 368(a)(2)(F)(iii) and Section 368(a)(2)(F)(iv) of the Code, nor is it under the jurisdiction of a court in a "Title 11 or similar case" within the meaning of the Section 368(a)(3)(A) and Section 368(a)(3)(D) of the Code.

            (b) At the Effective Time of the Merger, the fair market value of the assets of TBI and Tifton Bank will equal or exceed the sum of their respective liabilities, plus the amount of liabilities, if any, to which the transferred assets are subject.

            (c) The fair market value of the Series B Preferred to be received by each holder of TBI Stock plus the cash consideration including the cash received in lieu of a fractional share of Series B Preferred will be approximately equal to the fair market value of the TBI Stock to be surrendered in the First Stage Merger.

            (d) The liabilities of TBI and Tifton Bank assumed by FLFC and FLB, respectively and the liabilities to which the transferred assets are subject were incurred in the ordinary course of business.

            (e) There is no plan or intention on the part of any holder of TBI Stock who owns 1% or more of the TBI Stock, and to the best knowledge of TBI management, there is no plan or intention on the part of the remaining TBI Stockholders to sell, exchange, or otherwise dispose of a number of the shares of the Series B Preferred after the First Stage Merger that would reduce the aggregate ownership (by former holders of TBI Stock) of Series B Preferred to a number of shares having a value, as of the Effective Time, of less than 50% of the value of all the formerly outstanding TBI Stock as of the same date, all within the meaning of IRS Rev. Proc. 77-37.

            (f) There is no intercorporate indebtedness existing between TBI and FLFC that was issued, acquired, or will be settled at a discount.

            (g) At the Effective Time of the Merger, the basis of the assets of Tifton Bank equals or exceeds its liabilities.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF FLFC AND FLB

      FLFC and FLB each hereby represents and warrants to TBI and Tifton Bank, separately as to each of them and not jointly, as follows:

      5.01 Organization. FLFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. FLB is a federally chartered savings bank duly organized, validly existing and in good standing under the laws of the United States.

      5.02 Authorized and Outstanding Stock. The authorized capital stock of FLFC and the number of issued and outstanding shares thereof as of the date hereof is set forth in Schedule 5.02 hereto. All of such issued and outstanding shares of capital stock of FLFC are validly issued, fully paid and nonassessable. All issuances of the capital stock of FLFC have been in compliance with all applicable agreements and all applicable laws, including federal and state securities laws, and all taxes thereon have been paid.

      5.03 Power and Authority. FLFC and FLB have the corporate right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of FLFC and FLB. This Agreement has been duly and validly executed and delivered by FLFC and FLB and constitutes FLFC's and FLB's legal, valid and binding obligation, enforceable in accordance with its terms.

      5.04 No Conflict. The execution and delivery of this Agreement by FLFC and FLB, the consummation of the transactions contemplated herein by FLFC and FLB, and the performance of the covenants and agreements of FLFC and FLB, subject to the fulfillment of the conditions set forth in Section 9.05 hereof, will not, with or without the giving of notice or the lapse of time, or both,
(i) violate or conflict with any of the provisions of any charter document or bylaws of FLFC or FLB; (ii) violate, conflict with or result in breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, or other agreement, document or instrument to which FLFC or FLB is a party or by which FLFC or FLB or any of its properties may be bound; or (iii) violate any provision of law, statute, rule, regulation, court order, judgment or decree, or ruling of any governmental authority, to which FLFC or FLB is a party or by which FLFC or FLB or its properties may be bound.

      5.05 Financial Statements. FLFC previously has delivered to TBI copies of its Annual Report on Form 10-K for the fiscal year ended September 30, 1994, including the exhibits and schedules thereto, as filed with the Commission (the "1993 Form 10-K"). Schedule 5.05 contains the unaudited consolidated balance sheet of FLFC as of December 31, 1994, the related unaudited statements of income, retained earnings, and cash flows, or in each instance, equivalent statements as commonly prepared, for the three-month period then ended (such unaudited financial statements together with any other unaudited interim financial statements that hereafter are included or incorporated by reference in the Registration Statement hereinafter are referred to as the "Holding Company Interim Financial Statements"). The audited consolidated financial statements included in the 1994 Form 10-K and FLFC Interim Financial Statements are true, correct and complete and present fairly in all material respects the financial position of FLFC and the results of its operations as of the respective dates and for the respective years covered by such financial statements. The audited consolidated financial statements included in the 1994 Form 10-K have been prepared in accordance with GAAP applied on a consistent basis, and FLFC Interim Financial Statements have been or will be, as the case may be, prepared in accordance with GAAP for interim statements on a basis consistent with prior periods. All adjustments, consisting of normal, recurring accruals necessary for a fair presentation, have been or will be, as the case may be, made in FLFC Interim Financial Statements.

      5.06 No Material Changes. Neither FLFC nor FLB has sustained, directly or indirectly, since the date of audited consolidated financial statements included in the 1994 Form 10-K, any material loss or interference with its business from fire, explosion, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any labor dispute or arbitrators' or court or governmental or regulatory action, order or decree. Since the date of the audited consolidated financial statements included in the 1994 Form 10-K, there has not been any change in the capital stock or long-term debt of FLFC or FLB, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders' equity, assets or results of operations of FLFC or FLB, whether or not arising in the ordinary course of business. Except as disclosed in the notes to the latest audited consolidated financial statements of FLFC included in the 1994 Form 10-K, neither FLFC nor FLB has incurred or undertaken any liability or obligation, direct, indirect or contingent, which is material to the business or condition (financial or other) of FLFC, except for liabilities or obligations incurred in the ordinary course of business.

      5.07 Required Consents and Approvals. No consent or approval is required by virtue of the execution hereof by FLFC or FLB or the consummation of any of the transactions contemplated herein by FLFC or FLB to avoid the violation or breach of, or the default under, or the creation of a lien on assets of FLFC or FLB pursuant to the terms of, any regulation, order, decree or award of any court or governmental agency or any lease, agreement, contract, mortgage, note, license, or any other instrument to which FLFC or FLB is a party or to which it or any of its property or any of its outstanding capital stock is subject.

      5.08 No Undisclosed Liabilities. Except as and to the extent reflected and adequately reserved against in the Holding Company Interim Financial Statements, neither FLFC nor any subsidiary of FLFC has any material liability or obligation whatsoever, whether accrued, absolute, contingent or otherwise.

      5.09 No Violation of Law. Neither FLFC nor any subsidiary of FLFC is, has been and will be (by virtue of any past or present action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever) in material violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on any of them, or relating to their property or business or their advertising, sales or pricing practices (including, without limitation, any banking laws or regulations, antitrust laws or regulations, and the statutes, rules and regulations commonly referred to as the Environmental Protection Act, the Americans With Disabilities Act, and the statutes and regulations of any state or other jurisdiction in which FLFC or any of its subsidiaries does business), nor will FLFC or any of its subsidiaries hereafter suffer or incur any material loss, liability, penalty or expense (including, without limitation, attorneys' fees) by virtue of any such violation.

      5.10 Litigation. Other than as previously disclosed in writing to TBI by FLFC, the are no charges, suits, actions, investigations of a material nature pending or threatened against FLFC or any of its subsidiaries.

      5.11 Securities and Exchange Commission Matters. On the effective date of the prospectus, at all times subsequent thereto and including the closing date and when any post-effective amendment to the registration statement becomes effective or any amendment or supplement to the prospectus is filed with the Commission, the registration statement and the prospectus (as amended or as supplemented if FLFC shall have filed with the Commission any amendment or supplement thereto), including the financial statements included or incorporated by reference in the prospectus, did or will comply with all applicable provisions of the Securities Act of 1933 (the "Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the rules and regulations under the Act, and the Exchange Act (collectively, the "Rules and Regulations"), and will contain all statements required to be stated therein in accordance with the Act, the Exchange Act, and the Rules and Regulations. On the Effective Date and when any post-effective amendment to the registration statement becomes effective, no part of the registration statement, the prospectus or any such amendment or supplement did or will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. At the effective date, the date the prospectus or any amendment or supplement to the prospectus is filed with the Commission and at the closing date the prospectus did not or will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The foregoing representations and warranties in this Section 5(11) do not apply to any statements or omissions made in reliance on and in conformity with information relating to TBI furnished in writing to FLFC by TBI specifically for inclusion in the registration statement or prospectus or any amendment or supplement thereto.

      Any documents or filings that are incorporated by reference, when they were or shall be filed with the Commission, as the case may be, complied or will comply in all material respects with the requirements of the Act, or the Exchange Act, as applicable, and the Rules and Regulations.

      5.12 No Conflict. The execution and delivery of this Agreement by FLFC and FLB, the consummation of the transactions contemplated herein by FLFC and FLB, and the performance of the covenants and agreements of FLFC and FLB, subject to fulfillment of the conditions set forth in Section 9.05 hereof, will not, with or without the giving of notice or the lapse of time, or both, (i) violate or conflict with any of the provisions of any charter document or bylaw of FLFC or FLB; or (ii) conflict with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, material contract, license, permit, instrument, trust document, will, or other agreement, document or instrument to which FLFC or any of its subsidiaries is a party or by which FLFC or any of its subsidiaries or its properties may be bound whose breach, default or violation would cause a prospective material adverse change in the financial position, net worth or results of operations of FLFC or its subsidiaries, taken as a whole; or (iii) violate any provision of law, statute, regulation, court order or ruling of any governmental authority, to which FLFC or any of its subsidiaries is a party or by which it or its properties may be bound.

      5.13 Loan Loss Reserves. In the opinion of First Liberty Bank's management, First Liberty Bank's allowances for possible loan losses is adequate as of the date hereof in all material respects to provide for all anticipated losses, net of recoveries related to loans previously charged-off, on loans outstanding as of the date hereof.


                                   ARTICLE VI

                        COVENANTS OF TBI AND TIFTON BANK

      6.01 Pre-Closing Operations of TBI and its Subsidiaries. TBI and Tifton Bank hereby covenant and agree that, except as consented to in writing by FLFC, pending the Closing, TBI and each of its subsidiaries will operate and conduct its business only in the ordinary course in accordance with prior practices. Pursuant thereto and not in limitation of the foregoing:

          (a) TBI and each of its subsidiaries shall manage its working capital, including cash, loans, other current assets, deposits and other current liabilities, in a fashion consistent with past practice, and shall use all reasonable efforts to preserve intact its present business organization, maintain its rights and franchises and preserve its relationship with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respects.

          (b) No material contract or commitment of any kind relating to TBI or any of its subsidiaries shall be entered into without the prior written consent of FLFC.

          (c) TBI and each of its subsidiaries shall maintain its assets in their present state of repair (ordinary wear and tear excepted) and shall use its best efforts to keep available the services of its employees.

          (d) TBI and each of its subsidiaries shall not take any of the following actions after the date of this Agreement without the prior written consent of FLFC, which consent shall not be unreasonably withheld, conditioned or delayed:

               (i) sell, transfer or otherwise dispose of any assets having a value of $10,000 or more in the aggregate other than in the ordinary course of business consistent with past practice;

               (ii) Mortgage, pledge or subject to liens or other encumbrances or charges any assets having a value of $10,000 or more in the aggregate, except by incurring Permitted Liens;

               (iii) Purchase or commit to purchase any capital asset;

               (iv) Increase (or announce any increase of) any salaries, wages or employee benefits or hire any new employees (except to replace existing employees); any employee;

               (v) Amend any charter document or bylaw;

               (vi) Issue or sell any of its capital stock, redeem, purchase or otherwise acquire any shares of its capital stock, or make any other change in its issued and outstanding capital stock, or issue any warrant, option or other right to purchase shares of its capital stock or any security convertible into its capital stock, or declare any dividends or make any other distribution with respect to its capital stock;

               (vii) Incur, assume or guarantee any obligation or liability for borrowed money, or exchange, refund or renew any outstanding indebtedness of TBI or any of its subsidiaries in such a manner as to reduce the principal amount of such indebtedness or increase the interest rate or balance outstanding;

               (viii) Cancel or forgive any indebtedness of $10,000 or more in the aggregate owed to TBI or any of its subsidiaries;

               (ix) Amend or terminate any material agreement, including any employee benefit plan or any insurance policy, in force on the date hereof;

               (x) Solicit or entertain any offer for, or sell or agree to sell, or participate in any business combination with respect to, any of the shares of its capital stock or all or substantially all of its assets;

               (xi) Make any changes in financial or tax accounting methods, principles or practices;

               (xii) Do any act, omit to do any act or permit any act within its control which will cause any representation or warranty made herein to be untrue as of the Closing or prevent TBI or any subsidiary from complying with any obligation contained in this Agreement or any obligations contained in any contract;

               (xiii) Issue substitute stock certificates to replace certificates which have been lost, misplaced, destroyed, stolen or are otherwise irretrievable, unless an adequate bond or indemnity agreement approved by FLFC has been duly executed and delivered to TBI;

               (xiv) Violate or amend in any material respect any of its existing policies, including, without limitation, its loan policy;

               (xv) Make any material changes in the interest rates paid on its deposits or charged on its loans except on a basis consistent with prevailing market practices in Tifton, Georgia;

               (xvi) Elect any new executive officers or directors; or

               (xvii) Make any material adjustments to its loan loss reserves without prior notice to FLFC.

       6.02 Access. From the date of this Agreement through the Closing Date, TBI and each of its subsidiaries shall (i) provide FLFC, FLB and their respective designees (officers, counsel, accountants, and other authorized representatives) with such information as FLFC and FLB may from time to time reasonably request with respect to TBI and each of its subsidiaries and the transactions contemplated by this Agreement; (ii) provide FLFC and FLB and their designees access during regular business hours and upon reasonable notice to the books, records, offices, personnel, counsel, accountants and actuaries of TBI and each of its subsidiaries as FLFC or its designees may from time to time reasonably request; and (iii) permit FLFC and FLB and their designees to make such inspections thereof as FLFC or FLB may reasonably request. Any investigation shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of TBI or any subsidiary. No such investigation shall limit or modify in any way TBI's or Tifton Bank's obligations with respect to any breach of its representations, warranties, covenants or agreements contained herein.

       6.03 Special Litigation Provision. Pending the Closing, Tifton Bank shall keep FLFC and FLB fully informed on a timely basis of all material developments in the case styled "Tifton Bank & Trust Company v. Knight's Furniture Co., Inc." in the Georgia Court of Appeals and in the case styled "Tifton Bank & Trust Company v. Reliance Surety Company and Georgia Casualty & Surety Company" in the Superior Court of Tift County, shall continue diligently to prosecute both cases, and shall not dismiss, settle or compromise either case without the prior written consent of FLFC and FLB, which consent shall not unreasonably be withheld.

       6.04 Interim Financials. As promptly as practicable after each regular accounting period subsequent to March 31, 1995 and prior to the Closing Date, TBI will deliver to FLFC and FLB periodic financial reports concerning TBI and each of its subsidiaries in the form which it customarily prepares for its internal purposes, investment portfolio listings including market values and book values, and, if available, unaudited statements of the financial position of TBI and each of its subsidiaries as of the last day of each accounting period and unaudited statements of income and cash flows of TBI and each of its subsidiaries for the period then ended.

       6.05 Meeting of Stockholders: Preparation of Supporting Documents. As soon as practicable following the execution of this Agreement, TBI shall call a special meeting of its stockholders to be held within 45 days of the effective date of the Registration Statement for the purpose of considering and voting upon the First Stage Merger. In addition to such actions as TBI and Tifton Bank may otherwise be required to take under this Agreement or applicable law in order to consummate the transactions contemplated by this Agreement, TBI and Tifton Bank shall take such action, shall furnish such information, and shall prepare, or cooperate in preparing, and execute and deliver such certificates, agreements and other instruments as FLFC may reasonably request from time to time, before, at or after the Closing, with respect to compliance with obligations of TBI and Tifton Bank in connection with FLFC's acquisition of TBI. Any information so furnished by TBI and Tifton Bank shall be true, current and complete in all material respects and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

       6.06 Contract Cancellation Expenses. Pending the closing, TBI and Tifton Bank shall use their respective best efforts to minimize all costs and penalties associated with the early cancellation of contracts, leases, and other agreements requested by FLFC or FLB.

       6.07 Notice of Breach or Potential Breach. TBI shall promptly notify FLFC of any change, circumstance or event which would cause any of the representations or warranties made by TBI and Tifton Bank pursuant to this Agreement to be untrue as of the date hereof or at the Closing or which prevents TBI or Tifton Bank from complying with any of its obligations hereunder.

                                  ARTICLE VII

                           COVENANTS OF FLFC AND FLB

       FLFC and FLB hereby covenants and agrees, separately as to each of them and not jointly, as follows:

       7.01 Access. From the date of this Agreement through the Closing Date, FLFC and FLB shall (i) provide TBI and Tifton Bank and its designees (officers, counsel, accountants, actuaries, and other authorized representatives) with such information as TBI and Tifton Bank may from time to time reasonably request with respect to FLFC and FLB and the transactions contemplated by this Agreement; (ii) provide TBI and Tifton Bank and its designees access during regular business hours and upon reasonable notice to the books, records, offices, personnel, counsel, accountants and actuaries of FLFC and FLB, as TBI and Tifton Bank or its designees may from time to time reasonably request; and
(iii) permit TBI and Tifton Bank and its designees to make such inspections thereof as TBI and Tifton Bank may reasonably request. Any investigation shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of FLFC or FLB. No such investigation shall limit or modify in any way obligations of FLFC and FLB with respect to any breach of its representations, warranties, covenants or agreements contained herein.

       7.02 Interim Financials. As promptly as practicable after each quarterly accounting period subsequent to March 31, 1995 and prior to the Closing Date, FLFC will deliver to TBI periodic financial reports in the form which it customarily prepares for regulatory purposes and, if available, FLFC will deliver to TBI unaudited statements of the consolidated financial position of FLFC and FLB as of the last day of each accounting period and unaudited consolidated statements of income and cash flow of FLFC and FLB for the period then ended.

       7.03 Information Supplied for Use in Registration Statement. Written information supplied by FLFC to TBI and designated specifically for use in the Proxy Statement/Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

       7.04 Notice of Breach or Potential Breach. FLFC and FLB shall promptly notify TBI of any change, circumstance or event which would cause any of the representations or warranties made by FLFC and FLB pursuant to this Agreement to be untrue as of the date hereof or at the Closing or which prevents FLFC and FLB from complying with any of its obligations hereunder.

       7.05 NASDAQ Listing. FLFC shall use its best effort to obtain a Nasdaq Small Cap Market listing of the Series B Preferred on or before the Closing Date.


                                  ARTICLE VIII

                            COVENANTS OF THE PARTIES

       TBI, Tifton Bank, FLFC and FLB hereby covenant to and agree with one another as follows:

       8.01 Approvals of Third Parties; Satisfaction of Conditions to Closing. TBI, Tifton Bank, FLFC and FLB will use their reasonable, good faith efforts, and will cooperate with one another, to secure all necessary consents, approvals, authorizations and exemptions from governmental agencies and other third parties, including, without limitation, all consents required by Sections
9.05 and 9.06 hereof. TBI, Tifton Bank, FLFC and FLB will use their reasonable, good faith efforts to cause or obtain the satisfaction of the conditions specified in Article X. FLFC and FLB will use their reasonable, good faith efforts to cause or obtain the satisfaction of the conditions specified in Article IX.

       8.02 Preparation of Registration Statement and the Proxy Statement/Prospectus. TBI, Tifton Bank, FLFC and FLB shall promptly prepare the Proxy Statement/Prospectus and FLFC shall promptly prepare and file with the Commission the Registration Statement, in which the Proxy Statement/Prospectus will be included. Each of TBI and FLFC shall use all reasonable efforts to have the Registration Statement declared effective under the Act as promptly as practicable after such filing. FLFC shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Series B Preferred in the First Stage Merger and TBI shall furnish all information concerning TBI, its subsidiaries and the holders of TBI Stock as may be reasonably requested in connection with any such action.

       8.03 Confidentiality. In connection with this Agreement the parties may have access to information which is nonpublic, confidential or proprietary in nature. All of such information, in whole or in part, together with any analyses, compilations, studies or other documents prepared by any party, which contain or otherwise reflect any such information is hereinafter referred to as the "Information". Each party hereby agrees that the Information will be kept confidential and shall not, without the prior mutual written consent of the parties, be disclosed, in any manner whatsoever, in whole or in part, and shall not be used by any party following the termination of this Agreement. Each party agrees to transmit the Information only to its respective employees and representatives who need to know the Information and who shall agree to be bound by the terms and conditions of this Agreement. In any event, each party shall be responsible for any breach of this Agreement by its respective employees or representatives. If the transactions contemplated hereunder are not consummated, the Information, except for that portion of the Information which consists of analyses, compilations, studies or other documents prepared by each party's respective employees and representatives who need to know the Information to the other promptly upon request and no party shall retain any copies. That portion of the Information, and all copies thereof, which consists of analyses, compilations, studies or other documents prepared by each party's respective employees and representatives will be kept confidential and subject to the terms of this Agreement or destroyed. In the event any party becomes legally compelled to disclose any of the Information, such party will provide to the other parties prompt notice so that each other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or compliance with the provisions of this Agreement is waived, a party will furnish only that portion of the Information which is legally required, and to the extent requested by the other party, will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Information. The term "Information" does not include information which (i) was known to any party about another party prior to its disclosure, provided that such information was lawfully obtained or developed, (ii) becomes generally available to the public other than as a result of a disclosure by a party in violation of this Agreement, or (iii) becomes available from a source other than a party to this Agreement, if the source is not bound by a confidentiality agreement and such source lawfully obtained such information.


                                   ARTICLE IX

                        CONDITIONS TO OBLIGATIONS OF TBI

       Each of the obligations of TBI and Tifton Bank to be performed hereunder shall be subject to the satisfaction (or waiver by TBI and Tifton Bank) at or prior to the Closing Date of each of the following conditions:

       9.01 Representations and Warranties True at Closing Date. Each of FLFC's and FLB's representations and warranties contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date; FLFC and FLB shall have complied in all material respects with the covenants and agreements set forth herein to be performed or complied with by them on or before the Closing Date; and FLFC and FLB shall have delivered to TBI and Tifton Bank a certificate in the form provided as Schedule 9.01 and confirming such other matters as may be reasonably requested by TBI and Tifton Bank.

       9.02 Litigation. There shall not be any litigation or threat of litigation against FLB and FLFC (a) challenging the validity or legality of this Agreement or (b) seeking damages in respect of or seeking to restrain or invalidate the transactions contemplated by this Agreement which, in the judgment of either TBI or Tifton Bank, based upon advice of counsel, would have a material adverse effect on FLB, FLFC or the consummation of the transactions contemplated by this Agreement.

       9.03 Opinion of Counsel and Independent Certified Public Accountants to FLFC. TBI and Tifton Bank shall have received from counsel to FLFC an opinion substantially in the form provided as Schedule 9.03, and from FLFC's Independent Public Accountants an opinion, dated the Closing Date, reasonably acceptable to TBI and Tifton Bank which shall include an opinion that any share of the Series B received by TBI's stockholders shall not be subject to taxation.

       9.04 Documents Satisfactory in Form and Substance. All agreements, certificates, opinions and other documents delivered by FLFC and FLB to TBI or Tifton Bank hereunder or in connection herewith shall be in form and substance satisfactory to counsel for TBI and Tifton Bank, in the exercise of such counsel's reasonable judgment.

       9.05 Required Governmental Approvals. All governmental authorizations, consents and approvals necessary for the valid consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect. All applicable governmental pre-acquisition filing, information furnishing and waiting period requirements shall have been met or such compliance shall have been waived by the governmental authority having authority to grant such waivers.

       9.06 Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of TBI Stock entitled to vote thereon.

       9.07 Absence of Adverse Facts. There shall have been no determination by TBI that any fact, event or condition exists, is likely to occur or has occurred that, in the reasonable judgment of TBI, (a) could have a material adverse effect on, has had a material adverse effect on, or which may be foreseen to have a material adverse effect on, FLB or FLFC or the consummation of the transactions contemplated by this Agreement which has not been waived by TBI (in the exercise of its sole and exclusive discretion), (b) would be materially adverse to the interests of TBI, or (c) would render the transactions contemplated by this Agreement impractical because of any material event including but not limited to a state of war, national emergency, banking moratorium or general suspension of trading on Nasdaq, or other national securities exchange.

       9.08 Indemnification Provisions. FLFC shall have amended its present resolution which provides for the indemnification of the members of community boards of directors to further provide for advancing expenses pursuant to
Section 14-2-857 of the Georgia Business Corporation Code.


                                   ARTICLE X

                   CONDITIONS TO OBLIGATIONS OF FLFC AND FLB

       The obligations of FLFC and FLB to be performed hereunder shall be subject to the satisfaction (or waiver by FLFC and FLB) on or before the Closing Date of each of the Covenants of TBI and Tifton Bank set forth herein and of each of the following conditions:

       10.01 Representations and Warranties True at Closing Date. Each of the representations and warranties of TBI and Tifton Bank contained in this Agreement shall be true in all respects on and as of the Closing Date with the same force and effect as though made on and as of such date; TBI and Tifton Bank shall have performed and complied in all respects with the covenants and agreements set forth herein to be performed or complied with by

TBI or Tifton Bank on or before the Closing Date; and TBI and Tifton Bank shall have delivered to FLFC and FLB a certificate in the form provided as Schedule 10.1, and confirming such other matters as may be reasonably requested by FLFC or FLB.

       10.02 No Material Change. Neither TBI nor any of its subsidiaries shall have suffered any material adverse change since December 31, 1994 (whether or not such change is referred to or described in any Schedule) in its business, operations, prospects, financial condition, working capital, assets, liabilities (absolute, accrued, contingent or otherwise), reserves or operations.

       10.03 Ordinary Course of Business. TBI and each of its subsidiaries shall carry out its operations from the date hereof through the Effective Time in the ordinary course of business; provided, however, that TBI and each of its subsidiaries shall not pay any dividends or make other distributions on its capital stock, issue any additional capital stock, incur any additional debt, sell or otherwise dispose of any assets or increase the compensation of any of its directors, officers or employees from the date hereof through the Effective Time.

       10.04 Stock Options. There shall be no outstanding options, warrants or other rights to purchase any TBI Stock or other securities of TBI or any of its subsidiaries.

       10.05 Litigation. There shall not be any litigation or threat of litigation against FLB or FLFC (a) challenging the validity or legality of this Agreement or (b) seeking damages in respect of or seeking to restrain or invalidate the transactions contemplated by this Agreement which, in the judgment of either TBI or Tifton Bank, based upon advice of counsel, would have a material adverse effect on FLB, FLFC or the consummation of the transactions contemplated by this Agreement.

       10.06 Required Governmental Approvals. All governmental authorizations, consents and approvals necessary for the valid consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect. All applicable governmental pre-acquisition filing, information furnishing and waiting period requirements shall have been met or such compliance shall have been waived by the governmental authority having authority to grant such waivers.

       10.07  [This Section intentionally omitted]

       10.08 Opinion of Counsel to TBI. FLFC and FLB shall have received from counsel to TBI an opinion, dated the Closing Date, substantially in the form provided as Schedule 10.08.

       10.09 Documents Satisfactory in Form and Substance. All agreements, certificates, opinions and other documents delivered by TBI and Tifton Bank to FLFC or FLB hereunder shall be in form and substance satisfactory to counsel for FLFC and FLB, in the exercise of such counsel's reasonable judgment.

       10.10 Resignations of Officers and Directors. All officers and directors of TBI and each of its subsidiaries shall have delivered to FLFC and FLB their resignations as officers and directors, effective as of the Closing Date.

       10.11 Hall Employment Contract. Gary P. Hall, President and Chief Executive Officer of TBI and Tifton Bank shall have entered into a contract with FLB for his employment as its City President in Tifton.

       10.12 Accountants' Letters. FLFC and FLB shall have received a letter from TBI's independent accountants with respect to the financial, accounting and statistical data regarding TBI and its subsidiaries set forth in the Registration Statement and a letter from Coopers & Lybrand L.L.P. with respect to the financial, accounting and statistical data regarding FLFC and FLB and the pro forma information set forth in the Registration Statement, in each case dated within five days prior to the Closing Date.

       10.13 Employment Agreements. Neither TBI nor any of its subsidiaries shall be a party to any employment or similar agreements with any person or persons and neither TBI nor any of its subsidiaries shall be a party to any consulting agreements with any persons or entities other than Stevens & Company, pursuant to which TBI shall pay that party compensation with respect to the transaction contemplated by this Agreement in an amount equal to 1.25% of the total consideration paid to TBI Stockholders.

       10.14 Limitation on Dissenting Stockholders. All periods for notification of demands by Dissenting Stockholders pursuant to the Dissenter Provisions shall have expired. Neither TBI, Tifton Bank, FLFC nor FLB shall have received notification of demands from Dissenting Stockholders who hold an aggregate of five percent (5%) or more of the outstanding TBI Stock.

       10.15 Director Agreements. At the closing, each director of TBI shall enter into an agreement in the form provided as Schedule 10.15. Each such director will receive a monthly fee of $500 for attendance at meetings of the Tifton Community Board of Directors during the first year after the Effective Time and a monthly fee of $350 for attendance at such meetings during the second year after the Effective Time. This is not intended to limit the period of service of the members of the Tifton Community Board of Directors, which is intended to continue indefinitely, but rather to set forth their guaranteed compensation for service during such two-year period, following which compensation shall be paid on the same basis as paid to other FLB community boards of directors.

       10.16 Loan Loss Reserve. The loan loss reserves of Tifton Bank shall be not less than $325,000.

                                   ARTICLE XI

                                    CLOSING

       11.01 Closing Date. Subject to the satisfaction or waiver of the conditions set forth herein, the consummation of the Merger (the "Closing") shall take place at 10:00 a.m. on September 29, 1995 in the offices of FLFC, 201 Second Street, Macon, Georgia 31297, or on such other date or at such other time and place as the parties shall agree (the "Closing Date"). FLFC and FLB shall commence to operate and control the business of TBI and its subsidiaries as of the Closing.


                                  ARTICLE XII

                          TERMINATION PRIOR TO CLOSING

       12.01 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

            (a) By the mutual written consent of FLFC, FLB and TBI and Tifton Bank;

            (b) By TBI and Tifton Bank in writing, without liability, if FLFC or FLB shall (i) fail to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within ten
(10) days after TBI and Tifton Bank has notified FLFC or FLB of its intent to terminate this Agreement pursuant to this subparagraph (b);

            (c) By FLFC or FLB in writing, without liability, if TBI and Tifton Bank shall (i) fail to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within ten
(10) days after FLFC or FLB has notified TBI or Tifton Bank of its intent to terminate this Agreement pursuant to this subparagraph (c).

            (d) By either FLFC, FLB or TBI and Tifton Bank in writing, without liability, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on FLFC, FLB, TBI and Tifton Bank, which prohibits or restrains FLFC, FLB, TBI or Tifton Bank from consummating the transactions contemplated hereby, provided that FLFC, FLB, TBI and Tifton Bank shall have used their reasonable, good faith efforts to have any such order, writ, injunction or decree lifted, and the same shall not have been lifted within 30 days after entry, by any such court or governmental or regulatory agency; or

            (e) By either FLFC or TBI, in writing, without liability, if for any reason the Closing has not occurred by October 31, 1995.

            (f) By either FLFC or TBI if any event has occurred which would have a material adverse effect on any other party to this Agreement or their respective subsidiaries.

       12.02 Termination of Obligations. Termination of this Agreement pursuant to this Article XII shall terminate all obligations of the parties hereunder; provided, however, that termination pursuant to subparagraphs (b) or
(c) of Section 12.01 hereof shall not relieve a defaulting or breaching party from any liability to the other party hereto for knowing or willful defaults or breaches.


                                  ARTICLE XIII

                                    EXPENSES

       13.01 Expenses. FLFC, FLB, TBI and Tifton Bank each agrees to pay its own fees and expenses incurred in connection with the transactions contemplated by this Agreement. In the event of the termination of this Agreement by FLFC or FLB pursuant to Section 12.01(c) hereof as a result of any knowing, willful, or negligent act or omission to act by TBI or Tifton Bank or any director (acting in any capacity), officer, employee, agent or advisor of TBI or any of its subsidiaries, TBI and Tifton Bank shall pay all of the fees and expenses paid or payable by FLFC and FLB to third parties in connection with this Agreement and the transactions contemplated hereby. In the event of termination of this Agreement by TBI and Tifton Bank pursuant to Section 12.01(b) hereof as a result of any knowing, willful, or negligent act or omission to act by FLFC or FLB or any director (acting in any capacity), officer, employee, agent or advisor of FLFC or FLB, FLFC or FLB shall pay all of the fees and expenses paid or payable by TBI or Tifton Bank to third parties in connection with this Agreement and the transactions contemplated hereby other than any Consultants Fees.


                                  ARTICLE XIV

                                 MISCELLANEOUS

       14.01 Survival. The representations and warranties of TBI, Tifton Bank, FLFC, and FLB contained herein or in any certificate or other document delivered pursuant hereto or in connection herewith shall not survive the Closing.

       14.02 Entire Agreement. This Agreement (including the Schedules) constitutes the sole understanding of the parties with respect to the subject matter hereof and terminates the Letter of Intent dated March 15, 1995; provided, however, that this provision is not intended to abrogate any other written agreement between the parties executed with or after this Agreement.

       14.03 Amendment. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

      14.04 Parties Bound by Agreement; Successors and Assigns. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns thereof.

      14.05 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

      14.06 Headings. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

      14.07 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

      14.08 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or sent by registered or certified mail (including by overnight courier or express mail service), postage or fees prepaid, if to TBI or Tifton Bank, to:

          Tifton Banks, Inc.
          300 Commerce Way
          Tifton, Georgia  31794
          Attention:  Gary P. Hall, President
                        and Chief Executive Officer

with a copy to:

          Nelson Mullins Riley & Scarborough, L.L.P.
          400 Colony Square
          Suite 2200
          Atlanta, Georgia  30361
          Attention:  Glenn W. Sturm

if to FLFC or FLB, to:

          First Liberty Financial Corp.
          201 Second Street
          Macon, Georgia  31201
          Attention:  Robert F. Hatcher, President
                        and Chief Executive Officer

with a copy to:

          First Liberty Financial Corp.
          6491 Peachtree Industrial Boulevard
          Atlanta, Georgia  30360
          Attention:  Richard A. Hills, Jr., Executive
                        Vice President and General Counsel

or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or the office of such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail or, if earlier, the time of actual receipt.

       14.09 Brokerage. TBI and Tifton Bank hereby expressly warrant and represent, that no broker, agent, or finder has rendered services, or is entitled to be paid any fee or commission, in connection with the transactions contemplated under this Agreement except that TBI and Tifton Bank have retained Stevens & Company.

       14.10 Governing Law. This Agreement is executed by the parties in, and shall be construed in accordance with and governed by the laws of, the State of Georgia without giving effect to the principles of conflicts of law thereof.

       14.11 Public Announcements. No public announcement shall be made by any person with regard to the transactions contemplated by this Agreement without the prior consent of FLFC; provided that either party may make such disclosure after consulting with each other if advised by counsel that it is legally required to do so. FLFC and TBI will discuss any public announcements or disclosures concerning the transactions contemplated by this Agreement with the other parties prior to making such announcements or disclosures.

       14.12 Acquisition Proposals. From and after the date of this Agreement and until any termination pursuant to Section 12.01, TBI (including any subsidiary thereof) shall not (and shall use its best efforts to ensure that its directors, officers, employees, advisers, consultants and agents shall not), directly or indirectly, (i) solicit, institute, initiate, encourage or authorize any inquiries, discussions, negotiations, proposals, offers or agreements (whether preliminary or definitive) with or from any person, partnership, corporation, entity or other group (other than FLFC or a subsidiary thereof), or participate in any discussion regarding any such inquiry, proposal, offer or agreement or (ii) knowingly provide or furnish any information about or with respect to TBI or its subsidiaries to any person, partnership, corporation, entity or other group (other than FLFC or any subsidiary thereof), that would facilitate, encourage, contemplate or provide for any acquisition, merger, combination, sale of a significant amount of assets, or other business combination, tender offer, sale of any equity securities or change in control of TBI or any of its subsidiaries (collectively, a "Business Combination"); except in a situation in which a majority of the full Board of Directors of TBI has determined upon advice of counsel that such Board has a fiduciary duty to consider and respond to a bona fide proposal by a third party, regardless of whether such proposal was directly or indirectly received as a result of conduct sought to be prohibited by this Section 14.12. Upon the occurrence of such determination by the Board of Directors of TBI, such Board shall provide written notice of its determination and intention to consider such proposal to FLFC, at least two business days before responding to the proposal or providing any information with respect to TBI or any of its subsidiaries in response to the proposal, indicating the material terms of such proposal and its further undertaking that it has and will comply with the provisions of this Section 14.12; provided, however, that if such proposal by its terms requires a response in a shorter period, TBI shall provide such notice, information and undertaking to FLFC as promptly as practicable in the circumstances.

       TBI and Tifton Bank, jointly and severally, covenant, acknowledge and agree that it shall be a specific, absolute and unconditionally a binding condition precedent to TBI's (or its subsidiaries') entering into a letter of intent, agreement in principle or definitive agreement (whether or not considered binding, nonbinding or conditional) with any third person or recommending (or agreeing to recommend) approval of any offer or proposal from any third person, with respect to a Business Combination (other than with FLFC or any subsidiary of FLFC), regardless of whether TBI or its subsidiaries has otherwise complied with the provisions of this Section 14.12, that such third party that is a party to the proposed Business Combination shall have first (i) reimbursed FLFC and FLB for 100% of the costs and expenses (including but not limited to, cost of legal counsel to FLFC and FLB, accountants, investment banking fees, printing and mailing costs) incurred by FLFC or FLB in negotiating and carrying out the proposed Mergers, subject to a maximum amount of $50,000 and (ii) paid to FLFC the sum of $50,000 as liquidated damages to compensate FLFC for its direct and indirect costs and expenses in connection with the mergers, including FLFC's management time devoted to negotiation and preparation for the Mergers and FLFC's loss as a result of such Mergers not being consummated. FLFC and TBI acknowledge that the actual damages that FLFC will suffer as a result thereof are difficult, if not impossible, to calculate accurately. FLFC and TBI further acknowledge that, after considering a number of factors, $50,000 is their best estimate of what such actual damages would be, and they in good faith believe that $50,000 bears a reasonable relationship to the amount of actual damages that FLFC would suffer. Accordingly, TBI and Tifton Bank hereby stipulates and covenants that prior to their entering into or agreeing upon a letter of intent, agreement in principle or definitive agreement (whether binding or nonbinding) with any third person or recommending (or agreeing to recommend) approval of any offer or proposal from any third person, with respect to a Business Combination, such third person shall have paid to FLFC liquidated damages of $50,000 and reimbursed FLFC and FLB for all its costs and expenses up to $50,000 to satisfy the specific, absolute and unconditional, binding condition precedent imposed by this Section 14.12.

       14.13 No Third-Party Beneficiaries. With the exception of the parties to this Agreement and the Protected Parties, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

       14.14 "Including." Words of inclusion shall not be construed as terms of limitation herein, so that references to "included" matters shall be regarded as non-exclusive, non-characterizing illustrations.

       IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date indicated on the first page hereof.


                                       FIRST LIBERTY FINANCIAL CORP.



                                       By: /s/ Robert F. Hatcher
                                           -------------------------------------
                                           Robert F. Hatcher
                                           President and Chief Executive Officer


                                       FIRST LIBERTY BANK



                                       By: /s/ Robert F. Hatcher
                                           -------------------------------------
                                           Robert F. Hatcher
                                           President and Chief Executive Officer


                                       TIFTON BANKS, INC.



                                       By: /s/ Gary P. Hall
                                           -------------------------------------
                                           Gary P. Hall
                                           President and Chief Executive Officer


                                       TIFTON BANK & TRUST COMPANY



                                       By: /s/ Gary P. Hall
                                           -------------------------------------
                                           Gary P. Hall
                                           President and Chief Executive Officer

                                  APPENDIX B

                                                                      APPENDIX B


                       OFFICIAL CODE OF GEORGIA ANNOTATED
              TITLE 14, CHAPTER 2, ARTICLE 13:  DISSENTERS' RIGHTS

            PART 1.  RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

14-2-1301. DEFINITIONS

   As used in this article, the term:

      (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

      (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

      (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

      (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

      (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

      (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

      (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

      (8) "Shareholder" means the record shareholder or the beneficial shareholder.


14-2-1302. RIGHT OF SHAREHOLDERS TO DISSENT AND OBTAIN PAYMENT FOR SHARES

   (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

      (1) Consummation of a plan of merger to which the corporation is a party:

         (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

         (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

      (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

      (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

      (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

         (A) Alters or abolishes a preferential right of the shares;

         (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

         (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

         (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

         (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

         (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

      (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

   (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

   (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

      (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

      (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.


14-2-1303. ASSERTION OF DISSENTER'S RIGHTS BY BENEFICIAL OWNERS

   A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.


14-2-1320. NOTICE OF SHAREHOLDERS' RIGHT TO DISSENT

   (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

   (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.


14-2-1321. DELIVERY OF NOTICE OF INTENT TO DEMAND PAYMENT

   (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

      (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

      (2) Must not vote his shares in favor of the proposed action.

   (b) A record shareholder who does not satisfy the requirements of subsection
(a) of this Code section is not entitled to payment for his shares under this article.


14-2-1322. DELIVERY OF DISSENTERS' NOTICE

   (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

   (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

      (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

      (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

      (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

      (4) Be accompanied by a copy of this article.


14-2-1323. DEMAND FOR PAYMENT REQUIRED

   (a) A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

   (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

   (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.


14-2-1324. RESTRICTIONS ON TRANSFER OF UNCERTIFICATED SHARES

   (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

   (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.


14-2-1325. CORPORATIONS MUST OFFER PAYMENT TO DISSENTERS

   (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

   (b) The offer of payment must be accompanied by:

      (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

      (2) A statement of the corporation's estimate of the fair value of the shares;

      (3) An explanation of how the interest was calculated;

      (4) A statement of the dissenter's right to demand payment under Code
   Section 14-2-1327;  and

      (5) A copy of this article.

   (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.


14-2-1326. EFFECT OF CORPORATION'S FAILURE TO TAKE ACTION

   (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

   (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.


14-2-1327. DEMAND FOR PAYMENT WHERE SHAREHOLDER BELIEVES FAIR VALUE NOT OFFERED

   (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

      (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

      (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

   (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

   (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

      (1) The shareholder may demand the information required under subsection
   (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

      (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.


14-2-1330. DETERMINATION OF FAIR VALUE

   (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

   (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

   (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

   (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

   (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.


14-2-1331. ASSESSMENT OF FEES AND COSTS OF APPRAISAL PROCEEDINGS

   (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties.

   The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code
Section 14-2-1327.

   (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

      (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

      (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

   (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

14-2-1332. LIMITATION OF ACTIONS

   No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                                  APPENDIX C

COOPERS                 COOPERS & LYBRAND L.L.P.        1100 Campanile Building        telephone (404) 870-1100
& LYBRAND (LOGO)                                        1155 Peachtree Street
                                                        Atlanta, Georgia 30309-3630    facsimile (404) 870-1239
                        a professional services firm


                                         June 12, 1995



Tifton Banks, Inc.
300 Commerce Way
Tifton, Georgia 31794

First Liberty Financial Corp.
201 Second Street
Macon, Georgia 31201

Gentlemen:

Pursuant to your request, this letter summarizes our opinion regarding the following tax matters:

      - the qualification of the Proposed Mergers, described herein, as tax-free reorganizations for Federal income tax purposes;

      - the Federal income tax consequences to the shareholders of Tifton Banks, Inc. as a result of the Proposed Mergers; and

      - the Federal income tax consequences of owning First Liberty Financial Corp. Series B Preferred Stock.

                          UNDERSTANDING OF TRANSACTION

It is our understanding that First Liberty Financial Corp. (FLFC) and First Liberty Bank (FLB) have entered into an Agreement and Plan of Merger dated May 10, 1995 to acquire Tifton Banks, Inc. (TBI) and Tifton Bank & Trust Company (Tifton Bank), respectively. FLFC owns all of the issued and outstanding shares of capital stock of FLB. TBI, a Georgia corporation, owns all the issued and outstanding shares of capital stock of Tifton Bank, a state chartered commercial bank organized under the laws of the State of Georgia. In accordance with applicable law, FLFC will enter into a transaction whereby (i) TBI will be reorganized and merged with and into FLFC and the separate existence of TBI shall thereupon cease (the First Stage Merger) and (ii) Tifton Bank simultaneously will be merged with and into FLB and the separate existence of Tifton Bank shall thereupon cease (the Second Stage Merger). (The First Stage Merger and the Second Stage Merger hereinafter are referred to together as the Proposed Mergers).

Tifton Banks, Inc.
First Liberty Financial Corp.
June 12, 1995
Page 2
_____________________________


On the effective time of the Proposed Mergers (the Effective Time) following the First Stage Merger, each of the outstanding shares of TBI common stock (TBI Stock), will be converted into the right to receive from FLFC the consideration described in the following paragraph.

Each share of TBI Stock issued and outstanding on the Effective Time (other than shares held by dissenting stockholders) will be converted into and exchanged for the right to receive from FLFC, at the option of each TBI stockholder, (i) cash at $37 per share; (ii) 1.48 shares of FLFC Series B 6% Cumulative Convertible Preferred Stock, $25 stated value (Preferred Stock); or
(iii) any combination of cash and Preferred Stock on a weighted basis using those per share values. The cash portion of the total consideration paid to TBI Shareholders is expected to be 48%.

Preferred Stock used in the transaction is redeemable at FLFC's option in whole or in part, beginning January 1, 1997, at per share prices of $27.00, $26.60, $26.20, $25.80, and $25.40, respectively, in 1997, 1998, 1999, 2000, and 2001, and at the $25 stated value thereafter. It is our understanding that FLFC has no plan or intention to exercise its option to redeem the Preferred Stock at any time during the five-year period immediately after the Effective Time of the Proposed Mergers. The Preferred Stock is convertible into FLFC common stock at a conversion price of $21.00 per share of common stock. No fractional shares of Preferred Stock shall be issued.

Any dissenting shareholders of TBI are entitled to exercise their rights under
Article 13 of the Georgia Business Corporation Code in lieu of receiving the consideration described above.

Also, it is our understanding that there is no plan or intention on the part of any holder of TBI Stock who owns 1% or more of the TBI Stock to sell, exchange, or otherwise dispose of a number of the shares of the Preferred Stock after the First Stage Merger that would reduce the aggregate ownership (by former holders of TBI Stock) of Preferred Stock to a number of shares having a value, as of the Effective Time, of less than 50% of the value of all the formerly outstanding TBI Stock as determined immediately prior to the Effective Date.
It is also our understanding that to the best knowledge of TBI management, there is no plan or intention on the part of the remaining TBI Shareholders to sell, exchange, or otherwise dispose of a number of the shares of the Preferred Stock after the First Stage Merger that would reduce the aggregate ownership (by former holders of TBI Stock) of Preferred Stock to a number of shares having a value, as of the Effective Date, of less than 50% of the value of all the formerly outstanding TBI Stock as determined immediately prior to the Effective Date. It is also our understanding that FLFC has no plan or intention to sell, exchange, or otherwise dispose of its shares of FLB common stock (FLB Stock) after the Second Stage Merger.

Tifton Banks, Inc.
First Liberty Financial Corp.
June 12, 1995
Page 3
_____________________________


SUMMARY OF OPINION OF TAX CONSEQUENCES

Our analysis of the Proposed Mergers was intended to allow us to express opinions on the following tax matters:

         1. the qualification of the Proposed Mergers as tax-free reorganizations pursuant to Internal Revenue Code Section (Code Section) 368(a)(1)(A);

         2. the extent to which the holders of TBI Stock will be required for Federal income tax purposes to recognize taxable income as a result of the Proposed Mergers; and

         3. the Federal income taxation of the ownership of Preferred Stock issued in the Proposed Mergers.

The following summarizes the conclusions that we have reached:

         1. It is our opinion that the Proposed Mergers qualify as tax-free reorganizations pursuant to Code Section 368(a)(1)(A).

         2. It is our opinion that (i) the shareholders of TBI who, pursuant to the plan of reorganization and merger, exchange their stock in TBI solely for Preferred Stock recognize no gain or loss; (ii) the shareholders of TBI who exchange their stock in TBI for cash only will recognize gain or loss equal to the difference between the total cash received and such shareholder's basis in his TBI stock; and (iii) the shareholders of TBI who exchange their stock in TBI for both cash and Preferred Stock will recognize gain, but not loss, equal to the lesser of (a) the cash received or (b) the realized gain measured by the excess of (x) the sum of the cash received and the fair market value of the Preferred Stock received over (y) the shareholder's basis in his TBI stock.

         3. It is our opinion that distributions on the shares of Preferred Stock will constitute dividends for Federal income tax purposes to the extent of FLFC's current or accumulated earnings and profits. Also, the sale or exchange of Preferred Stock for cash will be a taxable event resulting in taxable gain or loss equal to the difference between the amount of cash received and the holder's tax basis in the Preferred Stock sold. Such gain or loss on the disposition of Preferred Stock (other than Section 306 Preferred Stock) will be capital gain or loss if the Preferred Stock was held as a capital asset and will be long-term capital gain or loss if the holding period for the Preferred Stock is more than one year. Upon the

Tifton Banks, Inc.
First Liberty Financial Corp.
June 12, 1995
Page 4
_____________________________


                 disposition of Section 306 Stock, part or all of any gain recognized may be taxed as ordinary income.

TAX-FREE REORGANIZATION

In general, Code Section 354 provides that no gain or loss is recognized if stock or securities in a corporation that is a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation that is a party to the reorganization. Therefore, to the extent that the First Stage Merger and Second Stage Merger qualify as tax-free reorganizations and meet all of the requirements of Code Section 354, the TBI shareholders and the Tifton Bank shareholder will recognize no gain or loss, respectively, except as described in the section of this letter entitled "Tax Consequences to TBI Shareholders." Code Section 368 and the regulations promulgated thereunder provide the definitions of tax-free reorganizations.

Statutory Merger or Consolidation

Code Section 368 describes several types of corporate reorganizations which are afforded tax-free treatment. Among the types of transactions defined in Code Section 368 is a statutory merger or consolidation ("A" Reorganization). See Code Section 368(a)(1)(A). The Regulations add that the merger or consolidation must be effected pursuant to the applicable corporate laws of the United States, a state or territory of the United States, or the District of Columbia. See Treasury Regulations Section (Reg. Section) 1.368-2(b)(1).

Plan of Reorganization

An "A" Reorganization must meet a certain additional requirement explicitly contained in Code Section 354. This Section grants tax-free treatment to exchanges only if made in pursuance of a plan of reorganization. While specifically required, the concept of a plan of reorganization is not defined in the Code. The Regulations provide guidance as to its meaning as follows:

         "The term "plan of reorganization" has reference to a consummated transaction specifically defined as a reorganization under Code
         Section 368(a). The term is not to be construed as broadening the definition of "reorganization" as set forth in Code Section 368(a), but it is to be taken as limiting the nonrecognition of gain or loss to such exchanges or distributions as are directly a part of the transaction specifically described as a reorganization in Code Section 368(a)." See Reg. Section 1.368-2(g).

Although not statutorily required, it seems to be advisable that FLFC should have a written plan of reorganization, formally adopted by its corporate board of directors, and including all details of

Tifton Banks, Inc.
First Liberty Financial Corp.
June 12, 1995
Page 5
_____________________________


the Proposed Mergers. It is our understanding that such a written plan does exist; thus, the requirement of a plan of reorganization will be met.

Party to a Reorganization

Code Section 354 refers to a corporation a "party to a reorganization." The term "party to a reorganization" is defined in Code Section 368(b) to include, generally, any corporation which results from a reorganization, and, in the case of an acquisition of stock or assets of one corporation by another, both such corporations.

Accordingly, in the First Stage Merger, the term "party to a reorganization" includes both FLFC and TBI as they are parties to the First Stage Merger. In the Second Stage Merger, the term "party to a reorganization" includes both FLB and Tifton Bank as they are parties to the Second Stage Merger.

Solely for Stock or Securities

Code Section 354 grants tax-free treatment only if stock or securities in a corporation that is a party to a reorganization are exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization. The term "stock" includes forms of equity investment in a corporation. The Preferred Stock used to effect the First Stage Merger and FLB Stock used to effect the Second Stage Merger qualify as stock pursuant to Code
Section 354, as discussed in the section of this letter titled "Continuity of Proprietary Interest."

With respect to the term "solely" in Code Section 354, the Code limits tax-free exchange treatment to the stock and/or securities surrendered and distributed in the exchange. In the First Stage Merger, this requirement is not met because cash will also be exchanged for TBI Stock. Thus, TBI shareholders who receive cash in exchange for their TBI Stock will recognize taxable income as explained in the section of this letter titled "Tax Consequences to TBI Shareholders." In the Second Stage Merger, this requirement will be met because the Tifton Bank common stock (Tifton Bank Stock) will be deemed to have been exchanged solely for FLB common stock (FLB Stock).

Other Requirements and Doctrines

Along with the formal statutory and regulatory requirements discussed above, all acquisitive reorganizations must also meet certain judicial requirements as adopted in the Regulations as well as judicial doctrines embodied in case law in order to warrant tax-free treatment. These additional judicial requirements as adopted in the Regulations consist of the "continuity of proprietary interest," "continuity of business enterprise," and the "business purpose" tests. See Reg. Section Section

Tifton Banks, Inc.
First Liberty Financial Corp.
June 12, 1995
Page 6
_____________________________


1.368-2(a), 1.368-1(d), and 1.368-2(g), respectively. The relevant judicially developed concept is known as the "step transaction doctrine."

Continuity of Proprietary Interest. The continuity of proprietary interest test must generally be met by all reorganizations seeking to achieve tax-free exchange status. The continuity of proprietary interest requirement, set forth in Reg. Section 1.368-2(a), provides that the former shareholders of the target corporation must retain a significant equity participation in the combined corporation following the transaction.

As interpreted by the courts, the continuity of proprietary interest requirement focuses primarily on the character of the consideration received in the acquisition by the former shareholders of the target corporation. If a sufficient portion of such consideration consists of instruments which carry the requisite degree of continuing proprietary interest, the requirement is satisfied.

Character of Consideration

In focusing on the character of the consideration received by the target corporation's shareholders, the continuity of proprietary interest requirement raises two fundamental issues. These issues relate to the forms of consideration which carry sufficient indicia of ownership to be "counted" as providing a continuing interest of the necessary sort, and the amount of the total consideration which must consist of such "good" forms.

With respect to the first issue concerning the form of the consideration, it is clear that stock of the acquirer is considered to represent a sufficient continuing interest in the acquired business. Preferred stock used to effectuate a reorganization represents such a sufficient continuing interest in the acquired business. See Nelson v. Helvering, 296 U.S. 374 (1935).

In the First Stage Merger, FLFC will issue Series B 6.00% $25.00 Cumulative Convertible Nonvoting Preferred Stock as a portion of its total consideration to the TBI shareholders. In the Second Stage Merger, because the courts and the Service have ruled that an actual distribution of stock is not required where the shareholders of the transferor corporation already own all of the stock in acquiring corporation, FLB will be deemed to have issued as consideration FLB common stock to FLFC. See Rev. Rul. 70-240, 1970-1 C.B. 81 and Commissioner v. Morgan, 33 T.C. 30 (1959). Thus, both the Preferred Stock issued in the First Stage Merger and FLB Stock deemed to be issued in the Second Stage Merger will carry sufficient indicia of ownership to be "counted" as providing continuity of the necessary sort.

Tifton Banks, Inc.
First Liberty Financial Corp.
June 12, 1995
Page 7
_____________________________


Amount of Equity Consideration

There exist no definitive guidelines in tax law as to the threshold percentage of equity consideration to total consideration in order to meet the continuity of interest doctrine. The general rule is that equity consideration must represent a "substantial portion" of the value of the total consideration paid in an acquisition. See Helvering v. Minnesota Tea Co., 296 U.S. 378 (1935).
For purposes of issuing private letter rulings that a transaction will qualify as a reorganization, the Internal Revenue Service (the "Service") has announced a more concrete guideline: it requires that at least 50% of the total equity value of the target corporation be acquired for consideration in the form of equity. See Revenue Procedure (Rev. Proc.) 77-37, 1977-2 C.B. 568, Section
3.02. The courts have often been more lenient. For example, Nelson v. Helvering is often cited for the proposition that continuity of proprietary interest is satisfied where 38 percent of the value of the total consideration is in the form of stock, and in one extreme case, the Court of Appeals for the Sixth Circuit held that continuity of interest as low as 25 percent was sufficient. See Miller v. Commissioner, 84 F.2d 415 (6th Cir. 1936). On the other hand, the continuity of interest requirement has been held not to have been satisfied where only 16 percent of the total consideration paid was in the form of stock. See Kass v. Commissioner, 60 T.C. 218 (1973).

It is our understanding that no more than 96,000 shares of TBI Stock (48% percent of the total number of outstanding shares and value of TBI Stock) will be acquired for cash and no less than 104,000 shares of TBI Stock (52% of the number of outstanding shares and value of TBI Stock) will be acquired in exchange for Preferred Stock. In addition, it is our understanding that (1) in lieu of issuing fractional shares of Preferred Stock in the First Stage Merger, any TBI stockholder who would otherwise receive a fractional share will instead receive a cash payment equal to such fraction multiplied by the $25 stated value and (2) cash payments may be made in accordance with Article 13 of the Georgia Business Corporation Code.

FLFC's management has represented that the fair market value of all the Preferred Stock used as consideration in the First Stage Merger is expected to equal or exceed the total cash consideration used. Based on the representation that the total amount of cash is expected to be no more than 48 percent of the value of the total consideration used in the acquisition and that the total value of the Preferred Stock is expected to be no less than 52 percent of the value of the total consideration used in the acquisition, the First Stage Merger will satisfy the requirement that equity consideration represent a "substantial portion" of the total consideration, measured by value.

In the Second Stage Merger, all of the consideration deemed to have been received by FLFC will be FLB Stock. See Revenue Ruling (Rev. Rul.) 70-240 and Commissioner v. Morgan. Accordingly, this satisfies the "substantial portion" requirement.

Tifton Banks, Inc.
First Liberty Financial Corp.
June 12, 1995
Page 8
_____________________________


In addition to the character and amount of consideration received by the target shareholders, the Service and courts have interpreted the continuity of interest doctrine as embodying two additional limitations. First, the target corporation's shareholders must, for some minimum period of time after the transaction, possess the unrestricted rights of ownership of the equity in the reorganized entity. Second, the target shareholders must not have a preconceived plan or arrangement for disposing of their stock in the acquirer; if such a plan or arrangement exits, any post-reorganization dispositions of acquirer stock may be stepped together with the initial receipt of acquirer stock in the reorganization.

Unrestricted Rights of Ownership

The Service established its "unrestricted rights of ownership" limitation in Rev. Rul. 66-23, 1966-1 C.B. 67, where the target shareholders were, for antitrust reasons, under a court order to dispose of acquirer stock within seven years. For the seven-year period, however, the target shareholders possessed all the benefits and risks of ownership and were free to retain or dispose of the stock as they saw fit. In ruling that the continuity of interest requirement was satisfied, the Service stated:

         It is the position of the Internal Revenue Service that the continuity of interest requirements of a reorganization can be satisfied where the shareholder [X] of the transferor corporation receives stock of the transferee corporation [Z] without any preconceived plan or arrangement for disposing of any of the stock and with unrestricted rights of ownership for a period of time sufficient to warrant the conclusion that such ownership is definite and substantial, notwithstanding that at the time of the reorganization the shareholder is required by a court decree to dispose of the stock before the end of such period. Ordinarily, the Service will treat 5 years of unrestricted rights of ownership as a sufficient period for the purposes of satisfying the continuity of interest requirements of a reorganization.

         Further, if in fact X does sell some or all of the Z shares within 5 years of the date of the reorganization, the status of the reorganization will not be affected, since at the time of the reorganization X had no preconceived plan or arrangement for such sales.

         Accordingly, since X has 7 years of complete discretion as to whether it will retain or dispose of the Z shares received in the reorganization, the shares received by X are held to represent a continuing interest in the enterprise.

The Service has used the above five-year limitation in determining whether mandatory redemption provisions violate the continuity of interest requirement. In Rev. Rul. 78-142, 1978-1 C.B. 112,

Tifton Banks, Inc.
First Liberty Financial Corp.
June 12, 1995
Page 9
_____________________________


in which preferred stock issued in a merger was subject to mandatory serial redemption requirements beginning five years after the merger, the Service ruled that the continuity of interest requirement of Reg. Section 1.368-1(b) was satisfied, citing Rev. Rul. 66-23. In the instant case, the Preferred Stock has no mandatory redemption feature. The call feature in FLFC's Preferred Stock is completely subject to FLFC's management's discretion as to whether it will be exercised. There are no terms existing which will force redemption at any time in the future.

Presumably, other arrangements that limit the ability of the target shareholders to retain acquirer stock for at least five years would be subject to scrutiny by the Service. In Rev. Rul. 68-22, 1968-1 C.B. 142, preferred capital certificates of a farmer's cooperative association received by shareholders of a target corporation merged under state law into and with the association were held to represent equity in the association. The preferred capital certificates at issue were redeemable solely at the discretion of the issuer to the extent of ten percent of their face value annually beginning one year after issuance. The issuer had no present intention to redeem any of the certificates. The Service held that the merger qualified as an "A" reorganization; thus, no gain or loss was recognized to the shareholders on the exchange of their common stock of the corporation for the redeemable preferred capital certificates. In Schweitzer & Conrad, Inc. v. Commissioner, 41 B.T.A. 533 (1940), the Board of Tax Appeals (Board) accepted the taxpayer's argument that there was a reorganization when one corporation acquired all of the assets of another in exchange for preferred stock and cash, even though (1) the entire net earnings of the new company, after certain payments and retentions, were to be applied to the redemption of the preferred stock, (2) such stock could be redeemed in any event on 30 days notice at par plus accumulated and unpaid dividends, and (3) steps were taken within two months of the agreement of sale to redeem 20% of the preferred stock which was done a month later. The Court found that, despite these circumstances, there was no contract requiring the petitioner to redeem its preferred stock. In Private Letter Ruling 7821127, an unrestricted right of ownership was found to exist where nonvoting preferred stock issued in a statutory merger was callable at any time after the merger at the option of the acquirer and where the acquirer had no plan or intention to exercise its option during the five years after the merger. Of course, Private Letter Rulings do not constitute precedence for taxpayers other than the taxpayer that received the ruling. However, this ruling does provide insight as to the Service's position with respect to redemption features where no intent by the issuer is found.

In the present case, the redemption of the Preferred Stock is barred until January 1, 1997, and FLFC management has represented that FLFC has no preconceived plan or intention to exercise its option to redeem the Preferred Stock at any time during the five years immediately after the Effective Time. Thus, because (1) the Preferred Stock cannot be redeemed until January 1, 1997;
(2) FLFC would have to pay a premium to redeem the Preferred Stock during years 1997 through 2001; (3) FLFC does not have a preconceived plan or any intention to exercise its option to redeem the Preferred Stock at any time during the five years immediately after the First Stage

Tifton Banks, Inc.
First Liberty Financial Corp.
June 12, 1995
Page 10
_____________________________


Merger; and (4) the holders of Preferred Stock possess the right to convert such stock at any time into FLFC common stock, the unrestricted right of ownership limitation has been satisfied in the First Stage Merger.

With respect to the Second Stage Merger, the unrestricted right of ownership limitation is not an issue because FLB and Tifton Bank are wholly owned subsidiaries of FLFC following the First Stage Merger.

No Preconceived Plan for Disposition of New Shares

With respect to an integration of the initial receipt of Preferred Stock in the First Stage Merger and the subsequent disposition of that stock by the former TBI shareholders, for the purpose of determining whether post-transaction continuity of interest exists, it appears that the step transaction test is not violated. The holders of TBI Stock who receive Preferred Stock pursuant to the First Stage Merger have represented in the Agreement that they have no preconceived plan or arrangement for disposing of their Preferred Stock. In addition, with respect to the Second Stage Merger, it appears that the step transaction test is not violated because FLFC has represented that it has no preconceived plan or arrangement for disposing of its FLB Stock.

In summary, the Proposed Mergers will meet the continuity of interest requirement because (1) the Preferred Stock and FLB Stock carry sufficient indicia of equity ownership; (2) the value of the Preferred Stock and FLB Stock represents a "substantial portion" of the value of the total consideration to be given; (3) the holders of the Preferred Stock have "unrestricted rights of ownership" in the equity of FLFC; and (4) the holders of the Preferred Stock and FLB Stock have no preconceived plan or arrangement for disposing of their respective stock at the time of the Proposed Mergers.

Continuity of Business Enterprise. The second major judicial requirement as embodied by the Regulations applicable to "A" Reorganizations is that of continuity of business enterprise. Continuity of business enterprise focuses on the business conducted by the acquiring corporate entity itself, rather than the consideration paid by the acquirer. The Regulations provide that, in order to satisfy the continuity of business enterprise requirement, the acquiring corporation must either (1) continue a line of the target's historic business, or (2) use a significant portion of the target's historic business assets in any business (whether or not that business was historically conducted by the target). See Reg. Section 1.368-1(d)(2).

In the First Stage Merger, FLFC will continue to conduct TBI's historic line of business (i.e., it will continue to be a holding company for a financial institution). In the Second Stage Merger, FLB will continue to conduct Tifton Bank's historic line of business (i.e., it will continue to be a

Tifton Banks, Inc.
First Liberty Financial Corp.
June 12, 1995
Page 11
_____________________________


financial intermediary). Accordingly, the continuity of business enterprise test for both the First and Second Stage Mergers is satisfied.

Business Purpose. As a form of reorganization described in Code Section 368, an "A" Reorganization must be undertaken in pursuit of a genuine business purpose to qualify as a tax-free reorganization. Specifically, the reorganization must have been planned and carried out for a genuine business purpose. See Gregory v. Helvering, 293 U.S. 465 (1935). The Regulations provide some insight into the need for a business purpose by stating that a corporate reorganization that is a "...device that puts on the form of a corporate reorganization as a disguise for concealing its real character, and the object and accomplishment of which is the consummation of a preconceived plan having no business purpose or corporate purpose, is not a plan of reorganization." See Reg. Section 1.368-1(c).

In the Proposed Mergers, FLFC management has represented that FLFC and FLB are, in accordance with applicable corporate laws, primarily merging with TBI and Tifton Bank to expand their banking operations and presence in south Georgia,
specifically, Tifton, Georgia.   Based on this representation, the requisite
business purpose test is satisfied.

Step Transaction Doctrine. The final judicial doctrine to be satisfied by corporations attempting to structure a tax-free reorganization is the step transaction doctrine. The step transaction test generally consists of a judicial requirement that all integrated steps in a single transaction must be combined in determining the true nature of a transaction for Federal income tax purposes. The scope of this test is vague and there is no complete and accepted test as to when or how the test will be applied to different fact patterns.

There are various circumstances under which the Service could apply the step transaction doctrine in an attempt to invalidate or recharacterize an "A" reorganization. These include but are not limited to situations in which a sale by former target shareholders of newly acquired acquirer stock takes place shortly after the merger of the target into the acquirer. Similarly, a sale by a parent corporation of its subsidiary shortly after the merger of a target corporation into the subsidiary could be construed to lack substance in the "A" reorganization context.

Where it is determined that the circumstances are appropriate for a step transaction analysis, there is no universally accepted set of legal standards for applying the step transaction doctrine to the particular facts. Courts have generally applied various tests in deciding whether to invoke the step transaction doctrine in a particular transaction.

In the instant case, it is our understanding that FLFC management has represented that there is no plan or intention on the part of any holder of TBI stock who owns 1% or more of the TBI Stock to dispose of a number of shares of the Preferred Stock after the First Stage Merger that would

Tifton Banks, Inc.
First Liberty Financial Corp.
June 12, 1995
Page 12
_____________________________


reduce the aggregate ownership (by former holders of TBI Stock) of Preferred Stock to a number of shares having a value, determined as of the Effective Time, of less than 50% of the value of all the formerly outstanding TBI Stock as determined immediately prior to the Effective Date. It is also our understanding that to the best knowledge of TBI management, there is no plan or intention on the part of the remaining TBI Shareholders to dispose of a similar number of shares to result in the circumstances described above. It is also our understanding that FLFC has no plan or intention to sell, exchange, or otherwise dispose of its shares of FLB Stock after the Second Stage Merger. Finally, FLFC management is not aware of any other current and/or future transactions or events that will be applied to invalidate or recharacterize the Proposed Mergers' "A" reorganization status under Code Section 368(a)(1)(A).

Non-divisive "D" Reorganization. In certain circumstances, a reorganization may qualify as both an "A" Reorganization and a reorganization described under Code
Section 368(a)(1)(D) ("D" Reorganization). In such a transaction, it is possible that gain may be recognized for Federal income tax purposes.

A "D" Reorganization requires that one corporation (the "transferor") transfer all or part of its assets to another "controlled" corporation (the "transferee"), and that the transferor then distribute stock or securities of the controlled corporation either in a non-divisive Code Section 354 transaction or in a "divisive" Code Section 355 transaction. The present discussion focuses on the qualification of the Second Stage Merger as a non-divisive "D" Reorganization.

The "control" requirement of Code Section 368(a)(1)(D) is satisfied if, immediately after the transfer, the transferee corporation (i.e., FLB) is controlled by the transferor (i.e., Tifton Bank) or by one or more of its shareholders (i.e., the combined entity after the First Stage Merger) (including persons who were shareholders immediately before the transfer). For purposes of non-divisive "D" Reorganizations, control is defined in the same manner as under Code Section 304(c), i.e., 50% of the voting stock or 50% of the fair market value of all classes of stock (applying modified Code Section 318 attribution rules). See Code Section 368(a)(2)(H). In the present case, the control requirement is met because immediately after the Second Stage Merger, FLFC controls 100% of FLB.

The Second Stage Merger will qualify as a non-divisive "D" Reorganization only if (i) FLB, the transferee corporation, acquires "substantially all" of the assets of Tifton Bank, the transferor corporation; and (ii) Tifton Bank, the transferor, distributes any retained assets, as well as the stock and securities (and other consideration, if any) received from the transferee, pursuant to the plan of reorganization. See Code Section 354(b)(1). Because Tifton Bank will be merged with and into FLB and the separate existence of Tifton Bank will thereupon cease, both requirements will be satisfied.

Tifton Banks, Inc.
First Liberty Financial Corp.
June 12, 1995
Page 13
_____________________________


Thus, it appears that the Second Stage Merger qualifies as a "D"
Reorganization, as well as an "A" Reorganization. As a result, it is necessary to determine if any gain might result through application of the rules concerning the assumption of liabilities.

In most types of reorganizations, the assumption of the transferor's liabilities by the acquiring corporation in connection with the reorganization exchange will generally not constitute other property (boot) to the transferor as long as there is no tax avoidance purpose. See Code Section 357(a) and (b).

Code Section 357(c) provides an exception which is applicable to exchanges involved in "D" Reorganizations. See Code Section 357(c)(1). This exception provides that the transferor in a "D" Reorganization must recognize gain if the sum of the amount of the liabilities assumed by the transferee, plus the amount of the liabilities to which the property transferred is subject, exceeds the total of the transferor's adjusted basis in the property transferred.

By its terms, Section 357(c) does not apply to any type of reorganization except a "D" Reorganization. The Service, however, has taken the position that
Section 357(c) is applicable to a reorganization that qualifies as both an "A" and "D" reorganization. See Rev. Rul. 75-161, 1975-1 C.B. 114.

In the present case, Tifton Bank's management has represented that the sum of the amount of its liabilities assumed by FLB, plus the amount of the liabilities to which its property is subject, does not exceed the total of its adjusted basis in the property transferred. As a result, no gain should result in the Second Stage Merger pursuant to Code Section 357(c).

Conclusion

Because the Proposed Mergers will be effected in accordance with applicable Georgia state law and will satisfy the regulatory and judicial doctrines, as discussed above, the Proposed Mergers qualify as tax-free reorganizations described in Code Section 368(a)(1)(A) pursuant to the controlling statutory requirements of the Code and Regulations promulgated thereunder.

TAX CONSEQUENCES TO TBI SHAREHOLDERS

General Rule of Taxation

Under the general rule of Code Section 354(a)(1), no gain or loss is recognized if stock or securities in a corporation which is a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization. Thus, shareholders of a target corporation which is a party to the reorganization who receive only stock of another party to the reorganization generally do not

Tifton Banks, Inc.
First Liberty Financial Corp.
June 12, 1995
Page 14
_____________________________


recognize either gain or loss on the exchange. If the exchange involves the receipt of other property or money in addition to property that can be received tax-free, reference must be made to the rules of Code Section 356.

In contrast, no loss may generally be recognized on an exchange of stock or securities in pursuance of a plan of reorganization. This is the case even for shareholders or security holders who receive money, as well as stock or securities. See Code Section 356(c). A shareholder who receives no stock or securities of a party to a reorganization may recognize any loss which is realized.

TBI Shareholders Who Receive Preferred Stock Only

A TBI shareholder who receives only Preferred Stock for his shares of TBI Stock will recognize no gain or loss under the general rule of Code Section 354(a)(1).

TBI Shareholders Who Receive Cash Only

A TBI shareholder (including a dissenting shareholder) who receives only cash for his shares of TBI Stock will recognize gain or loss for Federal income tax purposes measured by the difference, if any, between the total cash received for the stock and such shareholder's basis in his stock. See Code Section 1001(a).

TBI Shareholders Who Receive Cash and Preferred Stock

A TBI shareholder who receives cash and preferred stock in exchange for his TBI Stock must recognize a portion or all of any gain realized. The realized gain, if any, is measured by the excess of (a) the sum of the cash received and the fair market value of the Preferred Stock received over (b) the shareholder's basis in his TBI stock. The amount of gain to be recognized is equal to the lesser of the realized gain or the amount of cash received by the shareholder. See Code Section 356(a)(1). No loss may be recognized. See Code Section 356(c).

Character of Gain

The character of any recognized gain may be ordinary or capital, depending on the effect of the transaction at the shareholder level. See Code Section 356(a). Under Code Section 356(a)(2), if the exchange has the effect of a distribution of a dividend, the shareholder's recognized gain is treated as a dividend to the extent of his ratable share of the corporation's earnings and profits accumulated through the date of the transaction. Any remaining gain is treated as capital gain if the stock was held as a capital asset by the shareholder.

Tifton Banks, Inc.
First Liberty Financial Corp.
June 12, 1995
Page 15
_____________________________


Effect of the distribution of a dividend. Under the approach adopted by the courts and the Service, the test for dividend equivalency is based on the principles of Code Section 302 regarding redemptions. See Viereck v. U.S., 3 Cl. Ct. 745 (1983) and Rev. Rul. 66-365, 1966-2 CB 116.

For purposes of Code Section 356, dividend equivalency is determined by assuming that the consideration paid in a reorganization consisted entirely of stock, and that a hypothetical redemption of that stock occurred after the reorganization (i.e., a hypothetical post-reorganization redemption). See Commissioner v. Clark, 489 U.S. 726 (1989). Thus, target corporation shareholders are deemed to become shareholders of the acquirer, and the boot paid is deemed to reduce the amount of acquirer stock owned by former target corporation shareholders to that actually received. The mere fact that a shareholder's percentage interest in the post-acquisition combined entity is smaller than his interest was in the pre-acquisition target corporation (because the combined entity is larger than the target) is not relevant.

Under Code Section 302, a redemption of stock for cash will be treated as a distribution that is taxable as a dividend to the extent of the redeeming corporation's current or accumulated earnings and profits unless the redemption: (i) is "not essentially equivalent to a dividend" with respect to the holder under Code Section 302(b)(1) ; (ii) is "substantially disproportionate" with respect to the holder under Code Section 302(b)(2);
(iii) results in a "complete termination" of the holder's stock interest in the corporation under Code Section 302(b)(3) ; or (iv) in the case of a noncorporate shareholder, is in "partial liquidation" of the corporation under Code Section 302(b)(4). If any one of these four provisions are met, the redemption is treated as an exchange.

Because these rules are applied on a shareholder by shareholder basis, TBI shareholders are urged to seek advice from their tax advisors concerning the character of any gain recognized in this transaction.

Basis of Preferred Stock

Code Section 358(a)(1) provides that, where a shareholder or security holder exchanges stock or securities in a reorganization and receives stock or securities which do not constitute boot, the holder's basis in the property (i.e., the stock or securities) received is equal to his basis in the stock or securities surrendered, decreased by the fair market value of any boot received and increased by the amount of any gain recognized on the exchange. The basis of boot received will be equal to its fair market value. See Code Section 358(a)(2).

The basis of Preferred Stock received by a TBI shareholder who receives only Preferred Stock will be identical to the basis of the TBI Stock exchanged therefor. Where a TBI shareholder receives both Preferred Stock and cash, the basis of the Preferred Stock received will equal (a) the

Tifton Banks, Inc.
First Liberty Financial Corp.
June 12, 1995
Page 16
_____________________________


basis of all the TBI Stock exchanged, (b) decreased by the amount of cash received, and (c) increased by the amount of gain, if any, recognized on the exchange. See Code Section 358(a)(1).

Holding Period

The holding period of Preferred Stock received by a TBI shareholder will include the holding period for the TBI Stock exchanged because the basis of the Preferred Stock received is determined in whole or in part by the basis of the TBI Stock exchanged. See Code Section 1223(1).

OWNERSHIP OF PREFERRED STOCK ISSUED IN REORGANIZATION

Dividends on The Preferred Stock

Code Section 301 prescribes the treatment of nonliquidating distributions of cash or other property to shareholders with respect to their stock. "Property" refers to all items of economic benefit to shareholders other than the corporation's own stock and stock rights. See Code Section 317(a). Under Code
Section 301(c)(1), a Section 301 distribution will be included in the Preferred Stock shareholders' gross income to the extent that it constitutes a "dividend," as defined in Code Section 316. Code Section 316, in turn, defines a dividend for income tax purposes generally as a distribution out of current or accumulated earnings and profits ("E&P") of the distributing corporation. To the extent that a Code Section 301 distribution exceeds E&P, it will be treated under Section 301(c)(2) as a tax-free return of the shareholders' capital. Any amount in excess of a shareholder's adjusted basis of Preferred Stock will be treated under Code Section 301(c)(3) as a gain from a sale or exchange of property. The character of the gain will be capital if the Preferred Stock is a capital asset in the shareholders' hands. See Code Section Section 1221 and 1222.

Redemption of Preferred Stock

Redemption of Noncorporate Shareholder. A redemption of Preferred Stock for cash will be treated under Code Section 302 as a distribution that is taxable as a dividend to the extent of FLFC's current or accumulated earnings and profits unless the redemption: (i) is "not essentially equivalent to a dividend" with respect to the holder under Code Section 302(b)(1); (ii) is "substantially disproportionate" with respect to the holder under Code Section 302(b)(2); (iii) results in a "complete termination" of the holder's stock interest in the corporation under Code Section 302(b)(3); or (iv) in the case of a noncorporate shareholder, is in "partial liquidation" of the corporation under Code Section 302(b)(4). In determining whether any of these tests has been met, shares considered to be owned by the holder by reason of certain constructive ownership rules applicable under Code Section 318(a), as well as shares actually owned, must generally be taken into account. See Code Section 302(c).

Tifton Banks, Inc.
First Liberty Financial Corp.
June 12, 1995
Page 17
_____________________________


If any of these tests is met, the redemption of Preferred Stock for cash will be entitled to "exchange treatment." In such a case, the redemption will result in taxable gain or loss equal to the difference between the amount of cash received and the holder's tax basis in the Preferred Stock redeemed. Such gain or loss will be a capital gain or loss if the Preferred Stock was held as a capital asset and will be a long-term capital gain or loss if the holding period for the Preferred Stock is more than one year. See Code Section Section 1221 and 1222.

These rules are applied on a shareholder by shareholder basis. Thus, in the event of a redemption of Preferred Stock, owners of Preferred Stock are urged to seek advice from their tax advisors as to the character of taxable income recognized with respect to a redemption.

Redemption Premium. Under Code Section 305(c), if the redemption price of the Preferred Stock exceeds its issue price by more than a reasonable amount, such excess will be taxable as a dividend on an economic accrual basis over the period during which the Preferred Stock cannot be redeemed. In general, stock issued as a dividend in a taxable or nontaxable exchange has an issue price equal to its fair market value. See Reg. Section 1.305-5(d), Ex. 7 and Rev. Rul. 83-199, 1983-2 C.B. 57. The Regulations provide that where a corporation issues preferred stock that may be redeemed "after a specified period of time" at a price higher than the issue price, the difference between the redemption price and the issue price (the redemption premium) will be considered a distribution of additional preferred stock on preferred stock during the period of time "which the preferred stock cannot be called for redemption." See Reg.
Section 1.305-5(b)(1). Such stock dividend is taxed as a dividend distribution under Code Section 301.

Proposed regulations revising the rules for determining the amount of a redemption premium were issued on June 22, 1994. As currently proposed, these regulations would replace the current regulations for stock issued on or after the date the proposed regulations are finalized. See Proposed Reg. Section 1.305-5. Because it is unknown whether the proposed regulations will become final prior to issuance of the Preferred Stock, it cannot be determined as to which regulation will apply to this transaction.

Under the current regulations, the deemed distribution rule will not apply to the extent the redemption premium is a reasonable redemption premium, i.e., in the nature of a penalty for a premature redemption by the issuing corporation. The Regulations indicate a safe harbor provision in that a 10% premium for preferred stock callable after five years will be considered reasonable. If the safe harbor provision cannot be met, a redemption premium will be considered reasonable if it is in the nature of a penalty for premature redemption and if the premium does not exceed the amount the issuer would be required to pay under market conditions existing at the time of issuance. See Reg. Section 1.305-5(b)(2).

Tifton Banks, Inc.
First Liberty Financial Corp.
June 12, 1995
Page 18
_____________________________


The proposed regulations provide new rules and a new safe harbor for determining if a redemption premium exists and whether it is reasonable. See Proposed Reg. Section 1.305-5(b)(3). Because these regulations are only in proposed form, these rules could change substantially when presented in final form.

In the instant case, whether or not the redemption premium is reasonable cannot be determined because the issue price of the Preferred Stock has not been determined. Even if the redemption premium of the Preferred Stock were determinable, it is clear that the safe harbor test of the existing regulations could not apply because the Preferred Stock can be redeemed after 2 years. The determination as to whether the redemption premium is reasonable will depend upon all the facts and circumstances surrounding the instrument. Further, if the proposed regulations become final before the date of issuance of the Preferred Stock, those rules would apply. Accordingly, we are unable to render an opinion as to whether such premium is "reasonable" for purposes of Code
Section 305(c).

Disposition of Section 306 Stock

If Code Section 306 stock is redeemed, the entire amount is treated as a Code
Section 301 distribution. See Code Section 306(a)(2). The amount received is taxable as ordinary income to the extent of earnings and profits at the time of the redemption, and any excess is treated as basis recovery or capital gain. If Code Section 306 stock is disposed of other than by redemption, the amount realized is treated as ordinary income to the extent of the shareholder's ratable share of earnings and profits as of the time of the distribution of the Code Section 306 stock. The remainder of the amount realized is treated as basis recovery or capital gain. See Code Section 306(a)(1)(B). If the shareholder does not recover his entire basis in the stock sold, then the unrecovered portion of his basis is added back to the basis of his remaining stock. Under Code Section 306(a)(1)(C), no loss is recognized to the shareholder.

Code Section 306(c)(1)(B) provides that stock other than common stock is
Section 306 stock if it is received in a corporate reorganization qualifying within Code Section 368 in which gain or loss was to any extent not recognized, but only to the extent that either (i) the effect of the transaction was substantially the same as the receipt of a stock dividend; or
(ii) the stock was received in exchange for Code Section 306 stock.

The Service has turned the "effect of a stock dividend" test into a "cash substitution" test. See Reg. Section 1.306-3(d). The Regulations hypothesize a cash distribution in lieu of the preferred stock distribution. If cash had been distributed in lieu of the preferred stock and the cash would have been treated as a dividend under Code Section Section 356(a)(2), 356(b), or 302(d), then the preferred stock is Section 306 stock under the regulation.

Tifton Banks, Inc.
First Liberty Financial Corp.
June 12, 1995
Page 19
_____________________________


The foregoing rules are applied on a shareholder by shareholder basis. In general, unless a TBI shareholder owns equity, directly or indirectly, in FLFC unrelated to this transaction, the Preferred Stock received in the First Stage Merger, will not be considered Section 306 Stock. In the event of a disposition or redemption of Preferred Stock, owners of Preferred Stock are urged to seek advice from their tax advisors as to the character of taxable income recognized with respect to a disposition or redemption.

Sale or Exchange of Preferred Stock

The sale or exchange of Preferred Stock for cash will be a taxable event resulting in taxable gain or loss equal to the difference between the amount of proceeds received and the holder's tax basis in the Preferred Stock sold. Such gain will be capital gain or loss if Preferred Stock was held as a capital asset and will be long-term capital gain or loss if the holding period for the Preferred stock is more than one year. See Code Section Section 1221 and 1222.

Conversion of Preferred Stock Into Common Stock

Gain or loss generally will not be recognized by a holder upon the conversion of shares of Preferred Stock into shares of FLFC's common stock (FLFC Stock) if no cash is received. Where a stock-for-stock swap occurs upon the shareholder's exercise of a conversion option such that the exchange represents no more than an isolated decision by the shareholder to exercise his privilege, the Service has ruled that the transaction is a recapitalization under Code
Section 368(a)(1)(E) and the exchange is in pursuance of a plan of reorganization. See Rev. Rul. 77-238, 1977-2 C.B. 115.

Dividend income may be recognized, however, to the extent cash or FLFC Stock is received in payment of dividends in arrears. Further, cash received in lieu of fractional shares of FLFC Stock will be treated as received in redemption of the fractional shares of FLFC Stock.

Generally, a holder's basis in the FLFC Stock received upon the conversion of shares of Preferred Stock (other than shares, if any, taxed as a dividend upon receipt) will equal the basis of the converted Preferred Stock shares, and the holding period of such FLFC Stock will include the holding period of the converted Preferred Stock shares. See Code Section Section 354(a)(1), 356(a), 358(a)(1) and 1223.

Changes in Conversion Price

Regulations issued under Code Section 305(c) treat as taxable distributions certain adjustments in the conversion price of convertible securities such as the Preferred Stock. See Reg. Section 1.305-7. For example, an adjustment in the conversion price of the Preferred Stock to reflect taxable

Tifton Banks, Inc.
First Liberty Financial Corp.
June 12, 1995
Page 20
_____________________________


distributions on the FLFC Stock of cash, property or securities will be treated as a taxable constructive distribution on the Preferred Stock and will be taxable in the manner set forth above under "Dividends on the Preferred Stock."

Conversely, adjustments in conversion prices or ratios of convertible preferred stock under a bona fide reasonable adjustment formula (including, but not limited to, market price or conversion formulas) to prevent dilution will not
result in a deemed distribution of stock. See Reg. Section 1.305-3(d).   Reg.
Section 1.305-3(d) deals with the effect of antidilution adjustments to conversion ratios of convertible stock and debt securities to take account of stock dividends paid on other shares. These provisions set forth various formulas for effecting the necessary "full antidilution adjustments" in order to prevent taxability of the stock dividend under Code Section Section
305(b(2) and 305(c).

Information Reporting and Backup Withholding Requirement

FLFC will be required to file information returns with the Internal Revenue Service with respect to payments of dividends on the Preferred Stock. See Code
Section 6042. Holders who fail to provide FLFC with their proper taxpayer identification numbers may become subject to 31% "backup withholding" on the payment of dividends unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or
(b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding does not constitute an additional tax and may be credited against the holder's regular income tax liability. See Code Section 3406.

If you have any questions regarding this letter, please call Joe Reinkemeyer or Courtnay Bazemore of our Firm.

                                              Very truly yours,


                                              /s/ Coopers & Lybrand L.L.P.


JWR:jma

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 14-2-202 of the Georgia Business Corporation Code (the "GBCC") enables a corporation in its articles of incorporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director. This Section also provides, however, that no such provision may eliminate or limit the liability of a director (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation, (ii) for acts or omissions involving intentional misconduct or a knowing violation of law, (iii) for certain other types of liability involving unlawful distributions to shareholders and (iv) for transactions from which the director received an improper personal benefit. Section 11 of the Articles of Incorporation of First Liberty Financial Corporation ("FLFC") contains a provision eliminating or limiting the personal liability of a director of FLFC to the full extent authorized by Section 14-2-202. Consequently, the shareholders' potential recourse for monetary damages against FLFC's directors is limited to situations in which one of the four exceptions noted above is applicable.

         In addition, Section 14-2-856 of the GBCC (as incorporated by Article VIII of FLFC's Bylaws) provides for indemnification of directors of FLFC for liability and expenses incurred by them in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including civil actions brought as derivative actions by or in the right of FLFC), in which they may become involved by reason of being a director of FLFC. This Section permits a corporation to indemnify or obligate itself to indemnify a director made a party to any such proceeding, provided, that a corporation may not indemnify a director for any liability incurred in a proceeding in which the director is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law;
(iii) for certain types of liability involving unlawful distributions to shareholders; or (iv) for any transaction from which he received an improper personal benefit.

         Section 14-2-856 also permits a corporation to advance or reimburse expenses in advance of final disposition of a proceeding if the director furnishes the corporation a written affirmation of his good faith belief that his conduct does not constitute behavior of the kind described above, and the director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification. This Section also provides such indemnification for persons who, at the request of the corporation, act as directors or officers of other companies in which the corporation is a shareholder or creditor or is otherwise interested.

         Section 14-2-857 provides that a corporation may indemnify or advance expenses to an officer, employee or agent of the corporation who is not a director, to the extent consistent with public policy, as provided in the corporation's articles of incorporation, bylaws or by specific action of the board of directors. FLFC's Bylaws provide that FLFC shall indemnify officers, employees and agents to the same extent that FLFC shall indemnify its directors.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a) EXHIBITS. The following exhibits are filed as part of this Registration Statement. Where such filing is made by incorporation by reference to a previously filed registration statement or report, such registration statement or report is identified in parentheses.

EXHIBIT
NUMBER                                     DESCRIPTION
- -------                                    -----------

   2 Agreement and Plan of Merger dated as of May 10, 1995, among FLFC, First Liberty Bank, Tifton Banks, Inc. and Tifton Bank & Trust Company (included as Appendix A to the Proxy Statement/Prospectus filed as part of this Registration Statement).

   3.1(a) Articles of Incorporation of FLFC (Exhibit C to FLFC's Registration Statement on Form S-1, No. 2-98803).

      (b) Articles of Amendment of Articles of Incorporation dated March 31, 1987 (Exhibit 3(a)2 to FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1987).

      (c) Articles of Amendment of Articles of Incorporation dated March 4, 1988 (Exhibit 3(a)3 to FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1990).

      (d) Articles of Amendment of Articles of Incorporation dated February 16, 1993 (Exhibit 3.4 to FLFC's Registration Statement on Form S-2, No. 33-56296).

      (e) Articles of Amendment of Articles of Incorporation dated December 1, 1994 with respect to the Series B Preferred Stock.*

      (f) Form of Articles of Amendment of Articles of Incorporation with respect to increase in authorized number of shares of Series B Preferred Stock.**

  3.2 Bylaws, as amended (Exhibit 3(b)2 to FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1993).

  4.1 Specimen form of FLFC Series B 6% Cumulative Convertible Preferred Stock Certificate (Exhibit 4.1 to FLFC's Registration Statement on Form S-4, No. 33-83108).

  5              Opinion of Long, Aldridge & Norman.**

  8 Opinion of Coopers & Lybrand L.L.P. with respect to certain federal income tax consequences of the Merger (included as Appendix C to the Proxy Statement/Prospectus filed as part of this Registration Statement).

  10.1 Plan of Conversion of Liberty Bank (Exhibit 10(a) to FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1986).

  10.2 FLFC's Employee Savings and Stock Ownership Plan (Exhibit 4 to FLFC's Registration Statement on Form S-8, No. 33- 24733).

  10.3 FLFC's Shareholder Rights Plan dated as of August 2, 1989 (Exhibit 4.1 to FLFC's Current Report on Form 8-K dated August 14, 1989).

  10.4 FLFC's 1983 Incentive Stock Option Plan and related form of Option Agreement (Exhibit 10(j) to FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1986).

  10.5 FLFC 1992 Stock Incentive Plan dated as of November 24, 1992 (Exhibit 10(m) to FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1992).

  10.6(a) Executive Employment Agreement dated as of November 1, 1990, among Liberty Bank, FLFC and Robert F. Hatcher (Exhibit 10(m) to FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1991).

      (b) First Amendment to Executive Employment Agreement dated as of November 1, 1991, among Liberty Bank, FLFC and Robert F. Hatcher (Exhibit 10(n) to FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1991).

      (c) Second Amendment to Executive Employment Agreement dated as of October 21, 1992, among Liberty Bank, FLFC and Robert F. Hatcher (Exhibit 10(f) to FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1992).

  10.7 Employment Agreement dated November 5, 1987 among FLFC, Liberty Bank and Richard A. Hills, Jr. (Exhibit 10(p) to FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1991).

  10.8 Employment Agreement dated August 1, 1990 between Liberty Bank and Charles G. Davis (Exhibit 10(q) to FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1991).

  10.9 Employment Agreement dated June 30, 1993 among FLFC, Liberty Bank and David L. Hall (Exhibit 10(j) to FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1992).

  10.10 FLFC's Officer Profit Sharing Plan dated as of January 23, 1991 (Exhibit 10(r) to FLFC's Annual Report on Form 10-K for the fiscal year ended September, 1991).

  10.11 Employment Agreement dated July 23, 1993 among FLFC, Liberty Mortgage and R. Frederick Taylor (Exhibit 10(o) to FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1993).

  10.12 FLFC's Officer Profit Sharing Plan as amended and restated effective October 1, 1993 (Exhibit 10(p) to FLFC's Annual Report on Form 10-K for the fiscal year ended September 30,
                 1993).

  15 Letter from Coopers & Lybrand L.L.P. regarding unaudited interim financial information.*

  21 Subsidiaries of FLFC (Exhibit 22 to FLFC's Annual Report on Form 10-K for the year ended September 30, 1990).

  23.1           Consent of Long, Aldridge & Norman (included in Exhibit 5).**

  23.2           Consent of Coopers & Lybrand L.L.P.*

  23.3 Consent of Thigpen, Jones, Seaton & Co., P.C. as to financial statements and auditor's report for TBI.*

   24            Powers of Attorney.*

- ------------------
*     Filed herewith.

**    To be filed by amendment.


      (b) FINANCIAL STATEMENT SCHEDULES. The financial statement schedules of FLFC required by Regulation S-X are incorporated herein by reference to the FLFC Annual Report to Form 10-K for the year ended September 30, 1994.


ITEM 22.  UNDERTAKINGS.

         (a)  RULE 415 OFFERING.  The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b)  REGISTRATION ON FORM S-4.

                 (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                 (2) The undersigned Registrant hereby undertakes as follows: that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) ACCELERATION OF EFFECTIVENESS. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

         (d) RESPONSE TO REQUESTS FOR INFORMATION. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

         (e) POST-EFFECTIVE AMENDMENT. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Macon, State of Georgia, on June 13, 1995.

                                  FIRST LIBERTY FINANCIAL CORP.


                                  By: /s/ Robert F. Hatcher
                                      -----------------------------------------
                                          Robert F. Hatcher
                                          Principal Executive Officer

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on June 13, 1995.

         Signature                                Title
         ---------                                -----

Thomas H. McCook*                         Chairman of the Board and
- ----------------------------------        Director
 Thomas H. McCook


/s/ Robert F. Hatcher                     President, Chief Executive Officer
- ----------------------------------        and Director
 Robert F. Hatcher


F. Don Bradford*                          Director
- ----------------------------------
 F. Don Bradford


Richard W. Carpenter*                     Director
- ----------------------------------
 Richard W. Carpenter


C. Lee Ellis*                             Director
- ----------------------------------
 C. Lee Ellis


Melvin I. Kruger*                         Director
- ----------------------------------
 Melvin I. Kruger


Jo Slade Wilbanks*                        Director
- ----------------------------------
Jo Slade Wilbanks


/s/ David L. Hall                         Executive Vice President and Chief
- ----------------------------------        Financial Officer (Principal Financial
 David L. Hall                            Officer and Principal Accounting
                                          Officer)


*By: /s/ Robert F. Hatcher
     ----------------------------------
         Robert F. Hatcher,
         As Attorney-in-Fact

                               INDEX OF EXHIBITS


EXHIBIT
NUMBER                                     DESCRIPTION                                    PAGE
- ------                                     -----------                                    ----

  2              Agreement and Plan of Merger dated as of May 10, 1995, among
                 FLFC, First Liberty Bank, Tifton Banks, Inc. and Tifton Bank &
                 Trust Company (included as Appendix A to the Proxy
                 Statement/Prospectus filed as part of this Registration
                 Statement).

  3.1(a)         Articles of Incorporation of FLFC (Exhibit C to FLFC's
                 Registration Statement on Form S-1, No. 2-98803).

     (b)         Articles of Amendment of Articles of Incorporation dated March
                 31, 1987 (Exhibit 3(a)2 to FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1987).

     (c)         Articles of Amendment of Articles of Incorporation dated March
                 4, 1988 (Exhibit 3(a)3 to FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1990).

     (d)         Articles of Amendment of Articles of Incorporation dated
                 February 16, 1993 (Exhibit 3.4 to FLFC's Registration
                 Statement on Form S-2, No. 33-56296).

     (e)         Articles of Amendment of Articles of Incorporation dated
                 December 1, 1994 with respect to the Series B Preferred
                 Stock.*

     (f) Form of Articles of Amendment of Articles of Incorporation with respect to increase in authorized number of shares of Series B Preferred Stock.**

  3.2            Bylaws, as amended (Exhibit 3(b)2 to FLFC's Annual Report on
                 Form 10-K for the fiscal year ended September 30, 1993).

  4.1            Specimen form of FLFC Series B 6% Cumulative Convertible
                 Preferred Stock Certificate (Exhibit 4.1 to FLFC's
                 Registration Statement on Form S-4, No. 33-83108).

  5              Opinion of Long, Aldridge & Norman.**

  8 Opinion of Coopers & Lybrand L.L.P. with respect to certain federal income tax consequences of the Merger (included as Appendix C to the Proxy Statement/Prospectus filed as part of this Registration Statement).

  10.1           Plan of Conversion of Liberty Bank (Exhibit 10(a) to FLFC's
                 Annual Report on Form 10-K for the fiscal year ended September
                 30, 1986).

  10.2           FLFC's Employee Savings and Stock Ownership Plan (Exhibit 4 to
                 FLFC's Registration Statement on Form S-8, No. 33-24733).

  10.3           FLFC's Shareholder Rights Plan dated as of August 2, 1989
                 (Exhibit 4.1 to FLFC's Current Report on Form 8-K dated August
                 14, 1989).

  10.4           FLFC's 1983 Incentive Stock Option Plan and related form of
                 Option Agreement (Exhibit 10(j) to FLFC's Annual Report on
                 Form 10-K for the fiscal year ended September 30, 1986).

  10.5           FLFC 1992 Stock Incentive Plan dated as of November 24, 1992
                 (Exhibit 10(m) to FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1992).


  10.6(a) Executive Employment Agreement dated as of November 1, 1990, among Liberty Bank, FLFC and Robert F. Hatcher (Exhibit 10(m) to FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1991).

      (b) First Amendment to Executive Employment Agreement dated as of November 1, 1991, among Liberty Bank, FLFC and Robert F. Hatcher (Exhibit 10(n) to FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1991).

      (c) Second Amendment to Executive Employment Agreement dated as of October 21, 1992, among Liberty Bank, FLFC and Robert F. Hatcher (Exhibit 10(f) to FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1992).

  10.7 Employment Agreement dated November 5, 1987 among FLFC, Liberty Bank and Richard A. Hills, Jr. (Exhibit 10(p) to FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1991).

  10.8 Employment Agreement dated August 1, 1990 between Liberty Bank and Charles G. Davis (Exhibit 10(q) to FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1991).

  10.9 Employment Agreement dated June 30, 1993 among FLFC, Liberty Bank and David L. Hall (Exhibit 10(j) to FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1992).

  10.10 FLFC's Officer Profit Sharing Plan dated as of January 23, 1991 (Exhibit 10(r) to FLFC's Annual Report on Form 10-K for the fiscal year ended September, 1991).

  10.11 Employment Agreement dated July 23, 1993 among FLFC, Liberty Mortgage and R. Frederick Taylor (Exhibit 10(o) to FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1993).

  10.12 FLFC's Officer Profit Sharing Plan as amended and restated effective October 1, 1993 (Exhibit 10(p) to FLFC's Annual Report on Form 10-K for the fiscal year ended September 30,
                 1993).

  15 Letter from Coopers & Lybrand L.L.P. regarding unaudited interim financial information.*

  21 Subsidiaries of FLFC (Exhibit 22 to FLFC's Annual Report on Form 10-K for the year ended September 30, 1990).

  23.1           Consent of Long, Aldridge & Norman (included in Exhibit 5).**

  23.2           Consent of Coopers & Lybrand L.L.P.*

  23.3 Consent of Thigpen, Jones, Seaton & Co., P.C. as to financial statements and auditor's report for TBI.*

  24             Powers of Attorney.*

- ------------------
*     Filed herewith.
**    To be filed by amendment.